As filed with the Securities and Exchange Commission on February 2, 2016

Registration No. 333-208718

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Cancer Prevention Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	27-3037551
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1760 East River Road, Suite 250
Tucson, AZ 85718
(520) 908-7774

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Jeffrey Jacob
Chairman of the Board and Chief Executive Officer
Cancer Prevention Pharmaceuticals, Inc.
1760 East River Road, Suite 250
Tucson, AZ 85718
(520) 908-7774

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Leslie Marlow, Esq. Hank Gracin, Esq. Patrick J. Egan, Esq. Gracin & Marlow, LLP The Chrysler Building 405 Lexington Avenue, 26th Floor New York, NY 10174 (212) 907-6457	Oded Har-Even, Esq. Robert V. Condon III, Esq. Zysman, Aharoni, Gayer and Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 (212) 660-3000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Common Stock, $0.001 par value(2)(3)	$28,750,000	$2,895
Representatives’ Warrants(4)	—	—
Shares of Common Stock underlying Representatives’ Warrants(2)(5)	$1,375,000	$139
Total	$30,125,000	$3,034	(6)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3)	Includes shares of common stock the underwriters have the option to purchase to cover over-allotments, if any.
(4)	No fee pursuant to Rule 457(g) under the Securities Act.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The representatives’ warrants are exercisable at a per share exercise price equal to 137.5% of the public offering price per share. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representatives’ warrants is $1,375,000, which is equal to 137.5% of $1,000,000 (4% of $25,000,000).
(6)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 2, 2016

1,923,076 Shares
Common Stock

This is a firm commitment initial public offering of 1,923,076 shares of common stock of Cancer Prevention Pharmaceuticals, Inc. No public market currently exists for our shares. We anticipate that the initial public offering price will be between $12.00 and $14.00.

We effected a one-for-five reverse stock split of our outstanding common stock and our preferred stock on February 1, 2016. Prior to this offering, there has been no public market for our common stock. Our common stock has been approved for listing on the NYSE MKT under the symbol “CPP,” subject to meeting all of the requirements of the NYSE MKT listing standards on the date of this offering and official notice of issuance.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 14 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, and we have elected to comply with certain reduced public company reporting requirements.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$
(1)	The underwriters will receive compensation in addition to the discounts and commissions. See “Underwriting” for a description of compensation payable to the underwriters.

One of our investors has agreed to purchase up to $5.0 million of shares of our common stock in this offering, at the initial public offering price, as further described in this prospectus. However, the underwriters may sell more, less or none of our shares of common stock to this investor. We have granted the representatives of the underwriters an option to purchase up to an additional 288,462 shares of common stock from us at the public offering price, less the underwriting discounts and commissions, within 45 days from the date of this prospectus to cover over-allotments, if any. If the representatives of the underwriters exercise the option in full the total underwriting discounts and commissions payable will be $    , and the total proceeds to us, before expenses, will be $    .

The underwriters expect to deliver our shares to purchasers in the offering on or about            , 2016.

Aegis Capital Corp	Maxim Group LLC

The date of this prospectus is            , 2016

Neither we nor any of the underwriters has authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any free writing prospectus prepared by or on behalf of us or to which we may have referred you in connection with this offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor any of the underwriters is making an offer to sell or seeking offers to buy these securities in any jurisdiction where, or to any person to whom, the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data.

i

For investors outside the United States: neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and to observe any restrictions relating to, this offering and the distribution of this prospectus and any free writing prospectus outside of the United States.

ii

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, especially “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes, before deciding to buy shares of our common stock. Unless the context requires otherwise, references in this prospectus to “Cancer Prevention Pharmaceuticals,” “we,” the “Company,” “us” and “our” refer to Cancer Prevention Pharmaceuticals, Inc. Unless otherwise included, all share amounts and per share amounts in this prospectus have been presented on a pro forma basis to reflect the reverse stock split of our outstanding shares of common stock and preferred stock at a ratio of one-for-five, that we effected on February 1, 2016.

Overview

We are a clinical-stage biopharmaceutical company formed primarily to develop and commercialize therapeutic agents for the treatment and prevention of certain pre-cancerous conditions, orphan diseases (i.e., rare diseases) and gastrointestinal conditions. We are currently enrolling patients in our Phase 3 clinical trial with our product candidate CPP-1X/sul for the treatment of familial adenomatous polyposis (“FAP”), a rare inherited condition that can cause the growth of thousands of colorectal adenomas (i.e., adenomatous polyps), which are recognized as a key risk factor for colon cancer, and we are a regulatory and commercial collaborator in a Phase 3 clinical trial funded by the National Cancer Institute (the “NCI”) for the study of colon cancer risk reduction and colon adenoma therapy (“CAT”), a preventative treatment approach for survivors of colorectal cancer or those who have high-risk colon polyps. In addition, our therapeutic agent has been used in several investigator-sponsored trials and company-sponsored preclinical trials including: (1) Phase 1 and Phase 2 investigator-sponsored clinical trials for the treatment of Neuroblastoma (“Neuroblastoma” or “NB”), a particularly deadly cancer affecting children, funded by nonprofit organizations; (2) Phase 1 investigator-sponsored clinical trial for the treatment of early-onset type 1 diabetes funded by the Juvenile Diabetes Research Foundation; (3) Phase 2a investigator-sponsored clinical trial expected to be initiated this year for treatment of gastric cancer funded by the NCI; and (4) preclinical studies that we have sponsored in the orphan disease and cancer fields.

The following chart sets forth our current Company-sponsored and investigator-sponsored clinical trials:

Our lead investigational new drug product, CPP-1X/sul, is a combination of the polyamine synthesis inhibitor CPP-1X (also known as eflornithine or difluoromethylornithine (“DFMO”)) and the non-steroidal anti-inflammatory drug sulindac. We believe our investigational drug is unique in that it is designed to treat the risk factors (e.g., polyps) that are hypothesized to lead to colon cancer and therefore may have the ability to prevent various types of colon cancer. Unlike other therapies used to treat FAP and for use with CAT, CPP-1X/sul is an oral, non-surgical and non-invasive option that, we believe, has the potential to both improve patients’ quality of life and reduce the sizeable expenses associated with current treatment protocols.

CPP-1X/sul and CPP-1X have received orphan drug designation status for FAP in the United States and Europe. In addition, we have received orphan drug designation status for CPP-1X as a single agent for Neuroblastoma in the United States and Europe and for gastric cancer in the United States. We are also pursuing orphan drug designation status for CPP-1X as a single agent for gastric cancer in Europe. By targeting and treating precursor conditions to colorectal cancer (“CRC”), our product candidates address an important and largely unmet medical need, with a market opportunity that we believe is between $300 and $800 million in the United States and the European Union for FAP (based on internal studies of the U.S. and E.U. market and an external study conducted by Bridgehead International with respect to certain countries in Europe, we conducted an analysis of potential pricing scenarios in which we considered, among other factors, the higher cost to patients for cancer care in the U.S. compared to the E.U., the worldwide prevalence rate reported by several peer reviewed journals, pricing of orphan drugs and of new oncology related therapies, current estimated costs of caring for FAP patients and potential health care system savings due to the elimination and/or reduction of surgical and surveillance procedures, reduced doctor visits and end-stage disease costs) and $1 billion for CAT (based on a modest fraction of the estimated 600,000 prevalence in the United States reported by the American Cancer Society and pricing scenarios similar to FAP). Both of the principal active ingredients in our investigational drug candidates (eflornithine and sulindac) have been previously approved individually but not in combination for other uses by the U.S. Food and Drug Administration (the “FDA”) and have shown limited side effects at the dosages we are studying. Eflornithine, the active ingredient in CPP-1X, has never been approved in oral form, is not on the market in any systemic dosage form, and is not available in any generic form. The combination of eflornithine and sulindac delivered in an oral form, to which we have exclusive license rights to commercialize from the Arizona Board of Regents of the University of Arizona (the “University of Arizona”) and which we refer to as our “Combination Therapy,” showed promising results in an NCI supported randomized, placebo-controlled Phase 2/3 clinical trial to prevent recurrent colon adenomas — particularly high-risk pre-cancerous polyps. It is our understanding that the reduction of adenoma occurrence demonstrated in the eflornithine/sulindac Phase 2/3 clinical trial is the largest seen in any similar prevention trial to date (this understanding is based on peer reviewed journals and neither the FDA nor any other regulatory agency has formally evaluated this conclusion).

We have randomized our 135th patient in our 150 patient double-blind randomized Phase 3 clinical trial for the use of CPP-1X/sul in the treatment of FAP. The trial, conducted at 21 sites in North America and Europe, is being partially funded by the proceeds of a co-development and license agreement we entered into with Tillotts Pharma AG (“Tillotts”), a subsidiary of Zeria Pharmaceuticals Company, Ltd. (“Zeria”) and the proceeds of the option and collaboration agreement and securities purchase agreement that we entered into with Sucampo AG, a wholly owned subsidiary of Sucampo Pharmaceuticals, Inc., which is a global biopharmaceutical company (“Sucampo”), on January 9, 2016. The agreement with Tillotts provides Tillotts with European and Japanese rights to develop and commercialize the combination of CPP-1X/sul for the treatment of FAP and other gastrointestinal conditions. The option and collaboration agreement with Sucampo provides Sucampo with an option to enter into an exclusive license to develop and commercialize the combination of CPP-1X/sul in North America for the treatment, prevention and diagnosis of human diseases and conditions.

In addition, we have also sponsored with the NCI a Phase 3 clinical trial for the use of CPP-1X/sul to prevent the recurrence of colon cancer or high-risk adenoma. A grant award made to SWOG funds and supports this Phase 3 clinical trial, which has been initiated and seeks a target enrollment of 1,340 colon cancer patients at SWOG’s large network of clinical sites throughout the United States. SWOG is a NCI sponsored cancer research cooperative group that designs and conducts multidisciplinary clinical trials to improve the practice of medicine in preventing, detecting, and treating cancer, and to enhance the quality of life for cancer survivors. SWOG has been awarded this grant by the NCI as a member of the NCI National Clinical Trials Network. We have also supported investigator sponsored trials using CPP-1X for NB and there are several of these clinical studies currently enrolling and treating patients.

According to United States Cancer Statistics published by the American Cancer Society, in the United States in 2015, it is estimated that CRC will be the third most commonly occurring cancer among males and females and the third leading cause of cancer-related deaths. High-risk adenomatous polyps are considered the key risk factor for CRC. In 2015, the disease will be responsible for an estimated 49,700 deaths in the United States. An even higher rate of incidence occurs in the European Union, where approximately 152,000 people per year die from CRC according to the Globocan 2012 Fact Sheets.

Diagnostic Test to Guide Treatment

Our strategy for FAP and CAT aims to integrate pre-treatment screening into the drug label, effectively creating a patient-specific or “precision” treatment into one integrated therapeutic offering with intellectual property protection. We refer to this combination of a therapeutic drug with diagnostic guidance as our “theranostic” approach. In addition to the therapeutic agents described above, we have also developed a rapid blood sample diagnostic test (and intend to develop in the future a saliva diagnostic test) for determining patients with a high probability of efficacy for the use of CPP-1X/sul for the treatment of patients with FAP and patients with CRC. Studies have indicated that patients that have certain genes may have a higher probability of efficacy of CPP-1X/sul. The data from the current Phase 3 trial being performed in FAP is intended to be used to determine the efficacy of the diagnostic test. If a correlation between the test and diagnosis is established, we intend to pursue appropriate FDA clearance to commercialize the test. We believe that through patent protection, and special regulatory data and marketing exclusivity (e.g., “orphan” drug designation and other statutory protections), we will have a significant, defensible market position against competitors.

We are testing the assays referred to in the diagnostic product as secondary endpoints of our clinical trial. The FDA is aware of the secondary endpoint biomarkers (which would be the basis of a future diagnostic kit) and they are included in our Phase 3 FAP study protocol as part of our overall drug development and clinical program. We currently do not intend to pursue the kit as a primary commercialization enterprise or sell it as a standalone product. In addition, we do not plan to seek separate marketing authorization. We do not anticipate any regulatory issues with this approach and, even if the FDA rejects the strategy, we do not expect that it will significantly affect our drug development process.

Recent Developments

Sucampo Transactions

On January 9, 2016, we entered into a strategic alliance with Sucampo for the development and commercialization of CPP-1X/sul combination. Pursuant to the terms of a securities purchase agreement, dated January 9, 2016 (the “Securities Purchase Agreement”), Sucampo purchased from us a note in the aggregate principal amount of $5.0 million (the “Sucampo Note”). The Sucampo Note bears interest at the rate of 5% per annum and matures on January 31, 2019 unless earlier converted or prepaid. The Sucampo Note is automatically convertible into our securities, subject to certain limitations, in the event we consummate a future financing with aggregate proceeds at least $10.0 million (exclusive of any Sucampo investment), whether through a public offering or a private offering (a “Qualified Financing”). If a Qualified Financing occurs before completion of the futility analysis of our ongoing Phase 3 clinical trial for CPP-1X/sul for the treatment of FAP, the Sucampo Note will automatically convert into the same securities issued in the Qualified Financing at price equal to a 10% discount to the lowest issuance price of the securities in the Qualified Financing. If a Qualified Financing occurs after completion of the futility analysis of our ongoing Phase 3 clinical trial for CPP-1X/sul for the treatment of FAP, the Sucampo Note will automatically convert into the same securities issued in the Qualified Financing at a 20% discount to the lowest issuance price of the securities in the Qualified Financing. If a Qualified Financing or a Sale (as defined below) does not occur before the maturity date of the Sucampo Note, at the election of Sucampo, the unpaid principal balance of the Sucampo Note and any accrued and unpaid interest then payable is convertible into our common stock at a price equal to the then most recent §409A per share tax valuation conducted by a third-party appraisal firm. In addition, in the event of the sale of all or substantially all of our assets or our consolidation or merger (a “Sale”) prior to the maturity date of the Sucampo Note or the consummation of a Qualified Financing, the Sucampo Note may, at Sucampo’s election, be converted into shares of common stock or preferred stock, whichever is issued in the most recent financing, at a conversion rate equal to the lowest price per share of such securities issued in our most recent financing.

Sucampo has also agreed, at our sole discretion, to (i) purchase up to $5.0 million of our securities (the “Sucampo Additional Investment”) on the same terms and conditions as the other investors in a Qualified Financing, or (ii) if a Qualified Financing has not occurred before the completion of a futility analysis of our ongoing Phase 3 clinical trial for FAP, then an investment would be made by Sucampo, at our election, and subject to certain conditions to be met by us, in the form of an additional convertible promissory note in the aggregate principal amount of $5.0 million under the same terms and conditions as the Sucampo Note, except that the maturity date of the subsequent note will be the third anniversary of the issuance date of such note. The futility analysis is not expected until the second half of 2016, therefore, it is anticipated that the Sucampo Note will convert into shares of our common stock in this offering at a 10% discount to the public offering price per share set forth on the cover page of this prospectus and that the Sucampo Additional Investment will be made by Sucampo purchasing $5 million of shares of common stock in this offering.

In connection with Sucampo’s investment in the Sucampo Note and the Sucampo Additional Investment, and subject to certain government rights and rights of the University of Arizona, we entered into an exclusive option and collaboration agreement (the “Option and Collaboration Agreement”) with Sucampo granting it the right to obtain (the “Option”) an exclusive license (the “License”), with the right to sublicense, develop, make, have made, use, import, offer for sale and sell eflornithine and sulindac as active ingredients, together as sole active ingredients or both together in combination with additional active ingredients (the “Product”) in North America (the “Sucampo Territory”) for the treatment, prevention and diagnosis of human diseases and conditions (the “Field”). Sucampo has agreed to pay us an option fee of $7.5 million for the Option. The first tranche of this option fee, in the amount of $3.0 million, has been paid and Sucampo will be required to pay the remainder of the option fee in the amount of $4.5 million (the “Second Option Fee Tranche”) in order to retain the Option. If Sucampo exercises the Option, Sucampo has the right to negotiate and execute a definitive license agreement (the “License Agreement”) granting Sucampo the License. This Option is exercisable by Sucampo immediately, however, if not exercised will expire 30 days after the acceptance for filing by the FDA of the first New Drug Application (“NDA”) filed for the Product and delivery to Sucampo of certain data.

In addition, the Option expires if (i) Sucampo does not make the Sucampo Additional Investment in accordance with the Securities Purchase Agreement; or (ii) either party terminates the Option and Collaboration Agreement.

The Option and Collaboration Agreement provides that a joint steering committee (the “JSC”) is to be established to plan, administer, evaluate and carry out the development of the Product. Prior to execution of the License Agreement final decision making authority with regard to issues presented to the JSC rests with us and we have the obligation to pay for any expenses incurred by us in the development of the Product and we retain the right to develop the Product for any indication.

We have agreed with Sucampo that the License Agreement will require the JSC to conduct the development and commercialization respectively of CPP-1X/sul with Sucampo having final decision making vote on matters submitted to the JSC related to development of the Product in the Field in the Sucampo Territory and on matters decided by the JSC related to commercialization. Sucampo will be responsible for and control the development, manufacture and commercialization of the Product in the Field and Sucampo Territory at its own expense and Sucampo will be obligated to use commercially reasonable efforts to develop, manufacture and commercialize the Product in the Field in the Sucampo Territory.

We have also agreed that upon the execution of the License Agreement Sucampo will be required to pay a license issue fee of $5.0 million if the License Agreement is entered into prior to completion of the Phase 3 clinical trial for FAP or $10.0 million if the License Agreement is entered into after completion of the Phase 3 clinical trial for FAP. In addition, Sucampo will be obligated under the License Agreement to pay additional consideration of up to an aggregate of $180.0 million upon the achievement of the specified development and sales milestones plus 50% of the Adjusted Net Profits generated by Sucampo from the sale of Products. Adjusted Net Profit is defined as 90% of the revenue received by Sucampo from the sale of the Products less costs incurred by Sucampo in the development, manufacture, marketing, sales and distribution of the Products. Ten percent (10%) of net profits is to be distributed between us and Sucampo pro rata of the total development costs borne by each until such costs have been recouped.

In connection with the Sucampo transactions we agreed to pay a financial agency fee of 5% (up to a maximum of $500,000) for any funds received by us from Sucampo, excluding the proceeds from any purchase of shares by Sucampo in this offering. To date, we have paid $400,000 of this financial agency fee.

Bridge Financing

Between January 11, 2016 and January 15, 2016, we entered into a note and warrant purchase agreement with 22 existing stockholders and their affiliates and raised aggregate gross proceeds of $2.255 million (the “Bridge Financing”) through the issuance of convertible notes (the “Bridge Notes”) in the aggregate principal amount of $2.255 million and warrants exercisable for shares of our common stock. The Bridge Notes bear interest at a rate of 8% per annum and mature on the earlier of (i) January 31, 2018 (subject to extension at our discretion for an additional two years at an annual interest rate of 10%); and (ii) the occurrence of an event of default. The principal amount outstanding under the Bridge Notes and all accrued and unpaid interest automatically convert into shares of our common stock at a conversion price equal to the per share price of our common stock in this offering. The Bridge Notes also contain provisions for automatic conversion upon a change of control and an optional conversion in the discretion of the holder if we have not completed an initial public offering or a change of control has not occurred prior to January 31, 2018 at a conversion price of $6.00 per share. Each investor was also issued a warrant (a “Bridge Warrant”) that is exercisable for such number of shares of common stock as equals the quotient obtained by dividing 30% of the principal amount of the investor’s Bridge Note by the per share price of our common stock issued in this offering or $6.00 per share if this offering is not consummated (the “Issue Price”). The exercise price is equal to the Issue Price and the exercise period for the warrants is a five year period commencing on the consummation of this offering or the maturity date of the investor’s Bridge Note. The Bridge Notes and Bridge Warrants contains adjustments in the case of stock splits, stock dividends, reorganizations and other similar transactions.

Strengths and Competitive Advantages

Large Market Opportunity for an Effective Non-Surgical Treatment for Polyps

At this time, there is no oral pharmaceutical treatment approved for the prevention of polyps or polyp recurrence. Current treatment protocols for patients with FAP rely on complex endoscopic or surgical intervention. Patients diagnosed with FAP can expect a high likelihood of major surgeries, endoscopic interventions, lifelong surveillance, a reduced quality of life associated with the disease and shortened life span. By targeting and effectively treating precursor conditions to CRC, we believe that our therapy addresses an important and largely unmet medical need through a non-surgical, non-invasive treatment that has the potential to significantly improve a patient’s quality of life and reduce the sizeable expenses associated with current treatment protocols.

Strong Relationships with the University of Arizona and other Strategic Partners and Collaborators

We are the exclusive licensee to intellectual property developed by the University of Arizona and the University of California, Irvine (the “University of California Irvine”), by core members of our science team, who each have spent over a decade researching the underlying subject matter. Significant portions of the supporting research were also funded under grants from the NCI. The University of Arizona has been designated by the NCI as a comprehensive cancer center, the NCI’s highest designation.

We believe that our relationship with the University of Arizona uniquely positions us to benefit from the breadth of clinical research and expertise developed at the University of Arizona. We intend to continue to leverage this relationship to improve our research and develop additional potential indications for the use of CPP-1X. Our relationship with the University of Arizona also provides us with credibility within the oncology community, and we benefit from this association in our pursuit of additional collaborations with leading universities and research institutions. In addition, we have established strategic contract relationships with the NCI and SWOG for clinical trials and Sanofi-Aventis U.S. LLC (“Sanofi-Aventis”) for manufacturing.

We have also entered into an exclusive pharmaceutical product co-development and license relationship with Tillotts, focused on Japan and Europe. This relationship makes use of the regulatory, development, and commercialization expertise of Tillotts and their parent company Zeria in the respective markets of Europe and Japan. The ultimate aim of the relationship is to achieve regulatory approval in Europe and Japan. Additionally, Tillotts has provided funds to initiate and support our ongoing Phase 3 FAP clinical trial. Up front and near-term milestone payments are being used to fund the EU registration program and the relevant operations required by us to support that program. In addition, Tillotts is responsible for 100% of the cost of developing our combination product in Japan. The terms of this agreement include an upfront non-refundable license fee of $8 million that has been paid with potential milestone payments in excess of $100 million, which includes clinical and sales-based milestone payments. Tillotts is also obligated to pay royalties ranging from mid-single digits to low double digit percentages of annual net sales. See “Business — Our Co-Development and License Agreement.”

In January 2016, we entered into the Option and Collaboration Agreement with Sucampo pursuant to which Sucampo paid us $3.0 million for the right to enter into the License to develop and commercialize the combination of CPP-1X/sul in North America for the treatment, prevention and diagnosis of human diseases and conditions. The ultimate aim of the relationship is to achieve regulatory approval in North America. Additionally, in January 2016, Sucampo separately invested an additional $5.0 million in our company in the form of the Sucampo Note that, subject to certain limitations, will convert into shares of our capital stock at a 10% discount to the price offered to investors in the offering. Sucampo also has agreed to invest an additional $5.0 million in this offering. The $8.0 million we have received to date from Sucampo will be used to support our ongoing Phase 3 clinical trial for the treatment of FAP. The terms of the License Agreement, if the Option is exercised, include the potential payment of up to $10.0 million in license fees and up to $180.0 million in milestone payments upon the achievement of specified clinical development and sales milestones, and a 50% net profit split. See “Business — Our Strategic Alliance — Option and Collaboration Agreement and Potential License Agreement.”

Known, Well-Tested Agents Have Shown Favorable Results

Both of the principal active ingredients in CPP-1X/sul (eflornithine and sulindac) have been approved individually for other uses by the FDA and have shown limited side effects at the dosages we anticipate using. However, they have not been approved in combination. Consequently we expect to pursue a 505(b)(2) new drug application for U.S. marketing authorization. An NCI-supported study combining the two agents showed promising results and no overt toxicity (there were no statistically significant serious adverse events reported) in a randomized placebo-controlled Phase 2/3 clinical trial treating patients with sporadic adenomas for three years of daily dosing. Not only did the trial show no clinical statistically significant, serious adverse side effects, but to our knowledge, the extent of adenoma reduction demonstrated in the eflornithine/sulindac Phase 2/3 clinical trial is the largest seen in any similar prevention trial to date (this understanding is based on peer reviewed journals and neither the FDA nor any other regulatory agency has formally evaluated this conclusion). The published results from the trial showed there was a 70% difference in efficacy between the treatment and placebo groups for all adenomas (i.e., both standard risk and high-risk). In measurements of occurrence, 12.3% of all patients treated with CPP-1X/sul showed adenoma occurrence compared to 41.1% in the placebo group. In the subgroups of the study that had high-risk adenomas there was a 92 – 95% difference between the treatment and placebo groups. Compared to placebo, the recurrence of risky adenomas was inhibited by over 90%. The p-value for all comparisons in this study was p< 0.001.

Our Substantial Proprietary Estate, Regulatory Designations and Exclusive Supply Agreement Provide Potentially Significant Exclusive Rights and Competitive Advantage

We have pursued a multi-step intellectual property strategy to secure and protect our position in the market. We currently hold an exclusive license to six issued patents and another 15 pending patent applications, several of which we also have an undivided co-ownership interest in. The issued patents provide us with the ability to exclude potential competitors from practicing the claimed inventions, such as the use, in the United States, of CPP-1X/sul for preventing or treating cancer in patients having Ki-ras-dependent cancer, covering additional proprietary tests and treatments and most recently a co-formulation patent for the CPP-1X/sul combined tablet.

In addition, we have entered into an exclusive long-term supply relationship with Sanofi-Aventis. CPP-1X/sul and CPP-1X have received orphan drug designation status for FAP in the United States and Europe. In addition, we have received orphan drug designation status for CPP-1X as a single agent for Neuroblastoma in the United States and Europe and for gastric cancer in the United States. We are also pursuing orphan drug designation status for CPP-1X as a single agent for gastric cancer in Europe. This designation can provide seven years of data and non-patent market exclusivity from the date the drug is approved in the United States, and 10 years from the date the drug is approved in the European Union, although competitors may attempt to undercut these protections. Eflornithine, the active ingredient in CPP-1X, has never been approved in oral form, is not on the market in any systemic dosage form, and is not currently available in any generic form. We have exclusive license rights from the University of Arizona to commercialize the combination of eflornithine and sulindac delivered in an oral form.

By leveraging the prior work of universities and their researchers, including their pre-clinical studies and accumulated data, we believe we have developed a significant drug development opportunity. Because of the licensing approach taken to secure intellectual property and our collaborations with the NCI and Sanofi-Aventis, the significant costs that would normally be required to develop therapeutic treatments to the level of a Phase 3 clinical trial, in both time and expense, which often amount to hundreds of millions of dollars, have been reduced. In fact, based upon current information, and depending on what the regulatory authorities might require to secure marketing authorization, we estimate that we will only require approximately $20 million of additional capital to complete our Phase 3 clinical trial of CPP-1X/sul for FAP as currently contemplated and achieve regulatory approval for the use of CPP-1X/sul to treat FAP. Additionally, we believe it would take a potential competitor significant capital and many years of time to replicate the data, to which we have exclusive rights for use in the regulatory approval process.

“Theranostic” Treatment Approach Expands Market Control Opportunity

We believe our drug combination is unique in that it is designed to treat polyps that are hypothesized to lead to cancer and therefore may have the ability to prevent various types of colon cancer. Unlike other therapies used to treat FAP and CAT, CPP-1X/sul is a non-surgical and non-invasive option that has the potential to both improve patient quality of life and reduce higher healthcare system-wide expense burdens. We are pursuing a “theranostic” strategy that aims to integrate pre-treatment screening into the drug label, essentially combining diagnostics and treatment into one integrated therapeutic offering that has combined intellectual property protections. This diagnostic testing approach may be a useful genetic screening tool to predict those most likely to respond to the drug and to have minimal side effects. We expect to further support this theranostic approach in a retrospective analysis of our diagnostic screening test as part of our near-term Phase 3 trial.

Experienced Leadership

Our management, advisors and board of directors have extensive experience in pharmaceutical development, the clinical trial and regulatory approval processes, drug commercialization, financing capital-intensive projects, and developing and sustaining new markets for pharmaceutical agents. Members of our team have previously worked in senior management and senior officer positions, or led significant research initiatives at Systems Medicine, Pfizer, Roche, PDL, AmpliMed, the University of Arizona, the National Cancer Institute, Ilex Oncology (acquired by Genzyme), MD Anderson, Memorial Sloan Kettering, and the FDA.

Our Strategy

The focus of our business strategy is to advance CPP-1X/sul, our lead investigational new drug candidate, toward regulatory approval for FAP in the United States, the European Union, and then eventually other territories and other indications. We are also evaluating additional eflornithine-based formulations and combinations for a variety of additional indications.

Our goals in executing this strategy are to keep capital requirements to a minimum, expedite product development, gain access to clinical research and manufacturing expertise that will advance product development and eventual market acceptance of our product, and rely on a well-defined and carefully executed intellectual property strategy in order to position CPP-1X/sul with long-term, defensible, competitive advantages.

Our near-term strategy includes:

•	Evaluating the additional use of our product candidates in other indications. In addition to FAP and CAT, we are also supporting a number of investigator-sponsored Phase 1 and Phase 2 trials using CPP-1X as a potential treatment for a number of orphan diseases such as gastric cancer, NB and early-onset type 1 diabetes.
•	Obtaining regulatory approval for our products in the United States as well as Europe and Japan. We have commenced two Phase 3 clinical trials — one for the treatment of FAP and the other for the treatment of CAT. In addition, we support investigators conducting Phase 1 and Phase 2 clinical trials for NB, a Phase 1 trial for early-onset type 1 diabetes, and a soon to be initiated Phase 2a gastric cancer trial.
•	Further expanding the use of eflornithine. We are continuing research for the use of eflornithine in various combination with other agents as well as other oral formulations in addition to CPP-1X.
•	Continuing to establish strategic relationships. We continue to enter into investigator-sponsored trials for the use of our CPP-1X in combination with other agents.
•	Expanding our intellectual property portfolio. We have made a significant investment in the development of our patent portfolio to protect our technologies and programs, and we intend to continue to do so. We have obtained exclusive rights to seven different patent families directed to therapeutic methods related to our CPP-1X platform. These families include six issued patents and another 15 pending patent applications. We have obtained issued patents in the United States, China, Europe and Australia. In addition, we have applications pending in these same as well as several other countries having commercially significant markets. In addition to patents, we intend to continue pursuing regulatory data and market exclusivity (such as orphan drug designation) for certain indications we are supporting through academic collaborations, or intend to initiate within CPP.
•	Maximizing commercial opportunity for our technology. Our product candidates target large markets with significant unmet medical need. We have entered into a strategic alliance with Sucampo that has provided us with funding to continue our current Phase 3 clinical trial for the treatment of FAP and the ability to benefit from the economic potential of any future commercialization of resulting products in the United States through a potential profit sharing arrangement. In Europe and Japan, where we have less familiarity with the markets, we have co-partnered our rights with Tillotts to develop and commercialize CPP-1X/sul for the treatment of FAP and other gastrointestinal conditions, which we believe will result in our products being well positioned in Europe and Japan.
•	Managing our business with efficiency and discipline. We believe we have efficiently utilized our capital and human resources to develop and acquire our product candidates and programs, and create a broad intellectual property portfolio. We operate cross-functionally and are led by an experienced management team with backgrounds in developing and commercializing product candidates. We use project management techniques to assist us in making disciplined strategic program decisions and to attempt to limit the risk profile of our product pipeline.

Corporate Information

We were incorporated in Delaware in December 2009. Our principal executive offices are located at 1760 E. River Road, Suite 250, Tucson, Arizona 85718, and our telephone number is (520) 908-7774. Our corporate website address is www.canprevent.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. We were originally formed as a limited liability company in 2008, and in December 2009 the holders of all of its units contributed all of their units in the limited liability company to us and the limited liability company became our wholly owned subsidiary.

References to Cancer Prevention Pharmaceuticals also include references to our subsidiaries: Cancer Prevention Pharmaceuticals Subsidiary, LLC (formerly Cancer Prevention Pharmaceuticals, LLC), an Arizona limited liability company, and Cancer Prevention Pharma Limited, a U.K. limited company.

This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and therefore we intend to take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal controls over financial reporting audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an “emerging growth company.” In addition, the JOBS Act provides that an “emerging growth company” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards under the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. We will remain an “emerging growth company” until the earlier of (1) the last day of the fiscal year: (a) following the fifth anniversary of the completion of this offering; (b) in which we have total annual gross revenue of at least $1.0 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeded $700.0 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” have the meaning associated with that term in the JOBS Act.

THE OFFERING

Common stock offered by us
1,923,076 shares
Common stock to be outstanding after this offering
7,422,188 shares
Option to purchase additional shares
We have granted to the underwriters the option, exercisable for 45 days from the date of this prospectus, to purchase up to 288,462 additional shares of common stock to cover over-allotments.
Representatives’ warrants
We will issue to Aegis Capital Corp. and Maxim Group LLC, the representatives of the underwriters, upon closing of this offering, compensation warrants entitling the representatives or their designees to purchase 4% of the aggregate number of the shares of common stock that we issue in this offering (excluding any shares issued upon exercise of the underwriters’ over-allotment option). The representatives’ warrants will be exercisable for no more than 5 years from the effective date of this offering and may be exercised commencing 12 months after the date of effectiveness of the Registration Statement on Form S-1 of which this prospectus forms a part. The representatives’ warrants may be exercised on a cashless basis.
Use of proceeds
We intend to use approximately $20.0 million of the net proceeds from this offering to fund the completion of our Phase 3 clinical trial of CPP-1X/sul for FAP and additional studies necessary for filing a NDA with the FDA. In addition, we intend to use approximately $2.0 million of the net proceeds to support our efforts developing other indications for CPP-1X/sul, and the remainder of the net proceeds to advance any additional product candidates that we select, to expand our internal research and development capabilities to explore new product candidates and to fund working capital and other general corporate purposes, including for costs and expenses associated with being a public company. See “Use of Proceeds.”
Risk factors
You should read the “Risk Factors” section of this prospectus for a discussion of certain of the factors to consider carefully before deciding to purchase any shares of our common stock.
Proposed NYSE MKT symbol
“CPP”

The number of shares of our common stock to be outstanding after this offering set forth above is based on 2,533,336 shares of common stock outstanding as of January 26, 2016, and assumes that (i) all outstanding shares of our preferred stock convert into 2,164,243 shares of common stock upon the closing of this initial public offering; (ii) certain warrants convert into 199,154 shares of common stock upon the closing of this initial public offering; (iii) all of the Bridge Notes and all accrued interest thereon convert into 173,974 shares of common stock upon the closing of this initial public offering (assuming an initial offering price of $13.00 per share which is the mid-point of the range set forth on the cover page of this prospectus) and which will occur automatically upon the closing of this offering; and (iv) the Sucampo Note and all accrued interest thereon converts into 428,404 shares of common stock upon the closing of this initial public offering (assuming an initial offering price of $13.00 per share which is the mid-point of the range set forth on the cover page of this prospectus, less a 10% discount per the conversion terms of the Sucampo Note) and which will occur automatically upon the closing of this offering, and excludes:

•	803,885 shares of common stock issuable upon the exercise of outstanding stock options as of January 26, 2016, at a weighted-average exercise price of $1.46 per share;
•	124,787 shares of common stock issuable upon the exercise of outstanding warrants, at a weighted-average exercise price of $0.2404 per share;
•	52,038 shares of common stock issuable upon the exercise of outstanding Bridge Warrants issued, at a weighted-average exercise price of $13.00 per share (assuming an initial offering price of $13.00 per share which is the mid-point of the range set forth on the cover page of this prospectus);
•	112,954 shares of common stock reserved for future issuance under our 2010 Equity Incentive Plan, as amended (the “2010 Equity Incentive Plan”);
•	1,200,000 shares of common stock reserved for future issuance under our 2016 Equity Incentive Plan, (the “2016 Equity Incentive Plan”) which will become effective upon the execution and delivery of the underwriting agreement for this offering; and
•	77,000 shares of common stock reserved for future issuance under our 2016 Employee Stock Purchase Plan (the “ESPP”), which will become effective upon the execution and delivery of the underwriting agreement for this offering.

Unless otherwise indicated, all information contained in this prospectus assumes:

•	the conversion of all our outstanding preferred stock into an aggregate of 2,164,243 shares of common stock in connection with the closing of this offering;
•	the exercise of certain warrants into an aggregate of 199,154 shares of common stock in connection with the closing of this offering;
•	the outstanding Bridge Notes and all accrued interest thereon convert into 173,974 shares of common stock upon the closing of this offering (assuming an initial offering price of $13.00 per share which is the mid-point of the range set forth on the cover page of this prospectus and which will occur automatically upon the closing of this offering);
•	the Sucampo Note and all accrued interest thereon converts into 428,404 shares of common stock upon the closing of this offering (assuming an initial offering price of $13.00 per share which is the mid-point of the range set forth on the cover page of this prospectus, less a 10% discount per the conversion terms of the Sucampo Note) and which will occur automatically upon the closing of this offering);
•	no exercise by the underwriters of their option to purchase up to an additional 288,462 shares of our common stock to cover over-allotments;
•	no exercise of outstanding stock options or the 124,787 warrants or Bridge Warrants described above;
•	the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws immediately prior to the closing of this offering; and
•	a one-for-five reverse stock split of our common stock and preferred stock effected on February 1, 2016.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table summarizes certain of our financial data. We derived the summary statement of operations data for the years ended December 31, 2015 and 2014 and the summary balance sheet data as of December 31, 2015 from our audited financial statements and related notes appearing elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future and results of interim periods are not necessarily indicative of the results for the entire year. The summary financial data should be read together with our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

Summary Financial Data

	Year Ended December 31,
	2015	2014

	(in thousands, except share and per share data)
Statement of Operations:
Revenue
Collaboration revenue	$3,485	$485
Grant revenue	230	—
Total revenue	3,715	485
Operating expenses:
Research and development	5,517	4,207
General and administrative	2,120	2,074
Total operating expenses	7,637	6,281
Operating loss	(3,922)	(5,796)
Other income (expense)
Interest income	3	6
Other income (expense)	(53)	(28)
Income (loss) from change in fair value of warrant liability	(1,708)	(194)
Other income (expense), net	(1,758)	(216)
Net loss before income taxes	(5,680)	(6,012)
Income tax expense (benefit)	1	(10)
Net loss	$(5,681)	$(6,002)
Basic and diluted net loss per common share(1)	$(2.26)	$(2.44)
Shares used to calculate net loss per common share(1)	2,512,937	2,459,322
Pro forma net loss per common share, basic and diluted (unaudited)(2)	$(1.37)
Shares used to calculate pro forma net loss per common share, basic and diluted (unaudited)(2)	3,468,363

(1)	See Note 3 of our notes to our audited financial statements appearing elsewhere in this prospectus for an explanation of the method used to calculate the basic and diluted net loss per common share and the number of shares used in the computation of the per share amounts.

(2)	We have presented pro forma net loss per common share information for the year ended December 31, 2015 to reflect (i) the conversion of all outstanding shares of preferred stock into an aggregate of 2,164,243 shares of common stock, (ii) the automatic exercise of our preferred stock warrants into 199,154 shares of common stock; (iii) the receipt of cash proceeds of $2.255 million in January 2016 from the issuance and sale of the Bridge Notes and the conversion of all outstanding Bridge Notes and all accrued interest thereon into an aggregate of 173,974 shares of common stock (assuming an initial offering price of $13.00 per share which is the mid-point of the range set forth on the cover page of this prospectus) and which will occur automatically upon the closing of this offering; (iv) the receipt of cash proceeds of $5.0 million in January 2016 from the issuance and sale of the Sucampo Note and the conversion of the outstanding Sucampo Note and all accrued interest thereon into an aggregate of 428,404 shares of common stock (assuming an initial offering price of $13.00 per share which is the mid-point of the range set forth on the cover page of this prospectus, less a 10% discount per the conversion terms of the Sucampo Note) and which will occur automatically upon the closing of this offering; and (v) the sale of 1,923,077 shares of our common stock in this offering (assuming an initial offering price of $13.00 per share which is the mid-point of the range set forth on the cover page of this prospectus) and the application of the net proceeds therefrom after deducting underwriting discounts and commissions and other estimated offering expenses by us; and (vi) the reclassification to stockholders’ (deficit) equity of our preferred stock warrant liability in connection with the automatic exercise of our preferred stock warrants into common stock. The numerator has been adjusted to remove the loss resulting from the remeasurement of the preferred stock warrant liability as these amounts will be reclassified to stockholders’ (deficit) equity upon closing of this offering.

	As of December 31, 2015
	Actual	Pro Forma as adjusted(1)
	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash	$1,481	$31,011
Working capital deficit	(4,087)	25,443
Total assets	1,850	31,380
Warrant liability	2,556	1,021
Total convertible preferred stock	10,558	—
Accumulated deficit	(22,642)	(21,721)
Total Stockholders’ equity	(21,182)	19,521

(1)	Includes the $5.0 million and $2.255 million of cash proceeds received from the issuance of the Sucampo Note and Bridge Notes.

RISK FACTORS

An investment in shares of our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this prospectus, before deciding to invest in our common stock. The occurrence of any of the following risks could have a material adverse effect on our business, financial condition, results of operations and future growth prospects. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We have incurred net losses every year since our inception and anticipate that we will continue to incur net losses in the future.

We are a clinical-stage biopharmaceutical company with a limited operating history. Investments in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to demonstrate adequate effect or an acceptable safety profile, gain regulatory approval and become commercially viable. We have no products approved for commercial sale and have not generated any revenue from product sales to date, and we continue to incur significant research and development and other expenses related to our ongoing operations. As a result, we are not profitable and have incurred losses in each period since our inception in June 2008. As of December 31, 2015, we had an accumulated deficit of $22.6 million. For the years ended December 31, 2015 and 2014, we reported a net loss of approximately $5.7 million and $6.0 million, respectively. We expect to continue to incur significant losses for the foreseeable future, and we expect these losses to increase as we continue our research and development of, and seek regulatory approvals for our lead product CPP-1X/sul and other product candidates.

Even if we succeed in commercializing one or more of our product candidates, we will continue to incur substantial research and development and other expenditures to develop and market additional product candidates. We may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenue. Our prior losses and expected future losses have had and will continue to have an adverse effect on our stockholders’ equity and working capital.

We currently have no product revenues and may not generate significant revenue at any time in the near future, if at all.

We currently have no products for sale and we cannot guarantee that we will ever have any products approved for sale. We and our investigational drug product candidates are subject to extensive regulation by the FDA and comparable regulatory authorities in other countries governing, among other things, research, testing, clinical trials, manufacturing, promotion, marketing, adverse event reporting and recordkeeping of our devices. Until, and unless, we receive approval from the FDA and other regulatory authorities for our products, we cannot commercialize our products and will not have product revenues.

We will need to raise additional capital.

We will need to secure additional financing in order to support our operations. We can provide no assurances that any additional sources of financing will be available to us on favorable terms, if at all. Although we will receive additional funds from Sucampo if the Data Monitoring Committee (the “DMC”) completes its futility analysis and does not determine that the Phase 3 clinical trial for the treatment of FAP is futile and we will receive additional funds from Sucampo if it exercises the Option with respect to the exclusive License, there can be no guarantee that the Option will be exercised by Sucampo or that the DMC will not determine that continuing the Phase 3 clinical trial for the treatment of FAP is futile. Our forecast of the period of time through which our current financial resources will be adequate to support our operations and the costs to support our general and administrative, selling and marketing and research and development activities are forward-looking statements and involve risks and uncertainties.

We will also need to raise additional capital to expand our business to meet our long-term business objectives. Additional financing, which is not in place at this time, may be from the sale of equity or convertible or other debt securities in a public or private offering, from an additional credit facility or strategic partnership coupled with an investment in us or a combination of both. We may be unable to raise sufficient additional financing on terms that are acceptable to us, if at all. Our failure to raise additional capital and in sufficient amounts may significantly impact our ability to expand our business. For further discussion of our liquidity requirements as they relate to our long-term plans, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital Resources and Expenditure Requirements.”

Our revenue recognition policies can result in deferred revenue being recognized as current revenue in current periods despite there being no new cash influx.

In certain instances, we receive non-refundable, up-front payments when licensing our intellectual property to others, which often occurs in conjunction with a research and development agreement. When management believes that the license to our intellectual property does not have stand-alone value, we recognize revenue attributed to the license on a straight-line basis over the contractual or estimated performance period. This can result in the recognition of current revenue at times when no new revenue has been received and the revenue being recognized is no longer available for use by us.

If we fail to develop additional product candidates, our commercial opportunity will be limited.

We expect to initially develop our lead product candidate, CPP-1X/sul, working together with our strategic partners Tillotts and Sucampo. However, one of our strategies is to pursue clinical development of additional product candidates. Developing, obtaining regulatory approval for and commercializing additional product candidates, including additional eflornithine-based product candidates, will require substantial additional funding beyond the net proceeds of this offering and is prone to the risks of failure inherent in medical product development. We cannot provide you any assurance that we will be able to successfully advance any of these additional product candidates through the development process.

Even if we receive FDA approval to market additional product candidates for the treatment of FAP, we cannot assure you that any such product candidates will be successfully commercialized, widely accepted in the marketplace or more effective than other commercially available alternatives. If we are unable to successfully develop and commercialize additional product candidates, our commercial opportunity will be limited. Moreover, a failure in obtaining regulatory approval of additional product candidates may have a negative effect on the approval process of any other, or result in losing approval of any approved, product candidate.

Treating diseases that are precursors to cancer creates significant challenges for us.

Treating diseases that are precursors to cancer (such as FAP) involves new regulatory pathways, surrogate endpoints, and clinical approaches that are alternatives to the conventional surgical approach. Advancing this therapy creates significant challenges for us, including:

•	educating medical personnel regarding a new approach to treating FAP such as the delaying or eliminating of existing “FAP-related procedures”, including the surgical removal of all or a portion of the colon (a colectomy) or rectum (a protectomy) and other currently practiced procedures to treat the aggressive polyposis associated with the disease;
•	sourcing clinical and, if approved, commercial supplies for the materials used to manufacture our CPP-1X/sul lead product;
•	convincing patients and physicians that pharmacoprevention therapy, which is a new approach that uses drugs to treat pre-disease and disease risk factors, will be beneficial to them in conjunction with surveillance and a healthy lifestyle;
•	obtaining regulatory approval, due to the fact that the FDA and other regulatory authorities have limited experience with clinical development of pharmacoprevention therapies relative to conventional therapies; and
•	establishing sales and marketing capabilities upon obtaining any regulatory approval to gain market acceptance of an alternative therapy.

Our business is highly dependent on the success of our lead product candidate, CPP-1X/sul. In addition, CPP-1X/sul and our other product candidates will require significant additional clinical testing before we can seek regulatory approval and potentially launch commercial sales.

Our business and future success depends on our ability to obtain regulatory approval of and then successfully commercialize our lead product candidate, CPP-1X/sul, working together with our strategic partners Tillotts and Sucampo. CPP-1X/sul is in clinical stage development. Even though we are pursuing a registration pathway based on specific FDA and European Medicines Agency (the “EMA”) input, there are many uncertainties known and unknown that may affect the outcome of the trial. These include the event rates associated with the natural history of FAP patient subgroups and the translation of previous polyp regression and prevention data into endpoints based on “FAP-related events” such as FAP-related surgeries, duodenal disease staging scores, cancer, and death. Although it is well accepted that polyposis is the basis for management of FAP and subsequent FAP-related events, the exact event rates are not well established and vary for pre-colectomy patients and post-colectomy patients with rectal/pouch polyposis or duodenal disease. All of our product candidates, including CPP-1X/sul, will require additional clinical and non-clinical development, regulatory review and approval in multiple jurisdictions, substantial investment, access to sufficient commercial manufacturing capacity and significant marketing efforts before we can generate any revenue from product sales. In addition, because CPP-1X/sul is our most advanced product candidate and there is limited natural history information associated with FAP in the context of prevention, there is always a chance of developmental delays or regulatory issues or other problems arising, with our development plans and depending on their magnitude, our business could be significantly harmed.

We have limited experience as a company conducting clinical trials.

Prior to initiating our current Phase 3 clinical trials, all of the preclinical and clinical trials relating to our product candidates had been conducted by third parties. Although we have recruited a team that has significant experience with managing clinical trials, we have limited experience as a company in conducting our own clinical trials. In part because of this lack of experience, we cannot guarantee that planned clinical trials will be completed on time, if at all. Large-scale trials require significant additional financial and management resources, monitoring and oversight, and reliance on third-party clinical investigators, contract research organizations (“CROs”), or consultants. Relying on third-party clinical investigators or CROs, which are also subject to governmental oversight and regulations, may also force us to encounter delays that are outside of our control.

Our clinical trials may fail to demonstrate adequately the safety and efficacy of any of our product candidates, which would likely prevent or delay regulatory approval and commercialization.

Before obtaining regulatory approvals for the commercial sale of our product candidates, including CPP-1X/sul, we must demonstrate through lengthy, complex and expensive preclinical testing and clinical trials that our product candidates are both safe and effective for use in each target indication. Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and early clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials. There is typically an extremely high rate of attrition from the failure of product candidates proceeding through clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy profile despite having progressed through preclinical studies and initial clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or unacceptable safety issues, notwithstanding promising results in earlier trials. Most product candidates that commence clinical trials are never approved as products.

In addition, even if the trials are successfully completed, we cannot guarantee that the FDA or foreign regulatory authorities will interpret the results as we do, and more trials could be required before we submit our product candidates for approval. To the extent that the results of the trials are not satisfactory to the FDA or foreign regulatory authorities for support of a marketing application, approval of our product candidates may be significantly delayed, or we may be required to expend significant additional resources, which may not be available to us, to conduct additional trials in support of potential approval of our product candidates.

Clinical trials are expensive, time-consuming and difficult to design and implement.

Human clinical trials are expensive, difficult to design and to implement, in part because they are subject to multiple stages of rigorous regulatory approval requirements. Because our product candidates are based on pharmacoprevention approaches, we expect that they will continue to require extensive research and have substantial research and development costs. Accordingly, our clinical trial costs are likely to be significantly higher than for more conventional therapeutic technologies or drug products. In addition, our proposed personalized product candidates involve costly contract manufacturing, the costs of which will be borne by us.

The clinical trial process itself is also time-consuming. We estimate that the clinical trials for our product candidates should take a minimum of several years to complete. Failure might occur at any stage of the trials. At any time we may encounter problems that cause us to abandon or repeat our work. The commencement and completion of clinical trials may also be impacted by several factors including, but not limited to:

•	obtaining regulatory approval to commence and continue a clinical trial;
•	reaching agreements with prospective CROs, and trial sites, both of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;
•	manufacturing sufficient quantities and quality of product candidate(s) for use in clinical trials;
•	obtaining institutional review board approval to conduct a clinical trial at a prospective site;
•	recruiting and enrolling patients to participate in clinical trials;
•	patients withdrawal from the study due to side effects from the investigational product and or other therapy, lack of efficacy and or disease progression;
•	Data Safety Monitoring Committee review of safety, event rate analysis, and futility analysis;
•	ensuring compliance by the CROs and trial sites of their regulatory requirements; and
•	patients who are otherwise lost to further follow-up.

Clinical trials may also be delayed or discontinued as a result of ambiguous or negative interim results, be suspended or terminated at any time by us, an institutional review board overseeing the clinical trial at a clinical trial site (with respect to that site), the FDA, or other regulatory authorities. Factors that might lead to a suspension or termination of a clinical trial include, but are not limited to:

•	failure to conduct the clinical trial in accordance with U.S., international and or local regulatory requirements;
•	failure of medical investigators to follow clinical trial protocols;
•	unforeseen safety issues; and/or
•	lack of adequate funding to continue the clinical trial.

Changes in regulatory requirements and guidance may occur, and we may need to amend clinical trial protocols or our development plan to reflect these changes. Amendments may require resubmitting clinical trial protocols to institutional review boards for reexamination, which may impact the costs, timing or successful completion of a clinical trial. If we experience delays in completion of, or if we terminate any clinical trials, the commercial prospects for product candidates may be harmed, and the ability to generate product revenues will be delayed. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of product candidates.

Our product candidates may cause undesirable side effects or have other properties that could halt their clinical development, prevent their regulatory approval, limit their commercial potential or result in significant negative consequences.

Undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign regulatory authorities. Results of our trials could reveal a high and unacceptable severity and prevalence of side effects or other unexpected characteristics.

If unacceptable toxicities arise in the development of our product candidates, our clinical trials could be suspended or terminated or the FDA or comparable foreign regulatory authorities could order us to cease clinical trials or deny approval of our product candidates for any or all targeted indications. Treatment-related side effects could also affect patient recruitment or the ability of enrolled subjects to complete the trial or result in potential product liability claims. Inadequate training in recognizing or managing the potential side effects of CPP-1X/sul could result in patient deaths. Any of these occurrences may harm our business, financial condition and prospects significantly.

If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

Delays in patient enrollment may result in increased costs or may affect the timing or outcome of the planned clinical trials, which could prevent completion of these trials and adversely affect our ability to advance the development of our product candidates.

FAP is an orphan disease with a limited number of patients eligible for clinical trials. We may experience difficulties in patient enrollment in our clinical trials for this and a variety of other reasons. The timely completion of clinical trials in accordance with their protocols depends, among other things, on our ability to enroll a sufficient number of patients who remain in the study until its conclusion. The enrollment of patients and successful completion of the trial depends on many factors, including, but not limited to:

•	the patient eligibility criteria defined in the protocol;
•	the size of the patient population required for analysis of the trial’s primary endpoints;
•	the proximity of patients to study sites;
•	the design of the trial including our assumptions related to event rates for pre-colectomy and post-colectomy patients;
•	our ability to recruit clinical trial investigators with the appropriate competencies and experience;
•	our ability to obtain and maintain patient consents; and
•	the risk that patients enrolled in clinical trials will drop out of the trials before completion.

In addition, our clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as our product candidates, and this competition will reduce the number and types of patients available to us, because some patients who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors. Since the number of qualified clinical investigators is limited, we expect to conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials in such clinical trial site. Moreover, because our product candidates represent a departure from more commonly used methods for FAP treatment, potential patients and their doctors may be inclined to use conventional therapies, such as surgery, rather than enroll patients in any future clinical trial.

We currently have no marketing, sales or distribution organization and have no experience in marketing products as a company. If we or our collaborators are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our product candidates, we may not be able to generate product revenue.

As a company, we currently have no marketing, sales or distribution capabilities and have no experience in marketing products. We intend to develop an in-house marketing organization and sales force, which will require significant capital expenditures, management resources and time. We will have to compete with other pharmaceutical and biotechnology companies to recruit, hire, train and retain marketing and sales personnel.

If we are unable or decide not to establish internal sales, marketing and distribution capabilities, we will pursue collaborative arrangements regarding the sales and marketing of our products, such as we have with Tillotts and Sucampo; however, there can be no assurance that we will be able to establish or maintain such additional collaborative arrangements, or if we are able to do so, that they will have effective sales forces. Any revenue we receive will depend upon the efforts of such third parties, which may not be successful. We may have little or no control over the marketing and sales efforts of such third parties and our revenue from product sales may be lower than if we had commercialized our product candidates ourselves. We also face competition in our search for third parties to assist us with the sales and marketing efforts of our product candidates.

There can be no assurance that we will be able to develop in-house sales and distribution capabilities or establish or maintain relationships with third-party collaborators to commercialize any product in the United States or overseas.

If we or our collaborators are unable to obtain adequate coverage and reimbursement for our products, it is unlikely that our products will gain widespread acceptance.

The success of our commercialization efforts and those of our collaborators depends on the availability of adequate coverage and reimbursement for our products from third-party payors, including government programs such as Medicare and Medicaid, private insurance plans and managed care programs. Patients generally expect that products such as ours are covered and reimbursed by third-party payors for all or part of the costs and fees associated with their use. If such products are not covered and reimbursed then patients may be responsible for the entire cost of the product, which can be substantial. Therefore, health care providers generally do not prescribe products that are not covered and reimbursed by third-party payors in order to avoid subjecting their patients to such financial liability. The existence of adequate coverage and reimbursement for the products by government and private insurance plans is central to the acceptance of CPP-1X and/or CPP-1x/sul and any future products we provide. In fact, failure to obtain reimbursement, is an extraordinary event under our agreement with Tillotts that allows Tillotts to terminate its agreement with us and could result in us being required to pay Tillotts various fees which could be substantial in amount.

During the past several years, third-party payors have undertaken cost-containment initiatives including different payment methods, monitoring health care expenditures, and anti-fraud initiatives. For some governmental programs, such as Medicaid, coverage and reimbursement differ from state to state, and some state Medicaid programs may not pay an adequate amount for CPP-1X and/or CPP-1x/sul or may make no payment at all. Furthermore, the health care industry in the United States has experienced a trend toward cost containment as government and private insurers seek to control health care costs by imposing lower payment rates and negotiating reduced contract rates with service providers. Therefore, we cannot be certain that our services will be reimbursed at a level that is sufficient to meet our costs.

If oncologists, gastroenterologists, and colorectal surgeons decide not to prescribe our products, we may be unable to generate sufficient revenue to sustain our business.

To increase awareness and adoption of our products, we and our collaborators will need to educate oncologists, gastroenterologists and colorectal surgeons on the benefits and value of our products through published papers, presentations at scientific conferences and one-on-one education sessions by members of our sales force. In addition, we and our collaborators will need to assure oncologists, gastroenterologists and colorectal surgeons of our ability to obtain and maintain adequate reimbursement coverage from third-party payors. We and our collaborators may need to hire additional commercial, scientific, technical, selling and marketing and other personnel to support this process. If our educational efforts fail and medical practitioners do not decide to prescribe our products in sufficient volume, we may be unable to generate sufficient revenue to sustain our business. Our clinical studies to date have demonstrated that our CPP-1X/sul reduces polyps although neither the FDA nor any other regulatory agency has formally evaluated this conclusion. However, since our approach is a different approach, patients and physicians may be hesitant to use our products. In addition, factors outside of our control, such as insurance reimbursement are expected to influence market acceptance of our products. Accordingly, even if we receive regulatory approval for the use of our products, we may not be successful in generating revenue from the sale of our products.

A variety of risks associated with marketing our product candidates internationally could materially adversely affect our business.

We plan to seek regulatory approval of our product candidates outside of the United States and, accordingly, we expect that we will be subject to additional risks related to operating in foreign countries if we obtain the necessary approvals, including:

•	differing regulatory and reimbursement requirements in foreign countries;
•	unexpected changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements;
•	economic weakness, including inflation, or political instability in particular foreign economies and markets;
•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;
•	foreign taxes, including withholding of payroll taxes;
•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;
•	difficulties staffing and managing foreign operations;
•	workforce uncertainty in countries where labor unrest is more common than in the United States;
•	potential liability under the Foreign Corrupt Practices Act of 1977 or comparable foreign regulations;
•	challenges enforcing our contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as the United States;
•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad;
•	business interruptions resulting from geo-political actions, including war and terrorism; and
•	potential difficulties that may arise with pharmaceutical company partners under license or other agreement to jointly develop, seek regulatory approval, and commercialize our products.

These and other risks associated with our international operations may materially adversely affect our ability to attain or maintain profitable operations.

We face significant competition from other biotechnology and pharmaceutical companies, our operating results will suffer if we fail to compete effectively.

The biopharmaceutical industry is characterized by intense competition and rapid innovation. Our competitors may be able to develop other compounds or drugs that are able to achieve similar or better results. Our potential competitors include major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies and universities and other research institutions. We believe that four companies are currently developing treatments for FAP: Marina Biotech, Inc. (“Marina”), SLA Pharma AG, StemSynergy Therapeutics, Inc. (“StemSynergy”) and Thetis Pharmaceuticals LLC. Marina and StemSynergy each has received “orphan” drug designation for its respective product designed to treat FAP. Many of our competitors have greater market presence and substantially greater financial, technical and other resources, such as larger research and development staff and experienced marketing and manufacturing organizations and well-established sales forces. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Our competitors, either alone or with collaborative partners, may succeed in developing, acquiring or licensing on an exclusive basis drug or biologic products that are more effective, safer, more easily commercialized or less costly than our product candidates or may develop proprietary technologies or secure patent protection that we may need for the development of our technologies and products. We believe the key competitive factors that will affect the development and commercial success of our product candidates are efficacy, safety, tolerability, reliability, convenience of use, price and reimbursement.

Even if we obtain regulatory approval of our product candidates, the availability and price of our competitors’ products could limit the demand and the price we are able to charge for our product candidates. We may not be able to implement our business plan if the acceptance of our product candidates is inhibited by price competition or the reluctance of physicians to switch from existing methods of treatment to our product candidates, or if physicians switch to other new drug or biologic products or choose to reserve our product candidates for use in limited circumstances. For additional information regarding our competition, see “Business — Competition.”

Competitors could develop and/or gain FDA approval of our product candidates for a different indication.

Since we do not have composition of matter patent claims for eflornithine or sulindac, others may obtain approvals for other uses of eflornithine products that are not covered by our licensed, issued or pending patents. For example, eflornithine has been approved for marketing in the United States for different uses and different dosage forms. Other companies, licensees or collaborators may seek to develop eflornithine for other uses in the United States or any country where we are seeking approval. We cannot provide any assurances that any other company or individual may not obtain FDA approval for products that contain eflornithine in various formulations or delivery systems that might adversely affect our ability to develop and market these products in the United States. We cannot provide any assurances that our products will be FDA-approved prior to our competitors’ and, if those products have patent or exclusivity protection of their own, this could significantly delay approval of our product.

If a product containing our active ingredients is already marketed or if the FDA approves other products containing our active ingredients in the future to treat indications, even if not our approved indication, physicians may elect to prescribe and substitute a competitor’s products to treat the diseases for which we are intending to commercialize; this is commonly referred to as “off-label” use. While under FDA regulations a competitor is not allowed to promote off-label uses of its product, the FDA does not regulate the practice of medicine and, as a result, cannot direct physicians to select certain products for their patients. Although the ability of the FDA to restrict off-label promotion was successfully challenged in one recent federal court case, it is too early to determine whether this conclusion will be affirmed on appeal or result in a change in the FDA’s policy. Consequently, we may not have the ability to prevent off-label use of a competitor’s product to treat the diseases we are intending to commercialize, even if we have issued method of use patent claims for that indication. If we are not able to obtain and/or enforce our patents or otherwise receive orphan drug protection, a competitor could develop and commercialize similar products for the same indications that we are pursuing. We cannot provide any assurances that a competitor will not obtain FDA approval for a product that contains the same active ingredients as our products, which could negate any exclusivity protections we might anticipate.

We are highly dependent on our key personnel, and if we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our ability to compete in the highly competitive biotechnology and pharmaceutical industries depends upon our ability to attract and retain highly qualified managerial, scientific and medical personnel. We are highly dependent on our management, scientific and medical personnel, including our President and Chief Executive Officer, our Chief Scientific Officer and our Chief Financial Officer. The loss of the services of any of our executive officers, other key employees, and other scientific and medical advisors, and our inability to find suitable replacements could result in delays in product development and harm our business.

In addition to full time staff, to control costs, to supplement the expertise of our management and technical personnel, or to retain experts who may otherwise have fulltime employment with institutions or non-competing companies, we have routinely relied on the services of specialized consultants. These consultants are obligated to us under contracts that may limit or specify the scope of the work product they will provide, and or limit or specify the time period the consultant is engaged by us. In some cases, these consultants may receive equity interests in our company as incentive and in other cases they may not. These consultants also work at other clients and have discretion to decide what time they devote to our activities, which may result in a lack of availability when needed due to responsibilities at other clients. There can be no assurance that these consultants will have the time available to honor the obligations they currently have to us within the time period that we require, or be available for future engagements not currently contracted for. Loss of the services of, or failure to recruit replacements for, such key consulting advisors could disrupt our product development, strategic partner relationships or otherwise materially and adversely affect our financial condition and results of operations.

Competition for skilled personnel in our market is intense and may limit our ability to hire and retain highly qualified personnel on acceptable terms or at all. To induce valuable employees to remain at our company, in addition to salary and cash incentives, we have provided stock options that vest over time. The value to employees of stock options that vest over time may be significantly affected by movements in our stock price that are beyond our control, and may at any time be insufficient to counteract more lucrative offers from other companies. Despite our efforts to retain valuable employees, members of our management, scientific and development teams may terminate their employment with us on short notice. Although we have employment agreements with our key employees, these employment agreements provide for at-will employment, which means that any of our employees could leave our employment at any time, with or without notice. We do not maintain “key man” insurance policies on the lives of these individuals or the lives of any of our other employees. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level and senior managers as well as junior, mid-level and senior scientific and medical personnel.

We will need to grow the size of our organization, and we may experience difficulties in managing this growth.

As of January 26, 2016, we had ten full-time employees and four part-time employees. As our development and commercialization plans and strategies develop, and as we transition into operating as a public company, we expect to need additional managerial, operational, sales, marketing, financial and other personnel. Future growth would impose significant added responsibilities on members of management, including:

•	identifying, recruiting, integrating, maintaining and motivating additional employees;
•	managing our internal development efforts effectively, including the clinical and FDA review process for our product candidates, while complying with our contractual obligations to contractors and other third parties; and
•	improving our operational, financial and management controls, reporting systems and procedures.

Our future financial performance and our ability to and the ability of our collaborators to commercialize our product candidates will depend, in part, on our ability to effectively manage any future growth, and our management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

We currently rely, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors and consultants to provide certain services, including substantially all aspects of regulatory approval, clinical management, and manufacturing. There can be no assurance that the services of independent organizations, advisors and consultants will continue to be available to us on a timely basis when needed, or that we can find qualified replacements. In addition, if we are unable to effectively manage our outsourced activities or if the quality or accuracy of the services provided by consultants is compromised for any reason, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval of our product candidates or otherwise advance our business. There can be no assurance that we will be able to manage our existing consultants or find other competent outside contractors and consultants on economically reasonable terms, or at all.

If we are not able to effectively expand our organization by hiring new employees and expanding our groups of consultants and contractors, we may not be able to successfully implement the tasks necessary to further develop and commercialize our product candidates and, accordingly, may not achieve our research, development and commercialization goals.

We may form or seek strategic alliances or enter into additional licensing arrangements in the future, and we may not realize the benefits of such alliances or licensing arrangements.

We may form or seek strategic alliances, create joint ventures or collaborations or enter into additional licensing arrangements with third parties that we believe will complement or augment our development and commercialization efforts with respect to our product candidates and any future product candidates that we may develop. Any of these relationships may require us to incur non-recurring and other charges, increase our near and long-term expenditures, issue securities that dilute our existing stockholders or disrupt our management and business. In fact, the issuance of securities to Sucampo in connection with our strategic alliance with Sucampo, some of which convert at a discount to the price to be paid by investors in this offering, will result in dilution to existing stockholders. In addition, we face significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. Moreover, we may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for our product candidates because they may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view our product candidates as having the requisite potential to demonstrate safety and efficacy. If we license products or businesses, we may not be able to realize the benefit of such transactions if we are unable to successfully integrate them with our existing operations and company culture. We cannot be certain that, following a strategic transaction or license, we will achieve the revenue or specific net income that justifies such transaction. Any delays in entering into new strategic partnership agreements related to our product candidates could delay the development and commercialization of our product candidates in certain geographies for certain indications, which would harm our business prospects, financial condition and results of operations.

If we fail to obtain additional financing, we may be unable to complete the development and commercialization of our product candidates.

Our operations have consumed substantial amounts of cash since inception. We expect to continue to spend substantial amounts to continue the clinical development of our product candidates, including our planned clinical trials for CPP-1X/sul. If approved, we will require significant additional amounts in order to launch and commercialize our product candidates.

We estimate that our net proceeds from this offering will be approximately $22.3 million, based on an assumed initial public offering price of $13.00 per share (the mid-point of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We expect to use the net proceeds from this offering to fund the completion of our Phase 3 clinical trial of CPP-1X/sul for FAP and additional studies necessary for filing a NDA with the FDA. The net proceeds may also be used to support our efforts developing other indications for CPP-1X/sul, to advance any additional product candidates that we select, to expand our internal research and development capabilities to explore new product candidates and to fund working capital, including general operating expenses. We believe that such proceeds together with our existing cash and cash equivalents will be sufficient to fund the completion of our current Phase 3 clinical trial of CPP-1X/sul for FAP. However, changing circumstances may cause us to consume capital significantly faster than we currently anticipate, and we may need to spend more money than currently expected because of circumstances beyond our control. We may require additional capital for the further development and commercialization of our product candidates and may need to raise additional funds sooner if we choose to expand more rapidly than we presently anticipate.

We cannot be certain that additional funding will be available on acceptable terms, or at all. We have no committed source of additional capital other than from Sucampo if and only if the DMC does not determine that continuing the Phase 3 clinical trial for the treatment of FAP is futile. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development or commercialization of our product candidates or other research and development initiatives. Our license agreements may also be terminated if we are unable to meet the payment obligations under the agreements. We could be required to seek collaborators for our product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available or relinquish or license on unfavorable terms our rights to our product candidates in markets where we otherwise would seek to pursue development or commercialization ourselves. Any of the above events could significantly harm our business, prospects, financial condition and results of operations and cause the price of our common stock to decline.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

We may seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, such as we recently did in our Bridge Financing and our strategic alliance with Sucampo, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. The incurrence of indebtedness would result in increased fixed payment obligations and could involve certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or product candidates such as a percentage of profits as will be required under the potential License with Sucampo, or grant licenses on terms unfavorable to us.

Our employees, independent contractors, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of employee fraud or other illegal activity by our employees, independent contractors, consultants, commercial partners and vendors. Misconduct by these parties could include intentional, reckless and/or negligent conduct that fails to: (i) comply with the laws of the FDA and other similar foreign regulatory bodies, (ii) provide true, complete and accurate information to the FDA and other similar foreign regulatory bodies, (iii) comply with manufacturing standards we have established, (iv) comply with healthcare fraud and abuse laws in the United States and similar foreign fraudulent misconduct laws, or (v) report financial information or data accurately or to disclose unauthorized activities to us. Any such misconduct or noncompliance could negatively affect the FDA’s review of our regulatory submission, including delaying approval or disallowance of certain information to support the submission, and/or delay a federal or state healthcare program’s or a commercial insurer’s determination regarding the availability of future reimbursement for our product candidates. If we obtain FDA approval of any of our product candidates and begin commercializing those products in the United States, our potential exposure under such laws will increase significantly, and our costs associated with compliance with such laws are also likely to increase. These laws may impact, among other things, our current activities with principal investigators and research patients, as well as proposed and future sales, marketing and education programs. In particular, the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry, are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commission(s), certain customer incentive programs and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of patient recruitment for clinical trials. The laws that may affect our ability to operate or may require us to modify certain programs include, but are not limited to:

•	the federal Anti-Kickback Statute, which prohibits, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs;
•	federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid, or other third-party payors (both governmental and private) that are false or fraudulent or knowingly making a false statement to improperly avoid, decrease or conceal an obligation to pay money to a federal or state healthcare program or private payor;
•	the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which, among other things, created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters;
•	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), and their respective implementing regulations, which, among other things, impose requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security and transmission of such individually identifiable health information;
•	the federal Physician Payment Sunshine Act, created under the Healthcare Reform Act (as defined herein), and its implementing regulations, which require certain manufacturers of drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the United States Department of Health and Human Services (“HHS”), information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members;
•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers; and
•	the Foreign Corrupt Practices and similar laws in other countries that, for example, prevent improper payments to gain commercial advantage or to enhance clinical trials.

Additionally, we are subject to state and foreign equivalents of each of the healthcare laws described above, among others, some of which may be broader in scope and may apply regardless of the payor.

While we have adopted a code of business conduct and ethics, it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent inappropriate conduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. Efforts to ensure that our business arrangements will comply with applicable healthcare laws may involve substantial costs. It is possible that governmental and enforcement authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, disgorgement, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations. In addition, the approval and commercialization of any of our product candidates outside the United States will also likely subject us to foreign equivalents of the healthcare laws mentioned above, among other foreign laws.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

We face an inherent risk of product liability as a result of the clinical testing of our product candidates and will face an even greater risk if we commercialize any products. For example, we may be sued if our product candidates cause or are perceived to cause injury or are found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for our product candidates;
•	injury to our reputation;
•	withdrawal of clinical trial participants;
•	initiation of investigations by regulators;
•	costs to defend the related litigation;
•	a diversion of management’s time and our resources;
•	substantial monetary awards to trial participants or patients;
•	product recalls, withdrawals or labeling, marketing or promotional restrictions;
•	loss of revenue;
•	exhaustion of any available insurance and our capital resources;
•	the inability to commercialize any product candidate; and
•	a decline in our share price.

Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop, alone or with corporate collaborators. We currently carry $5.0 million per occurrence and $5.0 million in the aggregate for product and clinical trial liability insurance for our product candidates. It is our belief that this amount of coverage is typical for similar companies in our industry conducting clinical trials; however, it may not be sufficient. Although we intend to obtain clinical trial insurance prior to the commencement of any clinical trials, we may not be able to obtain sufficient insurance at a reasonable cost, if at all. Our insurance policies may also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. Even if our agreements with any future corporate collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

Our internal computer systems, or those used by our CROs or other contractors or consultants, may fail or suffer security breaches.

Despite the implementation of security measures, our internal computer systems and those of our future CROs and other contractors and consultants are vulnerable to damage from computer viruses and unauthorized access. While we have not experienced any such material system failure or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs and our business operations. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. Likewise, we rely on third parties for research and development of our product candidates and for the manufacture of our product candidates and to conduct clinical trials, and similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development and commercialization of our product candidates could be delayed.

Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.

Our operations, and those of our CROs and other contractors and consultants, could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics and other natural or man-made disasters or business interruptions, for which we are predominantly self-insured. In addition, we are reliant on third parties for conducting research and development of our product candidates, and these third parties may be affected by government shutdowns or withdrawn funding. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. Our ability to obtain clinical supplies of our product candidates could be disrupted if the operations of these suppliers are affected by a man-made or natural disaster or other business interruption.

Fluctuations in insurance cost and availability could adversely affect our profitability or our risk management profile.

We hold a number of insurance policies, including product liability insurance, property insurance, directors’ and officers’ liability insurance, and workers’ compensation insurance. If the costs of maintaining adequate insurance coverage increase significantly in the future, our operating results and cash flow could be materially adversely affected. Likewise, if any of our current insurance coverage should become unavailable to us or become economically impractical, we would be required to operate our business without indemnity from commercial insurance providers. If we operate our business without insurance, we could be responsible for paying claims or judgments against us that would have otherwise been covered by insurance, which could adversely affect our results of operations or financial condition.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. As a result of our most recent private placements and other transactions that have occurred over the past three years, we may have experienced, and, upon completion of this offering, may experience, an “ownership change.” We may also experience ownership changes in the future as a result of subsequent shifts in our stock ownership. At December 31, 2015 the Company has estimated federal and state net operating loss carryforwards of $10.9 million and $11.0 million for federal and state income tax purposes, respectively, which could be limited if we experience an “ownership change.”

Unstable market and economic conditions may have serious adverse consequences on our business, financial condition and stock price.

As widely reported, global credit and financial markets have experienced extreme volatility and disruptions in the past several years, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, or do not improve, it may make any necessary debt or equity financing more difficult, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon clinical development plans. In addition, there is a risk that one or more of our current service providers, manufacturers and other partners may not survive these difficult economic times, which could directly affect our ability to attain our operating goals on schedule and on budget.

Risks Related to Our Reliance on Third Parties

We are dependent on technologies we license for the development of all of our products, and if we lose the right to license such technologies our ability to develop our products would be harmed.

We currently are dependent on our license with the University of Arizona for the development and commercialization of all of our products. Our current licenses imposes, and any future licenses we enter into are likely to impose, various development, funding, royalty, diligence, sublicensing, insurance and other obligations on us. If our license with respect to any of these technologies is terminated for any reason, the development of the products contemplated would be delayed, or suspended altogether, while we seek to license similar technology or develop new non-infringing technology. If our existing license is terminated, the development of the products contemplated by the licenses could be delayed or terminated and we may not be able to negotiate additional licenses on acceptable terms, if at all, which would have a material adverse effect on our business.

We have entered into an exclusive co-development and licensing agreement with Tillotts for European and Japanese rights to develop and commercialize CPP-1X/sul for the treatment of FAP and other gastrointestinal conditions, which agreement may have a material impact on our business.

We entered into an exclusive pharmaceutical product co-development and license agreement with Tillotts for European and Japanese rights to develop and commercialize the combination of CPP-1X/sul for the treatment of FAP and other gastrointestinal conditions. Under the terms of this agreement, Tillotts provided us with an upfront payment and will provide milestone payments for European and Japanese development programs under a co-development framework. We may also receive payments of over $100 million, including upfront and milestone payments for development and for reaching certain sales levels as well as royalties ranging from mid-single digits to low double-digit percentages of product sales. Upon certain extraordinary events, Tillotts is entitled to terminate the license agreement in which case we would be required to repay Tillotts certain earned fees, including for development milestones, royalties, and sales milestones, which amounts may be significant. See “Business — Our Co-Development and License Agreement” for additional information regarding our license agreement with Tillotts.

We have entered into a strategic alliance with Sucampo for North American rights to develop and commercialize CPP-1X/sul for the treatment of FAP and other conditions, which agreement may have a material impact on our business and result in dilution to our stockholders.

Sucampo has agreed, under certain conditions, to make the Sucampo Additional Investment, which is an additional $5.0 million of invested capital in our next Qualified Offering at our request and may, under certain conditions and upon payment of a minimum of $5.0 million, exercise its Option to enter into the exclusive License Agreement, with the right to sublicense, develop, make, use, import, offer for sale and sell CPP-1X/sul in North America for the treatment, prevention and diagnosis of human diseases and conditions. No assurance can be given if or when the Sucampo Additional Investment may be received from Sucampo, if or when the Option to acquire an exclusive License for CPP-1X/sul may be exercised by it or whether the strategic alliance contemplated by the License will be successful or that we will otherwise realize the intended benefits of this proposed strategic alliance. In addition, after the License is granted to Sucampo, we will be dependent on a JSC to be established to plan, administer, evaluate and carry out the development of the Product at Sucampo’s expense and Sucampo will have ultimate decision making authority with respect to the JSC. Any delays in the development and commercialization of our product candidates as a result of the JSC’s or Sucampo’s inactions or actions thereafter, or the inability or refusal by Sucampo to fund commercialization activities, would likely materially harm our business prospects, financial condition and results of operations. In addition, our profit split is reduced by expenses incurred by Sucampo, of which we have no control. Under the terms of the of the Option and Collaboration Agreement, Sucampo is obligated to provide us with an additional $4.5 million if the DMC does not determine that continuing the Phase 3 clinical trial for the treatment of FAP is futile. In addition, if the License Agreement is entered into Sucampo will be obligated to pay additional consideration of up to $10.0 million in a license fee and up to $180.0 million in milestone payments upon the achievement of specified clinical development and sales milestones, as well as a profit share, subject to a right of termination of the License Agreement under certain circumstances. There can be no assurance that, such determination will be made, the Option will be exercised or the milestones will be met.

The Sucampo Note in the principal amount of $5.0 million that Sucampo purchased from us on January 9, 2016, subject to certain limitations, is automatically convertible into our securities in the event we conclude a future financing with aggregate proceeds at least $10.0 million (exclusive of any Sucampo investment), whether through a public offering or a private offering. If the financing occurs before completion of the futility analysis of our ongoing Phase 3 clinical trial for CPP-1X/sul for the treatment of FAP, the Sucampo Note will convert into the same securities issued in the Qualified Financing at price equal to 10% discount to the issuance price of the securities in the Qualified Financing. If a Qualified Financing occurs after completion of the futility analysis of our ongoing Phase 3 clinical trial for CPP-1X/sul for the treatment of FAP, the Sucampo Note will convert into the same securities issued in the Qualified Financing at a 20% discount to the issuance price of the securities in the Qualified Financing.

Our development program depends upon third-party researchers who are outside our control.

We are dependent upon independent investigators and collaborators, such as universities and medical institutions, to conduct our pre-clinical and clinical trials under agreements with us. These collaborators are not our employees and we cannot control the amount or timing of resources that they devote to our programs. In addition, we cannot guarantee their ability to follow proper protocol. These investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our development programs, or if their performance is substandard or not in compliance with the FDA’s Good Clinical Practice requirements, the approval of our FDA applications, if any, and our introduction of new product candidates, if any, will be delayed and may not be obtained at all. These collaborators may also have relationships with other commercial entities, some of whom may compete with us. If our collaborators assist our competitors at our expense, our competitive position would be harmed. These collaborators may also take undue risks with our agents or conduct studies against our wishes or outside our control.

We also support investigator-sponsored clinical trials, which are conducted by parties other than us. If there are adverse events or complaints with those trials, it could potentially adversely affect our clinical development program.

We rely and will rely on third parties to conduct certain aspects of our clinical trials. If these third parties do not successfully carry out their contractual duties, regulatory obligations, or meet expected deadlines, we may not be able to obtain regulatory approval of or commercialize our product candidates.

We depend and will depend upon independent investigators and collaborators, such as universities, medical institutions, CROs and strategic partners to conduct certain aspects of our preclinical and clinical trials under agreements with us, including without limitation the NCI. We expect to have to negotiate budgets and contracts with CROs and study sites, which may result in delays to our development timelines and increased costs. We will rely heavily on these third parties over the course of our clinical trials, and we control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with applicable protocol, legal, regulatory and scientific standards, and our reliance on third parties does not relieve us of our regulatory responsibilities. We and these third parties are required to comply with current good clinical practices (“cGCPs”), which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for product candidates in clinical development. Regulatory authorities enforce these cGCPs through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of these third parties fail to comply with applicable cGCP regulations, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, such regulatory authorities will determine that any of our clinical trials comply with the cGCP regulations. In addition, our clinical trials must be conducted with products produced under current good manufacturing practices (“cGMPs”), regulations and will require a large number of test patients. Our failure or any failure by these third parties to comply with these regulations or to recruit a sufficient number of patients may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, our business may be implicated if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.

Any third parties retained to perform services in connection with our clinical trials will not be our employees and, except for remedies available to us under our agreements with such third parties, we cannot control whether or not they devote sufficient time and resources to our ongoing preclinical, clinical and nonclinical programs. These third parties may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical studies or other drug development activities, which could affect their performance on our behalf. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to complete development of, obtain regulatory approval of or successfully commercialize our product candidates. As a result, our financial results and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenue could be delayed.

Switching or adding third parties to conduct our clinical trials involves substantial cost and requires extensive management time and focus. In addition, there is a natural transition period when a new third party commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines.

Our substantial dependence on third-party manufacturers, such as Sanofi-Aventis, to manufacture our product candidates could materially affect our ability to manufacture the products used in our current clinical trials.

We do not own any manufacturing facilities and rely exclusively on third-party manufacturers to produce, package and store our product candidates. Currently, we have a manufacturing and supply agreement with Sanofi-Aventis, under which it is our exclusive supplier to manufacture the DFMO products used in our current clinical trials or that we commercialize using DFMO for the treatment and/or prevention of cancer. If we were, for any reason, to seek or be required to change manufacturers, we would need to re-seek FDA approval of the new manufacturer and manufacturing facility, the timing and resultant delay of which we would not be able to control. Pursuant to our agreement, during a defined exclusivity period, Sanofi-Aventis has agreed not to manufacture DFMO products for any third party that uses DFMO for the treatment and/or prevention of cancer. In order to maintain this exclusivity, we must also work exclusively with Sanofi-Aventis for the supply of the products used in our trials and future commercial supply. The agreement contains provisions that require commercial minimum purchase amounts to be determined in the future (based on “Commercial Demand Forecasts” and minimum batch size projections; this is subject to adjustment upon mutual agreement of both parties). The minimum commercial supply commitment is also contingent on the first Regulatory Approval of our product and then based on rolling forecasts. Forecasts such as these are inherently difficult to make with definitive accuracy. While we believe the future agreed-to minimum commercial supply purchase amounts based on the forecasts are reasonable taking into account the information currently available to us, they involve significant elements of subjective judgment and analysis and no assurance can be given as to their attainability. If we fail to meet our minimums, Sanofi-Aventis has the right to terminate its exclusivity obligations, which will in turn eliminate our obligation to use Sanofi exclusively. Only if there is a termination due to a breach by Sanofi-Aventis is Sanofi-Aventis conditionally obligated to license to us rights to use certain of its intellectual property in order to allow us to continue to manufacture with a third party.

We are also dependent on other contracted manufacturers for supply, packaging, analytics, regulatory compliance, scale up, manufacturing-process, and other elements that may be necessary to supply the products to clinical trial sites, and eventually if products receive regulatory approval, to the marketplace. If these contracted suppliers do not perform as agreed, are unable to meet volume requirements, fail to satisfy regulatory requirements to which they must comply, fail regulatory inspections, or otherwise fail to meet our needs and expectations, our clinical trials and product development plans could be delayed or significantly more expensive to implement. Our strategy for the research, development and commercialization of our products may require us to enter into other arrangements with third party manufacturers, corporate collaborators, licensors, licensees and others, the outcome of such relationships that we cannot fully control.

CPP-1X/sul therapies rely on the availability of specialty raw materials, which may not be available to us or our third-party suppliers on acceptable terms or at all.

CPP-1X/sul requires many specialty raw materials, some of which are manufactured by small companies with limited resources and experience to support a commercial product. The suppliers may be ill-equipped to support our needs, especially in non-routine circumstances like an FDA inspection or medical crisis, such as widespread contamination. We also do not have contracts with many of these suppliers, and may not be able to contract with them on acceptable terms or at all. Accordingly, we may experience delays in receiving key raw materials to support clinical or commercial manufacturing.

In addition, some raw materials are currently available from a single supplier, or a small number of suppliers. We cannot be sure that these suppliers will remain in business, or that they will not be purchased by one of our competitors or another company that is not interested in continuing to produce these materials for our intended purpose.

If our third-party manufacturers use hazardous and biological materials in a manner that causes injury or violates applicable law, we may be liable for damages.

Our research and development activities involve the controlled use of potentially hazardous substances, including chemical and biological materials, by our third-party manufacturers. Our manufacturers are subject to federal, state and local laws and regulations in the United States and internationally governing the use, manufacture, storage, handling and disposal of medical and hazardous materials. Although we believe that our manufacturers’ procedures for using, handling, storing and disposing of these materials comply with legally prescribed standards, we cannot completely eliminate the risk of contamination or injury resulting from medical or hazardous materials. As a result of any such contamination or injury, we may incur liability or local, city, state, federal or international authorities may curtail the use of these materials and interrupt our business operations. In the event of an accident, we could be held liable for damages or penalized with fines, and the liability could exceed our resources. We do not have any insurance for liabilities arising from medical or hazardous materials. Compliance with applicable environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development and production efforts, which could harm our business, prospects, financial condition or results of operations.

Risk Related to Government Regulation

The FDA regulatory approval process is lengthy and time-consuming, and we may experience significant delays in the clinical development and regulatory approval of our product candidates.

We have not previously submitted a NDA to the FDA, or similar approval filings to comparable foreign authorities. An NDA must include extensive preclinical and clinical data and supporting information to establish the product candidate’s safety and effectiveness for each desired indication. The NDA must also include significant information regarding the chemistry, manufacturing and controls for the product. We also intend to obtain regulatory approval of future CPP-1X-based product candidates regardless of cancer type or origin, which the FDA may have difficulty accepting if our clinical trials only involved cancers of certain origins. The FDA may change their position on these various aspects of our development program and may even put our efforts on clinical hold for a variety of reasons. Accordingly, the regulatory approval pathway for our product candidates may be uncertain, complex, expensive and lengthy, and approval may not be obtained. We rely heavily on data previously generated by others such as the NCI, Sanofi-Aventis (and predecessor companies), Ilex Oncology, and others.

We may also experience delays in completing planned clinical trials for a variety of reasons, including delays related to:

•	the availability of financial resources to commence and complete the planned trials;
•	reaching agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	obtaining approval at each clinical trial site by an independent institutional review board (“IRB”);
•	recruiting suitable patients to participate in a trial;
•	having patients complete a trial or return for post-treatment follow-up;
•	having non-compliance issues with the CROs or clinical sites such as failure to comply with good clinical practice;
•	clinical trial sites deviating from trial protocol or dropping out of a trial;
•	adding new clinical trial sites; or
•	manufacturing sufficient quantities of qualified materials under current Good Manufacturing Practices (“cGMPs”) and applying them on a subject by subject basis for use in clinical trials.

Further, a clinical trial may be suspended or terminated by us, IRBs for the institutions in which such trials are being conducted, the Data Monitoring Committee for such trial, or by the FDA or other regulatory authorities due to a number of factors, many of which are outside of our control, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product candidate, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. If the DMC for our current Phase 3 clinical trial for the treatment of FAP should determine that continuing the trial is futile, not only will we experience potential delays of the trial but Sucampo will no longer be obligated to pay us an additional $4.5 million or make the Additional Sucampo Investment. If we experience termination of, or delays in the completion of, any clinical trial of our product candidates, the commercial prospects for our product candidates will be harmed, and our ability to generate product revenue will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow down our product development and approval process and jeopardize our ability to commence product sales and generate revenue.

The FDA may disagree with our regulatory plan and we may fail to obtain regulatory approval of our product candidates.

We are currently conducting a Phase 3 clinical trial of CPP-1X/sul for FAP and are jointly conducting a Phase 3 colorectal cancer trial with our collaborators. Additionally, our collaborators are conducting Phase 1 and Phase 2 clinical trials for Neuroblastoma. If the results are sufficiently compelling, we intend to discuss with the FDA filing a NDA for approval of CPP-1X/sul as an ancillary to standard-of-care treatment for FAP and colorectal cancer based on only one Phase 3 clinical trial. However, the general approach for FDA approval of a new drug is dispositive data from two well-controlled, Phase 3 clinical studies of the relevant biologic or drug in the relevant patient population. Phase 3 clinical studies typically involve hundreds of patients, have significant costs and take years to complete and previous clinical trial and animal study results may also not support approval. In addition, our product candidates could fail to receive regulatory approval for many reasons, including the following:

•	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials;
•	we may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that our product candidates are safe and effective for any of their proposed indications;
•	the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;
•	we may be unable to demonstrate that our product candidates’ clinical and other benefits outweigh their safety risks;
•	the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

•	the data collected from clinical trials of our product candidates may not be sufficient to the satisfaction of the FDA or comparable foreign regulatory authorities to support the submission of an NDA or other comparable submission in foreign jurisdictions or to obtain regulatory approval in the United States or elsewhere;
•	the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and
•	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

Separate from the issues described above, while we might ultimately obtain approval, a competitor could obtain approval first, thereby potentially delaying our approval, particularly if the company has its own patent or market exclusivity protection.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, and a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional preclinical studies or clinical trials, as clinical studies conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.

We may also submit marketing applications in other countries. Regulatory authorities in jurisdictions outside of the United States have requirements for approval of product candidates with which we must comply prior to marketing in those jurisdictions. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we fail to comply with the regulatory requirements in international markets and/or receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed.

Even if we receive regulatory approval of our product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our product candidates.

Any regulatory approvals that we receive for our product candidates will require surveillance to monitor the safety and efficacy of the product candidate. The FDA may also require a Risk Evaluation and Mitigation Strategy (“REMS”) program in order to approve our product candidates, which could entail requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA could also require a Black Box Warning on the product label to identify a particular safety risk, which could affect commercial efforts to promote and sell the product. In addition, if the FDA or a comparable foreign regulatory authority approves our product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import, export and recordkeeping for our product candidates will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with current cGMPs and cGCPs for any clinical trials that we conduct post-approval. We are also subject to certain user fees imposed by the FDA. Later discovery of previously unknown problems with our product candidates, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of our product candidates, withdrawal of the product from the market, or voluntary or mandatory product recalls;
•	fines, warning letters or holds on clinical trials;
•	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or suspension or revocation of license approvals;
•	product seizure or detention, or refusal to permit the import or export of our product candidates; and
•	injunctions or the imposition of civil or criminal penalties.

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.

In addition, if we were able to obtain fast track or accelerated approval designations by the FDA of CPP-1X/sul, the FDA would require us to conduct a confirmatory study to verify the predicted clinical benefit and additional safety studies. The results from the confirmatory study may not support the clinical benefit, which would result in the approval being withdrawn.

Even if we obtain regulatory approval of our product candidates, the products may not gain market acceptance among physicians, patients, hospitals, cancer treatment centers and others in the medical community.

Even if the FDA or other regulatory authorities approve our product candidates they may not become broadly accepted by physicians, patients, hospitals, cancer treatment centers and others in the medical community. Acceptance and use of our product candidates will depend upon a number of factors, including:

•	the clinical indications for which our product candidates are approved;
•	physicians, hospitals, cancer treatment centers and patients considering our product candidates as a safe and effective treatment;
•	the potential and perceived advantages of our product candidates over alternative treatments;
•	the prevalence and severity of any side effects;
•	product labeling or product insert requirements of the FDA or other regulatory authorities;
•	limitations or warnings contained in the labeling approved by the FDA, including, but not limited to, a REMS program or a Black Box Warning;
•	the timing of market introduction of our product candidates as well as competitive products;
•	the cost of treatment in relation to alternative treatments;
•	the availability of adequate coverage, reimbursement and pricing by third-party payors and government authorities;
•	the willingness of patients to pay out-of-pocket in the absence of coverage by third-party payors and government authorities;
•	relative convenience and ease of administration, including as compared to alternative treatments and competitive therapies; and
•	the effectiveness of our sales and marketing efforts.

If our product candidates are approved but fail to achieve market acceptance among physicians, patients, hospitals, cancer treatment centers or others in the medical community, we will not be able to generate significant revenue. Even if our products achieve market acceptance, we may not be able to maintain that market acceptance over time if new products or technologies are introduced that are more favorably received than our products, are more cost effective or render our products obsolete.

Coverage and reimbursement may be limited or unavailable in certain market segments for our product candidates, which could make it difficult for us to sell our product candidates profitably.

Successful sales of our product candidates, if approved, may depend on the availability of adequate coverage and reimbursement from third-party payors. In addition, because our product candidates represent new approaches to the treatment of cancer, we cannot accurately estimate the potential revenue from our product candidates.

Patients who are provided medical treatment for their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payors is critical to new product acceptance.

Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drugs and treatments they will cover and the amount of reimbursement. Reimbursement by a third-party payor may depend upon a number of factors, including, but not limited to, the third-party payor’s determination that use of a product is:

•	a covered benefit under its health plan;
•	safe, effective and medically necessary;
•	appropriate and medically necessary for the specific patient;
•	cost-effective; and
•	neither experimental nor investigational.

Obtaining coverage and reimbursement approval of a product from a government or other third-party payor is a time-consuming and costly process that could require us to provide to the payor supporting scientific, clinical and cost-effectiveness data for the use of our products. Even if we obtain coverage for a given product, the resulting reimbursement payment rates might not be adequate for us to achieve or sustain profitability or may require co-payments that patients find unacceptably high. Patients are unlikely to use our product candidates unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our product candidates.

In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our product candidates to each payor separately, with no assurance that coverage and adequate reimbursement will be obtained.

We intend to seek approval to market our product candidates in both the United States and in selected foreign jurisdictions. If we obtain approval in one or more foreign jurisdictions for our product candidates, we will be subject to rules and regulations in those jurisdictions. In some foreign countries, particularly those in the European Union, the pricing of drugs is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after obtaining marketing approval of a product candidate. In addition, market acceptance and sales of our product candidates will depend significantly on the availability of adequate coverage and reimbursement from third-party payors for our product candidates and may be affected by existing and future health care reform measures.

Third-party payors, whether domestic or foreign, or governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs. In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could impact our ability to sell our products profitably. In particular, in 2010, the Patient Protection and

Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (collectively, the “Healthcare Reform Act”), was enacted. The Healthcare Reform Act and its implementing regulations, among other things, revised the methodology by which rebates owed by manufacturers to the state and federal government for covered outpatient drugs, including our product candidates, under the Medicaid Drug Rebate Program are calculated, increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program, extended the Medicaid Drug Rebate program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations, subjected manufacturers to new annual fees and taxes for certain branded prescription drugs, and provided incentives to programs that increase the federal government’s comparative effectiveness research.

Other legislative changes have been proposed and adopted in the United States since the Healthcare Reform Act was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012 (the “ATRA”) which delayed for another two months the budget cuts mandated by these sequestration provisions of the Budget Control Act of 2011. In March 2013, the President signed an executive order implementing sequestration, and in April 2013, the 2% Medicare payment reductions went into effect. The ATRA also, among other things, reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. We cannot predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

•	the demand for our product candidates, if we obtain regulatory approval;
•	our ability to set a price that we believe is fair for our products;
•	our ability to generate revenue and achieve or maintain profitability;
•	the level of taxes that we are required to pay; and
•	the availability of capital.

Any reduction in reimbursement from Medicare, Medicaid or other government programs may result in a similar reduction in payments from private payors, which may adversely affect our future profitability.

Risks Related to Our Intellectual Property

CPP-1X/sul has received orphan drug status designation for certain indications, and may be granted other statutory protections, but we may be unable to maintain the benefits associated with orphan drug status or other statutory protections, including market exclusivity.

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic intended to treat a rare disease or condition or for which there is no reasonable expectation that the cost of developing and making available in the United States a drug or biologic for a disease or condition will be recovered from sales in the United States for that drug or biologic. It is noteworthy that the FDA may decide not to grant designation if certain conditions apply. If a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, to market the same drug for the same use or indication for seven years, except in limited circumstances, such as a showing of clinical superiority by the competitor product to the product with orphan drug exclusivity.

We have received orphan drug designation status for combination CPP-1X/sul and single agent CPP-1X for the treatment of FAP. We’ve also received orphan drug designation status for CPP-1X as a single agent for both Neuroblastoma and gastric cancer, but we might not obtain orphan drug exclusive marketing rights in the

United States if we seek approval for an indication broader than the orphan designated indication. In addition, designation does not guarantee product approval. Orphan drug exclusivity may be lost if, for example, the FDA later determines that the request for designation was materially defective, should not have been initially granted, or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition. In addition, while we intend to seek orphan drug designation for other product candidates, we may never receive such designations.

In addition, a competitor might obtain orphan drug exclusivity first, thereby delaying our approval and potentially negating any orphan drug exclusivity we might otherwise have obtained. Moreover, even if we receive orphan drug exclusivity, a competitor might find ways to undercut the exclusivity by seeking non-orphan use approval and hoping doctors will prescribe their product for the off-label orphan indication.

In addition, two of our competitors, Marina and StemSynergy, have each received “orphan” drug designation status for their respective products being developed to treat FAP. Therefore, we are not the only company that has received “orphan” drug designation status for drug products that are being developed to treat FAP. As such, if these competitor products are approved before our product, this could potentially delay significantly our approval.

Hatch-Waxman Amendments to the Federal Food, Drug, and Cosmetic Act also provides for differing periods of statutory protection for new drugs approved under an NDA. Among the types of exclusivity are those for a “new chemical entity” and those for a new formulation or indication for a previously-approved drug. If granted, marketing exclusivity for the types of products that we are developing, which include only drugs with innovative changes to previously-approved products using the same active ingredient, would prohibit the FDA from approving an abbreviated new drug application (“ANDA”) or 505(b)(2) NDA relying on our safety and efficacy data for three years similar to “orphan” drug exclusivity. There is no guarantee the FDA will grant such exclusivity and competitors can try to seek approval of competitive products, notwithstanding the exclusivity. This three-year exclusivity, however, covers only the innovation associated with the original NDA. It does not prohibit the FDA from approving applications for drugs with the same active ingredient but without our new, exclusively protected innovative change. These marketing exclusivity protections do not prohibit the FDA from approving a full NDA, even if it contains the innovative change.

An important patent relating to the therapeutic use of CPP-1X/sul expires in 2019.

U.S. Patent 6,258,845 (the “845 Patent”), which is directed to subject matter related to our clinical trials, expires in 2019. Once the patent expires, we will no longer have the right to exclude others from using the claimed methods of treatment, at least to the extent they are not also protected by the claims of our newer patents. We have been able to develop additional intellectual property however, our options to successfully extend the patent protection currently provided by the 845 Patent beyond 2019 are limited to at most six months, and only if Pediatric Exclusivity Under Section 505A of the Federal Food, Drug, and Cosmetic Act can be obtained. The protection provided by our newer theranostic patents, which have begun to issue, depends in part on successfully incorporating the test recited in the patent claims into the drug label. In addition, it requires that the FDA deem the patent eligible for listing in the Orange Book, which lists drugs approved by the FDA on the basis of safety and effectiveness. Moreover, these patents claim subject matter in an area that has undergone and continues to undergo intense scrutiny by the Courts and the U.S. Patent and Trademark Office (“USPTO”). As such, the theranostic patent may be at risk for invalidity challenges.

Patents are subject to changing legal interpretation by the USPTO and the Courts.

If the U.S. Supreme Court, other federal courts, or the USPTO were to change the standards of patentability such changes could have a negative impact on our business. Recent court cases have made it more difficult to protect certain types of inventions. For instance, on October 30, 2008, the Court of Appeals for the Federal Circuit issued a decision that methods or processes cannot be patented unless they are tied to a machine or involve a physical transformation. On March 20, 2012, in the case Mayo v. Prometheus, the U.S. Supreme Court invalidated a patent focused on a diagnostic process because the patent claim embodied a law of nature. On July 3, 2012, the USPTO issued its Interim Guidelines for Subject Matter Eligibility Analysis of Process Claims Involving Laws of Nature in view of the Prometheus decision. It remains to be seen how these guidelines will play out in the actual prosecution of diagnostic claims. Similarly, it remains to be seen how lower courts will interpret the Prometheus decision. Some aspects of our technology involve processes that may be subject to this evolving standard and we cannot guarantee that any of our pending process claims will be patentable as a result of such evolving standards.

More recently, the United States Supreme Court unanimously ruled in the case of American Civil Liberties Union, against Myriad Genetics, Inc. that the isolated form of naturally occurring DNA molecules does not rise to the level of patent-eligible subject matter. But the Court also held that claims directed to complementary DNA (“cDNA”) molecules are patent-eligible because cDNA is not naturally occurring. In overruling the Federal Circuit, and finding Myriad’s claims to the isolated form of naturally occurring DNA molecules invalid as a product of nature, the Supreme Court focused on the informational content of the isolated DNA. The Court found that the information contained in the isolated DNA molecule was not markedly different from that naturally found in the human chromosome. Yet, in holding isolated cDNA molecules patent-eligible, the Court recognized the differences between human chromosomal DNA and the corresponding cDNA. Because the non-coding regions of naturally occurring chromosomal DNA have been removed in cDNA, the Court accepted that cDNA is not a product of nature and, therefore, is patent-eligible subject matter.

It does not appear that the Supreme Court’s ruling in Myriad will adversely affect our current patent portfolio; however, we cannot predict any future court decisions and their impact on our patent portfolio.

We depend on intellectual property licensed from third parties and termination of any of these licenses could result in the loss of significant rights, which would harm our business.

We are dependent on patents, know-how and proprietary technology, both our own and licensed from others. Our commercial success will depend in part on our ability, and the ability of our licensors, to obtain and maintain patent protection on products and technologies and successfully defend these patents against third-party challenges. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. Accordingly, the patents available to us under exclusive license from the University of Arizona (and the University of California, Irvine under their Inter-Institutional Agreement with the University of Arizona), may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. Furthermore, others may independently develop similar or alternative products or technologies or design around our patented drug product and technologies. In addition, others may be successful in attempting to invalidate these patents or render them unenforceable.

Essential to our product development strategy are patents that are licensed and not owned. The license, which is granted under agreement with the University of Arizona, provides us with exclusive rights to commercialize the technology contained therein, including sublicense rights, in all jurisdictions in which patent rights have been granted, but the license does not provide us with complete and total control over the intellectual property. Under certain conditions relating to the potential financial hardship encountered by us, the University of Arizona has the right to terminate the agreement under certain circumstances. Should we lose the rights to commercialize these patents due to a termination of the license agreement, our business opportunity would be materially and adversely affected.

In addition to termination rights, under the license agreement the University of Arizona also retains rights to use the technology in its academic environments for education and research. The results of such research may be published by the University of Arizona at its discretion. Publication of academic research relating to our products, if it were to inadvertently reveal information otherwise deemed confidential by us, could negatively impact our intellectual property strategy, or potentially disclose trade secrets to competitors.

In the future, changes in patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection. In September 2011, the Leahy-Smith America Invents Act (the “AIA”) was signed into law, resulting in a number of significant changes to U.S. patent law. These changes include provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. As the USPTO continues to implement the AIA, and as the federal courts have the opportunity to interpret the AIA, the laws and regulations governing patents, and the rules regarding patent procurement, could change in unpredictable ways that may weaken our ability to obtain new patents or to enforce existing patents.

Because patent applications in the United States and many foreign jurisdictions are typically not published until eighteen months after filing, or in some cases not at all, and because publications of discoveries in the scientific literature often lag behind actual discoveries, neither we nor our licensors can be certain that others have not filed or maintained patent applications for potentially competing applications. If third parties filed patent applications or obtained patents on technologies, compositions and methods of use that are related to our business and that conflict with our owned or licensed patent applications, we may be required to challenge such protection, terminate or modify our programs impacted by such protection, or obtain licenses from such third parties, which might not be available on acceptable terms, if at all.

Our success will also depend upon the skills, knowledge, and experience of our scientific and technical personnel, consultants and advisors. To help protect intellectual property for which patents may be unavailable or strategically undesirable, we rely on trade secrets and know-how. Trade secrets are difficult to protect. While employees, licensees, collaborators and consultants are generally required to enter into confidentiality agreements, this may not be sufficient to adequately protect trade secrets or other proprietary information. If we cannot maintain the confidentiality of this information, our ability to receive patent protection or protect trade secrets or other proprietary information will be at risk and our financial condition may be adversely affected.

Third-party claims of intellectual property infringement may prevent or delay our product discovery and development efforts.

Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries, as well as administrative proceedings for challenging patents, including interference and reexamination proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions. Recently, under the AIA, new procedures including inter partes review and post grant review have been implemented. These procedures are relatively new and the manner in which they are being implemented continues to evolve, which brings additional uncertainty to our patents and pending applications. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing our product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our product candidates may give rise to claims of infringement of the patent rights of others.

Third parties may assert that we are employing their proprietary technology without authorization. If and when a CPP-1X/sul-based product candidate is approved by the FDA, a certain third party may then seek to enforce its patent by filing a patent infringement lawsuit against us. While we do not believe that any such patent that could otherwise materially adversely affect commercialization of our product candidates exists, we may be incorrect in this belief. In this regard, patents issued in the United States by law enjoy a presumption of validity that can be rebutted only with evidence that is “clear and convincing,” a heightened standard of proof. There may be third-party patents of which we are currently unaware with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our product candidates. Because patent applications can take many years to issue, there may be currently pending patent applications, which may later result in issued patents that our product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of our product candidates, constructs or molecules used in or formed during the manufacturing process, or any final product itself, the holders of any such patents may be able to block our ability to commercialize the product candidate unless we obtained a license under the applicable patents, or until such patents expire or they are finally determined to be held invalid or unenforceable. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, including combination therapy or patient selection methods, the holders of any such patent may be able to block our ability to develop and commercialize the product candidate unless we obtained a license or until such patent expires or is finally determined to be held invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all. If we are unable to obtain a necessary license to a third-party patent on commercially reasonable terms, or at all, our ability to commercialize our product candidates may be impaired or delayed, which could in turn significantly harm our business.

Parties making claims against us may seek and obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of our product candidates. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize our product candidates, which could harm our business significantly.

We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe our patents or the patents of our licensors. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that one or more of our patents is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated, held unenforceable, or interpreted narrowly and could put our patent applications at risk of not issuing. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure.

Interference proceedings provoked by third parties or brought by the USPTO may be necessary to determine the priority of inventions with respect to some of our patents or patent applications subject to pre-AIA or those of our licensors. An unfavorable outcome could result in a loss of our current patent rights and could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Litigation or interference proceedings may result in a decision adverse to our interests and, even if we are successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent, alone or with our licensors, misappropriation of our trade secrets or confidential information, particularly in countries where the laws may not protect those rights as fully as in the United States.

A derivation proceeding is a trial proceeding conducted at the Patent Trial and Appeal Board to determine whether (i) an inventor named in an earlier application derived the claimed invention from an inventor named in the petitioner’s application, and (ii) the earlier application claiming such invention was filed without authorization. An applicant subject to the first-inventor-to-file provisions may file a petition to institute a derivation proceeding only within one year of the first publication of a claim to an invention that is the same or substantially the same as the earlier application’s claim to the invention. The petition must be supported by substantial evidence that the claimed invention was derived from an inventor named in the petitioner’s application. Derivation proceedings may result in a decision adverse to our interests and, even if we are successful, may result in substantial costs and distract our management and other employees.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, our competitors might be able to enter the market, which would have a material adverse effect on our business.

Issued patents covering our product candidates could be found invalid or unenforceable if challenged in court or the USPTO.

If we or one of our licensing partners initiate legal proceedings against a third party to enforce a patent covering one of our product candidates, the defendant could counterclaim that the patent covering our product candidate, as applicable, is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace, and there are numerous grounds upon which a third party can assert invalidity or unenforceability of a patent. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post-grant review, derivation proceedings, inter partes review, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in revocation or amendment to our patents in such a way that they no longer cover our product candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we, our patent counsel and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our product candidates. Such a loss of patent protection could have a material adverse impact on our business.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

We have received confidential and proprietary information from third parties. In addition, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies. We may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed confidential information of these third parties or our employees’ former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial cost and be a distraction to our management and employees.

Risks Related to This Offering and Ownership of our Common Stock

Upon the sale of the shares offered in this prospectus, our preferred stock, certain of our warrants and our outstanding Bridge Notes and the Sucampo Note will convert into shares of common stock.

Holders of our preferred stock have several rights that our common stockholders do not have such as preference on payment of dividends and liquidation distributions, and the right to adjustment in the event that securities are issued at a price per share less than that paid by the holders of the preferred stock. Our Amended and Restated Certificate of Incorporation provides that our preferred stock automatically converts to common stock upon a closing of a firmly underwritten public offering with a nationally recognized full-service investment bank pursuant to an effective registration statement under the Securities Act, in which the per share offering price is at least $19.50 per share of common stock pursuant to the terms of the Series A-1 Preferred Stock and $20.00 per share of common stock pursuant to the terms of Series A-2 Preferred Stock, and the gross cash proceeds (before underwriting fees, commissions or discounts) are at least $20.0 million. In addition, certain of our warrants provide that upon the closing of this offering, such warrants will automatically be exercised on a cashless basis into shares of common stock if the price per share in this offering exceeds the exercise price of the warrant. Our outstanding Bridge Notes automatically convert into common stock upon a closing of a firmly underwritten public offering and our outstanding Sucampo Note provides that, subject to certain limitations, it automatically converts into common stock upon a closing of an underwritten public offering in which the gross cash proceeds to us (before underwriting fees, commissions or discounts) are at least $10.0 million (exclusive of any Sucampo investment) at a 10% discount to the per share price of our common stock if such closing occurs prior to the futility analysis of our Phase 3 clinical trial for the treatment of FAP or a 20% discount to the per share price of our common stock if such closing occurs after the futility analysis of our FAP Phase 3 clinical trial. The futility analysis is not expected until the second half of 2016, therefore, it is anticipated that the Sucampo Note will convert into shares of our common stock in this offering at a 10% discount to the public offering price per share set forth on the cover page of this prospectus. Upon the conversion of the preferred stock, Bridge Notes and Sucampo Note and the exercise of the warrants the holders of common stock will experience additional dilution.

The put right of certain warrant holders could result in significant cash payments by us, which cannot be estimated with any certainty.

The put right that the University of Arizona has with respect to its warrant exercisable for 124,787 shares of common stock at $0.2404 per share could result in the payment by us of a significant amount of money to the University of Arizona, which amount will increase proportionally as and when our stock price increases. Because we are required to pay the University of Arizona the difference between the fair market value of the shares of common stock into which the warrant is exercisable and the exercise price of the warrant, we cannot estimate the amount of this future cash obligation with any certainty. The University of Arizona has the right to exercises its put right during the 60 days prior to the May 2019 expiration date of the warrant.

We do not know whether an active, liquid and orderly trading market will develop for our common stock or what the market price of our common stock will be and as a result it may be difficult for you to sell your shares of our common stock.

Prior to this offering there has been no public market for shares of our common stock. Although our common stock has been approved for listing on the NYSE MKT there can be no assurance that an active trading market for our shares will develop or be sustained following this offering. You may not be able to sell your shares quickly or at the market price if trading in shares of our common stock is not active. The initial public offering price for our common stock was determined through negotiations with the underwriters, and the negotiated price may not be indicative of the market price of the common stock after the offering. As a result of these and other factors, you may be unable to resell your shares of our common stock at or above the initial public offering price. Further, an inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into strategic partnerships or acquire companies or products by using our shares of common stock as consideration.

The price of our stock may be volatile, and you could lose all or part of your investment.

The trading price of our common stock following this offering is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including limited trading volume. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include:

•	the commencement, enrollment or results of the planned clinical trials of our product candidates or any future clinical trials we may conduct, or changes in the development status of our product candidates;

•	any delay in our regulatory filings for our product candidates and any adverse development or perceived adverse development with respect to the applicable regulatory authority’s review of such filings, including without limitation the FDA’s issuance of a “refusal to file” letter or a request for additional information;
•	adverse results or delays in clinical trials;
•	our decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;
•	adverse regulatory decisions, including failure to receive regulatory approval of our product candidates;
•	changes in laws or regulations applicable to our products, including but not limited to clinical trial requirements for approvals;
•	adverse developments concerning our manufacturers;
•	our inability to obtain adequate product supply for any approved product or inability to do so at acceptable prices;
•	our inability to establish collaborations if needed;
•	our failure to commercialize our product candidates;
•	additions or departures of key scientific or management personnel;
•	unanticipated serious safety concerns related to the use of our product candidates;
•	introduction of new products or services offered by us or our competitors;
•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;
•	our ability to effectively manage our growth;
•	the size and growth of our initial cancer target markets;
•	our ability to successfully treat additional types of cancers or at different stages;
•	actual or anticipated variations in quarterly operating results;
•	our cash position;
•	our failure to meet the estimates and projections of the investment community or that we may otherwise provide to the public;
•	publication of research reports about us or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;
•	changes in the market valuations of similar companies;
•	overall performance of the equity markets;
•	sales of our common stock by us or our stockholders in the future;
•	trading volume of our common stock;
•	changes in accounting practices;
•	ineffectiveness of our internal controls;
•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;
•	significant lawsuits, including patent or stockholder litigation;
•	general political and economic conditions; and

•	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the NYSE MKT and biopharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. If the market price of our common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which would harm our business, operating results or financial condition.

We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the appreciation of their stock.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Prior to this offering, our executive officers, directors, and 5% stockholders beneficially owned approximately 71% of our voting stock as of January 26, 2016 (assuming conversion of all shares of preferred stock to common stock, conversion of the Bridge Notes to common stock (assuming an initial offering price of $13.00 per share which is the mid-point of the range set forth on the cover page of this prospectus), conversion of the Sucampo Note (assuming an initial offering price of $13.00 per share which is the mid-point of the range set forth on the cover page of this prospectus, less a 10% discount per the conversion terms of the Sucampo Note), and the exercise of all preferred warrants that are automatically exercised upon the closing of this offering), and, upon the closing of this offering, that same group will hold approximately 58% of our outstanding voting stock (assuming no exercise of the underwriters’ option to purchase additional shares). Certain of our directors, executive officers, 5% stockholders and their affiliated entities may purchase shares of our common stock in this offering at the initial public offering price. See “Underwriting” for additional information. In addition, upon the closing of this offering Sucampo will own approximately 11% of our outstanding voting stock (assuming no exercise of the underwriters’ option to purchase additional shares and a 10% discount to the initial public offering price for the conversion of the Sucampo Note as per the conversion terms of the Sucampo Note) based on the assumed initial public offering price of $13.00 per share (the mid-point of the price range set forth on the cover page of this prospectus). The previously discussed ownership percentage upon the completion of this offering does not reflect the potential purchase of any shares in this offering by such persons other than the Sucampo Additional Investment. Therefore, even after this offering, these stockholders will have the ability to influence us through this ownership position. These stockholders may be able to determine all matters requiring stockholder approval. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders.

Our failure to meet the continued listing requirements of the NYSE MKT could result in a de-listing of our common stock.

If after listing we fail to satisfy the continued listing requirements of the NYSE MKT such as the corporate governance requirements or the minimum closing bid price requirement, the NYSE MKT may take steps to de-list our common stock. Such a de-listing would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a de-listing, we would take actions to restore our compliance with the NYSE MKT’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the NYSE MKT minimum bid price requirement or prevent future non-compliance with the NYSE MKT’s listing requirements.

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The initial public offering price is substantially higher than the net tangible book value per share of our common stock. Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing common stock in this offering will incur immediate dilution of $10.24 per share, based on the assumed initial public offering price of $13.00 per share (the mid-point of the price range set forth on the cover page of this prospectus). Further, investors purchasing common stock in this offering will contribute approximately 58% of the total amount invested by stockholders since our inception, but will own only approximately 26% of the shares of common stock outstanding after giving effect to this offering.

This dilution is due to our investors who purchased shares prior to this offering having paid substantially less when they purchased their shares than the price offered to the public in this offering and the exercise of stock options granted to our employees. To the extent outstanding options or warrants are exercised, including the Bridge Warrants, there will be further dilution to new investors. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation. For a further description of the dilution that you will experience immediately after this offering, see “Dilution.”

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time consuming and costly, and place significant strain on our personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. We are also continuing to improve our internal control over financial reporting. We have expended, and anticipate that we will continue to expend, significant resources in order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business, including increased complexity resulting from our international expansion. Further, weaknesses in our disclosure controls or our internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of management reports and independent registered public accounting firm audits of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures, and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the market price of our common stock.

We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K. Our independent registered public accounting firm is not required to audit the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company,” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating.

Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business and operating results, and cause a decline in the market price of our common stock.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we intend to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including: not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year: (a) following the fifth anniversary of the completion of this offering; (b) in which we have total annual gross revenue of at least $1.0 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeded $700.0 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices we make to avail ourselves of these exemptions, there may be a less active trading market for our common stock and the market price of our common stock may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards under the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

As a result of our being a public company, we are subject to additional reporting and corporate governance requirements that require additional management time, resources and expense.

As a public company, and particularly after we are no longer an emerging growth company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NYSE MKT and other applicable securities rules and regulations impose various requirements on public companies, including the obligation to file with the SEC annual and quarterly information and other reports that are specified in the Exchange Act and to establish and maintain effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

We are evaluating these rules and regulations, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

Sales of a substantial number of shares of our common stock by our existing stockholders in the public market could cause our stock price to fall.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the lock-up and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could decline. Based on shares of common stock outstanding as of January 26, 2016, upon the closing of this offering we will have outstanding a total of 7,422,188 shares of common stock. Of these shares, only the shares of common stock sold in this offering by us, plus any shares sold upon exercise of the underwriters’ option to purchase additional shares, will be freely tradable without restriction in the public market immediately following this offering. The representatives of the underwriters, however, may, in their sole discretion, permit our officers, directors and other stockholders who are subject to these lock-up agreements to sell shares prior to the expiration of the lock-up agreements.

We expect that the lock-up agreements pertaining to this offering will expire 180 days from the date of this prospectus. In addition, shares of common stock that are either subject to outstanding options or reserved for future issuance under our 2010 Equity Incentive Plan and our 2016 Equity Incentive Plan will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, the lock-up agreements and Rule 144 and Rule 701 under the Securities Act. If these additional shares of common stock are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

The holders of shares of our Series A-1 Preferred Stock and Series A-2 Preferred Stock are entitled to piggyback rights with respect to the registration of their shares under the Securities Act, subject to the 180-day lock-up agreements described above. See “Description of Our Capital Stock — Registration Rights.” Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares held by affiliates, as defined in Rule 144 under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plans, and ESPP could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

We expect that significant additional capital may be needed in the future to continue our planned operations, including conducting clinical trials, commercialization efforts, expanded research and development activities and costs associated with operating a public company. To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights, preferences and privileges senior to the holders of our common stock, including shares of common stock sold in this offering. Pursuant to our 2010 Equity Incentive Plan and to our 2016 Equity Incentive Plan, which became effective on the business day prior to the public trading date of our common stock, our management is authorized to grant stock options to our employees, directors and consultants.

Initially, the aggregate number of shares of our common stock that may be issued pursuant to stock awards under our 2010 Equity Incentive Plan and 2016 Equity Incentive Plan is 1,200,000 shares. The number of shares available for future grant under the 2016 Equity Incentive Plan will automatically increase on January 1 of each year by 5% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, subject to the ability of our board of directors to take action to reduce the size of the increase in any given year. Pursuant to the ESPP following this offering 77,000 shares of our common stock will be authorized for issuance pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our common stock reserved for issuance under the ESPP will automatically increase on January 1 of each calendar year by the lesser of (i) 1% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year or (ii) a number determined by our board of directors that is less than (1). Currently, we plan to register the increased number of shares available for issuance under the 2016 Equity Incentive Plan and ESPP each year. Increases in the number of shares available for future grant or purchase may result in additional dilution, which could cause our stock price to decline.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. We expect to use the net proceeds from this offering to fund the completion of our Phase 3 clinical trial of CPP-1X/sul for FAP and additional studies necessary for filing an NDA with the FDA. The net proceeds may also be used to support our efforts developing other indications for CPP-1X/sul, to advance any additional product candidates that we select, to expand our internal research and development capabilities to explore new product candidates and to fund working capital, including general operating expenses. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

Anti-takeover provisions under our charter documents and Delaware law could delay or prevent a change of control, which could limit the market price of our common stock and may prevent or frustrate attempts by our stockholders to replace or remove our current management.

Our amended and restated certificate of incorporation and amended and restated bylaws, which are to become effective at or prior to the closing of this offering, contain provisions that could delay or prevent a change of control of our company or changes in our board of directors that our stockholders might consider favorable. Some of these provisions include:

•	a board of directors divided into three classes serving staggered three-year terms, such that not all members of the board will be elected at one time;
•	a prohibition on stockholder action through written consent, which requires that all stockholder actions be taken at a meeting of our stockholders;
•	a requirement that special meetings of stockholders be called only by the chairman of the board of directors, the board of directors, or the president;
•	advance notice requirements for stockholder proposals and nominations for election to our board of directors; and
•	the authority of the board of directors to issue preferred stock on terms determined by the board of directors without stockholder approval and which preferred stock may include rights superior to the rights of the holders of common stock.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporate Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These anti-takeover provisions and other provisions in our amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult for stockholders or potential acquirors to obtain control of our board of directors or initiate actions that are opposed by the then-current board of directors and could also delay or impede a merger, tender offer or proxy contest involving our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing or cause us to take other corporate actions you desire. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our common stock to decline.

If we issue shares of preferred stock with superior rights than the common stock offered hereby, it could result in a decrease in the value of our common stock and delay or prevent a change in control of us.

Our board of directors is authorized to issue shares of preferred stock. Our board of directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of preferred stock. The issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. Holders of preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. The issuance of preferred stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

The application of the “penny stock” rules to our common stock could limit the trading and liquidity of the common stock, adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

If our common stock becomes traded on a securities market or exchange, as long as the trading price of our common stock is below $5 per share, the open-market trading of our common stock will be subject to the “penny stock” rules, unless we otherwise qualify for an exemption from the “penny stock” definition. The “penny stock” rules impose additional sales practice requirements on certain broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1.0 million or annual income exceeding $200,000 or $300,000 together with their spouse). These regulations, if they apply, require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations may have the effect of limiting the trading activity of our common stock, reducing the liquidity of an investment in our common stock and increasing the transaction costs for sales and purchases of our common stock as compared to other securities. The stock market in general and the market prices for penny stock companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance. Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include: (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. The occurrence of these patterns or practices could increase the volatility of our share price.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price may decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our ability to implement our business plan;
•	our ability to raise additional capital to meet our liquidity needs;
•	our ability to generate product revenues;
•	our ability to achieve profitability;
•	our ability to satisfy U.S. (including FDA) and international regulatory requirements;
•	our ability to obtain market acceptance of our products;
•	our ability to compete in the market;
•	our ability to advance our clinical trials;
•	our ability to fund, design and implement clinical trials;
•	our ability to demonstrate that our product candidates are safe for human use and effective for indicated uses;
•	our ability to gain acceptance of physicians and patients for use of our products;
•	our dependency on third-party researchers and manufacturers and licensors;
•	our ability to establish and maintain strategic partnerships, including for the distribution of products;
•	our ability to meet all of the conditions for receipt of future funding from Sucampo;
•	our ability to attract and retain a sufficient qualified personnel;
•	our ability to obtain or maintain patents or other appropriate protection for the intellectual property;
•	our dependency on the intellectual property licensed to us or possessed by third parties;
•	our ability to adequately support future growth; and
•	potential product liability or intellectual property infringement claims.

In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions. These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. We discuss many of these risks in greater detail under the heading “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements. The Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act do not protect any forward-looking statements that we make in connection with this offering.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $22.3 million (or approximately $25.8 million if the underwriters’ exercise their over-allotment option in full) from the sale of the shares of common stock offered by us in this offering, based on an assumed initial public offering price of $13.00 per share (the mid-point of the price range set forth on the cover page of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed initial public offering price of $13.00 per share would increase (decrease) the net proceeds to us from this offering by approximately $1.8 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a 384,616 share increase (decrease) in the number of shares offered by us, as set forth on the cover of this prospectus, would increase (decrease) the net proceeds to us by $4.6 million, assuming the assumed initial public offering price of $13.00 per share (the mid-point of the price range set forth on the cover of this prospectus) remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to obtain additional capital to support our operations, to create a public market for our common stock and to facilitate our future access to the public equity markets. We anticipate that we will use the net proceeds from this offering for the following purposes:

•	up to $20.0 million to fund the completion of our Phase 3 clinical trial of CPP-1X/sul for FAP as currently contemplated and additional studies necessary for filing an NDA with the FDA, depending on the extent of funding available from current agreements with Tillotts and Sucampo;
•	up to $2.0 million (or possibly more, depending on the extent of funding available from current agreements with Tillotts and Sucampo) to support our efforts developing other indications for CPP-1X/sul, to advance any additional product candidates that we select, to expand our internal research and development capabilities to explore new product candidates. We currently intend to use a portion of such proceeds to continue to support the following research and development initiatives: (i) a Phase 1 investigator-sponsored clinical trial for early onset of type 1 diabetes, which we expect to support through completion of Phase 1 by contributing drug supply and scientific and regulatory support; (ii) Phase 1 NANT study in relapsed refractory neuroblastoma, which we expect to support through completion of Phase 1 by contributing drug supply, scientific and regulatory support and bioanalytical testing support; and (iii) a gastric cancer prevention study with Vanderbilt University, which we expect to support through completion of Phase 2a by contributing drug supply, scientific and regulatory support and bioanalytical testing support; and
•	the remainder to fund working capital and for other general corporate purposes, including for costs and expenses associated with being a public company.

We may also use a portion of the net proceeds from this offering to in-license, acquire, or invest in complementary businesses, technologies, products or assets.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. Our primary use of proceeds is for completion of our Phase 3 clinical trial of CPP-1X/sul for FAP and if it should require additional funding beyond the estimates above, we will likely terminate our support of the other research and development referred to above. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering, or the amounts that we will actually spend on the uses set forth above. We may find it necessary or advisable to reallocate the net proceeds of this offering; however any such reallocation would be substantially limited to the categories set forth above as we do not intend to use the net proceeds for other purposes. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including the factors described under the heading “Risk Factors.” As a result, our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds from this offering.

Pending their use, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2015:

•	on an actual basis;
•	on a pro forma basis, giving effect to (i) the conversion of all our outstanding preferred stock into an aggregate of 2,164,243 shares of common stock upon the closing of this offering; (ii) the exercise of our preferred stock warrants into an aggregate of 199,154 shares of our common stock upon the closing of this offering; (iii) the conversion of all outstanding Bridge Notes and all accrued interest thereon into an aggregate of 173,974 shares of common stock (assuming an initial offering price of $13.00 per share which is the mid-point of the range set forth on the cover page of this prospectus) and which will occur automatically upon the closing of this offering; and (iv) the conversion of the outstanding Sucampo Note and all accrued interest thereon into an aggregate of 428,404 shares of common stock (assuming an initial offering price of $13.00 per share which is the mid-point of the range set forth on the cover page of this prospectus, less a 10% discount per the conversion terms of the Sucampo Note), and which will occur automatically upon the closing of this offering; and
•	on a pro forma as adjusted basis, reflecting the pro forma adjustments discussed above and giving further effect to the sale by us of 1,923,076 shares of our common stock at an assumed initial public offering price of $13.00 per share (the mid-point of the price range set forth on the cover page of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma information below is illustrative only and our capitalization following the closing of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with our audited financial statements and the related notes appearing at the end of this prospectus, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information contained in this prospectus.

	As of December 31, 2015
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(unaudited)
	(in thousands, except share and per share amounts)
Series A-1 Preferred Stock, $.001 par value: 7,300,000 shares authorized, 1,113,743 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	$5,407	$—	$—
Series A-2 Preferred Stock, $.001 par value: 6,000,000 shares authorized, 1,050,500 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	5,152	—	—
Common stock and additional paid-in capital, $.001 par value: 35,000,000 shares authorized, 2,533,336 shares issued and 2,517,495 outstanding, actual; 35,000,000 shares authorized, 5,499,111 shares issued and 5,483,272 shares outstanding, pro forma; 35,000,000 shares authorized, 7,422,188 shares issued and 7,406,349 shares outstanding, pro forma as adjusted	3	5	7
Additional paid-in capital	1,457	20,804	43,077
Accumulated deficit	(22,642)	(22,642)	(22,642)
Total stockholders’ equity (deficit)	(21,182)	(1,833)	20,442
Total capitalization	$(10,623)	$(1,833)	$20,442

Each $1.00 increase or decrease in the assumed initial public offering price of $13.00 per share would increase or decrease, respectively, total stockholders’ (deficit) equity and total capitalization by approximately $1.8 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The number of common shares in the table is based on the number of shares of our common stock outstanding as of December 31, 2015, and excludes:

•	803,885 shares of common stock issuable upon the exercise of outstanding stock options as of December 31, 2015 at a weighted average exercise price of $1.46 per share;
•	124,787 shares of common stock issuable upon the exercise of outstanding warrants issued to the University of Arizona as of December 31, 2015, at a weighted-average exercise price of $0.2404 per share;
•	52,038 shares of common stock issuable upon the exercise of the Bridge Warrants at a weighted-average exercise price of $13.00 per share (assuming an initial offering price of $13.00 per share which is the mid-point of the range set forth on the cover page of this prospectus);
•	112,954 shares of common stock reserved for future issuance under our 2010 Equity Incentive Plan;
•	1,200,000 shares of common stock reserved for future issuance under our 2016 Equity Incentive Plan, which will become effective upon the execution and delivery of the underwriting agreement for this offering; and
•	77,000 shares of common stock reserved for future issuance under the ESPP, which will become effective upon the execution and delivery of the underwriting agreement for this offering.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the pro forma net tangible book value per share of our common stock after this offering.

Our historical net tangible book value (deficit) as of December 31, 2015 was approximately $(21.2) million, or $(8.36) per share of common stock. Our historical net tangible book value (deficit) is the amount of our total tangible assets less our liabilities and preferred stock which is not included within equity. Net historical tangible book value (deficit) per share is our historical net tangible book value (deficit) divided by the number of shares of common stock outstanding as of December 31, 2015.

Our pro forma net tangible book value (deficit) as of December 31, 2015 was $(1.8) million, or $(0.33) per share of common stock. Pro forma net tangible book value (deficit) gives effect to (i) the conversion of all of our outstanding preferred stock into an aggregate of 2,164,243 shares of our common stock; (ii) the exercise of warrants into 199,154 shares of our common stock; (iii) the receipt of cash proceeds of $2.255 million in January 2016 from the issuance and sale of the Bridge Notes and the conversion of all outstanding Bridge Notes and all accrued interest thereon into an aggregate of 173,974 shares of common stock (assuming an initial offering price of $13.00 per share which is the mid-point of the range set forth on the cover page of this prospectus) and which will occur automatically upon the closing of this offering; and (iv) the receipt of cash proceeds of $5.0 million in January 2016 from the issuance and sale of the Sucampo Note and the conversion of the outstanding Sucampo Note and all accrued interest thereon into an aggregate of 428,404 shares of common stock (assuming an initial offering price of $13.00 per share which is the mid-point of the range set forth on the cover page of this prospectus, less 10% per the conversion terms of the Sucampo Note) and which will occur automatically upon the closing of this offering.

Our pro forma as adjusted net tangible book value as of December 31, 2015 was $20.4 million, or $2.76 per share of common stock. Pro forma as adjusted net tangible book value is our pro forma net tangible book value (deficit), plus the effect of the sale of shares of our common stock in this offering at an assumed initial public offering price of $13.00 per share (the mid-point of the price range set forth on the cover page of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $3.09 per share to our existing stockholders, and an immediate dilution of $10.24 per share to new investors participating in this offering.

The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$13.00
Historical net tangible book value (deficit) per share as of December 31, 2015	$(8.36)
Pro forma increase in net tangible book value per share as of December 31, 2015 attributable to the conversion of preferred stock, Bridge Notes, Sucampo Note, and the exercise of the warrants	8.03
Pro forma net tangible book value per share as of December 31, 2015, before giving effect to this offering	(0.33)
Increase in pro forma net tangible book value per share attributable to new investors participating in this offering	3.09
Pro forma as adjusted net tangible book value per share after this offering		2.76
Dilution per share to new investors participating in this offering		$10.24

A $1.00 increase (decrease) in the assumed initial public offering price of $13.00 per share, the mid-point of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value (deficit) by $1.8 million after this offering, and the dilution to investors participating in this offering, by approximately $0.23 per share.

Similarly, a 384,616 share increase (decrease) in the number of shares offering by us, as set forth on the cover of prospectus, would increase (decrease) the pro forma as adjusted net tangible book value (deficit) by $4.6 million after this offering, and the dilution to investors participating in this offering, by approximately $0.45 per share.

If the underwriters exercise their over-allotment option in full to purchase 288,462 additional shares of our common stock in this offering, the pro forma as adjusted net tangible book value will increase to $23.9 million, or $3.10 per share of common stock, representing an immediate increase to existing stockholders of $3.44 per share and an immediate dilution of $9.90 per share to new investors participating in this offering.

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2015, the differences between the number of shares of common stock purchased from us, the total consideration and the average price per share paid by existing stockholders and by investors participating in this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses, at an assumed initial public offering price of $13.00 per share, the midpoint of the estimated price range shown on the cover page of this prospectus.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	%	Amount	%
Existing stockholders	5,499,111	74%	$18,439,971	42%	$3.35
New investors	1,923,076	26%	24,999,988	58%	$13.00
Total	7,422,187	100%	$43,439,959	100%

The foregoing discussion is based on 5,499,111 shares of common stock outstanding as of December 31, 2015, after giving effect to the conversion of our preferred stock into an aggregate of 2,164,243 shares of common stock, the exercise of our preferred stock warrants into 199,154 shares of common stock, the receipt of cash proceeds of $2.255 million in January 2016 from the issuance and sale of the Bridge Notes and the conversion of all outstanding Bridge Notes and all accrued interest thereon into an aggregate of 173,974 shares of common stock (assuming an initial offering price of $13.00 per share which is the mid-point of the range set forth on the cover page of this prospectus and which will occur automatically upon the closing of this offering), and the receipt of cash proceeds of $5.0 million in January 2016 from the issuance and sale of the Sucampo Note and the conversion of the outstanding Sucampo Note and all accrued interest thereon into an aggregate of 428,404 shares of common stock (assuming an initial offering price of $13.00 per share which is the mid-point of the range set forth on the cover page of this prospectus, less a 10% discount per the conversion terms of the Sucampo Note, and which will occur automatically upon the closing of this offering), and excludes:

•	803,885 shares of common stock issuable upon the exercise of outstanding stock options as of December 31, 2015, at a weighted average exercise price of $1.46 per share;
•	124,787 shares of common stock issuable upon the exercise of outstanding warrants issued as of December 31, 2015, at a weighted-average exercise price of $0.2404 per share;
•	52,038 shares of common stock issuable upon the exercise of outstanding Bridge Warrants issued at a weighted-average exercise price of $13.00 per share (assuming an initial offering price of $13.00 per share which is the mid-point of the range set forth on the cover page of this prospectus);
•	112,954 shares of common stock reserved for future issuance under our 2010 Equity Incentive Plan;
•	1,200,000 shares of common stock reserved for future issuance under our 2016 Equity Incentive Plan, which will become effective upon the execution and delivery of the underwriting agreement for this offering; and
•	77,000 shares of common stock reserved for future issuance under the ESPP, which will become effective upon the execution and delivery of the underwriting agreement for this offering.

Furthermore, we may choose to raise additional capital through the sale of equity or debt securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that any of these options are exercised, new options are issued under our equity incentive plans or we issue additional shares of common stock or other equity or debt securities in the future, there will be further dilution to investors participating in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section entitled “Special Note Regarding Forward-Looking Statements.”

Overview

We are a clinical-stage biopharmaceutical company formed primarily to develop and commercialize therapeutic agents for the treatment and prevention of certain pre-cancerous conditions, orphan diseases (i.e., rare diseases) and gastrointestinal conditions. We are currently enrolling patients in our Phase 3 clinical trial for the treatment of FAP, a rare inherited condition that can cause the growth of thousands of colorectal adenomas (i.e., adenomatous polyps), which are recognized as a key risk factor for colon cancer, and we are a regulatory and commercial collaborator in a Phase 3 clinical trial funded by the NCI for the study of colon cancer risk reduction and CAT, a preventative treatment approach for survivors of colorectal cancer or those who have high-risk colon polyps. In addition, our therapeutic agent has been used in several investigator-sponsored trials and company-sponsored preclinical trials including: (1) Phase 1 and Phase 2 clinical trials for the treatment of Neuroblastoma, a particularly deadly cancer affecting children, funded by nonprofit organizations; (2) Phase 1 clinical trial for the treatment of early-onset type 1 diabetes funded by the Juvenile Diabetes Research Foundation; (3) Phase 2a clinical trial expected to be initiated this year for treatment of gastric cancer funded by the NCI; and (4) preclinical studies that we have sponsored in the orphan disease and cancer fields.

Our lead investigational new drug product, CPP-1X/sul, is a combination of the polyamine synthesis inhibitor CPP-1X (also known as DFMO) and the non-steroidal anti-inflammatory drug sulindac. We believe our investigational drug is unique in that it is designed to treat the risk factors (e.g., polyps) that are hypothesized to lead to colon cancer and therefore may have the ability to prevent various types of colon cancer. Unlike other therapies used to treat FAP and for use with CAT, CPP-1X/sul is an oral, non-surgical and non-invasive option that, we believe, has the potential to both improve patients’ quality of life and reduce the sizeable expenses associated with current treatment protocols.

We have devoted substantially all of our resources to development efforts relating to CPP-1X/sul and CPP-1X, including conducting clinical trials, providing general and administrative support for these operations and protecting our intellectual property. We currently do not have any products approved for sale and we have not generated any significant revenue from product sales since our inception. From our inception through December 31, 2015, we have funded our operations primarily through the private placement of preferred stock, common stock and promissory notes and a licensing arrangement.

We have incurred net losses in each year since our inception, including net losses of $5.7 million and $6.0 million for the years ended December 31, 2015 and 2014, respectively. We had an accumulated deficit of $22.6 million as of December 31, 2015. Substantially all our operating losses resulted from costs incurred in connection with our research and development programs and from general and administrative costs associated with our operations.

We expect to continue to incur significant expenses and to incur increasing operating losses for at least the next several years. We anticipate that our expenses will increase substantially as we:

•	complete the ongoing Phase 3 trials of our lead product candidate, CPP-1X/sul for the treatment of FAP
•	develop a new dosage form of our combination therapy based on formulation of DFMO and sulindac into a single tablet;

•	hire internal research and development staff to coordinate and manage the overall drug development process;
•	complete clinical pharmacology commitments including possible ADME, PK and additional safety studies as may be required;
•	maintain, expand and protect our intellectual property portfolio;
•	seek to obtain regulatory approvals for CPP-1X/sul;
•	continue our research and development efforts;
•	add operational, financial and management information systems and personnel, including personnel to support our product development and commercialization efforts; and
•	operate as a public company.

We do not expect to generate revenue from product sales unless and until we successfully complete development and obtain marketing approval for one or more of our product candidates, which we expect will take a number of years and is subject to significant uncertainty. Accordingly, we anticipate that we will need to raise additional capital in addition to the net proceeds of this offering prior to the commercialization of our product candidates. Until such time, if ever, as we can generate substantial revenue from product sales, we expect to finance our operating activities through a combination of equity offerings, debt financings, government or other third-party funding, commercialization, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. Our failure to raise capital or enter into such other arrangements as and when needed would have a negative impact on our financial condition and our ability to develop our product candidates.

Our financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Sucampo Transactions

On January 9, 2016, we entered into a strategic alliance with Sucampo for the development and commercialization of CPP-1X/sul combination. Pursuant to the terms of the Securities Purchase Agreement, Sucampo purchased from us the Sucampo Note in the aggregate principal amount of $5.0 million. The Sucampo Note bears interest at the rate of 5% per annum and matures on January 31, 2019 unless earlier converted or prepaid. The Sucampo Note is automatically convertible into our securities, subject to certain limitation, in the event we consummate a Qualified Financing. If a Qualified Financing occurs before completion of the futility analysis of our ongoing Phase 3 clinical trial for the treatment of FAP, the Sucampo Note will automatically convert into the same securities issued in the Qualified Financing at price equal to a 10% discount to the lowest issuance price of the securities in the Qualified Financing. If a Qualified Financing occurs after completion of the futility analysis of our ongoing Phase 3 clinical trial for the treatment of FAP, the Sucampo Note will automatically convert into the same securities issued in the Qualified Financing at a 20% discount to the lowest issuance price of the securities in the Qualified Financing. If a Qualified Financing or a Sale does not occur before the maturity date of the Sucampo Note, at the election of Sucampo the unpaid principal balance of the Sucampo Note and any accrued and unpaid interest then payable is convertible into our common stock at a price equal to the then most recent §409A per share tax valuation conducted by a third-party appraisal firm. In addition, in the event of a Sale prior to the maturity date of the Sucampo Note or the consummation of a Qualified Financing, the Sucampo Note may, at Sucampo’s election, be converted into shares of common stock or preferred stock, whichever is issued in the most recent financing, at a conversion rate equal to the lowest price per share of such securities issued in our most recent financing.

Sucampo has also agreed, at our sole discretion, to (i) make the Sucampo Additional Investment on the same terms and conditions as the other investors in a Qualified Financing, or (ii) if a Qualified Financing has not occurred before the completion of futility analysis of our ongoing Phase 3 clinical trial for the treatment of FAP, then an investment would be made by Sucampo, at our election, and subject to certain conditions to be met by us, in the form of an additional convertible promissory note in the aggregate principal note of

$5.0 million under the same terms and conditions as the Sucampo Note, except that the maturity date of the subsequent note will be the third anniversary of the issuance date of such note.

In connection with Sucampo’s investment in the Sucampo Note and the Sucampo Additional Investment, and subject to certain government rights and rights of the University of Arizona, we entered into the Option and Collaboration Agreement with Sucampo granting it the Option to enter into the Sucampo License Agreement, with the right to sublicense, to develop, use, import, offer for sale and sell the Product in the Sucampo Territory in the Field. Sucampo paid us $3.0 million upon execution of the Option and Collaboration Agreement and, under certain conditions relating to the clinical development of the Product, will be required to pay an additional initial license fee of $4.5 million in order to retain the Option. If the Option is exercised by Sucampo, Sucampo has the right to enter into the License Agreement for the exclusive license to develop, use, import, offer for sale and sell the Product for use in the Field in the Sucampo Territory. This option is exercisable by Sucampo immediately, however if not exercised it will expire 30 days after the acceptance for filing by the FDA of the first NDA filed for the Product.

In addition, the Option expires if (i) Sucampo does not make the Sucampo Additional Investment in accordance with the Securities Purchase Agreement; or (ii) either party terminates the Option and Collaboration Agreement.

We have also agreed that upon the execution of the License Agreement Sucampo will be required to pay a license issue fee of $5.0 million if the License Agreement is entered into prior to completion of the FAP trial or $10.0 million if the License Agreement is entered into after completion of the FAP trial. In addition, Sucampo will be obligated under the License Agreement to pay additional consideration of up to an aggregate of $180.0 million upon the achievement of the specified development and sales milestones plus 50% of the Adjusted Net Profits generated by Sucampo from the sale of Products, where Adjusted Net Profit is defined as 90% of the revenue received by Sucampo from the sale of the Products less costs incurred by Sucampo in the development, manufacture, marketing, sales and distribution of the Products. Ten percent (10%) of net profits is to be distributed between us and Sucampo pro rata of the total development costs borne by each until such costs have been recouped.

In connection with the Sucampo transactions we agreed to pay a financial agency fee of 5% (up to a maximum fee of $500,000) for any funds received by us from Sucampo, excluding the proceeds from any purchase of shares by Sucampo in this offering or any public offering of our shares. To date, we have paid $400,000 of this financial agency fee.

Bridge Financing

Between January 11, 2016 and January 15, 2016, we entered into a note and warrant purchase agreement with existing stockholders and raised aggregate gross proceeds of $2.255 million through the issuance of the Bridge Notes and warrants exercisable for shares of our common stock. The Bridge Notes bear interest at a rate of 8% per annum and mature on the earlier of (i) January 31, 2018 (subject to extension at our discretion for an additional two years at an annual interest rate of 10%); and (ii) the occurrence of an event of default. The principal amount outstanding under the Bridge Notes and all accrued and unpaid interest automatically convert into shares of our common stock at a conversion price equal to the per share price of our common stock in this offering. The Bridge Notes also contain provision for automatic conversion upon a change of control and an optional conversion at the discretion of the holder if we have not completed an initial public offering or a change of control has not occurred prior to January 31, 2018 at a conversion price of $6.00 per share. Each investor was also issued a Bridge Warrant that is exercisable for such number of shares of common stock as equals the quotient obtained by dividing 30% of the principal amount of a note by the per share price of our common stock issued in this offering or $6.00 per share if this offering is not consummated (the “Issue Price”). The exercise price is equal to the Issue Price and the exercise period for the warrants is a five-year period commencing on the consummation of this offering or the maturity date of the note. The Bridge Notes and Bridge Warrants contain adjustments in the case of stock splits, stock dividends, reorganizations and other similar transactions.

Financial Overview

Revenue

We derive revenues primarily from collaborative arrangements.

On December 27, 2013, we entered into a co-development and licensing agreement (the “Tillotts Agreement”) with Tillotts, a subsidiary of Zeria, whereby we licensed to Tillotts exclusive European and Japanese rights to co-develop and commercialize the combination of CPP-1X/sulindac for the treatment of FAP and other gastrointestinal conditions. Under the terms of the Tillotts Agreement, Tillotts was obligated to pay us an $8 million upfront payment as well as milestone payments for European and Japanese development programs under a co-development framework. The potential milestone payments, in excess of $100 million, include drug development milestone payments and one-time sales milestone payments upon attainment of annual net sales levels. The drug development milestones include: (i) the dates that total patient enrollment reaches certain percentages of the target enrollment, and (ii) upon receipt of European Union and Japanese regulatory approvals. Tillotts is also obligated to pay us royalties ranging from mid-single digits to low double digit percentages of annual net sales (subject to reduction in any country where there is not a valid patent claim or regulatory exclusivity or where there are competing products). Upon certain extraordinary events, Tillotts is entitled to terminate the license agreement in which case we would be required to repay Tillotts certain earned fees, including for development milestones, royalties, and sales milestones. The amount that may be subject to repayment is calculated based on a formula that subtracts 50% of actual development costs as well as certain post-termination wind-down expenses. We recalculate the amount subject to repayment each reporting period to determine if recognition of any revenues received from Tillotts should be deferred.

Under the Tillotts Agreement, we are responsible for managing product development activities, including our ongoing FAP Phase 3 clinical trial, as well as regulatory approval activities, which are currently estimated to cost an additional $20 million. Tillotts agreed to assume regulatory activities and marketing in Europe and Japan if it elects to continue with the arrangement after an interim data analysis of the FAP Phase 3 clinical trial data, at which point an additional non-refundable, non-creditable continued development fee would be due to us.

We are accounting for the agreement as a multiple element arrangement. Certain elements are recognized under the milestone method, whereby revenue related to those elements is recognized as substantive milestones are achieved. Revenue related to the upfront license fee is recognized on a straight-line basis over the license period, which expires on the later of (a) the date of expiration of all licensed patents, or (b) the date of expiration of data or market exclusivity of products being sold under the license. Currently the license period is estimated to expire on June 30, 2030.

On January 24, 2014, we received the upfront non-refundable license fee of $8 million, and for the year ended December 31, 2014 we recognized $0.5 million in collaboration revenue from the license fee with the remaining $7.5 million recorded as deferred collaboration revenue. For the year ended December 31, 2015 we recognized $3.5 in collaboration revenue which included $0.5 million in revenue from the license fee and $3.0 million from two substantive milestones of $1.5 million each related to patient enrollment targets achieved during the period. As of December 31, 2015, $7.0 million was recorded as deferred revenue on the balance sheet.

Research and Development Expenses

Since our inception, we have focused our resources on our research and development activities, including conducting nonclinical studies and clinical trials, and manufacturing development efforts for our product candidates. Our research and development expenses consist primarily of:

•	fees paid to consultants and CROs, including in connection with our nonclinical and clinical trials, and other related clinical trial fees, such as for investigator grants, patient screening, laboratory work, clinical trial database management, clinical trial material management and statistical compilation and analysis;
•	costs related to acquiring and manufacturing clinical trial materials;
•	costs related to compliance with regulatory requirements; and

•	overhead expenses for personnel in research and development functions.

From inception through December 31, 2015, we have incurred $16.7 million in research and development expenses. We plan to increase our research and development expenses for the foreseeable future as we continue the development of CPP-1X/sul for the treatment of FAP, CAT for survivors of colorectal cancer or certain high-risk colorectal adenomas, and for treatment of Neuroblastoma and potentially other indications, subject to the availability of additional funding.

Set forth below is a break-down of the costs we have incurred for each of our research and development programs for the years ended December 31, 2015 and 2014 and from inception through December 31, 2015.

Program Cost	Year Ended December 31,		Change 2015 vs. 2014		Inception to 12/31/15
	2015	2014	$	%
FAP	$5,321,799	$4,023,522	$1,298,277	32%	$12,155,059
Neuroblastoma	89,790	89,617	173	0%	2,031,287
NCI/SWOG Trial	51,513	41,288	10,225	25%	2,364,778
Other R&D	53,873	51,939	1,934	4%	104,664
Total	$5,516,975	$4,206,366	$1,310,609	31%	$16,655,788

The successful development of our clinical and preclinical product candidates is highly uncertain. For our lead disease target, FAP, we still need to complete clinical and preclinical studies in order to satisfy the requirements of the regulatory authorities in Canada, Europe and the United States and in order to obtain approval for commercialization of our drug product, the costs of which are difficult to determine. Based upon our current demands and commitments we expect that the proceeds from this offering will be sufficient in order to enable us to complete the studies in the United States and obtain approval for commercialization in the United States. However, if costs exceed expectations we may need to raise additional capital though either the sale of securities or strategic development and/or marketing arrangements with potential collaborators. At this time, we cannot reasonably estimate the nature, timing or costs of the efforts that will be necessary to complete the remainder of the development of any of our clinical or preclinical product candidates or the period, if any, in which material net cash inflows from these product candidates may commence. This is due to the numerous risks and uncertainties associated with developing drugs, including the uncertainty of:

•	the scope, rate of progress and expense of our ongoing, as well as any additional, clinical trials and other research and development activities;
•	future clinical trial results; and
•	the timing and receipt of any regulatory approvals.

A change in the outcome of any of these variables with respect to the development of a product candidate could mean a significant change in the costs and timing associated with the development of that product candidate. For example, if the FDA or another regulatory authority were to require us to conduct clinical trials beyond those that we currently anticipate will be required for the completion of clinical development of a product candidate or if we experience significant delays in enrollment in any of our clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development.

CPP-1X/sul

The majority of our research and development resources are focused on the Phase 3 trials and our other planned clinical and nonclinical studies and other work needed to submit CPP-1X/sul for regulatory approval in the United States and Europe. We have incurred and expect to continue to incur expenses in connection with these efforts, including:

•	conduct our ongoing Phase 3 clinical trials;
•	plan and complete additional Phase 3 trials as may be required for regulatory approval;
•	develop a new dosage form of our combination therapy based on formulation of DFMO and sulindac into a single tablet; and

•	complete clinical pharmacology commitments including possible ADME, PK and additional safety studies as may be required for regulatory approval;

General and Administrative Expenses

General and administrative expenses include allocation of facilities costs, salaries, benefits, and stock-based compensation for employees, and fees for independent contractors, accounting, and legal services.

We expect that our general and administrative expenses will increase as we operate as a public company and due to the potential commercialization of our product candidates. We believe that these increases will likely include increased costs for director and officer liability insurance, and increased fees for outside consultants, lawyers and accountants. We also expect to incur increased costs to comply with corporate governance, internal controls and similar requirements applicable to public companies.

Change in Fair Value of Warrant Liability

Warrants for shares that are mandatorily redeemable and contingently redeemable are classified as liabilities on the accompanying balance sheets and carried at their estimated fair value, determined through use of an option pricing model. At the end of each reporting period, any changes in fair value are recorded as a component of total other income (expense).

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which we have prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. We evaluate these estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 3 to our financial statements appearing elsewhere in this prospectus, we believe that the following accounting policies are the most critical for fully understanding and evaluating our financial condition and results of operations.

Revenue Recognition

We generate revenue from collaboration agreements for the development and commercialization of our products. Collaboration agreements may include non-refundable upfront fees, partial or complete reimbursement of research and development costs, contingent consideration payments based on the achievement of defined collaboration objectives, and royalties on sales of commercialized products. Our performance obligations under our collaborations include obligations to provide research and development services and supply related research and development materials. Amounts related to research and development funding are recognized as the related services or activities are performed, in accordance with the contract terms. Payments may be made to us based on the number of full-time equivalent researchers assigned to the collaboration project and the related research and development expense incurred. Amounts from the sale of research and development materials are recognized when: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the price to the buyer is fixed and determinable, and (iv) collectability is reasonably assured.

The terms of our collaborative research, development, and commercialization agreements often contain multiple elements, or deliverables, which may include (i) grants of licenses, or options to obtain licenses, to our intellectual property, (ii) research and development services, and/or (iii) drug product manufacturing.

To determine the units of accounting under a multiple-element arrangement, management evaluates certain separation criteria, including whether the deliverables have stand-alone value, based on the relevant facts and circumstances for each arrangement. Management then estimates the selling price for each unit of accounting and allocates the arrangement consideration to each unit utilizing the relative selling price method. The allocated consideration for each unit of accounting is recognized over the related obligation period in accordance with the applicable revenue recognition criteria.

In certain instances, we receive non-refundable, up-front payments when licensing our intellectual property, which often occurs in conjunction with a research and development agreement. When management believes that the license to our intellectual property has stand-alone value, we recognize revenue attributed to the license upon delivery provided there are no future performance requirements for use of the license. When management believes that the license to our intellectual property does not have stand-alone value, we recognize revenue attributed to the license on a straight-line basis over the contractual or estimated performance period. When the performance period is not specifically identifiable from the agreement, we estimate the performance period based upon provisions contained within the agreement, such as the duration of the research or development term.

Our agreements may provide for non-refundable milestone payments. We recognize revenue that is contingent upon the achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. A milestone is considered substantive when the consideration payable to us for such milestone (i) is consistent with our performance necessary to achieve the milestone or the increase in value to the collaboration resulting from our performance, (ii) relates solely to our past performance and (iii) is reasonable relative to all of the other deliverables and payments within the arrangement. In making this assessment, we consider all facts and circumstances relevant to the arrangement, including factors such as the scientific, regulatory, commercial and other risks that must be overcome to achieve the milestone, the level of effort and investment required to achieve the milestone and whether any portion of the milestone consideration is related to future performance or deliverables.

Research and Development Expenses

Research and development expenses include those related to the development of our lead compounds, including purchase and manufacturing of drug product, services of contract and clinical research organizations, consulting services, salaries and benefits and travel-related expenses and milestone payments made under collaboration agreements. Research and development expenses also consist of fees for clinical trials, insurance, information technology, drug transportation and facilities costs, analytical services, basic research, and investigator-sponsored trials. Research and development costs are expensed as incurred. In certain instances, we enter into agreements with third parties for research and development activities, where they may prepay fees for services at initiation of the contract. Such payments are recorded as prepaid assets and charged to research and development expense over the period of time the contracted research and development activities are performed. Other types of arrangements with third parties may be fixed-fee or fee-for-service, and may include monthly payments or payments upon the completion of milestones or receipt of deliverables.

The successful development of CPP-1X/sul and our other product candidates is uncertain. At this time, other than as discussed below, we cannot reasonably estimate the nature, timing or costs of the efforts that will be necessary to complete the remainder of the development of our products or the period, if any, in which material net cash inflows from the sale of our products may commence. This is due to the numerous risks and uncertainties associated with developing product candidates, including those described in “Risk Factors” in this prospectus. Development timelines, probability of success and development costs vary widely. As a result of these risks and uncertainties, we cannot currently estimate with any degree of certainty the amount of time or money that will be required to expend in the future on the research and development of CPP-1X/sul.

Fair Value of Financial Instruments

FASB ASC 820, Fair Value Measurements and Disclosures (“FASB ASC 820”), defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 requires disclosures about the fair value of all financial instruments, whether or not recognized, for financial statement purposes. The estimates presented in these financial statements are not necessarily indicative of the amounts that could be realized on disposition of the financial instruments.

FASB ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

The three levels of the fair value hierarchy are as follows:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.
•	Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 includes financial instruments that are valued using models or other valuation methodologies. These models consider various assumptions, including volatility factors, current market prices and contractual prices for the underlying financial instruments. Substantially all of these assumptions are observable in the marketplace, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.
•	Level 3 — Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheet for cash and cash equivalents, prepaid expenses and other current assets, accounts receivable, deferred financing costs, accounts payable, accrued expenses, and the notes payable approximate the fair values due to the short-term nature of the instruments.

Stock-Based Compensation

We recognize expense for employee stock-based payments based on the fair value of awards on the date of grant. The fair value of each employee stock option is estimated on the date of grant using the Black-Scholes option pricing model. The determination of the fair value of stock-based payment awards utilizing the Black-Scholes option pricing model is affected by the fair value of our stock price and a number of assumptions, including volatility, expected term, risk-free interest rate, and dividend yield. We recognize compensation cost for stock-based payment awards with service conditions that have a graded vesting schedule based on the accelerated recognition method under ASC 718, over the requisite service period as if the award was, in substance, a multiple award. If the actual forfeitures differ from our estimates, compensation expense is adjusted.

For stock-based payments to non-employee consultants, the fair value of the stock-based consideration issued is recognized at fair value over the service period, which is generally the vesting period. In such cases, the amount recognized is revalued for each reporting period as the awards vest. If the award contains performance conditions, the measurement date of the award is the earlier of the date at which a commitment for performance by the non-employee is reached or the date at which performance is reached. A performance commitment is reached when performance by the non-employee is probable because of sufficiently large disincentives for non-performance.

The 2010 Equity Incentive Plan permits us to grant non-statutory stock options, incentive stock options, stock appreciation rights, and restricted stock to our employees, outside directors and consultants; however, incentive stock options may only be granted to our employees. As of December 31, 2015, the maximum aggregate number of shares of common stock that may be issued pursuant to the 2010 Equity Incentive Plan is 1,100,000 shares.

Significant factors, assumptions and methodologies used in determining the estimated fair value of our common stock

We are also required to estimate the fair value of the common stock underlying our stock-based awards when performing the fair value calculations using the Black-Scholes option-pricing model. Our board of directors, with the assistance of management, determined the fair value of our common stock on each grant date. Option grants are based on the estimated fair value of our common stock on the date of grant, which is determined by taking into account several factors, including the following:

•	contemporaneous valuations of our common stock performed by independent third-party valuation specialists;
•	our stage of development and business strategy, including the status of research and development efforts or our product candidates, and the material risks related to our business;
•	the prices at which we sold our preferred stock and the rights, preferences, and privileges of the preferred stock relative to those of our common stock, including the liquidation preferences of the preferred stock;
•	the lack of marketability of our common stock as a private company;
•	our actual operating results and financial performance, including our levels of available capital resources;
•	the valuation of publicly traded companies in the life sciences and biotechnology sectors, as well as recently completed mergers and acquisitions of peer companies;
•	external market conditions affecting the life sciences and biotechnology industry sectors;
•	trends and developments in our industry;
•	conditions in our industry and the economy in general;
•	stock price performance of comparable public companies;
•	the composition of, and changes to, our management team and board of directors; and
•	the estimated likelihood of achieving a liquidity event, such as an initial public offering or an acquisition, given prevailing market conditions.

The table below presents the prices received from sales to third parties of our common stock and various classes of our preferred stock from inception to date:

Year	Share Class		Price per Share
2008 – 2009	Common Stock	(a)	$0.2404
2012	Series A-1 Preferred Stock	(b)(c)	$4.8422
2012 – 2013	Series A-2 Preferred Stock	(c)	$5.0000

(a)	After giving effect to our conversion from an LLC to a corporation.
(b)	Shares issued upon conversion of convertible bridge notes in September 2012.
(c)	Each share of preferred stock is convertible into shares of our common stock on a 1-for-1 basis.

Stock Options and Restricted Stock Issued to Employees, Directors, and Non-employees

We recognize compensation costs related to stock options granted to employees based on the estimated fair value of the awards on the date of grant, net of estimated forfeitures. We estimate the grant date fair value, and the resulting stock-based compensation expense, using the Black-Scholes option-pricing model. The grant date fair value of stock-based awards to employees is expensed based on the accelerated recognition method under ASC 718 over the vesting period of the respective award. Performance-based awards vest and are expensed over the performance period when the related performance goal is probable of being achieved.

We account for stock-based compensation arrangements with non-employees using a fair value approach. The fair value of these options is measured using the Black-Scholes option-pricing model reflecting the same assumptions as applied to employee options in each of the reported periods, other than the expected life, which is assumed to be the remaining contractual life of the option. The fair value of these arrangements is marked to market over the vesting terms as earned. The exercise price and fair value of restricted stock grants is determined by our board of directors based on valuation analyses by an outside independent valuation firm (see Common Stock Valuation, below).

In general, equity grants made under the 2010 Equity Incentive Plan during 2015 and 2014 vest ratably on a monthly basis over 36 months. A summary of stock option activity pursuant to the 2010 Equity Incentive Plan during 2015 and 2014 is summarized in the following table:

	Shares Underlying Options Granted	Weighted Average Exercise Price
Outstanding at December 31, 2013	470,035	$0.40
Granted	136,100	$1.30
Exercised	(400)	$1.30
Outstanding at December 31, 2014	605,735	$0.60
Granted	204,150	$4.00
Forfeited	(6,000)	$1.75
Outstanding at December 31, 2015	803,885	$1.46

A summary of restricted stock activity pursuant to the 2010 Equity Incentive Plan during 2015 and 2014 is summarized in the following table:

Restricted Stock(1)
Outstanding at December 31, 2013	152,761
Granted	30,000
Outstanding at December 31, 2014	182,761
Granted	—
Outstanding at December 31, 2015	182,761

(1)	Excludes 187,182 shares granted prior to inception of the 2010 Equity Incentive Plan.

Total stock compensation expense related to stock options during the years ended December 31, 2015 and 2014 was $0.4 million and $0.1 million respectively. Total stock compensation expense related to restricted stock during the years ended December 31, 2015 and 2014 was $47,644 and $42,985, respectively. Total stock compensation expense for both stock options and restricted stock for the years ended December 31, 2015 and 2014 was $0.4 and $0.1 million, respectively.

As of December 31, 2015, there was $0.5 million of unrecognized compensation cost related to non-vested share-based compensation arrangements. This cost is expected to be recognized over a weighted average period of 0.76 years.

We expect to continue to grant stock options and other equity-based awards in the future, and to the extent that we do, our stock-based compensation expense recognized in future periods will likely increase.

Common Stock Valuation

For use in calculating our stock-based compensation, estimates of the fair value of our common stock were calculated at the time points described below, and summarized in this table:

Valuation Date	Fair Value of Common Stock
December 31, 2011	$0.25
September 27, 2012	$1.10
December 31, 2013	$1.30
December 31, 2014	$1.95
June 30, 2015	$4.00
September 30, 2015	$6.60
December 31, 2015	$8.35

Valuation Date of December 31, 2011

In determining the estimated fair value of our common stock for the valuation date of December 31, 2011, our board of directors, with the assistance of management, used the Market Approach to estimate the enterprise value of our company in accordance with the American Institute of Certified Public Accountants (“AICPA”) Accounting and Valuation Guide, Valuation of Privately-Held Company Equity Securities Issued as Compensation (the “AICPA Guide”). The Market Approach is one of the three fundamental valuation approaches (along with the Income Approach and Cost Approach) used to estimate the value of an enterprise. The Market approach employs analysis using comparable companies in determining the value of the entity. Both public and private companies, if there is transparent available information, are considered in the Market approach. There are a number of different methods within the Market Approach that may be used: the three main methods utilized are: the Guideline Public Company Method, the Guideline Transaction Method, and the Precedent Transaction or Backsolve Method.

Given the early stage of our company, the Guideline Transaction Method (return on invested capital) was used to derive the fair value of our entity and the underlying securities. This method derives an implied market value of invested capital (“MVIC”) from the valuation multiples of transactions involving acquired target companies with similar characteristics. In addition, each value is discounted to the present value using an appropriate discount rate and an estimated time to exit.

We arrived at an MVIC range of $3,988,000 to $4,984,000. We then used the Option-Pricing-Method (“OPM”) to allocate the total estimated net asset value of the company across the various securities outstanding to ultimately arrive at a fair value of our common stock. We chose the OPM over other acceptable allocation methods due to our multi-class capital structure and the uncertainty related to the timing and type of exit event. After application of a discount for lack of marketability we arrived at a concluded common stock value of $0.25 per share.

OPM:  The OPM treats common, preferred stock, and any debt outstanding as call options on the total value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company's securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceeds the value of the liquidation preferences at the time of a liquidity event, such as a strategic sale, merger, or public offering exit. The common stock is modeled as a call option on the underlying company value at a predetermined exercise price. In the model, the exercise price is based on a comparison with the total company value rather than, as in the case of a regular call option, a comparison with a per share stock price. Thus, common stock is considered to be a call option with a claim on the enterprise at an exercise price equal to the remaining value immediately after the debt holders and preferred stock liquidation preferences are paid back. The OPM uses the Black-Scholes option-pricing model to price the call options. This model defines the securities' fair values as functions of the current fair value of a company and uses assumptions, such as the anticipated timing of a potential liquidity event and the estimated volatility of the securities.

Valuation Date of September 27, 2012

In determining the estimated fair value of our common stock for the valuation date of September 27, 2012, our board of directors, with the assistance of management, used the Market Approach — Precedent Transaction or Backsolve Method to estimate the enterprise value of our company in accordance with the AICPA Guide for the valuation date of September 27, 2012.

Given the early stage of our company and that we had commenced our offering of A-2 Preferred Stock, the Backsolve Method was used to estimate the fair value of our outstanding securities. This method derives an implied overall market value of invested capital for the company as implied by a transaction involving a company’s own securities. Per the AICPA Valuation Guide, the application of the Backsolve Method may be reasonable for a company in a similar stage of development as us when a valuation is conducted in close proximity to the date of an arm’s-length financing transaction.

We estimated the total equity value of our company by backsolving for the value that equates the aggregate invested capital for the Series A-2 Preferred Stock to the investment of $1,881,000 million using the option-pricing method of allocation. The application of the Backsolve method considering the company’s capital structure yielded an MVIC of $13,677,196, of which $4,681,106 was allocated as the total value of common stock, before fair value adjustments. After application of a discount for lack of marketability we arrived at a concluded common stock value of $1.10 per share.

Valuation Date of December 31, 2013

In determining the estimated fair value of our common stock for the valuation date of December 31, 2013, our board of directors, with the assistance of management, used the Market and Income Approaches to estimate enterprise value of our company in accordance with the AICPA Guide for the valuation date of December 31, 2013.

We elected to use two methods to determine the fair value of our enterprise, the Precedent Transaction or Backsolve Method and the Decision Tree Discounted Cash Flow Method and gave equal weighting to both methodologies, arriving at our total enterprise value of $14,860,000. After adjustments for cash, non-operating items, and debt we concluded to a company equity value of $16,690,000.

We then used the Option-Pricing-Method to allocate the total estimated equity value to the various equity classes comprising our capitalization structure. This method allocated $5,255,004 to common stock, before fair value adjustments. After application of a discount for lack of marketability we arrived at a concluded common stock value of $1.30 per share.

Valuation Date of December 31, 2014

In determining the estimated fair value of our common stock for the valuation date of December 31, 2014, our board of directors, with the assistance of management, used the Market and Income Approaches to estimate the enterprise value of our company in accordance with the AICPA Guide for the valuation date of December 31, 2014.

We elected to use two methods to determine the fair value of our securities, the Adjusted Enterprise Value Method and the Decision Tree Discounted Cash Flow Method and gave equal weighting to both methodologies, arriving at our total enterprise value of $19,350,000. After adjustments for cash, non-operating items, and debt we concluded to a company equity value of $24,010,000.

We then used the Option-Pricing-Method to allocate the total estimated equity value to the various equity classes comprising our capitalization structure. This method allocated $7,819,513 to common stock, before fair value adjustments. After application of a discount for lack of marketability we arrived at a concluded per share common stock value of $1.95 per share.

Valuation Date of June 30, 2015

In determining the estimated fair value of our common stock for the valuation date of June 30, 2015, given our distinct possible exit scenario of an initial public offering, we used a hybrid of the probability weighted expected return method (“PWERM”) and an OPM in a single framework to estimate the fair value of our common equity.

Hybrid Method:  The above referenced methodology, referred to as the Hybrid Method, utilizes one IPO scenario and one Alternative Exit scenario which is captured by the OPM. According to the AICPA Guide, the Hybrid Method is appropriate for a company that anticipates a high probability of a near-term IPO; however, if the IPO falls through due to market or other factors, the chances for a liquidity event are much more uncertain, and the company is expected to remain private for a relatively long time period. The value of the share classes under the IPO scenario would be based on the expected pricing and timing of the anticipated IPO, as described under a PWERM. Then, an OPM with an appropriate time to liquidity would be used to estimate the value of the share classes assuming the IPO does not occur, with the resulting share values under each scenario weighted by their respective probabilities.

Our management determined the probability weighting of potential liquidity events to be 30% for an initial public offering and 70% for an alternative exit path, which represents all other likely outcomes for our company including possible dissolution.

We considered two indicators of value for the IPO scenario, the Invested Capital Multiple Method and the Step-up Multiple Method. In the Invested Capital Multiple Method we estimated our invested capital deployed as of the anticipated IPO date and then applied an expected return on capital multiple range as displayed by recent market transactions. In the second of the two market-based methods we considered the increase in value, or step-up, from the most recent preferred stock financing to the IPO pre-money value for a group of similar oncology pharmaceutical companies which recently completed IPOs in the years preceding the effective date. Enterprise value in the Alternative Exit scenario was captured by use of the Decision Tree Discounted Cash Flow Method.

The application of the Hybrid Method determined a total fair value of our stock under two scenarios, one in which we complete an initial public offering of our stock, and one where there was an alternate exit event. Those values were then weighted based on management’s estimate of the probability of each potential outcome. This resulted in a probability weighted common equity value, after discounts, of $4.00 per share as of the valuation date of June 30, 2015.

Valuation Date of September 30, 2015

In determining the estimated fair value of our common stock for the valuation date of September 31, 2015, given our distinct possible exit scenario of an initial public offering, we used a hybrid of the probability weighted expected return method (“PWERM”) and an OPM in a single framework to estimate the fair value of our common equity.

Hybrid Method:  The above referenced methodology, referred to as the Hybrid Method, utilizes one IPO scenario and one Alternative Exit scenario which is captured by the OPM. According to the AICPA Guide, the Hybrid Method is appropriate for a company that anticipates a high probability of a near-term IPO; however, if the IPO falls through due to market or other factors, the chances for a liquidity event are much more uncertain, and the company is expected to remain private for a relatively long time period. The value of the share classes under the IPO scenario would be based on the expected pricing and timing of the anticipated IPO, as described under a PWERM. Then, an OPM with an appropriate time to liquidity would be used to estimate the value of the share classes assuming the IPO does not occur, with the resulting share values under each scenario weighted by their respective probabilities.

Our management determined the probability weighting of potential liquidity events to be 70% for an initial public offering and 30% for an alternative exit path, which represents all other likely outcomes for our company including possible dissolution.

We considered two indicators of value for the IPO scenario, the Invested Capital Multiple Method and the Step-up Multiple Method. In the Invested Capital Multiple Method we estimated the company’s invested capital deployed as of the anticipated IPO date and then applied an expected return on capital multiple range as displayed by recent market transactions. In the second of the two market-based methods we considered the increase in value, or step-up, from the most recent preferred stock financing to the IPO pre-money value for a group of similar oncology pharmaceutical companies which recently completed IPOs in the years preceding the effective date. Enterprise value in the Alternative Exit scenario was captured by use of the Decision Tree Discounted Cash Flow Method.

The application of the Hybrid Method determined a total fair value of our stock under two scenarios, one in which we complete an initial public offering of our stock, and one where there would be an alternate exit event. Those values were then weighted based on management’s estimate of the probability of each potential outcome. This resulted in a probability weighted common equity value, after discounts, of $6.60 per share as of the valuation date of September 30, 2015.

Valuation Date of December 31, 2015

In determining the estimated fair value of our common stock for the valuation date of December 31, 2015, given our distinct possible exit scenario of an initial public offering, we used a hybrid of the probability weighted expected return method (“PWERM”) and an OPM in a single framework to estimate the fair value of our common equity.

Hybrid Method:  The above referenced methodology, referred to as the Hybrid Method, utilizes one IPO scenario and one Alternative Exit scenario which is captured by the OPM. According to the AICPA Guide, the Hybrid Method is appropriate for a company that anticipates a high probability of a near-term IPO; however, if the IPO falls through due to market or other factors, the chances for a liquidity event are much more uncertain, and the company is expected to remain private for a relatively long time period. The value of the share classes under the IPO scenario would be based on the expected pricing and timing of the anticipated IPO, as described under a PWERM. Then, an OPM with an appropriate time to liquidity would be used to estimate the value of the share classes assuming the IPO does not occur, with the resulting share values under each scenario weighted by their respective probabilities.

Our management determined the probability weighting of potential liquidity events to be 80% for an initial public offering and 20% for an alternative exit path, which represents all other likely outcomes for our company including possible dissolution.

We considered two indicators of value for the IPO scenario, the Invested Capital Multiple Method and the Step-up Multiple Method. In the Invested Capital Multiple Method we estimated the company’s invested capital deployed as of the anticipated IPO date and then applied an expected return on capital multiple range as displayed by recent market transactions. In the second of the two market-based methods we considered the increase in value, or step-up, from the most recent preferred stock financing to the IPO pre-money value for a group of similar oncology pharmaceutical companies which recently completed IPOs in the years preceding the effective date. Enterprise value in the Alternative Exit scenario was captured by use of the Decision Tree Discounted Cash Flow Method.

The application of the Hybrid Method determined a total fair value of our stock under two scenarios, one in which we complete an initial public offering of our stock, and one where there would be an alternate exit event. Those values were then weighted based on management’s estimate of the probability of each potential outcome. This resulted in a probability weighted common equity value, after discounts, of $8.35 per share as of the valuation date of December 31, 2015.

JOBS Act

On April 5, 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we intend to rely on certain of these exemptions, including without limitation, (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (ii) complying with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an “emerging growth” company until the earlier of (1) the last day of the fiscal year: (a) following the fifth anniversary of the completion of this offering; (b) in which we have total annual gross revenue of at least $1.0 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeded $700.0 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Results of Operations

Comparison of the years ended December 31, 2015 and 2014

The following table summarizes our results of operations for the years ended December 31, 2015 and 2014, together with the changes in those items in dollars and as a percentage:

	For the years ended December 31,		Dollar Change	Percent Change
	2015	2014
Revenue
Collaboration revenue	$3,484,728	$484,728	$3,000,000	619%
Grant revenue	229,875	—	229,875	100%
Total revenue	3,714,603	484,728	3,229,875
Operating expenses
Research and development	5,516,975	4,206,366	1,310,609	31%
General and administrative	2,120,156	2,074,089	46,067	2%
Loss from operations	(3,922,528)	(5,795,727)	1,873,199
Other income (expense):
Interest income	3,046	6,176	(3,130)	-51%
Other income (expense)	(53,459)	(28,149)	(25,310)	90%
Change in fair value of warrant liability	(1,707,601)	(194,518)	(1,513,083)	778%
Total other expenses	(1,758,014)	(216,491)	(1,541,523)
Loss before income taxes	(5,680,542)	(6,012,218)	331,676	-6%
Income tax provision (benefit)	672	(10,625)	11,297	-106%
Net loss	$(5,681,214)	$(6,001,593)	$320,379

Revenue

Collaboration revenue was $3.5 million and $0.5 million for the years ended December 31, 2015 and 2014, respectively. The increase of $3.0 million, or 619%, is a result of achieving two substantive milestones of $1.5 million each related to patient enrollment targets achieved during the year ended December 31, 2015 per our agreement with Tillotts. No such milestones were achieved during the year ended December 31, 2014. Grant revenue increased by $0.2 million due to the expiration of repayment contingencies on an Arizona Innovation Challenge Grant during the year ended December 31, 2015. The payments from this grant had been recorded as deferred grant revenue.

Research and Development Expenses

Research and development expenses were $5.5 million and $4.2 million for the years ended December 31, 2015 and 2014, respectively. The increase in research and development expenses of $1.3 million, or 31%, primarily reflects increased costs due to the expansion of the clinical trials related to the development of our lead product CPP-1X/sul.

Set forth below is a break-down of the costs we have incurred for each of our research and development programs for the years ended December 31, 2015 and 2014:

	Year Ended December 31,		Change 2015 vs. 2014
Program Cost	2015	2014	$	%
FAP	5,321,799	4,023,522	1,298,277	32%
Neuroblastoma	89,790	89,617	173	0%
NCI/SWOG Trial	51,513	41,288	10,225	25%
Other R&D	53,873	51,939	1,934	4%
Total	5,516,975	4,206,366	1,310,609	31%

General and Administrative Expenses

General and administrative expenses were almost unchanged at $2.1 million for the years ended December 31, 2015 and 2014. The increase in general and administrative expenses of less than $0.1 million or 2% was primarily due to a $0.3 million increase in compensation and stock compensation expense offset by a $0.3 million decrease in finder’s fee expense related to business development activities.

Interest Income

Interest income was less than $0.1 million for both years ended December 31, 2015 and 2014.

Other Income (Expense)

Other expense was less than $0.1 million for both years ended December 31, 2015 and 2014.

Change in Fair Value of Warrant Liability

For the year ended December 31, 2015 we realized a loss of $1.7 million related to changes in the value of our common and preferred stock warrants, as opposed to a loss of $0.2 million for the year ended December 31, 2014, as a result of an increase in the value of our common and preferred stock underlying the warrants.

Liquidity and Capital Resources

Sources of Liquidity

We have incurred losses and cumulative negative cash flows from operations since our inception in June 2009 and as of December 31, 2015, we had an accumulated deficit of $22.6 million. We anticipate that we will continue to incur losses for at least the next several years. We expect that our research and development and general and administrative expenses will continue to increase and, as a result, we will need additional capital to fund our operations, which we may seek to obtain through a combination of equity offerings, debt financings, government or other third-party funding, commercialization, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements.

Since inception, our operations have been primarily funded through the sale of common shares and preferred shares and the issuance of promissory notes and more recently funds secured from collaborators. Management does not anticipate that our existing working capital alone will be sufficient to fund its operations through the successful development and regulatory approvals for CPP-1X/sul and other product candidates. As a result, we will need to raise additional capital to fund our operations and continue to conduct activities to support the development and commercialization of our products. Failure to obtain adequate financing could eventually adversely affect our ability to operate as a going concern.

Management cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct business. If we are not able to raise additional capital when required or on acceptable terms, we may have to (i) significantly delay, scale back or discontinue the development and/or commercialization of one or more product candidates; (ii) seek collaborators for product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; or (iii) relinquish or otherwise dispose of rights to technologies, product candidates or products that we would otherwise seek to develop or commercialize.

Stock Transactions and Preferred Stock Subject to Redemption

As of December 31, 2015 and December 31, 2014, we are authorized to issue 35,000,000 shares of common stock, 7,300,000 shares of Series A-1 Preferred Stock, 6,000,000 shares of Series A-2 Preferred Stock, and 1,700,000 shares of currently undesignated preferred stock, all with a par value of $0.001 per share. As of December 31, 2015, we had a total of 2,517,495 shares of common stock outstanding, and had 1,113,743 and 1,050,500 shares of Series A-1 and Series A-2 Preferred Stock outstanding, respectively. The holders of outstanding shares of preferred stock will receive dividends, when, as, and if declared by our board of directors. As of December 31, 2015, no dividends have ever been paid nor is it anticipated that any will be paid. The right to receive dividends on shares of Series A Preferred Stock is not cumulative and no right to such dividends shall accrue to holders of Series A Preferred Stock.

Each share of Series A-1 Preferred Stock and Series A-2 Preferred Stock will be automatically converted into shares of our common stock based on the then applicable conversion price, which would result in the issuance of one share of common stock for each shares of preferred stock, upon the earlier of: (i) the closing of a firmly underwritten public offering with a nationally recognized full service investment bank wherein the per share price of our common stock is at least $19.50 pursuant to the terms of the Series A-1 Preferred Stock and $20.00 per share pursuant to the terms of the Series A-2 Preferred Stock, and the gross cash proceeds (before underwriting fees, commissions or discounts) is at least $20 million; or (ii) the consent of the holders of at least a majority of the voting interests of the Series A-1 Preferred Stock and Series A-2 Preferred Stock.

In the event of any liquidation, dissolution or winding up of our company, either voluntary or involuntary, Series A-1 and A-2 preferred stockholders receive an amount per share equal to the original purchase price of $4.8422 and $5.00, respectively, plus all declared and unpaid dividends (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization of Series A Preferred Stock). If upon the liquidation, the available assets are insufficient to permit payments to holders of Series A-1 and A-2 Preferred Stock, the entire assets legally available will be distributed in a pro rata basis among the holders in proportion to the full amounts they would otherwise be entitled to receive. Any remaining assets are distributed pro rata among the preferred and common stockholders.

In September 2012, our convertible bridge notes plus accrued interest were redeemed for 1,113,743 shares of Series A-1 Preferred Stock at a conversion price of $4.8422 per share. In November and December 2012, we entered into several Series A-2 Preferred Stock Purchase Agreements to issue shares of our Series A-2 Preferred Stock at $5.00 per share. During that period, we sold 376,200 shares of Series A-2 Preferred Stock for total proceeds of $1,881,000. From October to December 2013 we sold an additional 674,300 shares of Series A-2 Preferred Stock for gross proceeds of $3,371,500.

Cash Flows

The following table sets forth the significant sources and uses of cash for the periods set forth below:

	For the year ended December 31,
	2015	2014
Net cash provided by (used in):
Operating activities	$(2,915,337)	$2,852,848
Investing activities	—	(18,544)
Financing activities	(268,449)	520
Net (decrease) increase in cash	$(3,183,786)	$2,834,824

Operating Activities

Net cash used in operating activities of $2.9 million for the year ended December 31, 2015 was primarily a result of our net loss of $5.7 million offset by $1.7 million increase in warranty liability and a $1.2 increase in accounts payable and accrued expenses. Other changes in cash from operating activities include a decrease in deferred collaboration revenue of $0.4 million, a decrease in deferred grant revenue of $0.2 million, an increase in stock based compensation of $0.3 million, and a decrease in prepaid expenses of $0.1 million.

Net cash provided by operating activities of $2.9 million during the year ended December 31, 2014 was primarily a result of our net loss of $6.0 million offset by an increase in deferred collaboration revenue of $7.5 million related to the receipt of $8 million cash from Tillotts, an increase in accrued expenses of $0.7 million, an increase in warrant valuation of $0.2 million, stock based compensation of $0.1 million, and an increase in accounts payable of $0.3 million.

Investing Activities

For the year ended December 31, 2015, there was no cash used in or provided by investing activities.

Net cash used in investing activities of $18,544 during the year ended December 31, 2014 reflected our use of cash to purchase equipment.

Financing Activities

Net cash used in financing activities of $0.3 million for the year ended December 31, 2015 was cash spent on deferred financing costs. Net cash provided by financing activities of $520 in the year ended December 31, 2014 resulted from proceeds received on the exercise of stock options.

Future Funding Requirements

To date, we have not generated any product revenue. We do not know when, or if, we will generate any revenue from product sales. We do not expect to generate significant revenue from product sales unless and until we obtain regulatory approval of and commercialize CPP-1X/sul, CPP-1X, or any of our other product candidates. At the same time, we expect our expenses to increase in connection with our ongoing development activities, particularly as we continue the research, development and clinical trials of, and seek regulatory approval for, our product candidates. Upon the closing of this offering, we expect to incur additional costs associated with operating as a public company. In addition, subject to obtaining regulatory approval of any of our product candidates, we expect to incur significant commercialization expenses for product sales, marketing, manufacturing and distribution. We anticipate that we will need substantial additional funding in connection with our continuing operations.

Based upon our current operating plan, we believe that the net proceeds from this offering, together with our existing cash and funding received from Sucampo and our Bridge Financing, will enable us to fund our operating expenses and capital expenditure requirements in order to complete our current Phase 3 clinical trials. We intend to devote the net proceeds from this offering to fund the continued clinical development of CPP-1X/sul and CPP-1X for the treatment of FAP, the development of a preventative treatment protocol for CAT for survivors of colorectal cancer or certain high-risk colorectal adenomas (i.e., polyps); and for treatment of Neuroblastoma; and for general corporate purposes, general and administrative expenses, capital expenditures, working capital and prosecution and maintenance of our intellectual property. See “Use of Proceeds” for a more detailed discussion. We have based our estimates on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures necessary to complete the development of our product candidates.

Our future capital requirements will depend on many factors, including:

•	the willingness of the FDA or other regulatory agencies outside the United States to accept our Phase 3 clinical trials of CPP-1X/sul, as well as our other completed and planned clinical and nonclinical studies and other work, as the basis for review and approval of CPP-1X/sul in the European Union for the reduction of symptoms associated with FAP in patients;
•	the outcome, costs and timing of seeking and obtaining FDA, EMA and any other regulatory approvals;
•	the number and characteristics of product candidates that we pursue, including our product candidates in preclinical development;
•	the ability of our product candidates to progress through clinical development successfully;
•	our need to expand our research and development activities;
•	the costs associated with securing and establishing commercialization and manufacturing capabilities;
•	market acceptance of our product candidates;
•	the costs of acquiring, licensing or investing in businesses, products, product candidates and technologies;
•	our ability to maintain, expand and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with the licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;
•	our need and ability to hire additional management and scientific and medical personnel;
•	the effect of competing technological and market developments;
•	our need to implement additional internal systems and infrastructure, including financial and reporting systems;

•	the economic and other terms, timing of and success of our existing licensing arrangements and any collaboration, licensing or other arrangements into which we may enter in the future; and
•	the costs of operating as a public company.

Until such time, if ever, as we can generate substantial revenue from product sales, we expect to finance our cash needs through a combination of equity offerings, debt financings, government or other third-party funding, commercialization, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of our common stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through government or other third-party funding, commercialization, marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us.

Lease Agreement

We lease office space for our headquarters in Tucson, Arizona under a non-cancelable agreement that expires in September 2017. The lease terms include monthly base rent payments of $7,350 that escalates 3% per year until the lease term expires.

Liquidity

The accompanying financial statements have been prepared assuming we will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. We have not yet realized any significant revenues from its planned principal operations. We had net losses of $5.7 million and $6.0 million for the years ended December 31, 2015 and 2014 respectively, and had net cash used in operating activities of $2.9 million for the year ended December 31, 2015 and net cash provided by operating activities of $2.9 million for the year ended December 31, 2014. As of December 31, 2015, we had $1,481,071 in our cash accounts. In January of 2016, we received a total of $10.2 million from a combination of bridge financing and a collaboration with Sucampo. We project our existing resources to last through at least the next twelve months.

Since inception, our operations have been primarily funded through the sale of common shares and preferred shares and the issuance of promissory notes and more recently funds secured from collaborators. Management does not anticipate that our existing working capital alone will be sufficient to fund its operations through the successful development and regulatory approvals for CPP-1X/sul and other product candidates. As a result, we will need to raise additional capital to fund our operations and continue to conduct activities to support the development and commercialization of our products.

Management cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct business. If we are not able to raise additional capital when required or on acceptable terms, we may have to (i) significantly delay, scale back or discontinue the development and/or commercialization of one or more product candidates; (ii) seek collaborators for product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; or (iii) relinquish or otherwise dispose of rights to technologies, product candidates or products that we would otherwise seek to develop or commercialize.

The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Net Operating Losses

As of December 31, 2015, we had estimated federal and state net operating loss (“NOL”) carryforwards of $10.9 million and $11.0 million for federal and state income tax purposes, respectively, available to reduce future income. If not utilized, federal NOLs will begin to expire in 2030 and state NOLs will begin to expire in 2016. Our ability to utilize our NOLs may be limited under Section 382 of the Internal Revenue Code. The limitations apply if an ownership change, as defined by Section 382, occurs.

Generally, an ownership change occurs when certain stockholders increase their aggregate ownership by more than 50 percentage points over their lowest ownership percentage in a testing period (typically three years). Although we have not undergone a Section 382 analysis, it is possible that the utilization of the NOLs, could be substantially limited. Additionally, U.S. tax laws limit the time during which these carryforwards may be utilized against future taxes. As a result, we may not be able to take full advantage of these carryforwards for federal and state tax purposes. Future changes in stock ownership may also trigger an ownership change and, consequently, a Section 382 limitation.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements as defined under Securities and Exchange Commission rules.

Recent Accounting Pronouncements

In November 2015, the FASB issued Accounting Standards Update No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes (ASU 2015-17). Current GAAP requires entities to separate deferred tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. To simplify the presentation of deferred income taxes, the amendments in ASU 2015-17 require that deferred tax liabilities and assets be classified as noncurrent in the statement of financial position. For public companies the amendments in this update are effective for financial statements issued for interim and annual periods beginning on or after December 15, 2016, and early adoption is permitted for all entities as of the beginning of an interim or annual reporting period. The Company does not believe the adoption of this standard will have a significant impact on the Company’s consolidated financial statements.

In April 2015, the FASB issued Accounting Standards Update No. 2015-08, Interest — Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs (ASU 2015-03). ASU 2015-03 simplifies the presentation of debt issuance costs by requiring that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. For public companies, the amendments in this update are effective for financial statements issued for interim and annual periods beginning on or after December 15, 2015. This update will affect the Company’s presentation of debt issuance costs in future reporting periods.

In August 2014, the FASB issued Accounting Standards Update No. 2014-15, Going Concern (“ASU 2014-15”). ASU 2014-15 provides GAAP guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The standard will be effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early application is permitted for annual or interim reporting periods for which the financial statements have not previously been issued. We do not believe the adoption of this standard will have a significant impact on our consolidated financial statements.

In June 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2014-10, Development Stage Companies (“ASU 2014-10”). ASU 2014-10 removes the definition of a development stage entity from Topic 915, thereby removing the distinction between development stage entities and other reporting entities from US GAAP. In addition, the amendments eliminate the requirements for development stage entities to (1) present inception-to-date information on the statements of operations, cash flows, and stockholder’s equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. The amendments also clarify that the guidance in Topic 275, Risks and Uncertainties, is applicable to entities that have not commenced planned principal operations. Finally, the amendment removes the discussion of a development stage entity’s criteria for exemption under ASC 810 designation of a variable interest entity. This new guidance is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2014, and early adoption is permitted for financial statements that are not ready for issuance. We early adopted the provisions for the years ended December 31, 2014 and 2013, as permitted under the guidance, which are reflected in these consolidated financial statements.

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This new guidance is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017, and early adoption is not permitted. Entities have the option of using either a full retrospective or a modified approach to adopt the guidance. This update could impact the timing and amounts of revenue recognized. We are currently evaluating the effect that implementation of this update will have on its consolidated financial position and results of operations upon adoption.

Basic and Diluted Net Loss Attributable to Common Stockholders per Common Share

Diluted net loss per share is calculated by dividing net loss by the weighted-average common shares outstanding during the period using the treasury stock method or the two-class method, whichever is more dilutive. The potentially dilutive stock options issued under the 2010 Equity Incentive plan and outstanding warrants to purchase shares of our common stock and Series A-1 Preferred Stock were not considered in the computation of diluted net loss per share because they would be anti-dilutive.

BUSINESS

We are a clinical-stage biopharmaceutical company formed primarily to develop and commercialize therapeutic agents for the treatment and prevention of certain pre-cancerous conditions, orphan diseases (i.e., rare diseases) and gastrointestinal conditions. We are currently enrolling patients in our Phase 3 clinical trial with our product candidate CPP-1X/sul for the treatment of FAP, a rare inherited condition that can cause the growth of thousands of colorectal adenomas (i.e., adenomatous polyps), which are recognized as a key risk factor for colon cancer, and we are a regulatory and commercial collaborator in a Phase 3 clinical trial funded by the NCI the study of colon cancer risk reduction and CAT, a preventative treatment approach for survivors of colorectal cancer or those who have high-risk colon polyps. In addition, our therapeutic agent has been used in several investigator-sponsored trials and company-sponsored preclinical trials including: (1) Phase 1 and Phase 2 investigator-sponsored clinical trials for the treatment of Neuroblastoma, a particularly deadly cancer affecting children, funded by nonprofit organizations; (2) Phase 1 investigator-sponsored clinical trial for the treatment of early-onset type 1 diabetes funded by the Juvenile Diabetes Research Foundation; (3) Phase 2a investigator-sponsored clinical trial expected to be initiated this year for treatment of gastric cancer funded by the NCI; and (4) preclinical studies that we have sponsored in the orphan disease and cancer fields.

The following chart sets forth our current Company-sponsored and investigator-sponsored clinical trials:

Our lead investigational new drug product, CPP-1X/sul, is a combination of the polyamine synthesis inhibitor CPP-1X (also known as eflornithine or difluoromethylornithine (DFMO)) and the non-steroidal anti-inflammatory drug sulindac. We believe our investigational drug is unique in that it is designed to treat the risk factors (e.g., polyps) that are hypothesized to lead to colon cancer and therefore may have the ability to prevent various types of colon cancer. Unlike other therapies used to treat FAP and for use with CAT, CPP-1X/sul is an oral, non-surgical and non-invasive option that, we believe, has the potential to both improve patients’ quality of life and reduce the sizeable expenses associated with current treatment protocols.

CPP-1X/sul and CPP-1X have received orphan drug designation status for FAP in the United States and Europe. In addition, we have received orphan drug designation status for CPP-1X as a single agent for Neuroblastoma in the United States and Europe and for gastric cancer in the United States. We are also pursuing orphan drug designation status for CPP-1X as a single agent for gastric cancer in Europe. By targeting and treating precursor conditions to CRC, our product candidates address an important and largely unmet medical need, with a market opportunity that we believe is between $300 and $800 million for FAP in the United States and the European Union for FAP (based on internal studies of the U.S. and E.U. market and an external study conducted by Bridgehead International with respect to certain countries in Europe, we conducted an analysis of potential pricing scenarios in which we considered, among other factors, the higher cost to patients for cancer care in the U.S. compared to the E.U., the worldwide prevalence rate reported by several peer reviewed journals, pricing of orphan drugs and of new oncology related therapies, current estimated costs of caring for FAP patients and potential health care system savings due to the elimination and/or reduction of surgical and surveillance procedures, reduced doctor visits and end-stage disease costs) and $1.0 billion for CAT (based on a fraction of the estimated 600,000 prevalence in the United States reported by the American Cancer Society and pricing scenarios similar to FAP). Both of the principal active ingredients in our investigational drug candidates (eflornithine and sulindac) have been previously approved individually but not in combination for other uses by the FDA) and have shown limited side effects at the dosages we are studying. Eflornithine, the active ingredient in CPP-1X, has never been approved in oral form, is not on the market in any systemic dosage form, and is not available in any generic form. The combination of eflornithine and sulindac delivered in an oral form, to which we have exclusive license rights to commercialize from the University of Arizona and which we refer to as our “Combination Therapy,” showed promising results in an NCI supported randomized, placebo-controlled Phase 2/3 clinical trial to prevent recurrent colon adenomas — particularly high-risk pre-cancerous polyps. It is our understanding that the reduction of adenoma occurrence demonstrated in the eflornithine/sulindac Phase 2/3 clinical trial is the largest seen in any similar prevention trial to date (this understanding is based on peer reviewed journals and neither the FDA nor any other regulatory agency has formally evaluated this conclusion).

We have randomized our 135th patient in our 150 patient double-blind randomized Phase 3 clinical trial for the use of CPP-1X/sul in the treatment of FAP. The trial, conducted at 21 sites in North America and Europe, is being partially funded by the proceeds of a co-development and license agreement we entered into with Tillotts and the proceeds of the Option and Collaboration Agreement and Securities Purchase Agreement that we entered into with Sucampo. The agreement with Tillotts provides Tillotts with European and Japanese rights to develop and commercialize the combination of CPP-1X/sul for the treatment of FAP and other gastrointestinal conditions. The Option and Collaboration Agreement with Sucampo provides Sucampo with the Option to enter into an exclusive license to develop and commercialize the combination of CPP-1X/sul in North America for the treatment, prevention and diagnosis of human diseases and conditions.

In addition, we have also sponsored with the NCI a Phase 3 clinical trial for the use of CPP-1X/sul to prevent the recurrence of colon cancer or high-risk adenoma. A grant award made to SWOG funds and supports this Phase 3 clinical trial, which has been initiated and seeks a target enrollment of 1,340 colon cancer patients at SWOG’s large network of clinical sites throughout the United States. SWOG is a NCI sponsored cancer research cooperative group that designs and conducts multidisciplinary clinical trials to improve the practice of medicine in preventing, detecting, and treating cancer, and to enhance the quality of life for cancer survivors. SWOG has been awarded this grant by the NCI as a member of the NCI National Clinical Trials Network. We have also supported investigator sponsored trials using CPP-1X for NB and there are several of these clinical studies currently enrolling and treating patients.

According to United States Cancer Statistics published by the American Cancer Society, in the United States in 2015, it is estimated that CRC will be the third most commonly occurring cancer among males and females and the third leading cause of cancer-related deaths. High-risk adenomatous polyps are considered the key risk factor for CRC. In 2015, the disease will be responsible for an estimated 49,700 deaths in the United States. An even higher rate of incidence occurs in the European Union, where approximately 152,000 people per year die from CRC according to the Globocan 2012 Fact Sheets.

Diagnostic Test to Guide Treatment

1.	Our strategy for FAP and CAT aims to integrate pre-treatment screening into the drug label, effectively creating a patient-specific or “precision” treatment into one integrated therapeutic offering with intellectual property protection. We refer to this combination of a therapeutic drug with diagnostic guidance as our “theranostic” approach. In addition to the therapeutic agents described above, we have also developed a rapid blood sample diagnostic test (and intend to develop in the future a saliva diagnostic test) for determining patients with a high probability of efficacy for the use of CPP-1X/sul for the treatment of patients with FAP and patients with CRC. Studies have indicated that patients that have certain genes may have a higher probability of efficacy of CPP-1X/sul. Results from the Phase 2/3 clinical trial conducted by our cofounders (See “Phase 2 and Phase 2/3 Clinical Trials In High Risk Adenomatous Polyps Funded By The NCI”) suggest that ototoxicity associated with DFMO therapy is restricted to a small fraction of people (McLaren, Fujikawa-Brooks et al. 2008) with the enzyme ornithine decarboxylase (“ODC”) 316AA genotype (Zell, McLaren et al. 2010). Consideration of the +263 in addition to the +316 SNP (as defined below) is expected to improve our prognostic and predictive capabilities as described below.

The data from the current Phase 3 trial being performed in FAP is intended to be used to determine the efficacy of the diagnostic test. If a correlation between the test and diagnosis is established, we intend to pursue appropriate FDA clearance to commercialize the test. We believe that through patent protection, and special regulatory data and marketing exclusivity (e.g., “orphan” drug designation and other statutory protections), we will have a significant, defensible market position against competitors.

The ODC gene is the primary target for these tests. In particular, the ODC +316 genotype has been well characterized across large datasets. Guo and colleagues evaluated 968 patients and demonstrated a genotype distribution of 52-54% GG, 38-39% GA, and 7-10% AA depending of ethnic background (Guo Y et al 2000 cancer Research). An additional study demonstrated a higher prevalence of the AA genotype in African Americans compared to Caucasians where the genotype distribution was shown to be 45% GG, 42% GA, and 13% AA (O’Brien TG et al 2003 Molecular Carcinogen).

In previous studies, genetic variability assessed by specific single nucleotide polymorphisms (“SNPs”) in the ODC gene was associated with polyamine contents in prostate and colorectal mucosal biopsies, although the association only achieved statistical significance in prostate biopsies (Simoneau, Gerner et al. 2008; Zell et al 2010). In order to improve our ability to assess disease prognosis and treatment prediction, the frequency and functionality of several SNPs affecting ODC gene expression have been determined. The table below shows minor allele frequencies and haplotypes for two SNPs (formal genetic nomenclature rs2302616 and rs2302615) affecting ODC expression that have been implicated in disease processes and responses to CPP-1X and are under further investigation.

SNP RS#	ODC Allele	Minor Allele Frequency
rs2302616	+263 G/T	0.41
rs2302615	+316 G/A	0.24

+263-316	ODC Haplotypes	Observed Frequency
	TG	0.41
	GG	0.32
	GA	0.25
	TA	none

(Reference: Molecular and Functional Consequences of Genetic Variability in the Ornithine Decarboxylase Gene in Colorectal Cancer, Garcia-Huidobro Prieta J. 2014 Doctoral Thesis University of Arizona.)

We are testing the assays referred to in the diagnostic product as secondary endpoints of our clinical trial. The FDA is aware of the secondary endpoints biomarkers (which would be the basis of a future diagnostic kit) and they are included in our Phase 3 FAP study protocol as part of our overall drug development and clinical program. We currently do not intend to pursue the kit as a primary commercialization enterprise or sell it as a standalone product. In addition, we do not plan to seek separate marketing authorization. We do not anticipate any regulatory issues with this approach and, even if the FDA rejects the strategy, we do expect that it will significantly affect our drug development process.

Disease Targets and Markets

The American Cancer Society estimates that 1.66 million people in the United States will be diagnosed with cancer in 2015. The lifetime probability of being diagnosed with an invasive cancer is slightly less than 1 in 2 for men and a little more than 1 in 3 for women. The American Cancer Society estimates that 589,430 Americans will die from cancer in 2015. Despite continuous advances made in the field of cancer research every year, there remains a significant unmet medical need as the overall five-year survival rate for cancer patients diagnosed between 2004 and 2010 is an average of 68%. In other words, nearly one-third of patients who are diagnosed with cancer will die within five years of the diagnosis. According to the American Cancer Society, cancer was the second leading cause of mortality in the United States behind heart disease and it is estimated that one in four deaths in the United States is due to cancer.

In the United States, CRC is the third most commonly occurring cancer among males and females and the third leading cause of death according to the American Cancer Society. In 2015, it is estimated that colorectal cancer will be responsible for an estimated 49,700 deaths. An even higher rate of incidence exists in the European Union. In the European Union approximately 152,000 people per year die from CRC. There are 400,000 new diagnoses each year (approximately 130,000 expected in the United States in 2015). Rates of presentation are also becoming significant in Asia (China and Japan). Colorectal adenomas (or “polyps”) are considered the key risk factor for CRC. The general consensus in the medical and scientific communities is that these polyps are the precursors to more than 90% of all colorectal cancers. The initial target indications for our therapeutic products are FAP, colon cancer risk reduction via CAT, and NB. We believe the associated potential markets for pharmacoprevention therapy in these areas are significant in size, and that there will be high interest from pharmaceutical companies for our product offerings and technology. We define pharmacotherapy as therapy using pharmaceutical drugs, as distinguished from therapy using surgery (surgical therapy), radiation (radiation therapy), movement (physical therapy), or other modes.

We estimate the combined potential size of the market opportunity for our products, if they are approved for FAP, CAT and NB, to be in excess of $1 billion annually, and may potentially be as much as three times greater. This includes CPP-1X/sul fixed-dose combination products for FAP and CAT, and eflornithine-based pediatric formulations for Neuroblastoma. Details on potential pricing and market projections for each present individual area of focus follow:

•	FAP — The total size of the market for pharmacoprevention intervention in FAP will depend on, among other things, the percentage of FAP patients and their doctors that adopt our therapeutic products as well as the ultimate price of the therapy. Because there is no currently approved pharmacologic therapy for FAP, and because there is a well-documented need for alternate treatments to what is available, we believe the potential exists to both establish and own a majority of the market for pharmacologic therapy for FAP.

In evaluating the revenue potential of CPP-1X/sul for FAP therapy, we have conducted preliminary internal and external (commissioned study by Bridgehead International) analyses of potential pricing scenarios. The models used were based on worldwide prevalence rate, pricing of orphan drugs, pricing of new oncology related therapies, current costs of caring for FAP patients and potential savings to the health care system due to the elimination and/or reduction of surgical procedures, surveillance procedures, reduced doctor visits and end-stage disease that we anticipate will result from use of our technology once regulatory approval is achieved. With an incidence rate of 1 in 10,000 people for FAP (reported in several peer reviewed journals including the June 2010 Journal of Gastroenterology), there are roughly 30,000 patients in the United States and 50,000 patients in pertinent European Union countries. Considering various scenarios of market penetration, compliance, and price, we estimate the market opportunity for CPP-1X/sul in the United States and European Union is between $300 million and $800 million.

Because system-wide healthcare costs for treating FAP patients (independent of quality of life issues) are believed to be high (estimated by us to be in the hundreds of thousands of dollars over the life of each patient), we expect third party payors will approve reimbursement and welcome our product into approved formularies.

Our treatment program for FAP has the opportunity to save system costs, dramatically improve patient quality of life (by eliminating or delaying FAP-related procedures), and eliminate or greatly reduce risks of colon and other cancers for these patients. We believe the market case for FAP is extremely compelling.

•	CAT — Market sizing for CAT is difficult to predict because CAT primarily focuses on treating two distinct classes of patient candidates who may be motivated differently to seek therapeutic treatments. Colorectal cancer survivors (“CRCs” or “CRC Survivors”) are a highly motivated group. People with “high-risk” adenomas may be less motivated. Additionally, the duration of treatments for these groups may vary greatly, ranging from more long-term chronic treatment for some CRC Survivors (we envision a “Tamoxifen paradigm” (preventative for breast cancer recurrence) whereby CRC survivors are chronically treated to reduce and control their risk of recurrence), versus more irregular incident-specific treatments for patients with high-risk adenoma.

The exact number of CRC Survivors is difficult to quantify. In 2014, according to the American Cancer Society, there were approximately 600,000 CRC Survivors in the United States. In Europe, EUROCARE estimated the number of CRC Survivors for the same period to be approximately 1 million. We believe these numbers have increased due to an increased use of diagnostic imaging and screening.

The number of people with high-risk adenomas is also difficult to quantify. High-risk adenomas present clinically at different times. Prevalence is, however, known to increase with age. Data suggests 50% of adults over 50 years of age (equal to approximately 60 million people in the United States; or 100 million in the European Union), will have polyps in their lifetime. Statistically, 5 – 15% of this group as a whole will likely have high-risk adenomas. These numbers translate to an estimated market size of 3 – 9 million people in the United States and 5 – 15 million people in the European Union. All high-risk adenoma patients have an increased risk for gastrointestinal cancer and may be potential candidates for our prevention therapies in the future.

Assuming similar market assumptions as the FAP indication, and modest market penetrations we believe the market opportunity for CAT has a billion dollar potential. For example, treating 100,000 patients (even assuming a 50% decrease for patient compliance) there is an annual market potential of $1 billion.

•	Neuroblastoma — Neuroblastoma is the third most commonly occurring type of childhood cancer. There are approximately 700 new cases per year in the United States with a prevalence of about 6,000 cases per year. Based on our estimates of prevalence and if pricing scenarios similar to our colorectal cancer indications are applied, we estimate the overall market opportunity for CPP-1X could be in the $50 – $100 million range. Neuroblastoma is by far the most common cancer in infants (less than 1 year old). It accounts for about 6% of all cancers in children.

Substantially higher pricing than our colorectal cancer indications may be possible for Neuroblastoma for three reasons. First, the dosage anticipated for Neuroblastoma treatment is expected to be much higher than other applications of our drug program. Second, for Neuroblastoma, the agent will also be sold in a specialized pediatric formulation. Lastly, in addition to quantity and delivery format justifications for higher pricing, if the efficacy of the agent proves to eliminate secondary relapse from Neuroblastoma, it is possible the treatment program could be classified with other life-saving “orphan” therapies, which are able to command price premiums.

Limitations of Current Cancer Therapies

The main treatments for cancer are surgery, radiotherapy and chemotherapy. We believe current cancer treatment alternatives suffer from a number of limitations that impair their effectiveness in improving patient survival and overall quality of life. There are often, however, significant debilitating effects resulting from these treatments or lingering morbidity associated with these approaches to treatment of cancer. Surgery, which is invasive and affects the quality of life of patients is the main treatment for colorectal cancer. The surgery can lead to a colostomy or ileostomy.

Chemotherapeutic agents are highly toxic to the human body and very often cause a variety of significant and debilitating side effects, including, but not limited to, nausea and vomiting, bleeding, anemia and mucositis. Some targeted therapeutics have fewer systemic toxicities, but still typically have off-target effects such as gastrointestinal inflammation, severe skin reactions and breathing difficulties. These side effects limit a patient’s ability to tolerate treatment and as such can deprive the patient of the potential benefit of additional treatments or treatment combinations that might otherwise destroy or prevent the growth of cancer cells. Once they become aware of the limited efficacy, limited increased survival and potentially significant toxicity of existing treatment alternatives, many patients diagnosed with terminal cancer choose to limit or forego therapy in order to avoid further compromising their quality of life. Patients with advanced stage cancer also often cannot tolerate cancer therapy, and certain therapies can hasten death as the patient’s health further deteriorates from the therapy applied.

Other than tumor removal in a surgical procedure, curing the cancer is often not the intent or a potential outcome of many current cancer therapies. Rather, increased survival time is the primary focus of many currently marketed and development-stage cancer therapeutics. In this regard, many cancer therapies show only a modest impact on the overall survival of the patients and only affect the length of time that passes after treatment begins and before the patient’s disease worsens or the patient dies.

Our Proposed Solution

Our goal is to develop compounds that can treat precursors to cancer, such as high-risk polyps, before they become cancerous and to improve the quality of life of patients and survivors. Unlike other therapies used to treat FAP and CAT, CPP-1X/sul is a non-surgical and non-invasive option that has the potential to both improve patient quality of life and reduce higher healthcare system-wide expense burdens. Our alternative approach to the medical needs we are addressing is a “theranostic” method. The strategy aims to integrate pre-treatment screening into the drug label, effectively creating a patient-specific or “precision” treatment into one integrated therapeutic offering with combined intellectual property protections. Through patent protection, and special regulatory data and marketing exclusivity windows (e.g., “orphan” drug approvals), we believe we will have a significant, defensible market position against competitors. In addition to “orphan” drug designation status, which can provide for seven years of data and non-patent market exclusivity, it is possible that we might be eligible for three years of non-patent market exclusivity provided by the Hatch-Waxman Amendments to the Federal Food, Drug, and Cosmetic Act. The FDA might grant such exclusivity, in addition to any orphan drug exclusivity or patent protection we might be afforded, if we conduct new clinical investigations (other than bioavailability studies) that are new and essential to the application’s approval. Similar to orphan drug exclusivity, there is no guarantee that the FDA will grant such exclusivity and competitors can try to seek approval of competitive products, notwithstanding the exclusivity. However, if three years of exclusivity is afforded, it offers us one more barrier to competitor entry for a few years.

Although there are a large number of patients, treatment and management of cancer is performed by a relatively concentrated pool of medical professionals. In the United States, we plan to reach this prescriber base using a relatively small commercial infrastructure that we intend to develop in the future by either hiring internally, or by partnering or contracting with one or more third-party entities with an established sales force. In Europe and Japan we intend to rely on our partners and their sales forces. These development plans are dependent on the success of CPP-1X and any technologies we might develop in the future and on the successful negotiation of commercial relationships, none of which we have completed to date.

Strengths and Competitive Advantages

Large Market Opportunity for an Effective Non-Surgical Treatment for Polyps

At this time, there is no oral pharmaceutical treatment approved for the prevention of polyps or polyp recurrence. Current treatment protocols for patients with FAP rely on surgical intervention. Patients diagnosed with FAP can expect a high likelihood of major surgeries, endoscopic interventions, lifelong surveillance, a reduced quality of life associated with the disease and shortened life span. By targeting and effectively treating precursor conditions to CRC, we believe that our therapy addresses an important and largely unmet medical need through a non-surgical, non-invasive treatment that has the potential to significantly improve a patient’s quality of life and reduce the sizeable expenses associated with current treatment protocols.

Strong Relationships with the University of Arizona and other Strategic Partners and Collaborators

We are the exclusive licensee to intellectual property developed by the University of Arizona and the University of California, Irvine, by core members of our science team, who each have spent over a decade researching the underlying subject matter. Significant portions of the supporting research were also funded under grants from the NCI. The University of Arizona has been designated by the NCI as a comprehensive cancer center, the NCI’s highest designation.

We believe that our relationship with the University of Arizona uniquely positions us to benefit from the breadth of clinical research and expertise developed at the University of Arizona. We intend to continue to leverage this relationship to improve our research and develop additional potential indications for the use of CPP-1X. Our relationship with the University of Arizona also provides us with credibility within the oncology community, and we benefit from this association in our pursuit of additional collaborations with leading universities and research institutions. In addition, we have established strategic contract relationships with the NCI and SWOG for clinical trials and Sanofi-Aventis for manufacturing.

We have also entered into an exclusive pharmaceutical product co-development and license relationship with Tillotts, focused on Japan and Europe. This relationship makes use of the regulatory, development, and commercialization expertise of Tillotts and their parent company Zeria in the respective markets of Europe and Japan. The ultimate aim of the relationship is to achieve regulatory approval in Europe and Japan. Additionally, Tillotts has provided funds to initiate and support our ongoing Phase 3 FAP clinical trial. Up front and near-term milestone payments are being used to fund the EU registration program and the relevant operations required by us to support that program. In addition, Tillotts is responsible for 100% of the cost of developing our combination product in Japan. The terms of this agreement, include an upfront non-refundable license fee of $8 million that has been paid with potential milestone payments in excess of $100 million, which includes clinical and sales-based milestone payments. Tillotts is also obligated to pay royalties ranging from mid-single digits to low double digit percentages of annual net sales. See “Business — Our Co-Development and License Agreement.”

We have also entered into the Option and Collaboration Agreement with Sucampo pursuant to which Sucampo paid us $3.0 million for the right to enter into an exclusive license to develop and commercialize the combination of CPP-1X/sul in North America for the treatment, prevention and diagnosis of human diseases and conditions. The ultimate aim of the relationship is to achieve regulatory approval in North America. Additionally, Sucampo has invested an additional $5.0 million in our company in the form of a convertible note that will convert into shares of our common stock upon the closing of this offering at a discount to the price offered to investors in this offering and has agreed to invest an additional $5.0 million in this offering. The $8.0 million we have received from Sucampo will be used to support our ongoing Phase 3 FAP clinical trial. The terms of the potential license agreement, if exercised, include a potential license issue fee of $5.0 million or $10.0 million, potential milestone payments of up to $180.0 million, and a 50% net profit split. See “Business — Our Strategic Alliance — Option and Collaboration Agreement and Potential License Agreement.”

Known, Well-Tested Agents Have Shown Favorable Results

Both of the principal active ingredients in CPP-1X/sul (eflornithine and sulindac) have been approved individually for other uses by the FDA and have shown limited side effects at the dosages we anticipate using. However, they have not been approved in combination. Consequently, we expect to pursue a 505(b)(2) new drug application for U.S. marketing authorization. An NCI-supported study combining the two agents showed promising results and no overt toxicity (there were no statistically significant serious adverse events reported) in a randomized placebo-controlled Phase 2/3 clinical trial treating patients with sporadic adenomas for three years of daily dosing. Not only did the trial show no clinical statistically significant, serious adverse side effects, but to our knowledge, the extent of adenoma reduction demonstrated in the eflornithine/sulindac Phase 2/3 clinical trial is the largest seen in any similar prevention trial to date (this understanding is based on peer reviewed journals and neither the FDA nor any other regulatory agency has formally evaluated this conclusion). The published results from the trial showed there was a 70% difference in efficacy between the treatment and placebo groups for all adenomas (i.e., both standard risk and high-risk). In measurements of occurrence, 12.3% of all patients treated with CPP-1X/sul showed adenoma occurrence compared to 41.1% in the placebo group. In the subgroups of the study that had high-risk adenomas there was a 92 – 95% difference between the treatment and placebo groups. Compared to placebo, the recurrence of risky adenomas was inhibited by over 90%. The p-value for all comparisons in this study was p < 0.001. The p-value helps determine the significance of results. Fluctuations in the p-value helps weigh the strength of evidence gained from a clinical trial. The p-value compares the results between the clinical trial’s treatment and control groups and in so doing indicates the likelihood of whether the results of a study will be different between treatment and control groups. The smaller the p-value, the stronger the evidence and the greater the probability that the result of the trial is correct. For example, a p-value of less than 0.001 indicates that there is a less than one in one thousand chance that the polyp burden observed in the group treated with drug and statistically the polyp burden observed in the group treated with placebo are the same. The evidentiary standards by the FDA are not fixed for all studies but typically a p-value < 0.05 indicates strong evidence and we believe is evidence of a statistically significant result, however, the FDA may disagree.

Our Substantial Proprietary Estate, Regulatory Designations and Exclusive Supply Agreement Provide Potentially Significant Exclusive Rights and Competitive Advantage

We have pursued a multi-step intellectual property strategy to secure and protect our position in the market. We currently hold an exclusive license to six issued patents and another 15 pending patent applications, several of which we also have an undivided co-ownership interest in. The issued patents provide us with the ability to exclude potential competitors from practicing the claimed inventions, such as the use, in the United States, of CPP-1X/sul for preventing or treating cancer in patients having Ki-ras-dependent cancer, covering additional proprietary tests and treatments and most recently a co-formulation patent for the CPP-1X/sul combined tablet.

In addition, we have entered into an exclusive long-term supply relationship with Sanofi-Aventis. CPP-1X/sul and CPP-1X have received orphan drug designation status for FAP in the United States and Europe. In addition, we have received orphan drug designation status for CPP-1X as a single agent for Neuroblastoma in the United States and Europe and for gastric cancer in the United States. We are also pursuing orphan drug designation status for CPP-1X as a single agent for gastric cancer in Europe. This designation can provide seven years of data and non-patent market exclusivity from the date the drug is approved in the United States, and 10 years from the date the drug is approved in the European Union, although competitors may attempt to undercut these protections. Eflornithine, the active ingredient in CPP-1X, has never been approved in oral form, is not on the market in any systemic dosage form, and is not currently available in any generic form. We have exclusive license rights from the University of Arizona to commercialize the combination of eflornithine and sulindac delivered in an oral form.

By leveraging the prior work of universities and their researchers, including their pre-clinical studies and accumulated data, we believe we have developed a significant drug development opportunity. Because of the licensing approach taken to secure intellectual property and our collaborations with the NCI and Sanofi-Aventis, the significant costs that would normally be required to develop therapeutic treatments to the level of a Phase 3 clinical trial, in both time and expense, which often amount to hundreds of millions of dollars, have been reduced. In fact, based upon current information and depending on what the regulatory authorities might require to secure marketing authorization, we estimate that we will only require approximately $20 million of additional capital to complete our Phase 3 clinical trial of CPP-1X/sul for FAP as currently contemplated and achieve regulatory approval for the use of CPP-1X/sul to treat FAP. Additionally, we believe it would take a potential competitor significant capital and many years of time to replicate the data, to which we have exclusive rights for use in the regulatory approval process.

“Theranostic” Treatment Approach Expands Market Control Opportunity

We believe our drug combination is unique in that it is designed to treat polyps that are hypothesized to lead to cancer and therefore may have the ability to prevent various types of colon cancer. Unlike other therapies used to treat FAP and CAT, CPP-1X/sul is a non-surgical and non-invasive option that has the potential to both improve patient quality of life and reduce higher healthcare system-wide expense burdens. We are pursuing a “theranostic” strategy that aims to integrate pre-treatment screening into the drug label, essentially combining diagnostics and treatment into one integrated therapeutic offering that has combined intellectual property protections. This diagnostic testing approach may be a useful genetic screening tool to predict those most likely to respond to the drug and to have minimal side effects. We expect to further support this theranostic approach in a retrospective analysis of our diagnostic screening test as part of our near-term Phase 3 trial.

Experienced Leadership

Our management, advisors and board of directors have extensive experience in pharmaceutical development, the clinical trial and regulatory approval processes, drug commercialization, financing capital-intensive projects, and developing and sustaining new markets for pharmaceutical agents. Members of our team have previously worked in senior management and senior officer positions, or led significant research initiatives at Systems Medicine, Pfizer, Roche, PDL, AmpliMed, the University of Arizona, the National Cancer Institute, Ilex Oncology (acquired by Genzyme), MD Anderson, Memorial Sloan Kettering, and the FDA.

OUR PRODUCT CANDIDATES AND CLINICAL DEVELOPMENT PROGRAMS

INDICATIONS

Familial Adenomatous Polyposis (“FAP”)

FAP, the subject of one of our current Phase 3 clinical trials is a rare hereditary disease that results in a generally aggressive and high volume presentation of adenomas. The disease is associated with germ line mutations in the adenomatous polyposis coli (“APC”) gene. These mutations cause the epithelial cells lining the intestinal tract to have increased levels of polyamines, which, in turn, can lead to uncontrolled cell growth. A typical patient may have hundreds or thousands of pre-cancerous growths (adenomatous polyps). These can appear in the colon and rectum, as well as the ileal pouch and duodenum. In addition, the disease can also result in abdominal desmoids, which are very difficult to manage. FAP is a lifelong disease that requires a continuum of surveillance, surgery, and endoscopic intervention.

According to academic published research (Jasperson et al Journal of Gastroenterology: 2010), FAP occurs in approximately 1 out of 10,000 people. Onset of the disease typically occurs from the early teens through early middle age. Cases are confirmed through genetic testing and endoscopic screening. 20% of FAP cases may display a spontaneous mutation without a family history. By the age of 35, 95% of individuals with FAP will have developed polyps. Most of whom will experience adverse effects including gastric discomfort, increased risk of bleeding and increased potential for anemia. In more severe cases, obstruction of the intestines, abdominal pain, and, or severe bouts of diarrhea or constipation can occur. The most concerning aspect of FAP is that nearly 100% of patients will develop colon cancer if the polyps are left untreated.

Polyposis is directly and causally linked to FAP-related events such as FAP-related surgery, desmoids, duodenal disease, and cancer. Management of high-risk polyposis prior to the development of cancer remains the primary goal and practice for gastrointestinal specialists and colorectal surgeons that treat FAP patients. Evaluating polyp burden and determining the presence of high-grade dysplasia and other histological indicators of cancer risk requires life-long endoscopic surveillance.

At this time there are no pharmacologic interventions in the United States or Europe specifically approved for FAP. Non-steroidal anti-inflammatory drugs (“NSAIDs”), such as Celebrex and sulindac, are sometimes used off-label to help reduce polyp burden and delay or minimize the time to surgical interventions. Current treatment protocols for FAP generally involve surgical interventions performed through the progression of the disease, and over the life of the patient. Dependent on the extent of polyp presentation and the needs of the patient, interventions are either complex endoscopic procedures or open surgical resections. Surgical intervention can include colectomy, proctectomy, pouchectomy, transanal excision, complex endoscopic submucosal resection, ampullectomy, duodenectomy, and pancreatico-duodenectomy (Whipple procedure). Procedures can be required as often as every six months. These interventions are defined in a pivotal trial now being conducted (known as CPP FAP-310) as FAP-related events. Delaying or obviating the need for such complex excisional interventions through the prevention of polyposis progression is one of the primary objectives of CPP-1X/sul drug therapy.

CPP-1X/sul OPPORTUNITY

We believe that within the treatment options for FAP there remains a largely unmet medical need and there is a substantial opportunity for pharmacoprevention therapy to address the problem. A therapeutic agent like CPP-1X/sul has the potential to reduce the frequencies of surgery and positively affect prognosis for duodenal disease, desmoids, and cancer. The favorable results using CPP-1x/sul to treat metachronous adenomatous polyp occurrence (as shown to date) has the potential to substantially improve a FAP patient’s quality of life. We and our team, and scientific advisors have spent a great deal of effort defining these unmet needs that are set forth below. We believe CPP-1X/sul has the potential to address each of these unmet needs with a number of advantages over existing therapies. These potential advantages, elaborated below, if established through clinical studies that are accepted by the FDA and other regulatory bodies, have the potential to enable us to develop commercial products that retard disease progress, extend the survival of, and improve the quality of life for, FAP patients.

In FAP patients CPP-1X/sul has the potential to:

•	defer prophylactic colectomy (the surgical removal of all or a portion of the colon) to meet patient preference time;
•	reduce the need for total proctocolectomy (the surgical removal of the rectum and all or part of the colon) — increase use of ileorectal anastomosis (“IRA”);
•	in patients with retained rectum, reduce the risk of progressive polyposis requiring proctectomy with ileostomy;
•	reduce the development of advanced ileal-pouch polyposis requiring additional surgery;
•	reduce the likelihood of advanced duodenal polyposis requiring surgery;
•	reduce surveillance frequency after long term studies are successfully completed; and
•	reduce cost to the patient/insure reduce morbidity and mortality for patient.
Colon Adenoma Therapy

There is a general consensus drawn from extensive and detailed clinical studies that adenomatous polyps are the precursors to most colorectal cancers. In particular, certain types of colorectal polyps are known to have an elevated risk of progression to colorectal cancer. These “high-risk” polyps are defined by villous histology, size equal or greater than 1 cm, high grade dysplasia, or when presenting as multiple adenomas (defined as 3 or more). CAT is a potential new indication to use pharmacoprevention therapy to delay or eliminate the occurrence of these adenomas that are at risk for growth and/or transformation. If approved, gastrointestinal physicians and oncologists would be the likely prescribers of the treatment program. Applicable patients would represent the three primary groups at risk for colon cancer seen by these types of physicians:

•	Colon cancer survivors. Local stage and locally-advanced stage colorectal cancer survivors remain at high-risk for subsequent colorectal adenomas, distant recurrence, secondary colonic tumor formation, and colorectal cancer related mortality. In one adenoma prevention therapy study (Sandler et al. New England Journal of Medicine (2003)) involving surgically resected colorectal cancer patients, the 1-year cumulative adenoma recurrence rate in the placebo group was 27%;

•	Sporadic Polyp Formers. Sporadic Polyp Formers are individuals most susceptible to “sporadic” adenoma occurrence and recurrence.
•	Very High-Risk Populations. Very high-risk populations are individuals with genetic disorders or gastrointestinal disease such as FAP, Lynch Syndrome, or ulcerative colitis.

Current adenoma management techniques for these groups of individuals involve endoscopic removal of adenomatous polyps identified during colonoscopic screening (“Polypectomy” or “Colonoscopy/Polypectomy”). Polypectomy has made an impact on the management of cancer risk, and become a large part of modern gastrointestinal physician’s practices, but Colonoscopy/Polypectomy has limitations. While it is an improvement from “doing nothing,” it is also associated with morbidities that include a risk of perforation and gastrointestinal bleeding that sometimes can result in death. Colonoscopy/Polypectomy treatment also, while shown to significantly impact cancer mortality for proximal colon tumors, has been shown to have minimal impact on mortality from distal colon tumors. Because of the limitations of current adenoma management techniques, we believe there is a major unmet medical need for alternatives. Pharmacological solutions present a significant opportunity.

It is believed, from epidemiological studies, that dietary and other non-dietary factors affect the development of adenomatous polyps and colon cancer. The NCI and others have attempted to develop therapeutic risk reduction approaches using NSAIDs, aspirin, folic acid, and antioxidants such as calcium and selenium. These approaches have advanced the field but have not been adopted as standard practice risks sometimes exceed the benefits. In one example, Celecoxib and other NSAIDs have been proven 25 – 50% effective but their limitations relating to cardio toxicity and other side effects, at the doses required for efficacy, make it too high-risk. Aspirin, similarly, has shown 20 – 30% efficacy for some patients but it has been associated with gastro-intestinal toxicity. Antioxidants have better safety profiles but have shown limited efficacy (5 – 20%).

We believe our technology may be able to provide significantly better results than these other interventions have achieved. We intend to pursue regulatory approval of the use of our products for CAT as a treatment program to reduce the risk of subsequent high-risk adenomas. The Company is also considering potential development programs in other GI-related diseases such as Lynch Syndrome and gastric cancer.

Neuroblastoma

Neuroblastoma is a deadly cancer affecting children. It is a tumor of the autonomous nervous system originating from the adrenal medulla and autonomous ganglia in the chest and abdomen. After leukemia and cerebral tumors, it is the third most frequent malignant tumor of childhood. Pediatric oncologists and surgeons are the primary healthcare providers for NB patients. The incidence in the United States is approximately 1 in 7,000 children. Most patients range in age from a few months old to early teens. Prognosis in patients older than 2 years at the time of diagnosis is especially poor. Approximately 50% of NB high-risk patients are estimated to die as a result of their tumors.

The treatment of NB is very difficult, especially in advanced stages of the disease. It is often characterized by multiple relapses and widespread metastases to liver, bone, lymph nodes, and bone marrow. Advanced stages of the disease show MYCN gene amplification and ODC over-expression. Current therapies for NB include chemotherapy, radiation, bone marrow transplantation and immunotherapy.

We believe there is an unmet need for new, safe and effective therapies to reduce the frequency of relapses in NB after initial treatment. Due to the favorable safety profile shown to date and its mechanism of action, we believe CPP-1X has the potential to be this kind of therapeutic agent.

Pharmacological Strategy and Technology

Our strategy for pharmacologically targeting the prevention of cancer indications is to reduce polyamines. Polyamines are proteins that cause the formation and growth of pre-cancerous polyps and other precursors of epithelial cancers (which include colon, prostate, Neuroblastoma, skin, and others). Polyamines result from biosynthesis via ODC and from exogenous dietary sources. ODC is regulated by the APC gene which is associated with MYC, KRAS, and other genes that regulate ODC.

Mutations in Adenomatous Polyposis Coli (APC) drive polyposis and are implicated in FAP and in >65-80% of sporadic colon polyps and in other cancers, including neuroblastoma.

APC
MYC
Other Regulatory Genes
ODC
Polyamines
Increased ODC and polyamines drive uncontrolled cell growth and polyposis

Clinical progression of colon cancer

Normal | Adenomas (High-Risk Polyps) | Colon Cancer

CPP-1X is an anti-proliferative agent whose mode of action is to inhibit the enzyme ODC, which is the primary enzyme required in the biosynthesis of polyamines. CPP-1X acts as a substrate analog that binds at the active site of ODC and causes specific, irreversible inhibition of ODC. Because polyamines arise both from de novo synthesis in the body and also from exogenous dietary and enteric bacterial sources, our inventors have demonstrated in numerous studies that it is also desirable — for certain indications — to increase the elimination of polyamines while inhibiting their synthesis. Sulindac works to up-regulate genes that facilitate the efflux or elimination of polyamines.

Our principal therapeutic agent is CPP-1X/sul, a “combination therapy” that combines the two agents CPP-1X and sulindac.

CPP-1X

CPP-1X is an oral, enzyme-activated, irreversible ODC inhibitor. Originally synthesized by Centre de Recherche Merrell, Strasbourg, the active ingredient in CPP-1X is eflornithine (also referred to as DFMO).

DFMO, the active ingredient in CPP-1X, currently has FDA approval for the treatment of two conditions: a high dose intravenous form for African Sleeping Sickness and a topical dosage form for hirsutis (an androgen-induced condition resulting in excessive hair growth). Sanofi-Aventis, our exclusive contracted manufacturer for DFMO products, formerly marketed an intravenous form of CPP-1X called Ornidyl for treating African Sleeping Sickness. It was delivered intravenously in doses up to 30 times higher than the doses of our clinical trials. Ornidyl has been commercially discontinued for many years, though Sanofi-Aventis continues to provide it to the World Health Organization in sub-Saharan Africa for humanitarian purposes.

As a topical agent for hirsutis, CPP-1X cream slows hair growth but does not prevent it. It remains commercially available and has been marketed as Vaniqa by Almirall in Europe, CSL in Australia, Triton in Canada, Medison in Israel and Skin Medica in the United States. Vaniqa is intended for topical delivery and does not provide systemic levels of exposure sufficient to affect any of the indications we are pursuing.

The primary side effect associated with CPP-1X is ototoxicity, damage to the ear. Significant ototoxicity side effects are typically seen at a clinical effect at very high doses (much higher than doses used in our trials). At lower doses, including the range we are pursuing in its CPP-1X related development programs, these effects are subclinical and detectable only through audiometric analysis based on the Phase 2/3 clinical study conducted by our Founders and funded by NCI.

There are no currently FDA approved oral formulations of eflornithine. We are pursuing a 250 mg oral pill, a powder formulation, and a co-formulated tablet containing both eflornithine and sulindac in a single oral pill.

In addition to its approved uses, non-commercial oral formulations of eflornithine have been the subject of multiple cancer-related clinical studies over the past 20 years. At least nine Phase 1 clinical trials (at doses ranging from 1 g/m2/day to 40 g/m2/day; efficacy studies at 3 g/m2/day) have been supported by the NCI. At these doses, which are significantly higher than our target (our target dose for FAP is ~0.25 g/m2/day), the agent has generally been found to be safe. Set forth below is information regarding nine of the Phase 1 clinical trials supported by the NCI that used non-commercial oral formulations of eflornithine in cancer-related clinical studies.

Summary of Phase 1 and Pharmacokinetic Clinical Investigator-Sponsored Studies that we relied upon to support our Company-Sponsored Phase 3 clinical trials

Study Type, Principal Investigator	Study Population Number of Subjects	Route of Administration, Dose and Duration*	Parameters Measured	Results	Ref.
Phase 1 Dr. P. J. Schechter	Healthy Subjects 6 subjects	Oral 10 mg/kg-bw Single dose	—	Pharmacokinetics following a single oral dose of DFMO	Internal Report of Marion Merrell Dow
Phase 1 Dr. R. G. Alken	Healthy subjects 6 subjects (men)	Oral/iv Single dose Pilot Phase: 5 mg/kg-bw iv Study Phase: 10 mg/kg-bw iv; 10, 20 mg/kg-bw po	—	Following single iv dose of 10 mg DFMO/kg-bw, 81.4% of dose recovered intact in urine over a 24-hr period, DFMO found not to bind to plasma proteins	Haegele, K.D., et al., Clin Pharmacol Ther, 1981. 30(2): p. 210-7. Internal Report of Marion Merrell Dow
Phase 1 Dr. J. P. Arnaud	Patients with cholecystectomy 11 patients	iv I0 mg/kg-bw Single-dose infusion over 2 min.	—	Pharmacokinetics following a single iv dose Less than 1% of the dose was eliminated via the bile	Internal Report of Marion Merrell Dow
Phase 1 Dr. Martin Abeloff The Johns Hopkins Oncology Center, Baltimore, MD	Patients with advanced solid tumors or lymphomas 22 patients	Oral: 0.75, 1.5, 2.25, 3.0, 3.75, 4.5, 5.25 g/m2 qid (~74 – 519 mg/kg-bw/day) for 28 days	Cmax, Cmin, AUC, T1/2	Single oral dose of 3.0 g/m2; tlag = 22.3 ± 7.6 min, T1/2 absorb. = 74.7 ± 43.4 min, T1/2 = 204.7 ± 55.8 min, Cmax = 342.7 ± 145.9 μM, AUC = 2.2 ± 1.0 μmol/rnl•hr
				An MTD of 2.25 g/m2 qid (~222 mg/kg-bw/day) was determined	Abeloff, M.D., et al., J Clin Oncol, 1984. 2(2): p. 124-30.
Phase 1 Dr. Martin Abeloff The Johns Hopkins Oncology Center, Baltimore, MD	Patients with histologically documented cancers of advanced stage 24 patients	Oral: 3.75 – 5.25 g/m2 qid (~370 – 519 mg/kg-bw/day) iv: 0.75-2.625 g/m2 qid iv: 1.5 – 5.25 g/m2/day continuous infusion for 4 days	Cmax, Cmin, AUC, T1/2	Oral dosing: Cmin and AUC increased with doses up to 3.75 g/m2 then plateaued; continuation of study in reference (I92)
				An MTD of 3.75 g/m2 qid (~370 mg/kg-bw/day) was determined for oral administration; the MTD for iv (pulse or continuous) was not obtained	Griffin, C.A., et al., Invest New Drugs, 1987. 5(2): p. 177-86.

Study Type, Principal Investigator	Study Population Number of Subjects	Route of Administration, Dose and Duration*	Parameters Measured	Results	Ref.
Phase 1 Chemoprevention and Pharmacokinetic Study Dr. Paul Carbone University of Wisconsin	Men & women previously treated for colorectal, prostate, superficial bladder cancer, or adenomatous polyps, without evidence of active disease; or family history of colorectal cancer
Step 1: 14 subjects, 4 arms
Step 2: 16 subjects, 4 arms Step 3: 6 subjects, 1 arm	Oral Step 1: 0.125, 0.25, 0.5, 0.75, 1.25 g/m2 qid (~12.5 – 125 mg/kg-bw/day) for up to 6 months. Step 2: 0.125, 0.25 g/m2 qid; 0.5, 1.0 g/m2 qd for up to 6 months Step 3: 0.5 g/m2 qd for 5 – 12 months.	Cmax, Cmin, AUC, T1/2, tmax	Cmax, steady-state Cmin, AUC, roughly linear with dose; no significant difference in Cmax when measured at week 2 vs. at end of dosing (at least 5 months). Little if any change in DFMO clearance during course of the study.

				0.5 g/m2 qd (12.5 mg/kg-bw/day) suggested MTD.	Love, R.R., et al., J Natl Cancer Inst, 1993. 85(9): p. 732-7.
Phase 1 Pharmacokinetic and Biochemical Study Dr. Patrick J. Creaven Roswell Park Memorial Institute	Men & women 18 years old with FAP or at high risk for colorectal cancer or other cancers; or previously treated for bladder, breast, colon, gastric, lung, or tongue cancer 27 subjects	Oral 0.2, 0.4, 0.8, 1.6, 3.2, 6.4 g/m2/day for 6 months (~4.9 – 160 mg/kg-bw/day); dose-escalation scheme, with 1 month at each dose before increasing dose	Cmax, Cmin, AUC, T1/2, Tmax	Steady-state Cmax, Cmin, and AUC linear with dose within range tested (0.2 to 3.2 g/m2/day) 1.6 g/m2 qd (~40 mg/kg-bw/day) suggested MTD	Internal Report Pendyala, L., P.J. Creaven, and C.W. Porter, Cancer Epidemiol Biomarkers Prev, 1993. 2(3): p. 235-41.
Phase 1 and Pharmacokinetic Study of DFMO Dr. David Alberts The Arizona Cancer Center	Men & women with actinic keratosis Step 1: Pharmacokinetic study (11 subjects, 3 arms) Step 2: Subacute dosing (27 subjects) Step 3: Chronic dosing (43 subjects, 4 arms)	Oral Step 1: (single-dose): 0.25, 0.5, 1.25 g/m2 Step 2: 0.25 – 4.0 g/m2 qd (~6.2 – 99 mg/kg-bw/day) for 4 weeks. Step 3: 1, 2, 4 g/m2 qd or placebo for 5 days on/2 off, for 6 months	Cmax, Cmin	Plasma drug levels generally related to DFMO dose, although there was wide intersubject variability and overlap in plasma drug levels between dose groups Mean Cmax roughly proportional to dose.	Internal Report of Marion Merrell Dow
Reverse Phase 1 Dr. Michele Follen (formerly Mitchell) University of Texas, M.D. Anderson Cancer Center	Women 30 years old with CIN grade 3 30 subjects, 6 arms	Oral (liquid) 0.06, 0.08, 0.125, 0.25, 0.5, 1.0 g/m2 qd (~1.5 – 25 mg/kg-bw/day) for 1 month	Cmin	Plasma drug levels generally related to DFMO dose, although there was wide intersubject variability and overlap in plasma drug levels between dose groups	Mitchell, M.F., et al.,. Cancer, 1995. 76 (10 Suppl): p. 1956-77. Mitchell, M.F., et al., Clin Cancer Res, 1998. 4(2): p. 303-10.

*	Approximate dose equivalents (mg/kg-bw) were calculated for the average-sized person weighing 70 kg, with an average surface area of 1.73 m2.

PHASE 2 TRIAL IN FAP PATIENTS

In addition to the Phase 1 trials described above, the NCI also supported a number of Phase 2 studies including a study in FAP patients using DFMO and celecoxib. This trial (described in the publication Lynch PM, et al. Gut 2015;0:1–10. doi:10.1136/gutjnl-2014-307235, referred to herein as the “GUT trial”) compared DFMO + celecoxib combination to celecoxib alone. The GUT trial randomized 112 patients with 68 evaluable patients (evaluable meaning a baseline and six month endoscopy assessment in patients who took most of their daily drug dosage for six months).

The study used three key endpoints. The primary endpoint was polyp counts in designated areas of the bowel (“defined anatomic fields”). Secondary endpoints focused on changes in polyp burden (number and size) as determined using two different assessments: still image and video assessment. In still imaging, the number and size of polyps were estimated in the “defined anatomic fields”. Open and closed forceps were used for size estimation. In video assessment, 5 independent reviewers assessed four segments of the colon and rectum, or if post-colectomy, just the rectum. Each segment was graded at six months in comparison with baseline; the same, better, much better, worse, much worse.

In assessing end-results, the findings at the six month endoscopy was compared to baseline. Benefit could be demonstrated by progression vs stable disease, progression vs regression, or stable disease vs regression. Regression (reduction in polyp numbers and size) is the most meaningful finding that potentially translates into clinical benefit (delay in prophylactic surgery, increased surveillance intervals). Clinical care and management decisions focus on high risk adenoma — primarily identified by the extent of polyp burden.

•	Results For Evaluable Patients:
º	Polyp counting in defined areas (Primary outcome, no longer an acceptable “stand-alone” measure by the FDA for approval)
•	Celecoxib alone: 10% worsening
•	DFMO combination: 8% improvement p-value= .46
º	Polyp Burden in defined areas from still photos
•	Celecoxib alone: 23% improvement
•	DFMO combination: 41% improvement p-value= .08
º	Polyp Burden of entire colorectum by video assessment
•	Celecoxib alone: 36% improvement
•	DFMO combination: 93% improvement p-value= .01

Although the primary end point data trends were all positive they were not deemed statistically significant due to the small sample size and therefore the primary endpoint was not met. “Clinical benefit” in our trials is an indication of “real world” effect of treatment on patients. “Statistical significance” is a term from the field of statistics. We do not expect this to negatively impact our current Phase 3 trial as the secondary endpoints from this GUT trial were met and the secondary endpoints are particularly relevant to our current FAP Phase 3 program as we believe they are stronger indicators of potential clinical benefit (e.g., delaying FAP-related surgeries). The FDA very specifically discouraged us from utilizing the GUT trial primary endpoint in our own FAP Phase 3 trial as it did not represent “clinical benefit” in their view, which they defined as “delaying time to FAP related events such as FAP-related surgeries, desmoids, duodenal disease, cancer, and death”. The FDA’s definition of clinical benefit is more closely associated with the GUT trial’s secondary endpoints and is therefore also the basis of our own Phase 3 trial. However, the FDA may disagree with our assessment and conclusions, causing significant delays.

Sulindac

Sulindac is an NSAID of the arylalkanoic acid class. It exists in a generic form and is also marketed in the United Kingdom and the United States by Merck under the trade name of Clinoril. Like other NSAIDs it is considered effective for treatment of acute or chronic inflammatory conditions. Typical examples of its application include the treatment of tenderness, swelling, and stiffness caused by arthritis. Sulindac is administered orally with approved dosages of 100 milligrams, 150 milligrams and 200 milligrams.

With respect to FAP, along with aspirin, Celebrex and other NSAIDs, sulindac has been shown to “down-regulate polyamines” by increasing polyamine catabolism and inducing polyamine export in human cells and in mice.

There is a significant body of research exploring the use of NSAIDs as potential inhibitors of tumor development. Sulindac is currently also being investigated for its role in the treatment of Alzheimer’s disease.

Both agents have been tested separately as treatment for polyps in previous clinical trials and/or preclinical studies and they were shown to reduce polyamines, high levels of which are part of the pathology of FAP, but neither active ingredient used individually resulted in a clinically significant reduction of polyps. A different result was achieved when the two agents were used as a combination therapy. This has been shown in animal studies and in a Phase 2/3 trial funded by the NCI. The figure below provides a summary of the animal data from a study testing various combinations and single agents in the APC min mouse model — the primary animal model of polyposis in FAP. The lower panel shows the effects of single and combinations of agents compared to placebo on the development of advanced intestinal adenomas in these mice. The majority of these adenomas are proximal in location and thus a good model of the duodenal polyposis that is so problematic in treating humans with FAP. In the upper panel, the number of either low- or high-grade adenomas was divided by the total number of graded adenomas remaining in each group to determine the percent of low-grade (open bars) and high-grade (filled bars) adenomas. The percentage of high-grade adenomas in the combination DFMO + sulindac group (~10%) was significantly lower than that found in the sulindac alone treatment group (~70%) (P =0.016) (Ignatenko et al Nut Can 2008).

These figures represent the efficacy seen with CPP-1X/sul in reducing high-risk adenomas in the intestine (including duodenum). These are considered the most relevant adenomas in treating adult patients with FAP according to the result of surveys of FAP experts conducted by the Company.

PHASE 2 AND PHASE 2/3 CLINICAL TRIALS IN HIGH-RISK ADENOMATOUS POLYPS FUNDED BY THE NCI

Three clinical trials were supported by the NCI to investigate the effect of eflornthine and the eflornithine and sulindac combination on high-risk adonmatous polyps. The clinical trials were performed at the University of California, Irvine and led by Principal Investigator Dr. Frank Meyskens, one of our co-founders.

Published in 1994, a Phase 2a trial was conducted in 111 patients (men and women) who had a previous history of colorectal adenomatous polyps. Patients were administered eflornithine at doses ranging from 0.1 to 3.0 g/m2 qd po (2.5 – 74.1 mg/kg-bw/day) for 4 weeks (Meyskens Published Report 1994). The objective of this study was to determine the lowest dose of eflornithine that would deplete target tissue levels of polyamines in patients who had undergone colonoscopy for removal of a colorectal adenoma while producing minimal toxic effects; the optimal dose would be used in a subsequent, longer-term chemoprevention trial. The drug was well-tolerated with the most frequent adverse effects being mild, transient epigastric pain, diarrhea, nausea; the most serious adverse effect was one case of abdominal pain (due to gallstones). Also, two subjects were discontinued from the study due to myocardial infarction and atrial fibrillation, both unrelated to drug. None of the 30 subjects receiving either 0.25 or 0.5 g/m2 experienced clinical ototoxicity in this trial. Subjects treated with doses as low as 0.5 g eflornithine/m2 qd for 4 weeks showed a statistically significant decrease in Spd:Spm ratios in rectal mucosal biopsy specimens. Eflornithine treatment was also associated with a decrease in rectal mucosal putrescine content for all dose groups down to 0.5 g/m2. The extent of these changes was inversely correlated with increasing subject age. Eflornithine treatment did not cause a change in the rectal mucosal BrdU labeling index, an indication of cellular proliferation (Boyle, 1992 Cancer Epidemiol Biomarkers Prev 1(2): 131-135, Pelot et al. 1992 Proc. Annu. Meet. Am. Assoc. Cancer Res. 11:142, Abstract No. 390., Meyskens 1994 J Natl Cancer Inst 86(15): 1122-1130, Meyskens, 1993 International Cancer Chemoprevention Conf.). This study provided the scientific and clinical basis to justify further long term studies with eflornithine or eflornithine plus sulindac combination.

In a follow-up Phase 2b study, the lowest dose of DFMO that could suppress the polyamine content of rectal mucosa over a course of 1 year with no or minimal side effects was determined. This trial was planned to obtain follow-up measurements after 1 year of treatment of at least 25 participants in each of four dosage groups. Thus, 123 patients treated at the University of California, Irvine (UCI Medical Center and Long Beach Veterans Administration Medical Center) were randomly assigned in a double-blinded fashion to receive either daily oral placebo or one of three doses of eflornithine (0.075, 0.20, or 0.40 g/m2 per day). Five of those subjects (one in the placebo group, two in the 0.075-g/m2 per day group, and two in the 0.20-g/m2 per day group) withdrew from the study immediately after randomization but prior to taking any doses of their assigned study drug. No follow-up information is available on these subjects; therefore, the analysis reported was restricted to the 118 subjects who started on treatment. Baseline and serial determinations of polyamine levels in rectal mucosa and extensive symptom monitoring (including audiometric measurements were performed over a 15-month period. eflornithine treatment reduced putrescine levels in a dose-dependent manner). Following six months of treatment, doses of 0.20 and 0.40 g/m2 per day reduced putrescine levels to approximately 34% and 10%, respectively, of those observed in the placebo group. Smaller decreases were seen in spermidine levels and spermidine: spermine ratios. Polyamine levels increased toward baseline values after discontinuation of eflornithine. There were no statistically significant differences among the dose groups with respect to clinically important shifts in audiometric thresholds and nonaudiologic side effects; however, there were statistically significant higher dropout and discontinuation rates observed in the highest dose group. This study concluded that polyamine levels in rectal mucosa were suppressed by daily oral doses of eflornithine that produced few or no side effects. A dose of 0.20 g/m2 was identified as a dose that could be used safely in combination Phase 2b or single-agent Phase 3 chemoprevention trials.

As a result of this Phase 2 trial, a subsequent larger Phase 2/3 trial was designed and conducted by Dr. Meyskens and co investigators using the combination of eflornithine and sulindac. This trial, completed and then published in 2008, was a prospective randomized placebo-controlled three-year Phase 2/3 clinical trial of eflornithine and sulindac in humans and provides evidence of positive effects on recurrence of all adenomas, and on recurrence of “risky adenomas,” in patients with prior colon polyps. “Risky adenomas” are those at greatest risk of transforming to cancer and include large sized and/or multiple colon polyps, and are recognized by the FDA as risk factors for colon cancer. Daily dosing of patients over a three-year period found the combination of eflornithine and sulindac produced a significant difference in the efficacy between the treatment and placebo groups for all adenomas and high-risk adenomas. The trial tracked three years of a daily delivery of the combination therapy compared to placebo. Measurements were taken quantifying the impact of eflornithine and sulindac on participants both with and without high-risk adenomas, as well in the control groups. There were 375 participants randomized in the trial. After the first interim analysis (60% of patients completed the 3-year colonoscopy follow up), the Data and Safety Monitoring Board endorsed an accelerated analysis, following which the trial was stopped as the prescribed efficacy end points had been met — and because long-term follow-up of the remaining patients on trial was unlikely to change the conclusions about efficacy. Consequently, data were analyzed from 267 evaluable patients.

The published results from the trial showed there was a 70% difference in efficacy between the treatment and placebo groups for all adenomas (i.e., both standard risk and high-risk). In measurements of occurrence, 12.3% of all patients treated with CPP-1X/sul showed adenoma occurrence compared to 41.1% in the placebo group.

In the subgroups of the study that had high-risk adenomas there was a 92 – 95% difference between the treatment and placebo groups. Compared to placebo, the recurrence of risky adenomas was inhibited by over 90%. The p-value for all comparisons in this study was p< 0.001.

The following is an excerpt from the study report published in the CPR 1:32-38, 2008:

“In the placebo group, 53 patients had at least one adenoma, compared with 17 patients in the treatment group. The estimated cumulative recurrence was 41.1% in the placebo group and 12.3% in the treatment group, corresponding to a risk ratio of 0.30 [95% confidence interval (95%CI), 0.18-0.49; P <0.001] or a reduction of 70%. Accounting for the interim analyses, the bias-adjusted point estimate of the difference in polyp recurrence between the treatment and placebo groups was -0.2793 with a corrected 95% CI of -0.3933 to -0.1718. Aspirin (81 mg) use did not seem to affect the number of total adenomas in either group.” “In the placebo group, 11 patients had advanced adenomas, whereas in the DFMO plus sulindac group only one advanced adenoma was detected. This corresponds to a risk ratio of 0.085 (0.011-0.65; P <0.001) or a reduction of 92%. In the placebo group, 17 patients had more than one adenoma, compared with one patient randomized to active intervention, indicating a reduction of 95% (risk ratio, 0.055; 95% CI, 0.0074-0.41; P <0.001). Similar results were obtained in a smaller group of patients who had colonoscopies between 36 and 39 months on treatment....”

Advanced adenomas in the placebo group included tubulovillous (3), intramucosal carcinoma (2), size 1 cm (6), and one serrated adenoma with high-grade dysplasia; the one advanced adenoma in the treatment group was an adenoma >1 cm.

RANDOMIZED PLACEBO-CONTROLLED PII/III TRIAL

Sporadic Colon Adenoma Therapy (CAT)

- Three year daily oral dosing study
  - Prospective, randomized, placebo controlled trial
  - 500mg CPP-1X (DFMO) + 150mg Sulindac
  - N=375 randomized
- Entry criteria
  - Prior sporadic colorectal adenomas within 1 year
  - No current cancer
- Endpoints
  - Polyp Occurrence (primary)
  - Biomarkers
  - Toxicities (hearing, GI, cardiovascular)

All comparisons p<0.001
% of patients with Metachronous Adenomatous Polyps
45
40
35
30
25
20
15
10
5
0
41.1
12.3
8.5
0.7
13.2
0.7
Placebo
CPP-1X/Sul
70% reduction
92% reduction
95% reduction
Total Adenoma
Advanced Adenoma
Multiple Adenoma
High risk adenomas; similar to FAP

Source: Meyskens et al. CAPR 1:32-38, 2008

To our knowledge, the reduction of adenomas demonstrated in the CPP-1X/sul trial is the largest seen in any prevention trial to date although neither the FDA nor any other regulatory agency has formally evaluated this conclusion.

In addition to the favorable results shown in the trial, CPP-1X/sul showed remarkably few side effects — showing no significant differences in adverse effects between CPP-1X/sulindac treatment and placebo. The primary side effect seen in the trial for CPP-1X was ototoxicity (i.e., the property of being toxic to the ear). These effects were sub-clinical, i.e., so minor that patients did not realize there was an effect on their hearing, the hearing loss was only measurable by audiometric analysis. Ototoxicity occurred in only a small fraction of patients (9.3% in the treatment and 2.9% in the placebo group), when otoxicity was assessed by quantitative audiology (McLaren, Fujikawa-Brooks et al. 2008). The results were also broken down by genetic background of the CPP-1X drug target ODC as shown in the table below. The data shows that one genetic background in particular, ODC AA, is at risk for non-response and for the side effect of ototoxicity compared to placebo. This data provides the potential for CPP-1X to be used in conjunction with a diagnostic test (the “theranostic approach” discussed elsewhere in this document) to potentially exclude patients with ODC AA genetic background from taking the therapy — with the goal of maximizing response and minimizing ototoxicity for those on therapy.

Figure: Defining individual benefit and risk from the Phase 2/3 Meyskens trial for ODC +316 genotypes (GG, GA, AA). Benefit =% adenoma recurrence end of 3 years versus baseline (“lower is better”); Risk = % patients with ototoxicity (audiometric testing of placebo and treatment groups); data from original trial and (Zell, McLaren et al. 2010).

Historically, ototoxicity is a side effect known to be associated with eflornithine (the active ingredient in CPP-1X), at very high doses, much higher than the doses used in the trial. We are pursuing the use of CPP-1X in related development programs with CPP-1X doses in the same order of magnitude used in the trial described above.

Current Clinical Trials

FAP PHASE 3 CLINICAL TRIAL

CPP FAP-310 is a double-blind randomized Phase 3 pivotal registration trial designed to test the effect of our investigational agent in FAP patients. The FAP trial is being conducted under an IND for which we are the sponsor (IND#103,678) which was originally submitted to the FDA on February 8, 2010. We have randomized 128 of the 150 patients needed to complete the trial. Patients are being randomized to one of three treatment groups in equal proportions (1:1:1): those who take the combination therapy, or the single agent components of the combination therapy, daily for up to two years. The study schema is shown in the figure below:

CPP FAP-310 PIVOTAL PHASE 3 FAB TRIAL

150 eligible patients

Randomized equally to one of 3 treatment groups (1:1:1 randomization)

CPP-1X (750 mg) + Sulindac (150 mg)	CPP-1X (750 mg) + Placebo (Sulindac)	Placebo (CPP-1X) + Sulindac (150 mg)

Endpoint

"Time to FAP related event" over 24 months at any disease site per patient

(events can occur in the colorectum, rectum/pouch, or duodenum)

Based on the input from the FDA, EMA, and many FAP medical experts, our primary endpoint in the Phase 3 trial is time-to-disease progression that leads to FAP-related events. To assess the endpoint, endoscopy surveillance is conducted at six month intervals for up to two years to assess whether or not “disease progression” and FAP-related events occur. The study intends to measure “clinical benefit” defined as the ability to delay FAP related events such as surgery, duodenal disease, cancer, and death. FAP-related events include FAP-related surgery, which may be indicated for a spectrum of FAP patients depending where they are in the course of their disease for example:

•	Pre-colectomy patients: Polyposis progressing such that colectomy/procto-colectomy cannot be deferred;
•	Post-colectomy patients with retained rectum or ileal pouch: Polyposis progressing such that high-risk adenomas are identified and require removal; and
•	Post-colectomy patients with duodenal disease: Polyposis progression such that the Spigelman stage worsens (Spigelman Stage refers to a scoring system measuring the extension of duodenal disease, based on endoscopic and pathology information), or patient requires major endoscopic or surgical intervention.

In addition to the primary endpoint, there are a number of secondary outcome measures in the FAP-310 being measured including ornithine decarboxylase gene (the target for CPP-1X) status and urinary polyamines which is modulated by CPP-1X/sul drug activity based on preclinical and clinical studies mentioned in this document. Another secondary endpoint of the trial includes quality-of-life (“QOL”) measures based on EORTC-validated QOL instruments and a “Cancer Worry Scale” frequently used in cancer research.

The statistical analysis plan was based on the following key assumptions:

1)	The level of statistical significance is set at 0.05, using a 2-sided stratified log-rank test for time to first FAP-related event, for each of the two between-group comparisons (i.e., CPP-1X plus sulindac vs. CPP-1X, and CPP-1X plus sulindac vs. sulindac);
2)	A hazard ratio of 0.4243 corresponding to a doubling of event-free follow-up over two years (the time to occurrence of the primary event from either of the single agent treatment arms to the combination treatment group);
3)	Power of at least 85% to detect the above-mentioned treatment effect comparing the combination arm vs. either of the two single-treatment arms;
4)	The two single-agent treatment groups have the same event rate.

The 150 patient trial is expected to accrue 90 events over two years with approximately 49 events needed for each two-group comparison at the 2-sided 0.05 level with 85% power and the doubling of the time to primary event. Assuming two-year event proportions of 70% in either of the two single-agent groups and 40% in the combination arm with 50 patients per arm, the expected number of patients with an FAP related event in either of the two single-agent groups would be 35 and 20 in the combination arm. Thus we expect to have 55 patients with an FAP-related event in each comparison, achieving almost 89% power. The standard deviation around this expectation is 4.74, so we would be highly likely to observe at least the required 49 events. Even if the total number of events in either comparison were only 43, there could still be 80% power to detect the design effect size, namely, a hazard rate ratio of 0.4243 = (ln 0.60)/(ln 0.30) corresponding to the doubling of event-free follow-up over two years.

The clinical trial design was reviewed by FDA/EMA/Health Canada who allowed our study to proceed in the United States, Europe, and Canada.

The study is being conducted at FAP centers of excellence in North America and the European Union. The study design was scrutinized/accepted by the Institutional Review Boards of these Centers. A formal survey among FAP medical experts demonstrated support for not only the CPP FAP-310 trial, but also the high likelihood of patient acceptance of this combination drug therapy. Regulatory guidance provided at the start of this program development excluded the use of a placebo/placebo control arm, which we believe will facilitate patient acceptance and compliance into this two-year treatment trial. We expect to complete patient enrollment in the first quarter of 2016, with interim event rate analysis expected to be completed in the first half of 2016, interim futility analysis expected to be completed in the second half of 2016, co-formulated CPP-1X/sul bioequivalency results in late 2016 and Phase 3 trial results the first half of 2018.

PACES PHASE 3 CLINICAL TRIAL IN COLON CANCER SURVIVORS

In collaboration with the NCI, and SWOG, a Phase 3 clinical trial was designed and has been initiated to study the benefits of CPP-1X/sul as a therapeutic treatment for use by colon cancer survivors. The trial is being conducted under an IND for which we are the sponsor (IND#103,678 which was originally submitted to the FDA on February 8, 2010). This new trial relied upon the safety and efficacy data from the previously described nine Phase 1 clinical trials as well as the Phase 2 and Phase 2/3 clinical trials conducted by Dr. Frank Meyskens.

The trial is named PACES for “Prevention of Adenomas and Cancer with eflornithine and sulindac.” The eligibility for the trial includes Stage 0, I, II, and III colon cancer patients who have completed any chemotherapy treatments and/or have had surgery for their colon cancer within the past 9 – 15 months and are considered cancer-free. The goal of the trial is to prove CPP-1X/sul has a reduced rate of cancer or high-risk adenoma recurrence compared to comparator arms after three years of daily dosing. To date, SWOG has randomized 65 patients in this trial which is being conducted at SWOG’s large network of clinical sites throughout the United States. This trial is being primarily funded by the NCI and SWOG is managing the trial. We have exclusive rights to the data that comes from the trial for regulatory and commercial purposes. The CAT clinical trial is expected to take 5 to 6 years with the filing of a NDA with the FDA targeted for years 7 and 8. The trial target is for 1,340 patients.

PACES Phase 3 Trial in Colon Cancer Survivors
Randomized equally to one of four treatment groups (1:1:1:1 randomization)
Three years of daily treatment
CPP-1X (500 mg) + Sulindac (150 mg)
CPP-1X (500 mg) + Placebo
Placebo + Sulindac (150 mg)
Placebo + Placebo
Endpoint
Prevention of colon cancer or high-risk adenoma

We are evaluating our options for CAT in the European Union and Asia.

Additional Company-Sponsored Programs

In addition to our Phase 3 trials, we are also sponsoring additional preclinical and clinical programs designed to support an ultimate NDA and/or MAA filing. These programs are running concurrently with the Phase 3 FAP trial and include preclinical cardiology safety studies, drug interaction studies, and clinical renal impairment studies. In addition to these programs we are pursuing a co-formulation development program intended to deliver CPP-1X and sulindac in the same tablet. We have created a number of potential prototype products including one current lead prototype that will be scaled up to supply product for pharmacokinetic (PK) and bioequivalence (BE) human trials. Those PK and BE trials are expected to be conducted in 2016. Our intention is to introduce the lead co-formulated CPP-1X/sul product as the first approved commercial product.

Investigator-Sponsored Trials

We have also participated in and supported several investigator-sponsored trials. “Investigator-sponsored trials” are clinical studies that are initiated and conducted by an individual clinical researcher (rather than being initiated by a company). In these trials we have supplied the investigational drug product and supported the investigator with information that may be needed for submissions to FDA, but the sponsor-investigator is responsible for compliance with FDA’s clinical practice and investigational new drug regulations. Investigator-sponsored trials allow qualified scientists the opportunity to pursue their research goals without committing a company to a formal research program. The more conventional clinical trial arrangement is for a company to sponsor a clinical trial (retaining oversight and other regulatory compliance responsibilities) and recruit investigators to conduct the trial on the company’s behalf. In general, the relationship between us and our sponsor-investigators is supportive, whereby we make the investigational drug product available for their use, in exchange for rights to the data that may be generated in the sponsor-investigator’s study.

Investigator-Sponsored Trials in Neuroblastoma

Because of strong scientific rationale (multiple animal studies and clinical pharmacology studies), we have been requested by the NB community to participate in and support clinical studies with CPP-1X used for NB. We supported an open label Phase 1 clinical trial in refractory NB children with the Neuroblastoma and Medulloblastoma Translational Research Consortium (“NMTRC”). Twenty-one patients participated in a Phase 1 study of daily oral DFMO alone for three weeks, followed by additional three-week cycles of DFMO plus daily oral etoposide. No dose limiting toxicities were identified in patients taking doses of DFMO between 500 – 1500 mg/m2 orally twice a day. DFMO pharmacokinetics, single nucleotide polymorphisms in the ODC gene and urinary levels of substrates for the tissue polyamine exporter were measured. Urinary polyamine levels varied among patients at baseline. Patients with the minor T-allele at rs2302616 of the ODC gene had higher baseline levels (p=0.02) of, and larger decreases in, total urinary polyamines during the first cycle of DFMO therapy (p=0.003) and had median progression free survival (PFS) that was over three times longer, compared to patients with the major G allele at this locus although this last result was not statistically significant (p=0.07). Six of 18 evaluable patients were reported by the investigators as progression free during the trial period with three patients reported by the investigators as continuing progression free at 663, 1559 and 1573 days after initiating treatment. Median progression-free survival was reported by the investigators to be less among patients having increased urinary polyamines, especially diacetylspermine, although this result was not statistically significant (p=0.056).

This trial was completed and results from the study were published in PLOS One. These results led to the initiation of an investigator-sponsored Phase 2 trial by the same group, to test the potential of CPP-1X to prevent relapse in children previously diagnosed and treated for Neuroblastoma, and a second exploratory trial that includes both Neuroblastoma and Medulloblastoma patients. We agreed to support the Phase 2 trial described in NMTRC 003 version 2.0 dated May 30, 2012. The first patient received their first dose of study drug on June 5, 2012. The primary clinical endpoint was to evaluate the preventative activity of DFMO as a single agent in patients with neuroblastoma who are in remission based on event free survival (EFS), for patients who had previously relapsed (group termed stratum 2), and correlation of urinary polyamine levels with progression of disease in neuroblastoma, for patients who were in remission without a previous relapse (group termed stratum 1).

The NMTRC was responsible for obtaining an IND for this trial (IND number was obtained from their FDA annual report as IND #107,470). This IND is cross-referenced to IND #107,343 for which we are the sponsor and was submitted to the FDA on November 20, 2009. IND #107,343 was originally filed to cover a biomarker study intended to be run by an academic partner at the University of Arizona, which was not yet been conducted, to assess bioanalytical effects of eflornithine hydrochloride monohydrate and sulindac in urine. We have not been provided information as to the study date completion as NMTRC is responsible for this trial; however, a review of ClinicalTrials.gov suggests a study completion date of June 2020 and June 2016 as a final data collection for the primary outcome measure. Although we have agreed to supply our drug for the trial we have been advised by NMTRC that they no longer require our drug. We have exclusive rights to any data, for commercial and regulatory purposes, that is derived from the trial.

A second group, the New Advances in Neuroblastoma Therapy group (“NANT”), has also initiated a Phase 1 trial for NB. This trial involves patients that have undergone relapse or are refractory to prior treatment. It involves using eflornithine in combination with an NSAID (celecoxib). We have entered into an agreement to provide CPP-1X and technical expertise. This trial is ongoing and enrollment is anticipated to be completed in the fourth quarter of 2015.

We are also exploring partnerships with other patient advocacy groups to advance the NB trials in the future.

Additional Investigator Sponsored Programs

•	Gastric cancer prevention: An NCI grant to Vanderbilt University has been funded and we are finalizing operational and contractual details with the Vanderbilt researchers to test CPP-1X for the treatment of gastric cancer in South and Central American clinical sites where gastric cancer is particularly prevalent. We were recently granted “orphan designation status” for the gastric cancer field by the FDA and we anticipate that the EMA orphan application will be filed in the fourth quarter of 2015.
•	Early onset Type I diabetes prevention (Indiana University): We completed a clinical trials agreement with Indiana University and commenced the regulatory filings necessary to begin a randomized Phase 1 trial using CPP-1X as a potential treatment for type I diabetes. The drug has been shipped, the study has been initiated and the first patient has been randomized. We have the exclusive right to the data for commercial purposes and have commenced preparing an FDA orphan application for filing later this year.
OUR CO-DEVELOPMENT AND LICENSE AGREEMENT

On December 27, 2013, we entered into a pharmaceutical product co-development and license agreement with Tillotts, a pharmaceutical company engaged in the worldwide development, manufacture and commercialization of products for human use in gastrointestinal fields. Pursuant to the terms of the Tillotts Agreement, we granted Tillotts an exclusive license, subject to certain government rights and rights of the University of Arizona, for the European and Japanese rights under our patents that we license from the University of Arizona to co-develop and commercialize the combination of CPP-1X/sulindac for the treatment of FAP and other gastrointestinal conditions. More specifically, we granted Tillotts rights for the therapeutic treatment and prophylaxis of gastrointestinal diseases in the following countries: Andorra, Austria, Belgium, Bulgaria, Croatia, Cyprus, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Japan, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Monaco, Netherlands, Norway, Poland, Portugal, Romania, San Marino, Slovakia, Slovenia, Spain, Sweden, Switzerland, the United Kingdom, and Vatican City (the “Licensed Territory”). We are responsible for product development and Tillotts for regulatory and marketing for the respective markets. Tillotts agreed not to sell or commercialize any product in the Licensed Territory for the treatment of FAP and CAT other than with our licensed product. Tillotts also has a right of first negotiation with respect to our grant to a third party of a license under the licensed patent in the Licensed Territory for the prevention or treatment of a disease other than a gastrointestinal disease or a pediatric cancer as well as most favored nation status. We have the right to develop and commercialize any formulation of CPP-1X for pediatric cancers in the Licensed Territory without any obligation to Tillotts; however, if we develop a formulation for pediatric cancer interchangeable with the FAP product, then we will be required to pay Tillotts a royalty on the sale of such formulation.

Under the terms of the Tillotts Agreement, Tillotts was obligated to pay us an $8 million upfront payment, which we received in January 2014, as well as milestone payments for European and Japanese development programs under a co-development framework. The potential milestone payments, in excess of $100 million, include drug development milestone payments and one-time sales milestone payments upon attainment of annual net sales levels. The drug development milestones include: (i) the dates that total patient enrollment reaches certain percentages of the target enrollment, and (ii) upon receipt of European Union and Japanese regulatory approvals. Tillotts is also obligated to pay us royalties ranging from mid-single digits to low double digit percentages of net sales (with royalties depending on level of annual sales and subject to reduction in any country where there is not a valid patent claim or regulatory exclusivity or where there are competing products).

We are responsible for product development, including our ongoing FAP Phase 3 clinical trial, as well as regulatory approval activities, which we estimate will require approximately $20 million of additional capital. Tillotts agreed to assume regulatory activities and marketing in Europe and Japan if it elects to continue with the arrangement after an interim data analysis of the FAP Phase 3 clinical trial data, at which point an additional non-refundable, non-creditable continued development fee would be due to us.

The Tillotts Agreement expires on a country-by-country basis on the later of (i) the date of expiration of the last-to-expire of the licensed patents in a country, or (ii) the date of expiration of data or market exclusivity of products being sold under the license. Tillotts has the right to terminate the agreement upon 180 days’ notice. In the event of a breach of obligations of party under the Tillotts Agreement, the non-breaching party has the right to terminate the agreements upon 30 days’ notice if the breach has not been cured. Either party may also terminate the Tillotts Agreement immediately upon the other party’s financial default such as a bankruptcy or insolvency. Tillotts has the right to terminate the Tillotts Agreement upon 90 days’ notice upon the occurrence of certain extraordinary actions, which include: an EMA or FDA order to terminate the Phase 3 clinical trial; the agreement of the parties or an expert panel that the development should cease for safety reasons or that the licensed product is not providing significant therapeutic or prophylactic benefits; if the licensed product is no longer subject to reimbursement in the European Union; if annual net billings of the licensed product is expected to be less than a certain percentage of the prior year’s annual billing; if orphan drug designation is withdrawn, if the trial enrollment is below certain percentages, if EMA notification is received that drug approval will not be granted, or if we cannot fulfill our obligation to conduct certain pediatric trials. In addition, Tillotts has the right under many similar circumstances specific to Japan to terminate the Tillotts Agreement with respect to Japan. Upon certain terminations we are required to make certain payments to Tillotts, such as upon a termination by Tillotts due to the specified extraordinary matters. We are required to pay Tillotts a termination fee due to certain breaches by Tillotts, wherein we are required to pay Tillotts a royalty of mid-single digits to low double digit percentages of annual net sales up to a set maximum, and upon termination by Tillotts due to our breach we are required to pay Tillotts earned royalties and sales milestone payments similar to those that we are to receive as described above, up to a set maximum.

OUR STRATEGIC ALLIANCE-OPTION AND COLLABORATION AGREEMENT AND POTENTIAL LICENSE AGREEMENT

On January 9, 2016, we entered into a strategic alliance with Sucampo for the development and commercialization of combination CPP-1X/sul. Pursuant to the terms of the Securities Purchase Agreement, Sucampo purchased from us the Sucampo Note in the aggregate principal amount of $5.0 million. The Sucampo Note bears interest at the rate of 5% per annum and matures on January 31, 2019 unless earlier converted or prepaid (subject to extension under certain circumstances). The Sucampo Note is automatically convertible into our securities in the event we consummate a future financing with aggregate proceeds at least $10 million (excluding any investment by Sucampo), in a Qualified Financing. If a Qualified Financing occurs before completion of the futility analysis of our ongoing Phase 3 clinical trial for CPP-1X/sul for the treatment of FAP, the Sucampo Note will automatically convert into the securities issued in the Qualified Financing at price equal to a 10% discount to the lowest issuance price of the securities in the Qualified Financing. If a Qualified Financing occurs after completion of the futility analysis of our ongoing Phase 3 clinical trial for CPP-1X/sul for the treatment of FAP, the Sucampo Note will automatically convert into the securities issued in the Qualified Financing at a 20% discount to the lowest issuance price of the securities in the Qualified Financing. If a Qualified Financing or a Sale does not occur before the maturity date of the Sucampo Note, at the election of Sucampo, the unpaid principal balance of the Sucampo Note and any accrued and unpaid interest then payable is convertible into our common stock at a price equal to the then most recent §409A per share tax valuation conducted by a third-party appraisal firm. In addition, in the event of a Sale prior to the maturity date of the Sucampo Note or the consummation of a Qualified Financing, the Sucampo Note may, at Sucampo’s election, be converted into shares of our common stock or preferred, whichever is issued in our most recent financing, at a conversion rate equal to the lowest price per share of our most recent financing.

Sucampo has also agreed, at our sole discretion, to (i) make the Sucampo Additional Investment on the same terms and conditions as the other investors in a Qualified Financing, or (ii) if a Qualified Financing has

not occurred before the completion of futility analysis of our ongoing Phase 3 clinical trial for the treatment of FAP, then an investment would be made by Sucampo, at our election, and subject to certain conditions to be met by us, in the form of an additional convertible promissory note in the aggregate principal amount of $5.0 million under the same terms and conditions as the Sucampo Note, except that the maturity date of the subsequent note will be the third anniversary of the issuance date of such note. The futility analysis is not expected until the second half of 2016, therefore, it is anticipated that the Sucampo Note will convert into shares of our common stock in this offering at a 10% discount to the public offering price per share set forth on the cover page of this prospectus and that the Sucampo Additional Investment will be made by Sucampo purchasing $5 million of shares of common stock in this offering.

Notwithstanding the foregoing, Sucampo will not be required to acquire shares of our capital stock such that Sucampo’s ownership interest in us would exceed 19.9% of our outstanding capital stock (or, to the extent permissible under U.S. GAAP for determining whether we are an associate company or subsidiary of Sucampo, our issued capital stock on a fully diluted basis after taking into account the conversion of all convertible securities) (the “Threshold”). Accordingly, the maximum amount that Sucampo can be obligated to invest in the Sucampo Additional Investment would be the lesser of (i) $5.0 million and (ii) such amount as would result in Sucampo’s ownership being at or below the Threshold; provided, that an investment in a Qualified Financing that is an initial public offering is not subject to this limitation. Any remaining amount of the Sucampo Additional Investment commitment would simultaneously be invested in a subsequent convertible promissory note similar to the Sucampo Note; however, the interest rate of this subsequent note will be reduced to 3%, the maturity date shall be extended to January 31, 2020, the covenants will be removed and the events of default will be limited to failure to pay principal and interest and certain instances of bankruptcy or insolvency. In addition, any principal or interest owed under the Sucampo Note that does not convert to common stock upon a Qualified Financing due to the 19.99% limitation will remain outstanding under the Sucampo Note; however, the interest rate of this Sucampo Note will be reduced to 3%, the maturity date shall be extended to January 31, 2020, the covenants will be removed and the events of default will be limited to failure to pay principal and interest and certain instances of bankruptcy or insolvency.

In connection with Sucampo’s investment in the Sucampo Note and the Sucampo Additional Investment, and subject to certain government rights and rights of the University of Arizona, we entered into the Option and Collaboration Agreement with Sucampo granting it the Option to acquire the Sucampo License Agreement, with the right to sublicense, develop, make, have made, use, import, offer for sale and sell the Product in the Sucampo Territory in the Field. Sucampo paid us $3.0 million upon execution of the Option and Collaboration Agreement and, under certain conditions and upon payment of an additional initial license fee of $4.5 million, Sucampo has the right to enter into the License Agreement granting Sucampo the License. This option is exercisable by Sucampo immediately, however, if not exercised will expire 30 days after the acceptance for filing by the FDA of the first NDA filed for the Product and the delivery to Sucampo of certain data. If exercised by Sucampo, we and Sucampo have 120 days after delivery of a notice of exercise (the “Negotiation Period”) to fully negotiate the remaining terms of the License Agreement that have not been previously negotiated. If the License Agreement is not executed prior to the expiration of the Negotiation Period then a third party selected by each of us or selected by an arbitrator shall select either our or Sucampo’s form of License Agreement, which the parties will enter into subject to Sucampo’s right to decline our form of the License Agreement and to pay us a fee of $2.0 million.

In addition, the Option expires if (i) Sucampo does not make the Sucampo Additional Investment in accordance with the Securities Purchase Agreement; or (ii) either party terminates the Option and Collaboration Agreement. Each party has the right to terminate the Option and Collaboration Agreement if it believes the other party is in material breach of its obligations under the Option and Collaboration Agreement and has not cured such breach within 30 days of notification of breach and in addition, we have the right to terminate the Option and Collaboration Agreement if Sucampo challenges the validity or enforceability of the patents that would be licensed to Sucampo under the Sucampo License Agreement or assist any affiliate or third party in such challenge.

The Option and Collaboration Agreement provides that the JSC shall be established to plan, administer, evaluate and carry out the development of the Product. Until the License Agreement is executed, final decision making authority with regard to issues presented to the JSC rests with us. Prior to execution of the License

Agreement, we have the obligation to pay for any expenses incurred by us in the development of the Product. Prior to execution of the License Agreement we will have the right to develop the Product in any indication; however for indications other than FAP, Sucampo will have a right to concur in development of the Product for such indication, in which event Sucampo, if it enters into the License Agreement, will use commercially reasonable efforts to develop and commercialize the Product in such indication. If Sucampo concurs with the development of the Product for any such indication other than FAP at any time after it is initially notified of such development then 150% of all expenses incurred by us in such development will be reimbursed to us through the profit-sharing mechanism described below; and if Sucampo concurs with the development, 100% of such expenses incurred after such concurrence will be reimbursed to us through such profit-sharing mechanism. The Option and Collaboration Agreement also contains confidentiality obligations.

We and Sucampo have agreed to certain material terms of the License Agreement. The License Agreement requires the establishment of the JSC to conduct the development and commercialization respectively of CPP-1X/sul with Sucampo having final decision making vote on matters submitted to the JSC related to development of the Product in the Field in the Sucampo Territory and on matters decided by the JSC related to commercialization. Sucampo will be responsible for and control the development, manufacture and commercialization of the Product in the Field and Sucampo Territory at its own expense and Sucampo will be obligated to use commercially reasonable efforts to develop, manufacture and commercialize the Product in the Field in the Sucampo Territory.

The License Agreement provides that Sucampo will pay a license issue fee upon execution of the License Agreement of $5.0 million if the Option is exercised prior to completion of the FAP trial or $10.0 million if the Option is exercised after completion of the FAP trial. In addition, Sucampo will be obligated to pay additional consideration of up to an aggregate of up to $180.0 million upon the achievement of the following development and sales milestones: (i) NDA approval for FAP; (ii) first dosing in each of three pivotal trials of additional indications; (iii) NDA approval of a second indication; (iv) NDA approval of a third indication; (v) NDA approval of a fourth indication; (vi) first time annual net sales of the Product in the Sucampo Territory that exceed $100.0 million; (vii) first time annual net sales of the Product in the Sucampo Territory that exceed $250.0 million; (viii) first time annual net sales of the Product in the Sucampo Territory that exceed $500.0 million; and (ix) first time annual net sales of the Product in the Sucampo Territory that exceed $750.0 million. In addition to milestone payments, Sucampo will pay us 50% of the Adjusted Net Profits (as defined below) generated by it from the sale of Products. Adjusted Net Profit is defined as 90% of the revenue received by Sucampo from the sale of the Products less costs incurred by Sucampo in the development, manufacture, marketing, sales and distribution of the Products. Ten percent (10%) of net profits will be distributed among us and Sucampo pro rata of the total development costs borne by each until such costs have been recouped.

The License Agreement terminates: (i) upon 30 days’ notice if either party fails to cure a material breach; (ii) at any time upon 180 days’ prior notice by Sucampo if prior to first commercial sale of the Product in the Sucampo Territory or one year’s prior notice by Sucampo if after first commercial sale of the Product in the Sucampo Territory; and (iii) if Sucampo challenges the validity or enforceability of any licensed intellectual property or aids or assists any third party or affiliate in such challenge other than as required by law, and if not cured by Sucampo.

OUR CLINICAL TRIAL AGREEMENTS

We have an agreement, dated as of November 22, 2010, with the Division of Cancer Prevention of the National Cancer Institute (the “DCP”) under which the DCP is sponsoring a Phase 3 double-blind, placebo-controlled trial for the use of eflornithine and sulindac (CPP-1X/sul) to prevent the recurrence of high-risk adenomas and secondary primary colorectal cancers in patients with stage 0 – 3 colon cancer. Pursuant to the terms of the agreement, we are responsible for supplying the product for the trial and all raw data and summary data and other data and results generated by the trial will be made fully available to us for our own analysis and regulatory filings. The DCP has further agreed not to allow any third party to use any unpublished raw data, summary data and other data and results for the purpose of any regulatory filing during the term of the agreement and for five years after any termination of the agreement by DCP. The agreement will terminate by its terms upon the completion of the study or, if earlier, in November 2018; provided, that it also may be terminated by either party at any time without cause upon 60-days’ notice or for cause.

In February 2011, we entered into a Clinical Trial Initiative Agreement with SWOG (formerly Southwest Oncology Group) for the conduct of a Phase 3 double blind placebo-controlled clinical trial to study the prevention and recurrence of high-risk adenomas and colorectal cancers in patients with stage 0 – 3 colon cancer using eflornithine. We are responsible for supplying the product for the clinical trials in respect of certain costs of trial and to pay SWOG $137,500 in milestone payments. The data derived from the study is owned by SWOG and we have the exclusive right to use the data in our FDA submissions. SWOG has agreed not to sell or license the study data for commercial or regulatory purposes. SWOG has the right to terminate the study if it is unable to complete the study and either party can terminate for breach by the other party, safety concerns or withdrawal by the FDA of approval of the study.

We are currently supporting a Phase 1 clinical trial being performed by Children’s Hospital in Los Angeles (the “CHLA”) on behalf of the New Approaches to Neuroblastoma Therapy Consortium for the use of eflornithine and Celecoxib with Cyclophosphamide/Topotecan for patients with relapsed and refractory Neuroblastoma. Pursuant to an investigatory pharmaceutical supply and research agreement that we entered into on June 28, 2012, we agreed to supply eflornithine for the study and we received an option to obtain an exclusive license to use the study data, records and reports, terms of which are to be negotiated upon notification to CHLA of our exercise of the option. We also received an option to obtain an exclusive, royalty-bearing commercial license to any invention derived from the study. The investigatory pharmaceutical supply and research agreement may be terminated upon a breach by a party of a material provision of the agreement.

We have also previously supported an investigator-sponsored Phase 2 clinical trial for the use of eflornithine in patients with high-risk Neuroblastoma, which trial was initiated in June 2012, and in 2009 we commenced an investigator-sponsored Phase 1 clinical trial for the use of eflornithine alone and in combination with etoposide in patients with relapsed and refractory Neuroblastoma.

We are also supporting an investigator — randomized, double-masked placebo–controlled Phase 1/2 study for the use of eflornithine in people with Type 1 diabetes under the direction of the principal investigator Linda DiMeglio, M.D., MPH at Indiana University and a grant from the JDRF. Pursuant to the terms of an Investigator Initiated Research Agreement that we entered into in April 2015 with The Trustees of Indiana University on behalf of Dr. DiMeglio, we have agreed to provide the product for the study. All improvements, modifications or enhancements of our proprietary materials are our exclusive property and we have first option for an exclusive license to all inventions that are derived from the study. In addition, we also received a royalty-free, exclusive license to use and disclose all data from the study for any regulatory, commercial or research purposes. The agreement terminates upon completion of the study and delivery of a final report to us; provided it may be terminated earlier: (i) by either party for a breach of the terms of the agreement or upon FDA termination of the study or a 30 day or longer suspension by the FDA of the study; or (ii) by Indiana University for good cause, including identification of a medical risk or failure to find a suitable replacement for the investigator if Dr. DiMeglio is unable or unwilling to continue to serve in that capacity for the study.

We have also provided a letter of support to Vanderbilt University who has received a grant from the NCI to support a Phase 2a gastric cancer (a rare disease) study with CPP-1X. We are currently working with Vanderbilt to put in place a Clinical Trials Agreement intended to provide drug supply, regulatory support, and general technical support for the trial which is to be conducted in selected Central and South American countries.

Our Strategy

The focus of our business strategy is to advance CPP-1X/sul, our lead therapeutic candidate, and CPP-1Xp (a second product which is a form of CPP-1X for pediatric indications) toward regulatory approval in the United States, European Union, and then eventually other territories. We are also evaluating additional eflornithine-based formulations and combinations.

Our goals in executing this strategy are to keep capital requirements to a minimum, expedite product development, gain access to clinical research and manufacturing expertise that will advance product development and eventual market acceptance of our product, and rely on a well-defined and carefully executed intellectual property strategy in order to position CPP-1X/sul with long-term, defensible, competitive advantages.

Our near term strategy includes:

•	Evaluating the additional use of our product candidates in other indications. In addition to FAP and CAT, we are also supporting a number of investigator-sponsored Phase 1 and Phase 2 trials using CPP-1X as a potential treatment for a number of orphan diseases such as gastric cancer, NB and early-onset type 1 diabetes.
•	Obtaining regulatory approval for our products in the United States as well as Europe and Japan. We have commenced two Phase 3 clinical trials — one for the treatment of FAP and the other for the treatment of CAT. In addition, we support investigators conducting Phase 1 and Phase 2 clinical trials for NB, a Phase 1 trial for early-onset type 1 diabetes, and a soon to be initiated Phase 2a gastric cancer trial.
•	Further expanding the use of eflornithine. We are continuing research for the use of eflornithine in various combination with other agents as well as other oral formulations in addition to CPP-1X.
•	Continuing to establish strategic relationships. We continue to enter into investigator-sponsored trials for the use of our CPP-1X in combination with other agents
•	Expanding our intellectual property portfolio. We have made a significant investment in the development of our patent portfolio to protect our technologies and programs, and we intend to continue to do so. We have obtained exclusive rights to seven different patent families directed to therapeutic methods related to our CPP-1X platform. These families include six issued patents and another 15 pending patent applications. We have obtained issued patents in the United States, China, Europe and Australia. In addition, we have applications pending in these same as well as several other countries having commercially significant markets. In addition to patents, we intend to continue pursuing regulatory data and market exclusivity (such as orphan drug designation) for certain indications we are supporting through academic collaborations, or intend to initiate within our company.
•	Maximizing commercial opportunity for our technology. Our product candidates target large markets with significant unmet medical need. For each of our product candidates, we have entered into a strategic alliance with Sucampo that has provided us with funding to continue our current Phase 3 clinical trial for the treatment of FAP and the ability to benefit from the economic potential of any future commercialization of resulting products in the United States through a potential profit sharing arrangement. In Europe and Japan, where we have less familiarity with the markets, we have co-partnered our rights with Tillotts to develop and commercialize CPP-1X/sul for the treatment of FAP and other gastrointestinal conditions, which we believe will result in our products being well positioned in Europe and Japan.
•	Managing our business with efficiency and discipline. We believe we have efficiently utilized our capital and human resources to develop and acquire our product candidates and programs, and create a broad intellectual property portfolio. We operate cross-functionally and are led by an experienced management team with backgrounds in developing and commercializing product candidates. We use project management techniques to assist us in making disciplined strategic program decisions and to attempt to limit the risk profile of our product pipeline.

Competition

There are a growing number of biotechnology companies in this space and a few large pharmaceutical companies with internal programs.

Universities and public and private research institutions are also potential competitors. While these organizations primarily have educational objectives, they may develop proprietary technologies related to the drug delivery field or secure protection that we may need for development of our technologies and products. We may attempt to license one or more of these proprietary technologies, but these licenses may not be available to us on acceptable terms, if at all.

Some of our competitors have substantially greater resources and experience, manufacturing capabilities, regulatory expertise, sales and marketing resources, and established collaborative arrangements with pharmaceutical companies. Our competitors, either alone or with their collaboration partners, may succeed in developing product candidates that are similar or preferable in effectiveness, safety, cost and ease of commercialization, and our competitors may obtain IP protection or commercialize competitive products sooner than we do.

We evaluate the competition for our products within each individual market segment it is pursuing:

FAP — We believe four companies are currently developing treatments for FAP: Marina Biotech, Inc., SLA Pharma AG, Thetis Pharmaceuticals, LLC, and StemSynergy Therapeutics, Inc.

•	Marina Biotech is developing an RNAi-based therapeutic targeted to a B-catenin. They have received orphan drug status for the use of their CEQ508 for the treatment of FAP. This program has not yet entered clinical trials and we believe is well behind our own stage of development.
•	SLA Pharma AG, a U.K.-based company, is developing a purified “fish oil” product to treat polyposis. In clinical studies, this agent has been shown to reduce polyposis by 20 – 25%, which is equivalent to a past Celecoxib paradigm that did not achieve market success.
•	Thetis Pharmaceuticals, LLC is developing an oral chemoprevention therapy for FAP (TP-252), which is a derivative of eicosapentaenoic acid (“EPA”) in the free fatty acid form to minimize the occurrence and recurrence of problematic polyps associated with FAP. According to Thetis, the potential efficacy of TP-252 for treatment of FAP was demonstrated in a randomized, placebo-controlled trial conducted by SLA Pharma using 2 grams per day of EPA as the free fatty acid (EPA-FFA) for 6 months in patients with FAP. In the SLA study, polyp number, polyp size and overall polyp burden all decreased after treatment.
•	StemSynergy Therapeutics has published results of preclinical studies with a pyrvinium agent that are relevant to FAP and in January 2015 was granted “orphan” drug status for pyrvinium in the treatment of FAP.

CAT — We currently know of no other companies that are developing CAT drugs. Celecoxib, sulindac, aspirin, folic acid, other NSAIDs, other nutritional supplements and “lifestyle” approaches, however, continue to be studied in large multi-centered trials.

NB — To our knowledge, there has never been a pharmaceutical agent approved for preventing relapse in NB. There are a number of experimental agents that have been, or continue to be, tested in this indication. The most promising and advanced experimental offering appears to be a chimerical antibody (ch 14.18) developed by the National Institutes of Health (“NIH”)-funded Children’s Oncology Group. This agent has shown success in a Phase 3 clinical trial as an NB treatment, yielding 20% improvement in subsequent relapses compared to a placebo. United Therapeutics licensed this drug from the NCI and recently received FDA approval. Other therapeutics in development for NB include Nifurtimox and an anti-GD2 antibody (3F8). The latter has been tested exclusively at Memorial Sloan-Kettering for many years.

We believe that the lack of commercial drug development efforts in our concentrated spaces are likely the result of regulatory challenges for orphan pediatric indications like Neuroblastoma, coupled with the small incidence relative to other indications.

Intellectual Property

Our current plan to protect our intellectual property and maintain the value of CPP-1X/sul is to pursue a four-part strategy. The first component is reliance on our existing method-of-use patents and pending patent applications (which cover our combination therapy and “theranostic” strategic approaches). We currently license, or own outright, seven different patent families directed to therapeutic methods related to our CPP-1X platform. We note that we do not have composition of matter claims for eflornithine or sulindac; however, we recently filed a patent application directed to co-formulated CPP-1X/sul tablets and other pharmaceutical formulations. These families comprise six issued patents and another 15 pending patent applications. The issued patents provide us with the ability to exclude others from using CPP-1X/sul for preventing or treating cancer in patients having Ki-ras-dependent cancer in the United States, additional proprietary tests and treatments. We have obtained issued patents in the United States, China, Europe, and Australia.

The second point of focus is on maintaining, and maximizing, data exclusivity and regulatory-based market exclusivity. Regulators in the United States and European Union have granted CPP-1X “Orphan” status for use for the treatment of FAP, Neuroblastoma, and gastric cancer. This designation provides seven years of data and market exclusivity in the United States and 10 years in the European Union from the date of drug approval.

The third part of our strategy is to seek, cultivate and build exclusive supply relationships. We have entered into an exclusive supply relationship with Sanofi-Aventis, which currently prohibits their manufacture of DFMO products for third parties that use DFMO for the treatment/prevention of cancer. This manufacturing and supply agreement with Sanofi-Aventis should be consulted for its specific terms and conditions.

The last element is pursuit of new additional patent filings that can serve to expand the scope of our intellectual property protection.

The four areas of our intellectual property strategy are described further as follows:

Existing and Pending Patent Rights

Patent Rights for use of CPP-1X/NSAID combinations in cancer therapy.

We rely primarily on patents and contractual obligations with employees and third parties to protect our proprietary rights. We have sought, and intend to continue to seek, appropriate patent protection for important and strategic components of our proprietary technologies by filing patent applications in the United States and certain foreign countries. There can be no assurance that any of our patents will guarantee protection or market exclusivity for our products and product candidates. We also use license agreements both to access external technologies and to convey certain intellectual property rights to others. Our financial success will be dependent in part on our ability to obtain commercially valuable patent claims and to protect our intellectual property rights and to operate without infringing upon the proprietary rights of others. As of January 26, 2016, we owned or controlled six issued patents and we also owned or controlled 15 pending patent applications, including provisional patent applications, protecting aspects of our CPP-1X proprietary technologies.

On December 19, 2013, we entered into an amended and restated exclusive license agreement with the University of Arizona, which amended a license agreement that we had entered into with the University of Arizona in May 2009. Pursuant to the terms of the license agreement we were granted an exclusive worldwide license with the right to sublicense to develop, make market and sell licensed products based upon the Patent Rights set forth below, which are directed to the prevention and/or treatment of Ki-ras dependent cancers with a CPP-1X/sulindac combination treatment, which includes colon cancer and FAP. The license includes rights to intellectual property developed by the University of California, Irvine, by core members of our science team that is the subject of an inter-institutional agreement between the two universities. The license also includes rights to the data derived from the Phase 2/3 clinical trial of the combination of eflornithine and sulindac for the treatment of metachronous adenomatous polyp occurrence funded by the NIH. On August 12, 2015, we entered into an amendment to the license agreement with the University of Arizona whereby additional licensed patents were added to the agreement and we agreed to pay certain fees and royalties based on the use of the additional licensed patents, including a royalty of 3% of net sales of New Licensed Product (as defined in the amendment as a diagnostic product).

The following sets forth our issued patents that are the subject of the license:

ISSUED PATENTS

1.	DFMO and Sulindac Combination in Cancer Chemoprevention

Country	Patent No.	Issue Date	Expiration Date
U.S.	6,258,845	07/10/2001	03/26/2019

2.	Carcinoma Diagnosis and Treatment, Based on ODC1 Genotype:

Country	Patent No.	Issue Date	Expiration Date
U.S.	8,329,636	12/11/2012	01/15/2031
U.S.	9,121,852	09/01/2015	09/13/2030
China	ZL 2010080031983.5	09/09/2015	05/13/2030
Europe	EP2430452	06/25/2014	05/14/2030
Australia	AU2010248803	09/11/2014	05/14/2030

As consideration for the rights granted in the license agreement, we paid a one-time non-cancellable upfront fee of $5,000 and issued to the University of Arizona warrants that are now exercisable for 124,787 shares of our common stock at an exercise price of $0.2404 per share. In addition we are obligated to pay all patent maintenance costs and additional license maintenance fees of: (i) $5,000 on the first through fourth anniversary of the effective date of the license; (ii) $10,000 on the fifth through seventh anniversary of the effective date of the license; and (iii) $25,000 on the eighth through tenth anniversary of the effective date of the license, such fees are creditable against milestone fees paid in the same year. In addition, we are obligated to pay the following milestone payments for each licensed product claimed under the patent rights: (i) $25,000 upon receipt of FDA approval of an NDA; and (ii) $50,000 upon FDA marketing approval for license products for treatment of colon polyps, adenomas or colorectal cancer; and (iii) $15,000 upon receipt of FDA approval by the Centers for Medicare and Medicaid Services of a test for use with the licensed product.

The license terminates upon the expiration of the last expiring patent right. We have the right to terminate the license upon 90 days’ notice. The University of Arizona has the right to terminate the license if we fail to cure a breach within 60 days of notice thereof. The license automatically terminates upon certain financial events such as bankruptcy. We are obligated to diligently seek to obtain all governmental approvals, and to market products within 90 days of FDA approval. We are obligated to use best business practice to diligently fill the market demand for licensed products, to obtain all necessary government approvals of the licensed product in any country by May 28, 2019, and to marked licensed products within 90 days of regulatory approval by both the FDA of the licensed product and the CMS of any CLIA-compliant diagnostic test. If we fail to complete any development milestone we have the option to pay $10,000 per year until we meet the obligation or accelerate the $25,000 payment due upon NDA approval. Our failure to meet the development milestones more than three consecutive years is a material event of default and the University of Arizona has the right to terminate the license. The license also contains other customary clauses and terms as are common in similar agreements between industry and academia, including our obligation to indemnify the University of Arizona for liabilities arising out of our negligence, the reservation of the University of Arizona of the right to use the licensed rights for educational and internal research purposes to institutions of higher education, limitations/disclaimers of various representations and warranties, reporting and record keeping requirements.

Our initial target areas, FAP, CAT and NB, are protected under the 845 Patent but we believe our intellectual property rights may provide us with significant additional market opportunity. About 50% of all sporadic CRC Survivors show the Kirsten (Ki)-ras oncogene mutational activation. Moreover, this mutated oncogenic activation is widespread in human cancers, occurring in about 30% of human cancer cases. The CPP-1X/sul combination may address a broader market for cancers showing the KI-ras mutation upon initial genetic screening than we have focused on in its commercialization efforts. The use of CPP-1X/sul to treat any cancers harboring, and/or preselected for, the Ki-ras mutation would fall under the scope of the 845 Patent.

The 845 Patent expires in 2019 though it may be possible to extend the date by six months if Pediatric Exclusivity Under Section 505A of the Federal Food, Drug, and Cosmetic Act can be obtained. As discussed in greater detail below, we are currently pursuing several methods of further protecting other relevant aspects of these inventions.

Exclusivity

Market and Data Exclusivity from New Drug Approvals and Orphan Status.

Data exclusivity is an important element of our intellectual property strategy. We believe that the data exclusivity afforded by the pertinent regulations in the United States and the European Union, as well as orphan drug laws, such as the U.S. Orphan Drug Act and E.U. Regulation (EC) No 141/2000, will enable us to maintain exclusivity and protect our drug development targets from untimely competition upon drug approval.

“Orphan Drug Status” is a regulatory designation awarded to certain treatment protocols under U.S. and E.U. laws if the treatments address rare diseases and affect a size-specific percentage of the population. Successful receipt of “Orphan” status affords the treatment protocol extended periods of marketing and data exclusivity.

Our intellectual property strategy has involved regulatory filings based on the use of the CPP-1X/sul combination in orphan indication of FAP. We have also applied for and received orphan drug status for CPP-1X alone in FAP, NB, and gastric cancer indications in the United States and the European Union. This special status provides us with a 7-year U.S. marketing exclusivity period and a 10-year E.U. marketing exclusivity period for labeled product end-use after regulatory approval of the product is received. Both of these indications will also have a pediatric population, which may afford an additional 6 months of data/market exclusivity, thereby extending U.S. marketing exclusivity for up to 7.5 years.

We have not applied for Orphan Status for the use of CPP-1X for the treatment of CAT. Upon approval of non-orphan general adenoma therapy indications, regulations provide up to 10 years’ exclusivity in the key E.U. countries for a new medicinal product. Approval of a new therapy requiring new clinical studies provides a minimum of three years of data exclusivity in the United States.

This exclusivity is separate and distinct from our patent protections.

Exclusive Rights to Clinical and Drug Safety Data Regarding CPP-1X

To gain rights to data exclusivity available under pharmaceutical regulatory systems in the United States and abroad, we have secured exclusive commercial rights to use clinical efficacy and drug safety data previously generated and developed under a long-standing cancer chemoprevention research collaboration between the University of Arizona and the University of California, Irvine. This collaboration, led by Dr. Eugene Gerner of the University of Arizona who is our Chief Scientific Officer and one of our directors and Dr. Frank Meyskens of the University of California who is our Chief Medical Advisor, resulted in the clinical data from the Phase 2/3 NCI-supported trial. The rights to the data from the Phase 2/3 NCI-supported trial, as well as the associated patents it resulted in, are granted under our license agreement with The University of Arizona.

The exclusive data rights granted under the license agreement include any and all clinical trial/drug safety data packages held by the University of Arizona and/or the University of California, Irvine from the previous clinical study using CPP-1X-containing therapies to treat and/or prevent cancers and FAP. This includes the earlier completed Phase 2/3 prospective, randomized, placebo-controlled clinical trial with three years of daily dosing of CPP-1X/sul combination treatment and an earlier Phase 2b clinical trial for treatment of colon adenomas using CPP-1X as a stand-alone treatment.

We believe the exclusive rights granted to us to use this pre-existing clinical trial data in any regulatory filing will be of material benefit to us. Because of the time involved to complete a trial, we estimate it would take a competitor 5 – 7 years to replicate the Phase 2/3 trial clinical data. The data may be a pre-requisite (as one of two pivotal studies required) for regulatory approval. As long as a competitor is not permitted to rely on our or another third-party’s data due to data-exclusivity, trade-secret or data-ownership-related rights, we should have a significant “lead-time” advantage.

In addition to the rights governing the prior art, we also have rights to future data under a master clinical trial agreement with the NCI (the “NCI CTA”), which was negotiated in 2010. The NCI CTA provides us with the exclusive right to use clinical efficacy and drug safety data for regulatory and commercial purposes.

This will cover the NCI-sponsored (registration-directed) clinical trial program(s) treating adenoma recurrence and cancer in colorectal cancer patients and could potentially be a centerpiece of our rights for CAT indications.

All clinical and drug safety data that comes from these trials will be available exclusively to us for regulatory purposes. We believe this data will accelerate future regulatory filings for approval of the Combination Therapy in the CRC indication end-use.

The NCI CTA further covers additional trials under consideration for funding from the NCI in the future (including a large prostate cancer prevention trial previously endorsed by SWOG and NCI).

We believe all of our data exclusivity rights, which prevent a competitor from gaining access to essential data that would otherwise be incredibly time consuming to replicate, represent a significant barrier to market entry for potential competitors.

Exclusive Manufacturing Agreement

The third part of the Company’s strategy is to seek, cultivate and build exclusive supply relationships.

The CPP-1X used in our current clinical trials is manufactured by Sanofi-Aventis. In 2009, we entered into a product manufacturing and supply agreement with Sanofi-Aventis Canada Inc., which agreement was subsequently assigned to Sanofi-Aventis in February 2012. The term of the agreement initially is 10 years, subject to automatic one year renewals unless either party provides notice of termination 60 days prior to the end of a term. Pursuant to the terms of the agreement, Sanofi-Aventis is our exclusive supplier to manufacture the products used in our current clinical trials or that we commercialize using eflornithine for the treatment and/or prevention of cancer. Pursuant to the agreement, Sanofi-Aventis has conditionally agreed not to manufacture DFMO products for any third party that use DFMO for the treatment and/or prevention of cancer. In order to maintain this exclusivity, we must also work exclusively with Sanofi-Aventis for the supply of the products used in our trials and future commercial supply. During clinical trial period, our “minimum clinical commitment” is three batches — which have already been ordered and supplied. For future commercial supply, the agreement contains conventional commercial pharmaceutical manufacturing provisions including certain minimum purchase amounts to be determined in the future (based on “Commercial Demand Forecasts” and minimum batch size projections; this is subject to adjustment upon mutual agreement of both parties). The minimum commercial supply commitment is also contingent on the first Regulatory Approval of our product and then based on rolling forecasts. Each party has the right to terminate the agreement for a material breach by the other party that is not cured within the cure period. In addition, the agreement may be terminated immediately if we contest Sanofi-Aventis’ right to its intellectual property, if we order CPP-1X for the treatment and/or prevention of cancer from another third party supplier, upon dissatisfaction of an arbitrator’s decision on pricing, if Sanofi-Aventis in its sole judgment determines that due to a change in its operations at its facility, it cannot provide services at the facility or another facility of its affiliates, upon a force majeure that continues in excess of three months and upon insolvency, liquidation or bankruptcy. Only if there is a termination due to a breach by Sanofi-Aventis, is Sanofi-Aventis conditionally obligated to license to us rights to use its intellectual property in order to allow us to continue to manufacture with a third party.

Additional Intellectual Property — Patent Rights to Theranostic Methodologies.

The 845 Patent has been supplemented with additional patent filings that focus on what we term a “theranostic” approach to cancer risk factor treatment. The idea is to incorporate pre-treatment screening into the drug label, effectively combining diagnosis, prediction and treatment into one integrated offering. An example would be genotypical screening for patient selection coupled with subsequent therapeutic treatment of the patients that are selected from the results of that screening.

The theranostic approach is part of the strategy now being executed by us in our development of the CPP-1X-based Combination Therapies.

Patent rights based on U.S. provisional applications filed in May to June 2009 and licensed to us under our license agreement with the University of Arizona (the “Provisional Applications” or “Pending Applications”) focus, in part, on this theranostic approach. The Pending Applications include, but are not limited to, claims for certain improvements in theranostic screening methods and colorectal adenoma (“CRA”) or cancer treatment methods where treatments are based on differences in efficacy of standard of care for left

vs. right-sided colon adenomas as well as methods to predict the long term survival of CRC patients. Patents claiming priority to these Provisional Applications have been issued in the United States, China, Australia and Europe. In addition several applications from the same family remain pending in the United States (14/841,750), Canada (2,761,946), Israel (216369), and Japan (2012-511052).

The following sets forth our issued patents:

ISSUED PATENTS

3.	DFMO and Sulindac Combination in Cancer Chemoprevention

Country	Patent No.	Issue Date	Expiration Date
U.S.	6,258,845	07/10/2001	03/26/2019
4.	Carcinoma Diagnosis and Treatment, Based on ODC1 Genotype:

Country	Patent No.	Issue Date	Expiration Date
U.S.	8,329,636	12/11/2012	01/15/2031
U.S.	9,121,852	09/01/2015	09/13/2030
China	ZL 2010080031983.5	09/09/2015	05/13/2030
Europe	EP2430452	06/25/2014	05/14/2030
Australia	AU2010248803	09/11/2014	05/14/2030

As with the 845 Patent, we have secured rights not only to existing filings but to future improvements made at the University of Arizona. Our license agreement with the University of Arizona grants us rights to any improvements made by the University of Arizona on the theranostic approaches claimed in the provisional patent applications.

We believe that the pending applications are patentable over relevant prior art and will add significant scope to our intellectual property rights. If granted, the pending applications will also both supplement our data-exclusivity rights for a CPP-1X based therapy and, potentially, provide protection beyond the end of the statutory data exclusivity period provided by anticipated drug approval-related exclusivity.

Future Patent Rights Directed to Treatments Based on the Polyamine Pathway

In uncovering some of the fundamental science of the polyamine pathway, our founders have identified new approaches to assays that may lead to a new generation of agents related to the CPP-1X pharmacophore. Depending on the availability of resources, we may pursue development of new intellectual property and file additional patent applications directed to these new assays, design criteria and possibly new CPP-1X analogs in the future.

Trade Secrets

We also rely on trade secrets, including unpatented know-how, technology and other proprietary information to maintain our competitive position. We seek to protect these trade secrets, in part, by entering into nondisclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. We also enter into invention or patent assignment agreements with our employees and consultants that obligate them to assign to us any inventions developed in the course of their work for us. We cannot provide any assurance, however, that we have entered into such agreements with all relevant parties, or that these parties will abide by the terms of these agreements. Despite measures taken to protect our intellectual property, unauthorized parties might copy or commercially exploit aspects of our technology or obtain and use information that we regard as proprietary.

For additional information relating to the risks associated with our intellectual property position see “Risk Factors — Risks Related to our Intellectual Property.”

Government Regulation

FDA Approval Process

In the United States, pharmaceutical products are subject to extensive regulation by the FDA. The Federal Food, Drug, and Cosmetic Act (the “FDC Act”), and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. In the United States, pharmaceutical products used for the prevention, treatment, or cure of a disease or condition of a human being are subject to extensive regulation under the FDC Act. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending NDAs, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution.

Pharmaceutical product development for a new product or certain changes to an approved product in the United States typically involves preclinical laboratory and animal tests, the submission to the FDA of an investigational new drug application (“IND”), which must become effective before clinical testing may commence, and adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought. Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity, and novelty of the product or disease.

Preclinical tests include laboratory evaluation of product chemistry, formulation, and toxicity, as well as animal trials to assess the characteristics and potential safety and efficacy of the product. The conduct of the preclinical tests must comply with federal regulations and requirements, including good laboratory practices. The results of preclinical testing are submitted to the FDA as part of an IND along with other information, including information about product chemistry, manufacturing and controls, and a proposed clinical trial protocol. Long-term preclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted.

A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If the FDA has neither commented on nor questioned the IND within this 30-day period, the clinical trial proposed in the IND may begin.

Clinical trials involve the administration of the investigational new drug or biologic to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted: (i) in compliance with federal regulations; (ii) in compliance with good clinical practice (“GCP”), an international standard meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators, and monitors; as well as (iii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND.

The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. The study protocol and informed consent information for patients in clinical trials must also be submitted to an institutional review board, or IRB, for approval. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions.

Clinical trials to support NDAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap. In Phase 1, the initial introduction of the drug or biologic into healthy human subjects or patients, the product is tested to assess metabolism, pharmacokinetics, pharmacological actions, side effects associated with increasing doses, and, if possible, early evidence on effectiveness. Phase 2 usually involves trials in a limited patient population to determine the effectiveness of the drug or biologic for a particular indication, dosage tolerance, and optimum dosage, and to identify common adverse effects and safety risks. If a compound demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 trials are undertaken to obtain the additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit-risk relationship of the drug or biologic and to provide adequate information for the labeling of the product. In most cases, the FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate the efficacy of the drug or biologic. A single Phase 3 trial with other confirmatory evidence may be sufficient in rare instances where the study is a large multicenter trial demonstrating internal consistency and a statistically very persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity or prevention of a disease with a potentially serious outcome, and confirmation of the result in a second trial would be practically or ethically impossible.

After completion of the required clinical testing, an NDA is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing of the product may begin in the United States. The NDA must include the results of all preclinical, clinical, and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture, and controls. The cost of preparing and submitting an NDA is substantial. The submission of most NDAs is additionally subject to a substantial application user fee, currently exceeding $2,335,200, and the manufacturer and/or sponsor under an approved new drug application are also subject to annual product and establishment user fees, currently exceeding $110,370 per product and $569,200 per establishment. These fees are typically increased annually.

The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. If the submission is accepted for filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of NDAs. Most such applications for standard review drug or biologic products are reviewed within ten to twelve months; most applications for priority review drugs or biologics are reviewed in six to eight months. The FDA can extend these reviews by three months. Priority review can be applied to drugs that the FDA determines offer major advances in treatment, or provide a treatment where no adequate therapy exists. For biologics, priority review is further limited only for products intended to treat a serious or life-threatening disease relative to the currently approved products. The review process for both standard and priority review may be extended by the FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission.

The FDA may also refer applications for novel drug or biologic products, or drug or biologic products that present difficult questions of safety or efficacy, to an advisory committee — typically a panel that includes clinicians and other experts — for review, evaluation, and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the drug is manufactured. FDA will not approve the product unless compliance with current good manufacturing practice, or cGMP, is satisfactory and the NDA contains data that provide substantial evidence that the drug or biologic is safe and effective in the indication studied.

After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a Complete Response Letter (“CRL”). A CRL generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included.

An approval letter authorizes commercial marketing of the drug or biologic with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a REMS program to help ensure that the benefits of the drug outweigh the potential risks. REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use, or ETASU. ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the product. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the product’s safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing. The FDA could also impose a Black Box Warning in the product label if it identifies a specific risk that requires particular attention. This imposition of a Black Box Warning limits certain types of promotions.

Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

Notably, in July 2015, the U.S. House of Representatives passed the 21st Century Cures Act, which would, in part, revise the drug and device review and approval processes at the FDA. It is uncertain whether any provisions contained in the 21st Century Cures Act will ultimately be signed into law. However, such legislation could have a material impact on our business operations.

Post-Approval Requirements

Once an NDA is approved, a product will be subject to certain post-approval requirements. For instance, the FDA closely regulates the post-approval marketing and promotion of drugs and biologics, including standards and regulations for direct-to-consumer advertising, off-label communication, industry-sponsored scientific and educational activities and promotional activities involving the internet. Drugs and biologics may be marketed only for the approved indications and in accordance with the provisions of the approved labeling.

Adverse event reporting and submission of periodic reports is required following FDA approval of an NDA. The FDA also may require post-marketing testing, known as Phase 4 testing, REMS, and surveillance to monitor the effects of an approved product, or the FDA may place conditions on an approval that could restrict the distribution or use of the product. In addition, quality control, drug manufacture, packaging, and labeling procedures must continue to conform to cGMPs after approval. Drug and biologic manufacturers must list the product with the FDA, and they and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced inspections by the FDA, during which the agency inspects manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality-control to maintain compliance with cGMPs. Regulatory authorities may withdraw product approvals, issue enforcement letters, suspend production activities, or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered. Significant expenses are required to correct deficiencies.

Orphan Drugs

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs or biologics intended to treat a rare disease or condition — generally a disease or condition that affects fewer than 200,000 individuals in the U.S. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the generic identity of the drug or biologic and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. It also does not guarantee regulatory approval. The first NDA applicant to receive FDA approval for a particular active ingredient to treat a particular disease with FDA orphan drug designation is entitled to a seven-year exclusive marketing period in the United States for that product, for that indication. During the seven-year exclusivity period, the FDA may not approve any other applications to market the same drug or biologic for the same disease, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity. Orphan drug exclusivity does not prevent the FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the NDA application user fee. Orphan drug exclusivity may also be withdrawn in rare cases.

Hatch-Waxman Amendments to the Federal Food, Drug, and Cosmetic Act

In addition to “orphan” drug designation status, which can provide for seven years of data and non-patent market exclusivity, it is possible that we might be eligible for three years of non-patent market exclusivity provided by the Hatch-Waxman Amendments to the Federal Food, Drug, and Cosmetic Act. The FDA might grant such exclusivity, in addition to any orphan drug exclusivity or patent protection we might be afforded, if we conduct new clinical investigations (other than bioavailability studies) that are new and essential to the application’s approval. Hatch-Waxman also provides for differing periods of statutory protection for new drugs approved under an NDA. Among the types of exclusivity are those for a “new chemical entity” and those for a new formulation or indication for a previously-approved drug. If granted, marketing exclusivity for the types of products that we are developing, which include only drugs with innovative changes to previously-approved products using the same active ingredient, would prohibit the FDA from approving an ANDA or 505(b)(2) NDA relying on our safety and efficacy data for three years. This three-year exclusivity, however, covers only the innovation associated with the original NDA. It does not prohibit the FDA from approving applications for drugs with the same active ingredient but without our new exclusively protected innovative change. These marketing exclusivity protections do not prohibit the FDA from approving a full NDA, even if it contains the innovative change. Similar to orphan drug exclusivity, there is no guarantee that the FDA will grant such exclusivity and competitors can try to seek approval of competitive products, notwithstanding the exclusivity. However, if three years of exclusivity is afforded, it offers us one more barrier to competitor entry for a few years.

505(b)(2) NDA

We intend to submit a 505(b)(2) NDA. A 505(b)(2) NDA, provided by section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act allows the FDA to rely, for approval of an NDA, on data not developed by the applicant. Such an NDA contains full reports of investigations of safety and effectiveness, but where at least some of the information relied upon by applicant required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use from the person or for whom the investigations were conducted. Such applications permits approval of applications other than those for duplicate products and permits reliance for such approvals on published literature or an FDA finding of safety and/or effectiveness of a previously approved drug product. While each application is different, these types of applications will typically require bridging studies (to support the change or modification from the listed drug) and could require clinical data to support the modification of the already-approved drug product. However, in our case, because the FDA has approved the product’s active ingredients previously, although for different uses and formulations, we believe that such a 505(b)(2) NDA is a viable option and might reduce the amount of clinical data needed to support marketing authorization. We are in discussions with FDA, and the FDA could disagree with our strategy and require more data that we anticipate.

In addition, a 505(b)(2) NDA requires that we certify as to any patents that claim the drug for which a claim of patent infringement could be made. In certain cases, the applicant of the NDA with a patent certification must provide notice to the patent holder, which can lead to a patent infringement lawsuit, thereby delaying the approval of the competitor product for up to 30 months. Similarly, if the competitor has its own market exclusivity, this can delay approval of our product. However, on the other hand, if we obtain exclusivity or patent protection, we, too, may be able to delay entry of competitors for several years.

Fast Track Designation and Accelerated Approval

The FDA can facilitate the development, and expedite the review, of drugs or biologics that are intended for the treatment of a serious or life-threatening disease or condition for which there is no effective treatment and which demonstrate the potential to address unmet medical needs for the condition. Under the fast track program, the sponsor of a new drug or biologic candidate may request that the FDA designate the candidate for a specific indication as a fast track drug or biologic concurrent with, or after, the filing of the IND for the candidate. The FDA must determine if the drug or biologic candidate qualifies for fast track designation within 60 days of receipt of the sponsor’s request.

Filling an unmet medical need is defined as providing a therapy where none exists or providing a therapy which may be potentially better than available therapy.

•	showing superior effectiveness, effect on serious outcomes or improved effect on serious outcomes;

•	avoiding serious side effects of an available therapy;
•	improving the diagnosis of a serious condition where early diagnosis results in an improved outcome;
•	decreasing a clinical significant toxicity of an available therapy that is common and causes discontinuation of treatment; and
•	ability to address emerging or anticipated health need.

In addition to other benefits such as the ability to use surrogate endpoints and engage in more frequent interactions with the FDA, the FDA may initiate review of sections of a fast track product’s NDA before the application is complete. This rolling review is available if the applicant provides, and the FDA approves, a schedule for the submission of the remaining information and the applicant pays applicable user fees. However, the FDA’s time period goal for reviewing an application does not begin until the last section of the NDA is submitted. Additionally, the fast track designation may be withdrawn by the FDA if the FDA believes that the designation is no longer supported by data emerging in the clinical trial process. We intend to seek various opportunities to accelerate the review and approval process.

For a product granted accelerated approval, the FDA may approve a drug or biologic for a serious or life-threatening illness that provides meaningful therapeutic benefit to patients over existing treatments based upon a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. A surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. The use of a surrogate endpoint can considerably shorten the time required prior to receiving FDA approval.

In clinical trials, a surrogate endpoint is a measurement of laboratory or clinical signs of a disease or condition that substitutes for a direct measurement of how a patient feels, functions, or survives. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. A drug or biologic candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or confirm a clinical benefit during post-marketing studies, will allow the FDA to withdraw the drug or biologic from the market on an expedited basis. All promotional materials for drug candidates approved under accelerated regulations are subject to prior review by the FDA.

Pediatric Information

Under the Pediatric Research Equity Act (“PREA”), NDAs or supplements to NDAs must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. The FDA may grant full or partial waivers, or deferrals, for submission of data. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which orphan drug designation status has been granted.

Fraud and Abuse and Other Healthcare Regulation

We are subject to various federal and state healthcare laws, including, but not limited to, anti-kickback laws. Penalties for violations of these healthcare laws include, but are not limited to, criminal, civil and/or administrative penalties, damages, fines, disgorgement, individual imprisonment, possible exclusion from Medicare, Medicaid and other federal and state healthcare programs, and the curtailment or restructuring of operations.

Anti-Kickback Statute

The federal Anti-Kickback Statute prohibits persons or entities from knowingly and willfully soliciting, offering, receiving or paying any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, in exchange for or to induce either the referral of an individual, or the furnishing, arranging for or recommending a good or service, or for the purchasing, leasing, ordering, or arranging for or recommending, any good, facility, service or item for which payment may be made in whole or in part under federal healthcare programs, such as the Medicare and Medicaid programs. The federal Anti-Kickback Statute is broad and prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. The term “remuneration” expressly includes kickbacks, bribes, or rebates and also has been broadly interpreted to include anything of value, including for example, gifts, discounts, meals, entertainment, the furnishing of supplies or equipment, credit arrangements, payments of cash, waivers of payments, ownership interests and providing anything at less than its fair market value.

There are a number of statutory exceptions and regulatory safe harbors protecting certain business arrangements from prosecution under the federal Anti-Kickback Statute. These statutory exceptions and safe harbors set forth provisions that, if all their applicable requirements are met, will assure healthcare providers and other parties that they may not be prosecuted under the federal Anti-Kickback Statute. The failure of a transaction or arrangement to fit precisely within one or more applicable statutory exceptions or safe harbors does not necessarily mean that it is per se illegal or that prosecution will be pursued. However, conduct and business arrangements that do not fully satisfy all requirements of an applicable safe harbor may result in increased scrutiny by government enforcement authorities and will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Additionally, the intent standard under the federal Anti-Kickback Statute was amended under the Affordable Care Act, to a stricter standard such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. The Affordable Care Act provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act, which is discussed below.

Federal Civil False Claims Act

The federal civil False Claims Act prohibits, among other things, persons or entities from knowingly presenting or causing to be presented a false or fraudulent claim to, or the knowing use of false statements to obtain payment from or approval by, the federal government. Suits filed under the federal civil False Claims Act, known as “qui tam” actions, can be brought by any individual on behalf of the government. These individuals, sometimes known as “relators” or, more commonly, as “whistleblowers”, may share in any amounts paid by the entity to the government in fines or settlement. The number of filings of qui tam actions has increased significantly in recent years, causing more healthcare companies to have to defend a case brought under the federal civil False Claim Act. If an entity is determined to have violated the federal civil False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties for each separate false claim. Many comparable state laws are broader in scope and apply to all payors, and therefore, are not limited to only those claims submitted to the federal government.

Federal Physician Self-Referral Prohibition

We may also be subject to the federal physician self-referral prohibitions, commonly known as the Stark Law, which prohibits, among other things, physicians who have a financial relationship, including an investment, ownership or compensation relationship with an entity, from referring Medicare and Medicaid patients for designated health services (which include clinical laboratory services) to such entity, unless an exception applies. Similarly, entities may not bill Medicare, Medicaid or any other party for services furnished pursuant to a prohibited referral. Many states have their own self-referral laws as well, which in some cases apply to all third-party payors, not just Medicare and Medicaid.

Federal Civil Monetary Penalties Statute

The federal Civil Monetary Penalties Statute, among other things, imposes fines against any person or entity who is determined to have presented, or caused to be presented, claims to a federal healthcare program that the person knows, or should know, is for an item or service that was not provided as claimed or is false or fraudulent.

Health Insurance Portability and Accountability Act of 1996

The federal Health Insurance Portability and Accountability Act (“HIPAA”) created several new federal crimes, including healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private third-party payors. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.

In addition, HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations established uniform standards for certain covered entities, which are healthcare providers, health plans and healthcare clearinghouses, as well as their business associates, governing the conduct of specified electronic healthcare transactions and protecting the security and privacy of protected health information. Among other things, HITECH also created four new tiers of civil monetary penalties and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions.

The Federal Physician Payments Sunshine Act

The federal Physician Payment Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with certain exceptions, to report annually to CMS, information related to “payments or other transfers of value” provided to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, and to report annually to CMS ownership and investment interests held by physicians, as defined above, and their immediate family members. Failure to submit timely, accurately and completely the required information for all payments, transfers of value and ownership or investment interests may result in civil monetary penalties of up to an aggregate of $150,000 per year and up to an aggregate of $1.0 million per year for “knowing failures.”

State Law Equivalents

Many states have also adopted laws similar to each of the above federal laws, such as anti-kickback and false claims laws, which may be broader in scope and apply to items or services reimbursed by any third-party payor, including commercial insurers, as well as laws that restrict our marketing activities with health care professionals and entities, and require us to track and report payments and other transfers of value, including consulting fees, provided to certain healthcare professionals and entities. Some states mandate implementation of compliance programs to ensure compliance with these laws. We also are subject to foreign fraud and abuse laws, which vary by country.

Healthcare Reform

In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “ACA”), which has the potential to substantially change healthcare financing and delivery by both governmental and private insurers, and significantly impact the medical device industry. The ACA will impact existing government healthcare programs and will result in the development of new programs. The ACA’s provisions of importance include, but are not limited to, a deductible 2.3% excise tax on any entity that manufactures or imports medical devices offered for sale in the Unites States, with limited exceptions, effective January 1, 2013.

In addition, the ACA and its implementing regulations, among other things, revised the methodology for calculation of rebates owed by manufacturers to the state and federal government for covered outpatient drugs and certain biologics, including our product candidates, under the Medicaid Drug Rebate Program, increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program, extended the Medicaid Drug Rebate program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations, subjected manufacturers to new annual fees and taxes for certain branded prescription drugs, and provided incentives to programs that increase the federal government’s comparative effectiveness research.

Other legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012 (the “ATRA”) which delayed for another two months the budget cuts mandated by these sequestration provisions of the Budget Control Act of 2011. In March 2013, the President signed an executive order implementing sequestration, and in April 2013, the 2% Medicare payment reductions went into effect. The ATRA also, among other things, reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

In addition, Congress often uses the Medicare program for pay for legislation. For example, on April 16, 2015, President Obama signed into law the “Medicare Access and CHIP Reauthorization Act of 2015” (“MACRA”). MACRA repealed the Medicare sustainable growth rate formula that had been used to determine payment levels under the Medicare physician fee schedule (“PFS”), and established a new method to update payments for physicians and other providers paid under the PFS. Congress reduced Medicare payments for several categories of providers and made changes to Medicare policies to offset the cost of the bill. It is possible that future legislation and regulations may include Medicare payment reductions or policy changes that result in reduced payments, increased burdens or increased operating costs.

The full impact of the ACA, as well as other laws and reform measures that may be proposed and adopted in the future, remains uncertain, but may continue the downward pressure on medical device pricing, especially under the Medicare program, and may also increase our regulatory burdens and operating costs, which could have a material adverse effect on our business operations.

The Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act, or FCPA, prohibits any U.S. individual or business from paying, offering, or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of such foreign official in her or her official capacity or to secure any other improper advantage in order to obtain or retain business. In addition to the antibribery provisions, The FCPA also obligates “issuers,” companies whose securities are registered pursuant to Section 12 of the Exchange Act or is required to file periodic and other reports with SEC under Section 15(d) of the Exchange Act to comply with the record keeping and internal controls provisions; the accounting provisions require a listed company to maintain books and records that, in reasonable detail, accurately and fairly reflect all transactions of the corporation, including international affiliates, and to devise and maintain an adequate system of internal accounting controls to assure management’s control authority, and responsibility over the company’s assets.

Export Controls and Economic Sanctions

Several U.S. statutes and regulations regulate the export from the United States of pharmaceutical products. Pursuant to the Export Administration Regulations, (“EAR”) the export (including re-exports and “deemed exports”) of commercial and “dual-use” products may require a license or be prohibited. A listing of the items controlled by the EAR is called the Commerce Control List (“CCL”). The CCL includes essentially all civilian science, technology, and engineering dual use items. For products listed on the CCL, a license will be required for export, unless an exclusion or exemption applies. Those items not explicitly included on the CCL are included in the broad category known as “EAR99”. Though a license may not generally be required for EAR99 designated items, a license will be required if the item will be shipped or otherwise transferred to a comprehensively embargoed country.

Pursuant to the Trading With the Enemy Act, the International Emergency Economic Powers Act, and other related statutes, regulations, and Executive Orders, the Treasury Department’s Office of Foreign Assets Control, or OFAC, administers and enforces economic and trade sanctions that prohibit or restrict certain activities with embargoed countries, sanctioned entities, and sanctioned individuals for particular foreign policy and national security reasons. The scope of the sanctions varies significantly, but may include restrictions on imports, exports, investment, and facilitation of foreign transactions.

These laws and regulations obligate U.S. businesses to develop, maintain, and enforce an adequate system of internal controls to ensure compliance with such laws and regulations.

Employees

As of January 26, 2016, we had ten full-time and four part-time employees, of which six are employed in administration, one in operations, two in manufacturing and research and development, and five in regulatory and clinical affairs. We believe that our success will depend, in part, on our ability to attract and retain qualified personnel. We have never experienced a work stoppage due to labor difficulties and believe that our relations with our employees are good. None of our employees are represented by labor unions.

Facilities

We lease office space for our headquarters in Tucson, Arizona under a non-cancelable agreement that expires in September 2017. The lease terms include monthly base rent payments of $7,350 that escalates 3% per year until the lease term expires. Based on our current operational plans, we believe that such facilities are adequate for our operations for the near future.

Legal Proceedings

We are currently not a party to any material legal proceedings. However, our industry is characterized by frequent claims and litigation, including claims regarding intellectual property and product liability. As a result, we may be subject to various legal proceedings in the future.

MANAGEMENT AND BOARD OF DIRECTORS

Executive Officers and Directors

The following table sets forth certain information regarding our current executive officers and directors:

Name	Age	Position(s)
Executive Officers and Directors
Jeffrey Jacob	54	Chairman of the Board, Chief Executive Officer, President and Treasurer
Christopher Richied	55	Chief Financial Officer
Eugene Gerner, Ph.D.	68	Chief Scientific Officer, Secretary and Director
Daniel Donovan(1)(2)(3)	51	Director
Richard Love(1)(2)(3)	72	Director
Jon Saxe(1)(2)(3)	79	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Jeffrey Jacob, Chairman of the Board, Chief Executive Officer, President and Treasurer

Mr. Jacob has served as our Chairman of the board of directors, Chief Executive Officer, President and Treasurer since 2009. Mr. Jacob is a founding Board Member and previously served as the Chief Program Officer of the Critical Path Institute (C-Path). Prior to joining the Company, Mr. Jacob was the founder of Systems Medicine Inc., a startup company applying systems biology, predictive pharmacogenomics, and clinical trial design innovations to the development of new cancer drugs. He served as the CEO of Systems Medicine from 2004 until it was sold in 2007, remaining with the company as a Division CEO until late 2008. From 1987 to 2004, Mr. Jacob worked with Research Corporation Technologies (“RCT”), most recently as its Senior Vice President overseeing its Commercialization Group where he was responsible for directing technology assessment and commercialization activities. While at RCT, Mr. Jacob served as the CEO for several RCT-based startup companies and was on RCT’s Investment Committee. Mr. Jacob received a Master’s degree in materials engineering and a Master’s degree in Technology and Policy from Massachusetts Institute of Technology. He received his bachelor’s degree in engineering from the University of Arizona.

We selected Mr. Jacob to serve on our board as our chairman because he brings to the board extensive knowledge of the oncology and biotechnology industries. Having served in senior corporate positions in several biomedical companies, he has a vast knowledge of the industry and brings to the board significant executive leadership and operational experience. His business experience provides him with a broad understanding of the operational, financial and strategic issues facing public companies and his service on other public company boards provides him with extensive corporate governance knowledge.

Christopher Richied, Chief Financial Officer

Mr. Richied has served as our Chief Financial Officer since December 2011. From April 2011 through December 2011 he was interim Chief Financial Officer of Organovo, Inc. and was formerly Chief Financial Officer and Chief Operating Officer of AmpliMed Corporation, a clinical-stage oncology drug development company, from February 2008 through March 2011. He was founding Chief Executive Officer of EnzyMed, a biotech company that was acquired by Albany Molecular. Mr. Richied also worked in the finance department of the Sanford Burnham Prebys Medical Discovery Institute in La Jolla, California, and in investment banking and biotech venture capital in New York City. Mr. Richied received his M.B.A. from Harvard Business School, an M.S. in Management Information Systems from the University of Arizona, and a B.S. in Chemical Engineering from Ohio State University.

Eugene Gerner, Ph.D., Founder, Chief Scientific Officer, Secretary and Director

Dr. Gerner is a founder of our company. He has served as our Chief Scientific Officer, Secretary and a member of our board of directors since 2009. Dr. Gerner was the founding Director of the Gastrointestinal Cancer Program at the Arizona Cancer Center and the founding Principal Investigator of an NCI-funded Specialized Programs of Research Excellence (SPOREs) in Gastrointestinal Cancer from 2002 until 2013. He was a fully tenured Professor on the faculty of the University of Arizona College of Medicine, and is now Professor Emeritus (retired). He was on the faculty for 40 years from 1974 until 2014. From 1977 until 1990 Dr. Gerner led an NIH-funded cancer therapeutics development program in experimental radiation oncology that was part of the first approval by the U.S. Food and Drug Administration for technology producing hyperthermia for cancer treatment. He spent a sabbatical year at the Merrell Dow Research Institute working with the scientists who developed CPP-1X and other inhibitors of the polyamine pathway to treat/prevent cancer and other diseases affecting humans. He received B.A. and M.S. degrees in physics from the University of Wisconsin at Madison. He received a Ph.D. degree in biophysics from the University of Texas Graduate School of Biomedical Science.

We selected Dr. Gerner to serve on our board because he brings to the board extensive knowledge of the oncology industry. His medical background aids in the understanding of the detailed science behind our intellectual property.

Daniel Donovan, Director

Mr. Donovan has served as a member of our board of directors since November 2011. Since October 2013, Mr. Donovan has been the founder and Chief Executive Officer of Clear Pharma, Inc., a company that provides data analysis services to us. Prior to joining the Company, from May 2008 to June 2011, Mr. Donovan was Senior Vice President of Strategy and Market Development and a member of the Leadership Team at United BioSource Corporation. Previously, Mr. Donovan co-established Envision Pharma in 2001, serving as President through June 2011. Under Mr. Donovan’s leadership Envision’s DatavisionTM product became the dominant market leader in publications technology in the pharmaceutical industry. It is currently in use at 22 of the top 25 pharmaceutical companies in the world. United BioSource Corporation acquired Envision Pharma in 2008. Prior to 2001, Mr. Donovan served in a variety of positions at Pfizer, most recently as Director and European Team Leader for the world’s largest cardiovascular portfolio. At Pfizer, Mr. Donovan played a pivotal role in the commercialization of some of the pharmaceutical industry’s most successful product launches. Mr. Donovan earned his B.S. degree in Finance from Lehigh University.

We selected Mr. Donovan to serve on our board because he brings a strong business background to the Company and adds significant strategic, business and financial experience. Mr. Donovan’s business background provides him with a broad understanding of the issues facing us, the financial markets and the financing opportunities available to us.

Richard Love, Director

Mr. Love has served as a member of our board of directors since November 2011. In a career spanning more than 38 years, he has spent upwards of 24 years in leadership roles at oncology-focused biosciences companies. Since 2007, Mr. Love has served as a manager of TVP Management Company, LLC (“TVP”), an investment fund that is the manager of Translational Accelerator, LLC, one of our stockholders. Mr. Love currently also serves on the board of directors of two public companies: Parexel International Corporation (NASDAQ: PRXL) where he serves on the Compensation Committee (Chairman), Nominating and Governance and Human Resource Committees of the board of directors and CTI BioPharma Corp. (NASDAQ: CTIC), where he serves on the Compensation, Nominating and Governance and Executive Committees of the board of directors and also serves as a director of the following private bioscience companies: Applied MicroArrays Inc., CerRx Inc., and PMed Management LLC. Mr. Love has started multiple biopharmaceutical companies, including Triton Biosciences Inc. (“Triton”) and ILEX Oncology Inc. (ILXO) serving as Chief Executive Officer at both companies for periods of 8 years, respectively. Mr. Love has also served in executive positions at not-for-profit organizations, including the Cancer Therapy and Research Center, The San Antonio Technology Accelerator Initiative (SATAI) and the Translational Genomics Research Institute (TGen). In January 2003, Mr. Love joined TGen as its Chief Operating Officer. At Triton and ILXO, Mr. Love led teams responsible for the clinical development of multiple therapeutic products; four or which are currently in the practice of medicine: Betaseron® for patients with multiple sclerosis; Fludara® and CAMPATH®, both for patients with chronic lymphocytic leukemia; and, ClolarTM for acute lymphocytic leukemia. In 2004 ILXO was acquired by Genzyme Corporation in a stock for stock transaction valued at approximately $1.0 billion.

We selected Mr. Love to serve on our board because he brings extensive knowledge of the oncology and biosciences industry. Having served in senior corporate positions in many medical companies, he has a vast knowledge of the industry.

Jon Saxe, Director

Mr. Saxe has served as a member of our board of directors since July 2015. Since 2000, Mr. Saxe has served as a consultant to a number of biotechnology and pharmaceutical companies. Mr. Saxe is currently a director of several biotechnology and pharmaceutical companies including Durect Corporation (NASDAQ: DRRX), SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN), VistaGen Therapeutics, Inc. (OTC: VSTA) and several private companies. From January 1995 to May 1999, Mr. Saxe was President of Protein Design Labs (NASDAQ: PDLI). During 1999, he was an Executive-in-Residence at Institutional Venture Partners, a venture capital firm. Mr. Saxe was President of Saxe Associates, a biotechnology and pharmaceutical consulting firm, from May 1993 to December 1994. He served as President, Chief Executive Officer and as a director of Synergen, Inc., a biopharmaceutical company acquired by Amgen Inc. (NASDAQ: AMGN) from October 1989 to April 1993. From August 1984 through September 1989, Mr. Saxe was Vice President, Licensing and Corporate Development at Hoffmann-LaRoche and also head of the patent law department and Associate General Counsel at the company from September 1978 through September 1989. Mr. Saxe received his B.S. in Chemical Engineering from Carnegie-Mellon University, a J.D. from George Washington University School of Law and an LL.M. from New York University School of Law.

We selected Mr. Saxe to serve on our board because of his strong legal and business expertise and pharmaceutical industry experience relating to executive management, licensing, corporate development, intellectual property and legal matters. In addition, Mr. Saxe’s board experience, including as chairman of audit and compensation committees, provides him with extensive corporate governance knowledge and insight into issues faced by companies similar to us.

Board Composition

Our business and affairs are organized under the direction of our board of directors, which currently consists of five members. The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling and direction to our management. Our board of directors meets on a regular basis and additionally as required.

Our board of directors has determined that Mr. Love and Mr. Saxe are independent directors, as defined by the rules of the NYSE MKT. The NYSE MKT independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by NYSE MKT rules, our board of directors has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

In accordance with the terms of our amended and restated certificate of incorporation that will go into effect immediately prior to the closing of this offering, we will divide our board of directors into three classes, as follows:

•	Class I, which will consist of Dr. Gerner, whose term will expire at our annual meeting of stockholders to be held in 2016;

•	Class II, which will consist of Mr. Donovan and Mr. Saxe, whose terms will expire at our annual meeting of stockholders to be held in 2017; and
•	Class III, which will consist of Mr. Jacob and Mr. Love, whose terms will expire at our annual meeting of stockholders to be held in 2018.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will serve until the third annual meeting following their election and until their successors are duly elected and qualified. The authorized size of our board of directors is currently five members. The authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in our control or management. Our directors may be removed for cause by the affirmative vote of the holders of at least 66 2/3% of our voting stock.

Leadership Structure

Our Chief Executive Officer also serves as our Chairman of the Board. Our board does not have a lead independent director. Our board of directors has determined its leadership structure was appropriate and effective for us given our stage of development.

Role of the Board in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. The board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee

Our audit committee consists of Daniel Donovan, Richard Love and Jon Saxe. Our board of directors has determined that each of Mr. Love and Mr. Saxe satisfies the NYSE MKT and SEC independence requirements. Jon Saxe serves as the chair of our audit committee. The functions of this committee include, among other things:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;
•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;
•	monitoring the rotation of partners of our independent auditors on our engagement team as required by law;
•	prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•	reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;
•	reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;
•	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;
•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;
•	preparing the report that the SEC requires in our annual proxy statement;
•	reviewing and providing oversight of any related-person transactions in accordance with our related person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;
•	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and
•	reviewing and evaluating on an annual basis the performance of the audit committee, including compliance of the audit committee with its charter.

Our board of directors has determined that each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE MKT. It has also determined that Mr. Saxe qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE MKT. Both our independent registered public accounting firm and management periodically meet privately with our audit committee. Upon the listing of our common stock on the NYSE MKT, the audit committee will operate under a written charter that satisfies the applicable standards of the SEC and the NYSE MKT.

Compensation Committee

Our compensation committee consists of Daniel Donovan, Richard Love and Jon Saxe. Richard Love serves as the chair of our compensation committee. Our board of directors has determined that each of Mr. Love and Mr. Saxe is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, is an outside director, as defined pursuant to Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and satisfies the NYSE MKT independence requirements. The functions of this committee include, among other things:

•	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) our overall compensation strategy and policies;
•	reviewing and approving the compensation and other terms of employment of our executive officers;
•	reviewing and approving performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;
•	reviewing and approving (or if it deems it appropriate, making recommendations to the full board of directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;
•	evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;

•	reviewing and approving (or if it deems it appropriate, making recommendations to the full board of directors regarding) the type and amount of compensation to be paid or awarded to our non-employee board members;
•	establishing policies with respect to votes by our stockholders to approve executive compensation as required by Section 14A of the Exchange Act and determining our recommendations regarding the frequency of advisory votes on executive compensation;
•	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;
•	administering our equity incentive plans;
•	establishing policies with respect to equity compensation arrangements;
•	reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;
•	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;
•	reviewing the adequacy of its charter on a periodic basis;
•	reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC;
•	preparing the report that the SEC requires in our annual proxy statement; and
•	reviewing and assessing on an annual basis the performance of the compensation committee.

Upon the listing of our common stock on the NYSE MKT, the compensation committee will operate under a written charter, which the compensation committee will review and evaluate at least annually.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Daniel Donovan, Richard Love and Jon Saxe. Jon Saxe serves as the chair of our nominating and corporate governance committee. Our board of directors has determined that each of Mr. Love and Mr. Saxe satisfies the NYSE MKT independence requirements. The functions of this committee include, among other things:

•	identifying, reviewing and evaluating candidates to serve on our board of directors consistent with criteria approved by our board of directors;
•	determining the minimum qualifications for service on our board of directors;
•	evaluating director performance on the board and applicable committees of the board and determining whether continued service on our board is appropriate;
•	evaluating, nominating and recommending individuals for membership on our board of directors;
•	evaluating nominations by stockholders of candidates for election to our board of directors;
•	considering and assessing the independence of members of our board of directors;
•	developing a set of corporate governance policies and principles, including a code of business conduct and ethics, periodically reviewing and assessing these policies and principles and their application and recommending to our board of directors any changes to such policies and principles;
•	considering questions of possible conflicts of interest of directors as such questions arise;
•	reviewing the adequacy of its charter on an annual basis; and
•	annually evaluating the performance of the nominating and corporate governance committee.

Upon the listing of our common stock on the NYSE MKT, the nominating and corporate governance committee will operate under a written charter, which the nominating and corporate governance committee will review and evaluate at least annually.

Compensation Committee Interlocks and Insider Participation

We have established a compensation committee that has and will make decisions relating to compensation of our executive officers. Our board of directors has appointed Daniel Donovan, Richard Love and Jon Saxe to serve on the compensation committee. None of the compensation committee members have ever been an executive officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation and bylaws, which will be effective immediately prior to the closing of this offering, limit our directors’ and officers’ liability to the fullest extent permitted under Delaware corporate law. Delaware corporate law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;
•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	under Section 174 of the Delaware General Corporation Law (unlawful payment of dividends or redemption of shares); or
•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of our directors or officers shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Delaware law and our amended and restated bylaws provide that we will, in certain situations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person’s former or present official capacity with us against judgments, penalties, fines, settlements and reasonable expenses. Any person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, we have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request.

We believe that these provisions in our amended and restated certificate of incorporation and amended bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE AND DIRECTOR COMPENSATION

2015 Director Compensation

Compensation of Directors

To date, our directors have not received any compensation for their service as directors. Commencing after this offering, directors who are not employees will receive compensation for their service as directors, including service as members of each committee on which they serve. As of the date of this prospectus, we have not yet determined a formal policy regarding the amount and type of compensation to be paid to our non-employee directors. In August 2015, we granted Mr. Saxe options exercisable for 20,000 shares of our common stock for his services as a director, options exercisable for 1,000 shares of our common stock for his services as the Chairman of the Audit Committee, options exercisable for 500 shares of our common stock for his services as Chairman of the Nominating and Governance Committee and options exercisable for 250 shares of our common stock for his services as a member of the Compensation Committee. We anticipate that we will adopt a formal compensation policy for non-employee directors upon consummation of the offering.

EXECUTIVE COMPENSATION

Set forth below is the compensation that was paid to all executive officers during the years ended December 31, 2015 and December 31, 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	Stock Awards(1)	Total
Jeffrey Jacob Chairman and Chief Executive Officer	2015	$326,692	—	$211,739	—	$538,431
	2014	$310,000	—	$41,993	—	$351,993
Christopher Richied Chief Financial Officer	2015	$231,846	—	$108,011	—	$339,857
	2014	$221,500	—	—	$26,000	$247,500

(1)	Represents the aggregate fair value of awards computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards At Fiscal Year-End (December 31, 2015)

The following table provides information about the number of outstanding equity awards held by each of our named executive officers as of December 31, 2015:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)		Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested
Jeffrey Jacob Chairman and Chief Executive Officer	82,256	(1)	—	$0.2555	11/1/2020	—		$—
	47,003	(2)	—	$1.1000	9/26/2022	—		$—
	18,887	(3)	21,113	$1.3000	7/24/2024	—		$—
	6,670	(4)	53,331	$4.000	8/6/2025	—		$—
Christopher Richied Chief Financial Officer	—		—	$—	—	10,594	(5)	$4,292
	6,805	(6)	28,395	$4.0000	8/6/2025	—		$—

(1)	This option was granted to Jeffrey Jacob on November 1, 2010 and vested as follows: 25% of the shares became exercisable on November 1, 2010, and the remaining 75% vested in 36 equal monthly installments on the first day of each following calendar month.
(2)	This option was granted to Jeffrey Jacob on September 27, 2012 and vests in 36 equal monthly installments on the first day of each calendar month beginning October 1, 2012.
(3)	This option was granted to Jeffrey Jacob on July 25, 2014 and vests in 36 equal monthly installments on the first day of each calendar month beginning August 1, 2014.
(4)	This option was granted to Jeffrey Jacob on August 7, 2015 and vests in 36 equal monthly installments on the first day of each calendar month beginning September 1, 2015.
(5)	This restricted stock was granted to Christopher Richied on July 25, 2014 and vests in 36 equal monthly installments on the first day of each calendar month beginning August 1, 2014.
(6)	This option was granted to Christopher Richied on August 7, 2015 and vests in 36 equal monthly installments on the first day of each calendar month beginning September 1, 2015.

Employment Agreements

On January 20, 2011, we entered into an employment agreement with Jeffrey Jacob to act as our Chief Executive Officer, which was amended on September 2, 2013. The agreement, as amended, provides that Mr. Jacob receives an annual base salary of $310,000.

On February 1, 2013, we entered into an employment agreement with Christopher Richied to act as our Chief Financial Officer, which was amended August 29, 2013. The agreement, as amended, provides that Mr. Richied receives an annual base salary of $220,000.

Effective January 1, 2016, we entered into new employment agreements with three-year terms with each of Mr. Jacob and Mr. Richied. The terms of the agreements are as follows:

Pursuant to the new employment agreement that we entered into with Mr. Jacob, Mr. Jacob will continue to receive an annual base salary of $310,000, and he is eligible to receive at the end of each year, at the sole discretion of the Board or the Compensation Committee, an annual cash bonus with a target amount equal to 50% of his then outstanding base salary in addition to a discretionary equity bonus.

Pursuant to the new employment agreement that we entered into with Mr. Richied, Mr. Richied will continue to receive an annual base salary of $222,000, and he is eligible to receive at the end of each year, at the sole discretion of the Board or the Compensation Committee, an annual cash bonus with a target amount equal to 35% of his then outstanding base salary in addition to a discretionary equity bonus.

In addition, upon the occurrence of: (i) the listing of our securities on an exchange, and/or (ii) the completion of patient enrollment in our Phase 3 clinical trial for the use of CPP-1X/sul for the treatment of FAP, both of Mr. Jacob and Mr. Richied shall be eligible to receive an additional cash and/or equity bonus in connection with either or both of the events referred to in clauses (i) and (ii) above, with the payment and amounts of any such bonuses determined in the sole and absolute discretion of our Board or Compensation Committee.

Pursuant to these employment agreements, if either Mr. Jacob’s or Mr. Richied’s employment is terminated due to his death, his estate or beneficiary (as applicable) will receive all accrued base salary, vacation pay, expense reimbursement and any other entitlements accrued by Mr. Jacob or Mr. Richied, respectively, to the extent not previously paid (“Accrued Obligations”). In addition, if either Mr. Jacob’s or Mr. Richied’s employment is terminated due to his death, all unvested stock options and shares of restricted stock will immediately vest and any such stock options will be exercisable by his designated beneficiary as applicable, for a period of 24 months from the date of his death. If Mr. Jacob’s or Mr. Richied’s employment is terminated due to his disability (as defined in each employment agreement), he will receive (i) any Accrued Obligations, (ii) payment of his base salary under his employment agreement for a period of six (6) months following termination, and (iii) benefits at least equal to those which would have been provided to him in accordance with our plans, programs, practices and policies that are generally applicable to our other executives, for a period of twelve (12) months commencing on the termination date (the “Welfare Benefit Continuation”).

If either Mr. Jacob’s or Mr. Richied’s employment is terminated by us without cause (as defined in each employment agreement), or by him for good reason (as defined in each employment agreement), he will receive (i) any Accrued Obligations, (ii) payment of his base salary under his employment agreement for a period of twelve (12) months following termination, and (iii) Welfare Benefit Continuation for a period of twelve (12) months. If Mr. Jacob or Mr. Richied, respectively, thereafter commences employment with another employer and is eligible to receive paid medical and other welfare benefits under another employer provided plan similar to the medical and other welfare benefits provided by us, then the Welfare Benefit Continuation will terminate.

If Mr. Jacob’s or Mr. Richied’s employment is terminated by us without cause, by him for good reason, or due to disability, he will have the greater of (i) twelve (12) months from the date of termination, and (ii) the date set forth in the applicable stock option agreement(s) to exercise any stock options that were previously granted to him and that have vested as of such date of termination and/or have vested as a result of such termination. Neither Mr. Jacob nor Mr. Richied will be entitled to any severance benefits in the event he is terminated for cause or voluntarily resigns.

In the event that (i) six (6) months or less prior to our change in control (as defined in each employment agreement) during the employment period either Mr. Jacob or Mr. Richied is terminated without cause, or either terminates his employment for good reason; or (ii) following a change in control during the employment period (A) Mr. Jacob or Mr. Richied is terminated without cause within one (1) year after the change in control; or (B) he terminates his employment for good reason within one (1) year after the change in control, then we (or our successor) will pay Mr. Jacob or Mr. Richied, as the case may be, in a lump sum within thirty (30) days after the date of termination an amount equal to: (w) any Accrued Obligations; (x) in the case of Mr. Jacob, one and one-half (1.5) times his base salary in effect immediately prior to his termination, and in the case of Mr. Richied, one (1) times his base salary in effect immediately prior to his termination; (y) in the case of Mr. Jacob, one and one-half (1.5) times the amount of bonus, if any, paid to Mr. Jacob for the fiscal year preceding the change in control, and in the case of Mr. Richied, one (1) times the amount of bonus, if any, paid to Mr. Richied for the fiscal year preceding the change in control; and (z) all deferred compensation. In addition, all stock options and shares of restricted stock that are not vested at the time of such termination will immediately vest and any such stock options will be exercisable until the greater of: (a) twenty-four (24) months from the date of such termination, or (b) the last date on which the option may be exercised as set forth in the respective option agreement(s). We also will continue for such period to permit each of Mr. Jacob and Mr. Richied to receive or participate at our expense in all fringe benefits available to him pursuant to his respective employment agreement for a period of two (2) years after termination of his employment.

Equity Incentive Plans

2010 Equity Incentive Plan

On November 1, 2010, our board of directors adopted, and our stockholders subsequently approved, the 2010 Equity Incentive Plan. A total of 1,100,000 shares of our common stock have been reserved for issuance pursuant to the 2010 Equity Incentive Plan. The following table reflects activity under the 2010 Equity Incentive Plan from inception through January 26, 2016:

Shares
Stock Options
Granted (net of cancellations)	804,285
Exercised	(400)
Outstanding	803,885
Vested and exercisable	571,974
Unvested	231,911
Restricted Stock
Granted	182,761
Vested	167,755
Unvested	15,006
Totals
Authorized for Grant	1,100,000
Granted (net of cancellations)	986,616
Exercise	(400)
Available for Grant	112,954

Under the 2010 Equity Incentive Plan, awards may be granted to employees, directors and consultants. Only employees are entitled to receive grants of “incentive stock options”, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), which are intended to qualify for certain tax treatment, and service providers (employees, directors and consultants) may be granted nonstatutory stock options, which do not qualify for such tax treatment, and shares of restricted stock. The per share exercise price for shares to be issued pursuant to an award will be determined by the administrator, but in the case of an incentive stock option the exercise price will be no less than the fair market value of our common stock on the date of grant; or in the case of an incentive stock option granted to an employee who owns stock representing more than 10% of the voting power of all classes of our stock, no less than 110% of the fair market value per share. Options granted under the 2010 Equity Incentive Plan generally vest on a cumulative monthly basis over four years and have a term of ten years. In the case of an incentive stock option granted to an employee who owns stock representing more than 10% of the voting power of all classes of our stock, the term of the incentive stock option is five years.

In the event of a change in control of our company, outstanding awards under will be treated as determined by the administrator, including: (i) awards the will be assumed or substantially equivalent awards will be substituted by the acquiring or succeeding corporation; (ii) awards will be terminated upon or immediately prior to the consummation of the change in control; (iii) awards will vest and become exercisable or payable upon or immediately prior to the consummation of the change in control; (iv) awards will be terminated in exchange for an amount cash and/or property, if any, equal to the amount that would have been obtained upon the exercise of the award as of the date of the change in control; or (v) any combination of the foregoing. Notwithstanding the foregoing, in the event the successor corporation does not assume or substitute for the award, the award will fully vest and become exercisable.

The 2010 Equity Incentive Plan will terminate on July 17, 2024.

2016 Equity Incentive Plan

Prior to the completion of this offering, we will adopt the 2016 Equity Incentive Plan. Initially, the aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2016 Equity Incentive Plan is 1,200,000 shares. Additionally, the number of shares of our common stock reserved for issuance under our 2016 Equity Incentive Plan will automatically increase on January 1 of each year, beginning on January 1, 2017

(assuming the 2016 Equity Incentive Plan becomes effective before such date) and continuing through and including January 1, 2025, by 5% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our board of directors.

The principal provisions of the 2016 Equity Incentive Plan are summarized below.

Administration

The 2016 Equity Incentive Plan generally will be administered by our Compensation Committee, which has been appointed by the board of directors to administer the 2016 Equity Incentive Plan. The Compensation Committee will have full authority to establish rules and regulations for the proper administration of the 2016 Equity Incentive Plan, to select the employees, directors and consultants to whom awards are granted, and to set the date of grant, the type of award and the other terms and conditions of the awards, consistent with the terms of the 2016 Equity Incentive Plan.

Eligibility

Persons eligible to participate in the 2016 Equity Incentive Plan include all of our employees, directors and consultants.

Awards

The 2016 Equity Incentive Plan provides for the grant of: (i) incentive stock options; (ii) nonstatutory stock options; (iii) stock appreciation rights; (iv) restricted stock; and (v) other stock-based and cash-based awards to eligible individuals. The terms of the awards will be set forth in an award agreement, consistent with the terms of the 2016 Equity Incentive Plan. No stock option will be exercisable later than ten years after the date it is granted.

The 2016 Equity Incentive Plan permits the grant of awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Stock Options.  The Compensation Committee may grant incentive stock options as defined in Section 422 of the Code, and nonstatutory stock options. Options shall be exercisable for such prices, shall expire at such times, and shall have such other terms and conditions as the Compensation Committee may determine at the time of grant and as set forth in the award agreement; however, the exercise price must be at least equal to 100% of the fair market value at the date of grant. The option price is payable in cash or other consideration acceptable to us.

Stock Appreciation Rights.  The Compensation Committee may grant stock appreciation rights with such terms and conditions as the Compensation Committee may determine at the time of grant and as set forth in the award agreement. The grant price of a stock appreciation right shall be determined by the Compensation Committee and shall be specified in the award agreement; however, the grant price must be at least equal to 100% of the fair market value of a share on the date of grant. Stock appreciation rights may be exercised upon such terms and conditions as are imposed by the Compensation Committee and as set forth in the stock appreciation right award agreement.

Restricted Stock.  Restricted stock may be granted in such amounts and subject to the terms and conditions as determined by the Compensation Committee at the time of grant and as set forth in the award agreement. The Compensation Committee may impose performance goals for restricted stock. The Compensation Committee may authorize the payment of dividends on the restricted stock during the restricted period.

Other Awards.  The Compensation Committee may grant other types of equity-based or equity-related awards not otherwise described by the terms of the 2016 Equity Incentive Plan, in such amounts and subject to such terms and conditions, as the Compensation Committee shall determine. Such awards may be based upon attainment of performance goals established by the Compensation Committee and may involve the transfer of actual shares to participants, or payment in cash or otherwise of amounts based on the value of shares.

Amendment and Termination

Our board of directors may amend the 2016 Equity Incentive Plan at any time, subject to stockholder approval to the extent required by applicable law or regulation or the listing standards of the NYSE MKT or any other market or stock exchange on which the common stock is at the time primarily traded. Additionally, stockholder approval will be specifically required to (i) increase the number of shares available for issuance under the 2016 Equity Incentive Plan, or (ii) decrease the exercise price of any outstanding option or stock appreciation right granted under the 2016 Equity Incentive Plan.

Our board of directors may terminate the 2016 Equity Incentive Plan at any time. Unless sooner terminated by the Board, the 2016 Equity Incentive Plan will terminate on the close of business on January 28, 2026.

Miscellaneous

The 2016 Equity Incentive Plan also contains provisions with respect to payment of exercise prices, vesting and expiration of awards, treatment of awards upon the sale of our company, transferability of awards, and tax withholding requirements. Various other terms, conditions, and limitations apply, as further described in the 2016 Equity Incentive Plan.

2016 Employee Stock Purchase Plan

Our board of directors and stockholders adopted the ESPP in January 2016. The ESPP becomes effective upon the execution and delivery of the underwriting agreement related to this offering. The purpose of the ESPP is to retain the services of new employees and secure the services of new and existing employees while providing incentives for such individuals to exert maximum efforts toward our success and that of our affiliates.

Share Reserve

Following this offering, the ESPP authorizes the issuance of 77,000 shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our common stock reserved for issuance will automatically increase on January 1 of each calendar year, from January 1, 2017 (assuming the ESPP becomes effective prior to such date) through January 1, 2025 by the lesser of (1) 1% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, or (3) a number determined by our board of directors that is less than (1). The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. As of the date hereof, no shares of our common stock have been purchased under the ESPP.

Administration

Our board of directors has delegated its authority to administer the ESPP to our Compensation Committee. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, we may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering may be terminated under certain circumstances.

Payroll Deductions

Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the ESPP. Unless otherwise determined by our board of directors, common stock will be purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (1) 85% of the fair market value of a share of our common stock on the first date of an offering, or (2) 85% of the fair market value of a share of our common stock on the date of purchase.

Limitations

Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by our board of directors: (1) customarily employed for more than 20 hours per week, (2) customarily employed for more than five months per calendar year, or (3) continuous employment with us or one of our affiliates for a period of time (not to exceed two (2) years). No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our common stock based on the fair market value per share of our common stock at the beginning of an offering for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value pursuant to Section 424(d) of the Code.

Changes to Capital Structure

In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or similar transaction, the board of directors will make appropriate adjustments to (1) the number of shares reserved under the ESPP, (2) the maximum number of shares by which the share reserve may increase automatically each year and (3) the number of shares and purchase price of all outstanding purchase rights.

Corporate Transactions

In the event of certain significant corporate transactions, including the consummation of: (1) a sale of all our assets, (2) the sale or disposition of 90% of our outstanding securities, (3) a merger or consolidation where we do not survive the transaction and (4) a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within ten business days prior to such corporate transaction, and such purchase rights will terminate immediately.

Plan Amendments, Termination

Our board of directors has the authority to amend or terminate our ESPP, provided that except in certain circumstances any such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since January 1, 2013 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive and Director Compensation.”

Effective June 10, 2015, we entered into a master services agreement with Clear Pharma, Inc., a company owned by our director, Daniel Donovan, for the provision of data analysis services. We own all of the work product and intellectual property rights associated therewith. The master services agreement may be terminated: (i) by us upon 30 days’ notice; (ii) by either party after a 30-day notice and cure period upon a material breach of the terms of the agreement; and (iii) immediately by either party in the case of bankruptcy or insolvency of the other party. It is anticipated that total services will cost $121,500 plus $65,000 to $105,000 in pass-through fees. As of January 26, 2016, we have paid Clear Pharma, Inc. $25,726 for services rendered. On August 7, 2015, in connection with consulting services we granted Mr. Donovan an option exercisable for 20,000 shares of common stock at an exercise price of $4.00 vesting pro rata over a 36-month period.

In addition in 2012 and 2014, we granted 70,505 and 10,000 shares, respectively, of restricted common stock to Mr. Donovan for his role as a consultant. Through December 31, 2015, 75,224 shares have vested. Compensation expense for these shares was $16,349 and $13,340 for the years ended December 31, 2015 and 2014, respectively.

From November 19, 2012 through October 3, 2013, we issued and sold to investors an aggregate of 1,050,500 shares of our Series A-2 Preferred Stock at a purchase price of $5.00 per share, for aggregate consideration of $5,252,500. The participants in the Series A-2 Preferred Stock financing included the following holders of more than 5% of our capital stock: Translational Accelerator, LLC, who acquired 200,000 shares of Series A-2 Preferred Stock. The participants in the Series A-2 Preferred Stock financing also included the following officers and/or directors: Jeffrey Jacob, Christopher Richied, and Westport Boys, LLC, an entity of which our director Daniel Donovan is a member and the manager, who acquired 20,000, 5,000, and 85,000 shares of Series A-2 Preferred Stock, respectively.

Investor Agreements

In connection with our 2009, 2010 and 2012 financings, we entered into agreements, which were subsequently amended, with our investors, which contain registration rights, information rights, voting rights and rights of first refusal, among other things. The agreements will terminate upon the closing of this offering, except for the registration rights granted under certain investor rights agreements, as more fully described below in “Description of Our Capital Stock — Registration Rights.”

Bridge Financing

Certain of our officers and directors (directly and/or through affiliates) participated in the Bridge Financing. Mr. Jacob, our Chairman and Chief Executive Officer, and his wife invested $50,000 through a family trust and Dr. Gerner, our Chief Scientific Officer and one of our directors, and his wife invested $25,000.

Employment Arrangements

We currently have written employment agreements with our executive officers. For information about our employment agreements with our named executive officers, refer to “Executive and Director Compensation — Executive Compensation — Employment Agreements.”

On July 30, 2012, we entered into an employment agreement with Eugene Gerner, Ph.D. to act as our Chief Scientific Officer, which was amended on January 13, 2014. The agreement, as amended, provides that Dr. Gerner receive an annual base salary of $120,000 for his half-time employment.

Stock Options Granted to Executive Officers

We have granted stock options to our executive officers, as more fully described in “Executive and Director Compensation — Outstanding Equity Awards at Fiscal Year-End.”

Indemnification Agreements

We have entered into, and intend to continue to enter into, separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Policies and Procedures for Transactions with Related Persons

We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000.

Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-person transactions under this policy. A “related person” is any executive officer, director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board of directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our audit committee or other independent body of our board of directors takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;
•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•	the terms of the transaction;
•	the availability of other sources for comparable services or products; and
•	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHER BENEFICIAL OWNERS

The following table sets forth information regarding the beneficial ownership of our shares of common stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, warrants and options as of January 26, 2015. Beneficial ownership generally includes voting or investment power with respect to securities. The table reflects ownership by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•	each of our named executive officers and directors; and
•	each of our named executive officers and directors as a group.

The percentage ownership information under the column entitled “Before offering” is based on 5,499,111 shares of common stock comprised of 2,533,336 shares of common stock outstanding as of January 26, 2016 and assumes conversion of (i) all outstanding shares of our Series A-1 Preferred Stock into 1,113,743 shares of common stock; (ii) all outstanding shares of Series A-2 Preferred Stock into 1,050,500 shares of common stock; (iii) all outstanding Series A-1 Preferred Stock warrants exercisable into 199,154 shares of common stock; (iv) the issuance of an aggregate of 173,974 shares of common stock issuable upon the conversion of all outstanding Bridge Notes and all accrued interest thereon upon the consummation of this offering (at an assumed initial public offering price of $13.00 per share, which is the mid-point of the range set forth on the cover page of this prospectus), and (v) the issuance of an aggregate of 428,404 shares of common stock upon the conversion of the Sucampo Note upon the consummation of this offering (at an assumed initial offering price of $13.00 per share, which is the mid-point of the range set forth on the cover of this prospectus less a 10% discount as per the conversion terms of the Sucampo Note). The percentage ownership information under the column entitled “After offering” is based on 7,422,187 shares of common stock outstanding after completion of this offering and assumes conversion of (i) all outstanding shares of our Series A-1 Preferred Stock into 1,113,743 shares of common stock, (ii) all outstanding shares of Series A-2 Preferred Stock into 1,050,500 shares of common stock and (iii) all outstanding Series A-1 Preferred Stock warrants exercisable into 199,154 shares of common stock; (iv) the sale of 1,923,076 shares of common stock in this offering (excluding shares issuable upon exercise of the underwriters’ over-allotment option), (v) the issuance of an aggregate of 173,974 shares of common stock issuable upon the conversion of all outstanding Bridge Notes and all accrued interest thereon upon the consummation of this offering (at an assumed initial public offering price of $13.00 per share, which is the mid-point of the range set forth on the cover page of this prospectus), and (vi) the issuance of an aggregate of 428,404 shares of common stock upon the conversion of the Sucampo Note upon the consummation of this offering (at an assumed initial offering price of $13.00 per share, which is the mid-point of the range set forth on the cover of this prospectus less a 10% discount as per the conversion terms of the Sucampo Note).

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable within 60 days of January 26, 2016. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Cancer Prevention Pharmaceuticals, Inc., 1760 E. River Road, Suite 250, Tucson, Arizona 85718.

Name and address of beneficial owner	Number of shares beneficially owned	Percentage of shares beneficially owned
		Before offering	After offering
Directors and named executive officers
Jeffrey Jacob (Chairman of the Board and Chief Executive Officer)(1)	487,149	8.6%	6.4%
Christopher Richied (Chief Financial Officer)(2)	114,062	2.1%	1.5%
Eugene Gerner, Ph.D. (Chief Scientific Officer and Director)(3)	883,977	16.0%	11.9%
Daniel Donovan (Director)(4)	139,643	2.5%	1.9%
Richard Love (Director)	—	*%	*%
Jon Saxe (Director)(5)	4,228	*%	*%
All current executive officers and directors as a group (6 persons)	1,629,059	28.5%	21.3%
5% or greater stockholders
Frank L. Meyskens, Jr. M.D., C.A.C.P. (Chief Medical Advisor)(6)	881,875	15.9%	11.8%
Meyskens Pharmaceuticals Investors, LLC(6)	831,919	15.1%	11.2%
Gerner Pharmaceuticals Investors, LLC(7)	831,919	15.1%	11.2%
Tierney Family Trust(8)	415,960	7.6%	5.6%
Translational Accelerator, LLC(9)	704,909	12.8%	9.5%
Sucampo, AG(10)	428,404	7.8%	11.0%

*	Represents beneficial ownership of less than one percent.
(1)	Includes (a) 270,376 shares of common stock; (b) 24,402 shares of Series A-1 Preferred Stock that will convert into 24,402 shares of common stock upon consummation of this offering; and (c) 20,000 shares of Series A-2 Preferred Stock that Mr. Jacob purchased in the name of Jeffrey and Deborah Jacob that will convert into 20,000 shares of common stock upon consummation of this offering; (d) 3,860 shares of common stock issuable upon the conversion of Bridge Notes upon consummation of this offering; and (e) Bridge Warrants exercisable for 1,154 shares of common stock. Mr. Jacob has been issued options exercisable for 229,260 shares of common stock, of which 163,146 are vested and exercisable within 60 days of January 26, 2016 and included in the number of shares beneficially owned by Mr. Jacob. The number of shares in the “After offering” column include warrants exercisable for 6,712 shares of Series A-1 Preferred Stock that will be automatically exercised for an aggregate of 4,212 shares of common stock upon consummation of this offering.
(2)	Includes (a) 82,256 shares of common stock owned by the Christopher R. Richied 678 Trust, of which Mr. Richied is the trustee and beneficiary; (b) 20,000 shares of common stock owned by Mr. Richied; and (c) 5,000 shares of Series A-2 Preferred Stock that Mr. Richied purchased that will convert into 5,000 shares of common stock upon consummation of this offering. Mr. Richied has been issued options exercisable for 35,000 shares of common stock, of which 6,805 are vested and exercisable within 60 days of January 26, 2016 and included in the number of shares beneficially owned by Mr. Richied.
(3)	Includes (a) 831,919 shares held by Gerner Pharmaceutical Investors, LLC (“GPI”), for which Dr. Gerner serves as the managing member. Dr. Gerner is deemed to beneficially own the shares held by GPI as in his role as the managing member he has control over the voting and disposition of any shares held by GPI; (b) 12,193 shares of Series A-1 Preferred Stock owned by Eugene and Sandra Gerner that will convert into 12,193 shares of common stock upon consummation of this offering; (c) 1,930 shares of common stock issuable upon the conversion of Bridge Notes upon consummation of this offering; and (d) Bridge Warrants exercisable for 577 shares of common stock. Dr. Gerner has been issued options exercisable for 35,253 shares of common stock, all of which are vested and exercisable within 60 days of January 26, 2016 and included in the number of shares beneficially owned by Dr. Gerner. The number of shares in the “After offering” column include warrants exercisable for 3,356 shares of Series A-1 Preferred Stock that will be automatically exercised for an aggregate of 2,106 shares of common stock upon consummation of this offering.
(4)	Includes (a) 80,505 shares of common stock; and (b) 55,250 shares of Series A-2 Preferred Stock owned by Westport Boys, LLC, a limited liability company of which Mr. Donovan is the manager, that will convert into an aggregate of 55,250 shares of common stock upon consummation of this offering. Mr. Donovan has been issued options exercisable for 20,000 shares of common stock, of which

3,888 shares are vested and exercisable within 60 days of January 26, 2016 and included in the number of shares beneficially owned by Mr. Donovan.
(5)	Mr. Saxe has been issued options exercisable for 21,750 shares of common stock, of which 4,228 shares are vested and exercisable within 60 days of January 26, 2016 and included in the number of shares beneficially owned by Mr. Saxe.
(6)	Includes (a) 831,919 shares held by Meyskens Pharmaceutical Investors, LLC (“MPI”), a limited liability company for which Dr. Meyskens serves as the managing member. Dr. Meyskens is deemed to beneficially own the shares held by MPI as in his role as the managing member he has control over the voting and disposition of any shares held by MPI; and (b) 12,209 shares of Series A-1 Preferred Stock owned by Frank and Linda Meyskens that will convert into 12,209 shares of common stock upon consummation of this offering. Dr. Meyskens has been issued options exercisable for 37,253 shares of common stock, of which 35,640 are vested and exercisable within 60 days of January 26, 2016 and included in the number of shares beneficially owned by Dr. Meyskens. The number of shares in the “After offering” column include warrants exercisable for 3,356 shares of Series A-1 Preferred Stock that will be automatically exercised for an aggregate 2,106 shares of common stock upon consummation of this offering.
(7)	These 831,919 shares are held by GPI and Dr. Gerner is deemed to beneficially own the shares held by GPI due to his role as the managing member, wherein he has control over the voting and disposition of any shares held by this entity.
(8)	These 415,960 shares of common stock are held by the Tierney Family Trust. Thomas Tierney, as the Trustee of Tierney Family Trust, is deemed to beneficially own such shares due to his control over the voting rights. The address of the Tierney Family Trust is c/o Thomas Tierney, 2802 Dow Avenue, Tustin, California 92780.
(9)	Includes (a) 404,371 shares of Series A-1 Preferred Stock that will convert into 404,371 shares of common stock upon consummation of this offering; (b) 200,000 shares of Series A-2 Preferred Stock that will convert into 200,000 shares of common stock upon consummation of this offering; (c) 22,366 shares of common stock issuable upon the conversion of Bridge Notes upon consummation of this offering; and (d) Bridge Warrants exercisable for 6,692 shares of common stock. The number of shares in the “After offering” column include warrants exercisable for 113,907 shares of Series A-1 Preferred Stock that will be automatically exercised for an aggregate of 71,479 shares of common stock upon consummation of this offering. TVP Management Company, LLC is the Managing Member of Translational Accelerator, LLC. Decisions regarding the voting and disposition of the securities held by TVP Management Company, LLC are made by a majority of its four managers, one of whom is Mr. Love. The address of Translational Accelerator, LLC is 9977 N. 90th Street, Suite 110, Scottsdale, Arizona 85258.
(10)	Includes the Sucampo Note and all accrued interest thereon that will convert into 428,404 shares of common stock upon consummation of this offering (at the assumed initial public offering price of $13.00 per share, which is the mid-point of the range set forth on the cover of this prospectus less a 10% discount as per the conversion terms of the Sucampo Note). The number of shares in the “After offering” column include the Sucampo Additional Investment whereby Sucampo will purchase an additional 384,616 shares of common stock upon consummation of this offering (at the assumed initial public offering price of $13.00 per share, which is the mid-point of the range set forth on the cover of this prospectus).

DESCRIPTION OF OUR CAPITAL STOCK

General

Our amended certificate of incorporation authorizes us to issue up to 35,000,000 shares of common stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, par value $0.001 per share, of which 7,300,000 shares are designated as Series A-1 Preferred Stock, 6,000,000 shares are designated as Series A-2 Preferred Stock, and 1,700,000 are currently undesignated preferred stock. As of January 26, 2016, there were 2,533,336 shares of common stock outstanding, held of record by nine stockholders, 1,113,743 shares of Series A-1 Preferred Stock outstanding and convertible into 1,113,743 shares of common stock, and 1,050,500 shares of Series A-2 Preferred Stock outstanding and convertible into 1,050,500 shares of common stock.

The number of shares of common stock outstanding as of January 26, 2016 does not include (i) the shares of common stock issuable upon the conversion of the Series A-1 Preferred Stock and Series A-2 Preferred Stock; (ii) 199,154 shares of common stock issuable upon the exercise of outstanding Series A-1 Preferred Stock warrants, which will automatically be exercised upon the consummation of the offering; (iii) the issuance of an aggregate of 173,974 shares of common stock issuable upon the conversion of all outstanding Bridge Notes and all accrued interest thereon upon the consummation of this offering (at the initial public offering price of $13.00 per share, which is the mid-point of the range set forth on the cover page of this prospectus), (iv) the issuance of an aggregate of 428,404 shares of common stock upon the conversion of the Sucampo Note upon the consummation of this offering (at the initial public offering price of $13.00 per share, which is the mid-point of the range set forth on the cover of this prospectus less a 10% discount as per the conversion terms of the Sucampo Note); (v) 124,787 shares of common stock issuable upon the exercise of a common stock warrant; (vi) 803,885 shares of common stock issuable upon the exercise of outstanding options to purchase common stock; (viii) 52,038 shares of common stock issuable upon exercise of the Bridge Warrants and (ix) the shares that will be issued in this Offering.

The following descriptions of our capital stock and provisions of our certificate of incorporation, as amended, and bylaws are summaries and are qualified by reference to the certificate of incorporation and the bylaws that will be in effect upon completion of this offering, and applicable law. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

Common Stock

Forward Stock Split

On September 28, 2012, we effected a 11.750873 for-1 forward stock split of our common stock and each issued and outstanding share of common stock was automatically split, subdivided and reclassified as and into 11.750873 shares of common stock, each issued and outstanding share of Series A-1 Preferred stock was automatically split, subdivided and reclassified as and into 11.750873 shares of Series A-1 Preferred stock and the number of shares of common stock and preferred stock issuable upon the exercise of each outstanding warrant was also proportionately adjusted.

Reverse Stock Split

On February 1, 2016, we effected a one-for-five reverse stock split. Upon the effectiveness of the reverse stock split, every five shares of outstanding common stock decreased to one share of common stock and every five shares of outstanding preferred stock decreased to one share of preferred stock. Similarly, the number of shares of common stock into which each outstanding option and warrant to purchase common stock is exercisable decreased on a one-for-five basis and the exercise price of each outstanding option and warrant to purchase common stock increased proportionately and the number of shares of preferred stock into which each outstanding option and warrant to purchase preferred stock is exercisable decreased on a one-for-five basis and the exercise price of each outstanding option and warrant to purchase preferred stock increased proportionately.

Unless otherwise indicated, all references to share numbers in this prospectus reflect the effects of this reverse stock split.

The holders of our common stock are entitled to the following rights:

Voting Rights.  Holders of our common stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of our common stock are not entitled to cumulative voting rights. Except where a greater requirement is provided by statute, by our certificate of incorporation, or by our bylaws, the presence, in person or by proxy duly authorized, of one or more holders of a majority of the outstanding shares of our common stock constitutes a quorum for the transaction of business. The vote by the holders of a majority of outstanding shares (including shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock on an as converted to common stock basis) is required to effect certain fundamental corporate changes such as liquidation, merger, or the amendment of our certificate of incorporation.

Dividend Rights.  Subject to the terms of any outstanding series of preferred stock, the holders of our common stock are entitled to dividends in the amounts and at times as may be declared by the board of directors out of funds legally available therefor. We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Liquidation Rights.  Upon liquidation or dissolution, holders of our common stock are entitled to share ratably in all net assets available for distribution to stockholders after we have paid, or provided for payment of, all of our debts and liabilities, and after payment of any liquidation preferences to holders of our preferred stock.

Other Matters.  Holders of our common stock have no redemption, conversion or preemptive rights. There are no sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are junior to the rights of the Series A-1 Preferred Stock and subject to any rights and preferences of the holders of shares of any other series of preferred stock that we may issue in the future. All outstanding shares of common stock are, and the shares of common stock sold in this offering, will when issued be fully paid and non-assessable.

Preferred Stock

As of January 26, 2016, there were 1,113,743 shares of Series A-1 Preferred Stock outstanding and convertible into 1,113,743 shares of common stock, and 1,050,500 shares of Series A-2 Preferred Stock outstanding and convertible into 1,050,500 shares of common stock. In connection with the closing of this offering, these shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock will convert into an aggregate of 2,164,243 shares of common stock.

Our board of directors has the authority, without further action by the stockholders, to issue from time to time the shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock that remain unissued, each of which series has rights, preferences, privileges and restrictions which are greater than or senior to the rights of the common stock, as well as other shares of preferred stock that remain unissued in one or more other classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, including dividend rights, conversion right, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders.

Although we have no present plans to issue any other shares of preferred stock, the issuance of shares of preferred stock or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change of control of us or an unsolicited acquisition proposal.

Dividends.  Holders of the Series A-1 Preferred Stock and Series A-2 Preferred Stock are entitled to receive a non-cumulative cash dividend payable, when and if declared by the board of directors out of funds legally available therefore and in preference to any dividend payable on the common stock or any class or series of security that is convertible into common stock.

Liquidation.  Upon our liquidation, dissolution or winding down (either voluntary or involuntary), holders of Series A-1 Preferred Stock and Series A-2 Preferred Stock are entitled to receive out of our assets available for distribution to its stockholders before any distribution or payment may be made to the holders of common stock, an amount equal to an amount per share equal to the applicable original issue price (subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to their preferred stock). If upon any such liquidation, dissolution or winding down, our assets are insufficient to make full payment of the liquidation preference due to the holders of Series A-1 Preferred Stock and Series A-2 Preferred Stock, then such assets will be distributed among the holders of Series A-1 Preferred Stock and Series A-2 Preferred Stock at the time outstanding, ratably in proportion to the full preferential amounts to which they would otherwise respectively be entitled. The merger of us with or into another entity, or the sale of all or substantially all of our assets, or any transaction or series of transactions to which we transfer in excess of 50% of our voting power other than for bona fide equity financing purposes in which cash is received or indebtedness cancelled, is treated as a liquidation.

Conversion and Anti-Dilution Protections.  Each share of Series A-1 Preferred Stock and Series A-2 Preferred Stock is convertible, at the option of the holder thereof, at any time, into shares of common stock, subject to proportional anti-dilution adjustment in the event of stock splits, or upon the occurrence of certain events as more fully described in our certificate of incorporation, as amended. The number of shares of our common stock to which holders of Series A-1 Preferred Stock and Series A-2 Preferred Stock are entitled upon conversion shall be the product obtained by multiplying the applicable Series A Conversion Rate then in effect by the number of shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock, as applicable, being converted. In the event there is any dilutive issuance of our capital stock, the conversion rate for the Series A-1 Preferred and the Series A-2 Preferred Stock will also be reduced to a price determined by multiplying the conversion price in effect prior to such issuance by a fraction: (i) the numerator of which shall be (A) the number of shares of our common stock deemed outstanding immediately prior to such issue, plus (b) the number of shares of our common stock that the aggregate consideration received by us for the total number of additional shares of common stock so issued would purchase at the applicable Series A Conversion Price, and (ii) the denominator of which shall be the number of our shares of common stock deemed outstanding immediately prior to such issue or sale plus the total number of additional shares of our common stock to be issued. In the event of our liquidation, dissolution or winding upon a liquidation event, the conversion right will terminate at the close of business on the last full day preceding the date fixed for payment of any distributable amounts.

Each share of Series A-1 Preferred Stock and Series A-2 Preferred Stock will be automatically converted into shares of our common stock based on the then applicable conversion price upon the earlier of: (i) the closing of a firmly underwritten public offering with a nationally recognized full service investment bank wherein the per share price is at least $19.50 per share of our common stock pursuant to the terms of the Series A-1 Preferred and $20.00 per share of our common stock pursuant to the terms of the Series A-2 Preferred Stock, and the gross cash proceeds (before underwriting fees, commissions or discounts) is at least $20 million; or (ii) the consent of the holders of at least a majority of the voting interests of the Series A-1 Preferred Stock and Series A-2 Preferred Stock. Holders of at least a majority of the voting interest of the Series A-1 Preferred Stock and Series A-2 Preferred Stock have consented to the automatic conversion of the Series A-1 Preferred Stock and Series A-2 Preferred Stock into shares of common stock upon the consummation of this offering regardless of the per share offering price or the amount of the gross proceeds raised in this offering.

Voting Rights.  The holders of the Series A-1 Preferred Stock and Series A-2 Preferred Stock have the right to one vote for each share of common stock issuable upon the conversion of such shares, vote with the holders of the common stock as a single class, and are entitled to notice of any stockholders’ meetings in accordance with our bylaws. A majority vote of the Series A-1 Preferred Stock and Series A-2 Preferred Stock, voting as a single class, will be required for: (i) any amendment or repeal of any provision of our certificate of incorporation; (ii) to increase the number of shares of authorized preferred stock or to otherwise alter or change the terms, designations, powers, preferences, rights or restrictions of the preferred stock whether set forth in our certificate of incorporation or otherwise; (iii) to authorize or create any new class of securities having preferences or priorities as to dividends, voting or liquidation superior to or on a parity basis with the Series A-1 Preferred Stock and Series A-2 Preferred; (iv) to declare or pay any dividend to any class or series of stock other than the Series A-1 Preferred Stock and Series A-2 Preferred Stock; (v) to purchase, redeem or acquire (or set aside funds for such purpose) shares of our common stock, with the exception of certain repurchase transactions with directors, officers or employees upon the occurrence of certain events, including termination of employment, where we have the right of first refusal or contractual rights authorizing such a purchase; (vi) for any transaction or series of transactions which effects a conveyance in which more than 50% of the voting power of the Company is disposed, all or substantially all of our assets are sold, or we acquire or merge with another entity (other than a wholly owned subsidiary); (vii) to liquidate, dissolve or wind-up our business and affairs; or (viii) enter into a transaction with an affiliate of ours (defined as “any person or entity which directly, or indirectly, controls, is controlled by, or is under common control of us, including, without limitation, any officer or director”).

Right of First Refusal.  If, from time to time in the future, we propose to issue and sell new securities including common stock or preferred stock, the holders of the Series A-1 Preferred Stock and Series A-2 Preferred Stock have a right of first refusal to purchase a pro rata share of the new securities on an as converted basis. The holders of the Series A-1 Preferred Stock and Series A-2 Preferred Stock also have a right of over-allotment such that if another holder of Series A-1 Preferred Stock and Series A-2 Preferred Stock fails to exercise its right to purchase its pro rata share of the new securities, the other holders of the Series A-1 Preferred Stock and Series A-2 Preferred Stock may purchase the non-purchasing holder’s portion on a pro rata basis. These rights of first refusal expire upon, and are not applicable to, this offering; provided, the aggregate net proceeds (before deductions of underwriters’ commissions and expenses) equals or exceeds $20 million. The right of first refusal has been waived with respect to this offering.

Registration Rights.  Set forth below is a summary of the registration rights of Series A-1 Preferred Stock and Series A-2 Preferred Stock:

Piggyback Registration Rights.  The holders of the Series A-1 Preferred Stock and Series A-2 Preferred Stock have the right to request that shares of our common stock issuable upon conversion of said preferred stock be included in any registration initiated by us of our common stock other than a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any registration form that does not permit secondary sales. In any such registration, the underwriters may, for marketing reasons, exclude all or part of the shares requested to be registered on behalf of all stockholders having the right to request inclusion in such registration. Notwithstanding the foregoing, we have the right to terminate any such registration prior to the effectiveness of the registration statement. The piggyback registration rights have been waived with respect to this offering.

Transferability.  The registration rights of the holders of Series A-1 Preferred Stock and Series A-2 Preferred Stock are transferable only to the affiliated partnerships or funds managed by the holder, to a family member, or an assignee of not less 5,000 shares, all provided that such transfers are in accordance with our rights of first refusal, co-sale agreements and applicable securities laws.

Termination.  The registration rights of the Series A-1 Preferred Stock and Series A-2 Preferred Stock will terminate on the date after the closing of this initial public offering that the holder’s total holdings are reduced to less than 1% of our outstanding shares, or five years after the closing of this initial public offering, whichever comes first.

Warrants

Preferred Stock Investor Warrants

As of January 26, 2016, we had issued warrants to purchase an aggregate of 317,164 shares of Series A-1 Preferred Stock. Of these warrants, 134,235 expire in August 2019 and 183,128 expire in March 2021. Pursuant to their terms, these warrants are exercisable at any time at the option of the warrant holder. The exercise price per share of these warrants is $4.8422 per share. The warrants may also be exercised pursuant to a cashless exercise feature. In addition, if a holder of these warrants does not exercise a warrant prior to the expiration of the warrant and an Optional Conversion (as defined in the warrant) has occurred, then the warrants will automatically (without any act on the part of the holder) be exercised pursuant to a cashless exercise immediately prior to the expiration of the warrant to the extent such net issue exercise would result in the issuance of shares. Since the issuance of the Series A-1 Preferred Stock for our outstanding notes was deemed to be an Optional Conversion, these warrants will automatically convert into 199,154 shares of our common stock immediately prior to the closing of this offering to the extent the fair market value per share of common stock in this offering exceeds the exercise price of the warrant.

The University of Arizona Warrants

While a limited liability company, we also issued a warrant in connection with our license agreement for certain intellectual property assets with the University of Arizona. As consideration for entering into this agreement, we granted the University of Arizona a fully vested warrant (the “University Warrant”) to acquire 3,525,262 Class A Units for $0.0085 per share. The University Warrant has subsequently converted into a fully vested warrant to purchase 124,787 shares of our common stock with an exercise price of $0.2404 per share. The warrants may also be exercised pursuant to a cashless exercise feature. The University Warrant contains customary anti-dilution provisions that are triggered upon certain corporate events, including stock dividends and stock splits. In addition, upon a reorganization, reclassification, consolidation, merger or asset sale of our company, at the election of the University of Arizona, we shall be required to pay the University of Arizona, in lieu of the University of Arizona exercising the University Warrant, in cash or cash equivalents, the aggregate value of the University Warrant as if it had been exercised immediately prior to the consummation of such transaction.

Pursuant to an amendment entered into on January 8, 2016, the University Warrant expires in May 2019; however, at any time beginning on the date that is 60 days prior to the expiration of the University Warrant, the University of Arizona may require us to repurchase the warrant for cash equal to the then fair market value of the shares of common stock underlying the University Warrant (less the exercise price) at the date of the repurchase. In addition, if the University of Arizona does not exercise the University Warrant prior to the expiration of the warrant and the fair market value of the shares of common stock underlying the warrant is greater than the exercise price, then the warrants will automatically (without any act on the part of University) be repurchased by us at a price equal to the fair market value of the shares of common stock underlying the University Warrant (less the exercise price).

Bridge Financing

Between January 11, 2016 and January 15, 2016, we entered into a note and warrant purchase agreement with 22 existing stockholders and their affiliates and raised aggregate gross proceeds of $2.255 million through the issuance of Bridge Notes and Bridge Warrants as described below.

Bridge Notes

The Bridge Notes bear interest at a rate of 8% per annum and mature on the earlier of (i) January 31, 2018 (subject to extension at our discretion for an additional two years at an annual interest rate of 10%); and (ii) the occurrence of an event of default. The principal amount outstanding under the Bridge Notes and all accrued and unpaid interest automatically convert into shares of our common stock at a conversion price equal to the per share price of our common stock in this offering. The Bridge Notes also contain provision for automatic conversion upon a change of control and an optional conversion in the discretion of the holder if we have not completed an initial public offering or a change of control has not occurred prior to January 31, 2018 at a conversion price of $6.00 per share. The Bridge Notes contain adjustments in the case of stock splits, stock dividends, reorganizations and other similar transactions.

Bridge Warrants

Each investor in the Bridge Financing was also issued a Bridge Warrant that is exercisable for such number of shares of common stock as equals the quotient obtained by dividing 30% of the principal amount of the note by the per share price of our common stock issued in this offering or $6.00 per share if this offering is not consummated (the “Issue Price”). The exercise price is equal to the Issue Price and the exercise period for the warrants is a five-year period commencing on the consummation of this offering or the maturity date of the note. The warrants contain adjustments in the case of stock splits, stock dividends, reorganizations and other similar transactions.

Sucampo Note

On January 9, 2016, we entered into a strategic alliance for the development and commercialization of CPP-1X/sul with Sucampo. Pursuant to the terms of the Securities Purchase Agreement, Sucampo purchased from us the Sucampo Note in the aggregate principal amount of $5 million. The Sucampo Note bears interest at the rate of 5% per annum, matures on January 31, 2019 unless earlier converted or prepaid (subject to extension under certain circumstances). The Sucampo Note is automatically convertible into our securities in the event we consummate a Qualified Financing. If a Qualified Financing occurs before completion of the futility analysis of our ongoing Phase 3 clinical trial for CPP-1X/sul for the treatment of FAP, the Sucampo Note will automatically convert into the same securities issued in the Qualified Financing at a price equal to a 10% discount to the lowest issuance price of the securities in the Qualified Financing. If a Qualified Financing occurs after completion of the futility analysis of our ongoing Phase 3 clinical trial for CPP-1X/sul for the treatment of FAP, the Sucampo Note will automatically convert into the same securities issued in the Qualified Financing at a 20% discount to the lowest issuance price of the securities in the Qualified Financing. If a Qualified Financing or a Sale does not occur before the maturity date of the Sucampo Note, at the election of Sucampo, the unpaid principal balance of the Sucampo Note and any accrued and unpaid interest then payable is convertible into our common stock at a price equal to the then most recent §409A per share tax valuation conducted by a third-party appraisal firm. In addition, in the event of a Sale prior to the maturity date of the Sucampo Note or the consummation of a Qualified Financing, the Sucampo Note may, at Sucampo’s election, be converted into shares of our common stock or preferred stock, whichever is issued in our most recent financing, at a conversion rate equal to the lowest price per share of our most recent financing.

Notwithstanding the foregoing, Sucampo will not be required to acquire shares of our capital stock such that Sucampo’s ownership interest in us would exceed 19.9% of our outstanding capital stock (or, to the extent permissible under U.S. GAAP for determining whether we are an associate company or subsidiary of Sucampo, our issued capital stock on a fully-diluted basis after taking into account the conversion of all convertible securities).

In addition, any principal or interest owed under the Sucampo Note that does not convert to common stock upon a Qualified Financing due to the 19.9% limitation will remain outstanding under the Sucampo Note; however, the interest rate of this Sucampo Note will be reduced to 3%, the maturity date will be extended to January 31, 2020, the covenants will be removed and the events of default will be limited to failure to pay principal and interest and certain instances of bankruptcy or insolvency.

Options

As of January 26, 2016, we had outstanding options to purchase an aggregate of 803,885 shares of our common stock with exercise prices ranging from $0.26 to $4.00 per share, with an approximate weighted average exercise price of $1.46 per share.

Registration Rights

As described above, the holders of our Series A-1 Preferred Stock, and Series A-2 Preferred Stock are entitled to rights with respect to the registration of their shares under the Securities Act, which rights have been waived with respect to this offering.

Anti-Takeover Effects of Delaware law and Our Certificate of Incorporation and Bylaws

The provisions of Delaware law, our certificate of incorporation and our bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Certificate of Incorporation and Bylaws

Our certificate of incorporation, as amended, and bylaws provide that:

•	the authorized number of directors can be changed by resolution of our Board of Directors or by stockholders holding a majority of the shares entitled to vote thereon;
•	our bylaws may be amended or repealed by our Board of Directors or our stockholders;
•	our board of directors will be authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the Board of Directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our board of directors does not approve; and
•	our stockholders do not have cumulative voting rights, and therefore our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors.

Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Delaware General Corporation Law and subject to any limitations set forth in our certificate of incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Limitations of Director Liability and Indemnification of Directors, Officers and Employees

Our certificate of incorporation, as amended, limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•	breach of their duty of loyalty to us or our stockholders;
•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•	transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law, and may indemnify employees and other agents. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding.

We have obtained a policy of directors’ and officers’ liability insurance.

We have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for any and all expenses (including reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such directors or officers or on his or her behalf in connection with any action or proceeding arising out of their services as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request provided that such person follows the procedures for determining entitlement to indemnification and advancement of expenses set forth in the indemnification agreement. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our certificate of incorporation, as amended, and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Transfer Agent

The transfer agent and registrar for our common stock is      . Its address is      and its telephone number is                .

Listing

Our common stock has been approved for listing on the NYSE MKT under the symbol “CPP,” subject to meeting all of the requirements of the NYSE MKT listing standards on the date of this offering and official notice of issuance.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price for our common stock as well as our ability to raise equity capital in the future.

Based on the number of shares of common stock outstanding as of January 26, 2016, upon the closing of this offering, 7,422,188 shares of common stock will be outstanding, assuming no exercise of the underwriters’ option to purchase additional shares. All of the shares sold in this offering will be freely tradable unless held by an affiliate of ours. Except as set forth below, the remaining 5,499,111 shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements. These remaining shares will generally become eligible for sale under Rule 144 or Rule 701 upon expiration of lock-up agreements at least 180 days after the date of this offering.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, any person who is not an affiliate of ours and has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, provided current public information about us is available. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available. Beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted shares within any three-month period that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately 742.219 shares immediately after this offering; or
•	the average weekly trading volume of our common stock on the NYSE MKT during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales of restricted shares under Rule 144 held by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted shares have entered into lock-up agreements as described below and their restricted shares will become eligible for sale at the expiration of the restrictions set forth in those agreements.

Rule 701

Under Rule 701, shares of our common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our stock plans may be resold by:

•	persons other than affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner-of-sale provisions of Rule 144; and
•	our affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject to the manner-of-sale and volume limitations, current public information and filing requirements of Rule 144, in each case, without compliance with the six-month holding period requirement of Rule 144.

As of January 26, 2016, options to purchase a total of 803,885 shares of common stock were outstanding, of which 562,905 were vested. Of the total number of shares of our common stock issuable under these options, substantially all are subject to contractual lock-up agreements with us or the underwriters described below under “Underwriting” and will become eligible for sale at the expiration of those agreements unless held by an affiliate of ours.

Lock-Up Agreements

We, along with our directors, executive officers and substantially all of our other stockholders and optionholders, have agreed that for a period of 180 days after the date of this prospectus, subject to specified exceptions, we or they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock. Upon expiration of the “lock-up” period, certain of our stockholders will have the right to require us to register their shares under the Securities Act. See “Registration Rights” below.

Registration Rights

Upon the closing of this offering, the holders of 2,164,243 shares of our common stock and the holders of the representatives’ warrants will be entitled to rights with respect to the registration of their shares under the Securities Act in future offerings, subject to the lock-up arrangement described above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of the registration statement of which this prospectus is a part. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See “Description of Our Capital Stock — Registration Rights.”

Equity Incentive Plans

We intend to file with the SEC a registration statement on Form S-8 under the Securities Act covering the shares of common stock reserved for issuance under the 2010 Equity Incentive Plan and the 2016 Equity Incentive Plan. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under the registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations and the lock-up agreements described above, if applicable.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income tax law that may be relevant to Non-U.S. Holders in light of their particular circumstances, does not consider the potential application of the alternative minimum or Medicare contribution tax, does not deal with foreign, state, local, estate or gift tax consequences. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code, such as financial institutions, insurance companies, tax-exempt organizations, foreign governments, international organizations, broker-dealers and traders in securities, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or integrated investment or other risk reduction strategy, partnerships and other pass-through entities, and investors in such pass-through entities or an entity that is treated as a disregarded entity for U.S. federal income tax purposes (regardless of its place of organization or formation). Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income tax consequences of acquiring, owning and disposing of our common stock in light of their particular situations as well as any consequences arising under other U.S. federal tax laws or the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of common stock that has not been excluded from this discussion and is not a U.S. Holder. A “U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions

Subject to the discussion below, distributions, if any, made on our common stock to a Non-U.S. Holder of our common stock to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN, W-8BEN-E or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. In the case of a Non-U.S. Holder that is an entity, Treasury regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular graduated rates, unless a specific treaty exemption applies. A Non-U.S. Holder that is a corporation for U.S. federal income tax purposes that receives effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will constitute a non-taxable return of capital and will first reduce your adjusted basis in our common stock, but not below zero, and then will be treated as gain and taxed in the same manner as gain realized from a sale or other disposition of common stock as described in the next section.

Gain on Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (a) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period. In general, we would be a United States real property holding corporation if interests in U.S. real estate comprised (by fair market value) at least half of our total worldwide interests in real property plus our business assets. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. Even if we are treated as a United States real property holding corporation, such treatment will not cause gain realized by a Non-U.S. Holder on a disposition of our common stock to be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than 5% of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will qualify or continue to qualify as regularly traded on an established securities market.

If you are a Non-U.S. Holder described in (a) above, you will be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, unless a specific treaty exemption applies, and corporate Non-U.S. Holders described in (a) above may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual Non-U.S. Holder described in (b) above, you will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses (even though you are not considered a resident of the United States).

Information Reporting Requirements and Backup Withholding

Generally, we or certain financial middlemen must report information to the IRS with respect to any dividends we pay on our common stock including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed appropriate IRS Form W-8 or otherwise establishes an exemption. The current backup withholding rate is 28%.

Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds from a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or foreign, except that information reporting and such requirements may be avoided if the holder provides a properly executed appropriate IRS Form W-8 or otherwise meets documentary evidence requirements for establishing Non-U.S. Holder status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is considered effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

If backup withholding is applied to you, you should consult with your own tax advisor to determine if you are able to obtain a credit with respect to such backup withholding.

Foreign Accounts

A U.S. federal withholding tax of 30% may apply to dividends paid, and the gross proceeds from a disposition of our common stock paid after December 31, 2016, to a foreign financial institution (as specifically defined for this purpose), including when the foreign financial institution holds our common stock on behalf of a non-U.S. Holder, unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). This U.S. federal withholding tax of 30% will also apply to dividends paid, and the gross proceeds from a disposition of our common stock paid after December 31, 2016, to a non-financial foreign entity (as specifically defined for this purpose) unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Holders are encouraged to consult with their own tax advisors regarding the possible implications of this withholding tax on their investment in our common stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS.

UNDERWRITING

Aegis Capital Corp. and Maxim Group LLC are acting as the joint book-running managers of the offering and as representatives of the underwriters, or the Representatives. We have entered into an underwriting agreement, dated             , 2016, with the Representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally and not jointly agreed to purchase from us, at the public offering price per share less the underwriting discounts set forth on the cover page of this prospectus and as set forth below, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
Aegis Capital Corp.
Maxim Group LLC
Total

The underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of 288,461 additional shares (15% of the shares sold in this offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price per share that appears on the cover page of this prospectus, less the 7% underwriting discount. If this option is exercised in full, the total price to the public will be $         and the total net proceeds, before expenses, to us will be $         .

Discount.  The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Total Without Over-allotment Option	Total With Over-allotment Option
Public offering price	$	$	$
Underwriting discount (7%)(1)
Underwriting discount (3.5%)(1)
Non-accountable expense allowance (1%)(2)
Proceeds, before expenses, to us	$	$	$

(1)	We and the underwriters have agreed to a commission of 3.5% on shares of common stock issued and sold to Sucampo.
(2)	The expense allowance of 1% is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option.

The underwriters propose to offer the shares to the public at the public offering price per share set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $     per share. If all of the shares offered by us are not sold at the public offering price per share, the underwriters may change the offering price per share and other selling terms by means of a supplement to this prospectus.

We have paid an expense deposit of $25,000 to the Representatives, which will be applied against the accountable expenses that will be paid by us to the Representatives in connection with this offering. The $25,000 expense deposit will be returned to us to the extent not actually incurred. The underwriting agreement also provides that in the event the offering is terminated, the $25,000 expense deposit paid to the Representatives will be returned to us to the extent that offering expenses are not actually incurred by the Representatives.

We have also agreed to pay the Representatives’ out-of-pocket accountable expenses relating to the offering up to a maximum of $140,000, including (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $5,000 per individual and $30,000 in the aggregate; (b) all filing fees incurred in clearing this offering with FINRA; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriters; (d) the fees and expenses of the underwriters’ legal counsel not to exceed $75,000; (e) $29,500 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; (f) up to $20,000 of the Representatives’ actual accountable road show expenses for the offering; and (g) the costs associated with advertising the closing of the offering, bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones in the aggregate amount of up to $5,000.

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $900,000.

Discretionary Accounts.  The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements.  Pursuant to certain “lock-up” agreements, we, our executive officers and directors, and substantially all holders of our outstanding shares of common stock on a fully diluted basis (including shares underlying options, warrants and convertible securities) have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any common stock or securities convertible into or exchangeable or exercisable for any common stock, whether currently owned or subsequently acquired, without the prior written consent of the Representatives, for a period of 180 days from the date of effectiveness of the offering.

Representatives’ Warrants.  We have agreed to issue to the Representatives warrants to purchase up to a total of 76,923 shares of common stock (4% of the shares of common stock sold in this offering, but excluding the over-allotment option). The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(i). The warrants are exercisable at a per share price equal to $     per share, or 137.5% of the public offering price per share in the offering. The warrants have been deemed compensation by FINRA and are therefore subject to a 180 day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Representatives (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of effectiveness. In addition, the warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(iv). The Representatives will be entitled to no more than one demand registration right at our expense in connection with receiving warrants in this offering. The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Right of First Refusal.  Subject to the closing of this offering and until twelve (12) months from the date of effectiveness of the registration statement of which this prospectus forms a part, Aegis Capital Corp. (“Aegis”) shall have a right of first refusal to act as lead investment banker, lead book-runner and/or lead placement agent, at Aegis’ sole discretion, for all of our future public and private equity and debt offerings, on terms customary to Aegis. Aegis, in conjunction with us, shall have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation provided, however that Maxim Group LLC shall have a right of first refusal to act as joint book-runner and/or co-lead placement agent with Aegis for all future public and private equity and debt offerings during such term.

Exchange Listing.  Our common stock has been approved for listing on the NYSE MKT under the symbol “CPP,” subject to meeting all of the requirements of the NYSE MKT listing standards on the date of this offering and official notice of issuance.

Electronic Offer, Sale and Distribution of Shares.  A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The Representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Determination of the Initial Public Offering Price.  Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined through negotiations between us and the Representatives of the underwriters. In addition to prevailing market conditions, the factors considered in determining the initial public offering price included the following:

•	the information included in this prospectus and otherwise available to the Representatives;
•	the valuation multiples of publicly traded companies that the Representatives believe to be comparable to us;
•	our financial information;
•	our prospects and the history and the prospectus of the industry in which we compete;
•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;
•	the present state of our development; and
•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for our common stock may not develop. It is also possible that, after the offering, the shares will not trade in the public market at or above the initial public offering price.

Stabilization.  In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.
•	Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.
•	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares or common stock or preventing or retarding a decline in the market price of our shares or common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the NYSE MKT, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive market making.  In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the NYSE MKT in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships.  Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees. However, except as disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer for the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a) to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than € 43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than € 50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c) to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority, or the ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societa e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•	to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and
•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder).

Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates.

This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA.

This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Gracin & Marlow, LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Zysman, Aharoni, Gayer and Sullivan & Worcester LLP, New York, New York.

EXPERTS

The consolidated financial statements of Cancer Prevention Pharmaceuticals, Inc. as of December 31, 2015 and 2014 and for each of the two years in the period ended December 31, 2015 included in this prospectus and in the Registration Statement have been so included in reliance on the report of Mayer Hoffman McCann P.C., an independent registered public accounting firm appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing us at 1760 E. River Road, Suite 250, Tucson, Arizona 85718 or telephoning us at (520) 908-7774.

Upon the closing of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and web site of the SEC referred to above. We also maintain a website at www.canprevent.com, at which, following the closing of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is incorporated by reference in, and is not part of, this prospectus.

Cancer Prevention Pharmaceuticals, Inc.

  Consolidated Financial Statements
Years Ended December 31, 2015 and 2014

Contents

Cancer Prevention Pharmaceuticals, Inc.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Cancer Prevention Pharmaceuticals, Inc.

We have audited the accompanying consolidated balance sheets of Cancer Prevention Pharmaceuticals, Inc. and Subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in convertible preferred stock and stockholders’ deficit, and cash flows for each of the two years ended December 31, 2015 and 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cancer Prevention Pharmaceuticals, Inc. and Subsidiaries as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the two years ended December 31, 2015 and 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
February 2, 2016

Cancer Prevention Pharmaceuticals, Inc.

Consolidated Balance Sheets

	December 31
	2015	2014
Assets
Current assets:
Cash	$1,481,071	$4,664,857
Deferred financing costs	268,449	—
Prepaid expenses and other current assets	91,067	180,089
Total current assets	1,840,587	4,844,946
Property and equipment, net	9,275	15,364
Total assets	$1,849,862	$4,860,310
Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$1,311,190	$679,222
Accrued compensation and benefits	44,645	169,444
Accrued clinical costs	1,231,880	588,623
Accrued expenses	162,444	84,496
Deferred grant revenue – current portion	—	229,875
Deferred collaboration revenue – current portion	484,728	484,728
Warrant liability	2,556,121	848,520
Other liabilities	136,411	136,411
Total current liabilities	5,927,419	3,221,319
Deferred collaboration revenue, net of current portion	6,545,817	7,030,544
	12,473,236	10,251,863
Commitments and contingencies (Note 11)
Convertible preferred stock:
Series A-1, $0.001 par value: Authorized shares – 7,300,000; issued and outstanding shares – 1,113,743 at December 31, 2015 and 2014; liquidation value of $5,392,957	5,406,791	5,406,791
Series A-2, $0.001 par value: Authorized shares – 6,000,000; issued and outstanding shares – 1,050,500 at December 31, 2015 and 2014, liquidation value of $5,252,500	5,151,657	5,151,657
Total convertible preferred stock	10,558,448	10,558,448
Stockholders’ deficit:
Common stock, $0.001 par value: Authorized shares – 35,000,000; Issued shares – 2,533,336 at December 31, 2015 and 2014; outstanding shares – 2,517,495 at December 31, 2015, and 2,507,499 at December 31, 2014	2,517	2,507
Additional paid-in capital	1,457,476	1,008,093
Accumulated deficit	(22,641,815)	(16,960,601)
Total stockholders’ deficit	(21,181,822)	(15,950,001)
Total liabilities, convertible preferred stock and stockholders’ deficit	$1,849,862	$4,860,310

See accompanying notes.

Cancer Prevention Pharmaceuticals, Inc.

Consolidated Statements of Operations

	Year Ended December 31
	2015	2014
Revenues
Collaboration revenue	$3,484,728	$484,728
Grant revenue	229,875	—
Total revenue	3,714,603	484,728
Operating expenses
Research and development	5,516,975	4,206,366
General and administrative	2,120,156	2,074,089
Loss from operations	(3,922,528)	(5,795,727)
Other income (expense):
Interest income	3,046	6,176
Other expense	(53,459)	(28,149)
Change in fair value of warrant liability	(1,707,601)	(194,518)
Total other income (expense)	(1,758,014)	(216,491)
Loss before income taxes	(5,680,542)	(6,012,218)
Income tax expense (benefit)	672	(10,625)
Net loss	$(5,681,214)	$(6,001,593)
Net loss per share attributable to common stockholders, basic and diluted	$(2.26)	$(2.44)
Weighted average common shares used to compute net loss per share attributable to common stockholders, basic and diluted	2,512,937	2,459,322

See accompanying notes.

Cancer Prevention Pharmaceuticals, Inc.

Consolidated Statements of Changes in Convertible
Preferred Stock and Stockholders’ Deficit

	Convertible Preferred Stock				Stockholders’ Deficit
	Series A-1		Series A-2		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2013	1,113,743	$5,406,791	1,050,500	$5,151,657	2,389,619	$2,390	$872,606	$(10,959,008)	$(10,084,012)
Exercise of stock options	—	—	—	—	400	0	520	—	520
Stock-based compensation related to restricted stock	—	—	—	—	117,480	117	42,868	—	42,985
Stock-based compensation related to stock options	—	—	—	—	—	—	92,099	—	92,099
Net loss	—	—	—	—	—	—	—	(6,001,593)	(6,001,593)
Balance at December 31, 2014	1,113,743	5,406,791	1,050,500	5,151,657	2,507,499	2,507	1,008,093	(16,960,601)	(15,950,001)
Stock-based compensation related to restricted stock	—	—	—	—	9,996	10	47,634	—	47,644
Stock-based compensation related to stock options	—	—	—	—	—	—	401,749	—	401,749
Net loss	—	—	—	—	—	—	—	(5,681,214)	(5,681,214)
Balance at December 31, 2015	1,113,743	$5,406,791	1,050,500	$5,151,657	2,517,495	$2,517	$1,457,476	$(22,641,815)	$(21,181,822)

See accompanying notes.

Cancer Prevention Pharmaceuticals, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31
	2015	2014
Operating activities
Net loss	$(5,681,214)	$(6,001,593)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	6,089	3,180
Change in warrant liability	1,707,601	194,518
Stock-based compensation	449,393	135,084
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	89,022	(14,965)
Accounts payable and accrued expenses	1,228,375	1,021,352
Deferred grant revenue	(229,875)	—
Deferred collaboration revenue	(484,728)	7,515,272
Net cash (used in) provided by operating activities	(2,915,337)	2,852,848
Investing activities
Purchases of property and equipment	—	(18,544)
Net cash used in investing activities	—	(18,544)
Financing activities
Proceeds from exercise of stock options	—	520
Financing costs	(268,449)	—
Net cash (used in) provided by financing activities	(268,449)	520
Net (decrease) increase in cash	(3,183,786)	2,834,824
Cash, beginning of period	4,664,857	1,830,033
Cash, end of period	$1,481,071	$4,664,857
Cash paid for income taxes	$50	$50

See accompanying notes.

Cancer Prevention Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

1. Nature of Business

Cancer Prevention Pharmaceuticals, Inc. (the Company), a pharmaceutical company primarily engaged in the research and development of treatment and prevention options for colon polyps, adenomas, previous cancer risk, general disease and other cancer risk factors, was originally incorporated under the laws of the state of Arizona on June 9, 2008, as Cancer Prevention Pharmaceuticals, LLC (the LLC). On December 22, 2009, Cancer Prevention Pharmaceuticals, Inc. was incorporated in the state of Delaware as a C Corporation, and on January 1, 2010, all assets and liabilities of the LLC were assigned to the Company. Upon formation of the Company, all of the outstanding LLC member units were converted into shares of common stock of the Company.

The Company has not yet generated significant revenue from its core operations. Since inception, the Company has devoted substantially all of its time and efforts to performing research and development, conducting clinical trials, raising capital, recruiting personnel, acquiring licenses and obtaining regulatory approval.

The Company’s activities are subject to significant risks and uncertainties including failure to obtain required regulatory approvals to market the products, once developed, in the US or foreign markets. There is a risk that the Company may not be able to acquire additional capital resources needed for the continuation and expansion of its business activities.

The consolidated financial statements of the Company are composed of the Company and its wholly-owned subsidiaries, Cancer Prevention Pharma Limited (CPP UK) and the LLC. The LLC was formed on June 9, 2008 and in December 2009 the holders of all of its units contributed all of their units in the LLC to the Company in exchange for shares of common stock of the Company and the LLC became a wholly-owned subsidiary of the Company. The LLC has been dormant since December 2009 and thus its operations had no impact on the financial statements of the Company. CPP UK was formed on November 17, 2009, to facilitate clinical trials in Europe and is incorporated in England and Wales. This entity is dormant and has yet to commence any operating activities and thus its operations had no impact on the financial statements of the Company.

2. Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

The Company currently operates in one business segment focusing on the development and commercialization of its lead compound CPP-1X, otherwise known as DFMO or eflornithine. The Company is not organized by market and is managed and operated as one business. A single management team reports to the chief operating decision maker, the Chief Executive Officer, who comprehensively manages the entire business. The Company does not currently operate any separate lines of business or separate business entities.

On January 29, 2016, the Company’s Board of Directors and stockholders approved an amendment to the Company’s amended and restated certificate of incorporation with respect to a 1-for-5 reverse stock split of the Company’s issued and outstanding common stock and preferred stock, which stock split become effective on February 1, 2016. All issued and outstanding share and per share amounts included in the accompanying financial statements have been adjusted to reflect this reverse stock split for all periods presented.

Liquidity

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company has not yet realized any significant revenues from its planned principal operations. The Company had net losses of $5,681,214 and $6,001,593 for the years ended December 31, 2015 and 2014 respectively, and had net cash used in operating activities of $2,915,337 for the

Cancer Prevention Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

2. Basis of Presentation - (continued)

year ended December 31, 2015 and net cash provided by operating activities of $2,852,848 for the year ended December 31, 2014. As of December 31, 2015, the Company had $1,481,071 in its cash accounts. In January of 2016, the Company received a total of $10,230,000 from a combination of bridge financing and a collaboration with Sucampo. The Company projects its existing cash resources to last through at least the next twelve months.

Since inception, the operations of the Company have been funded through the sale of common stock, preferred stock, convertible debt and funds secured from collaborators. Until the Company is able to generate significant cash from operations, it will continue to fund operations through equity and debt financings. Management cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that the Company raises additional funds by issuing equity securities, the Company’s stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact the Company’s ability to conduct business. If the Company is not able to raise additional capital when required or on acceptable terms, the Company may have to (i) significantly delay, scale back or discontinue the development and/or commercialization of one or more product candidates; (ii) seek collaborators for product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; or (iii) relinquish or otherwise dispose of rights to technologies, product candidates or products that the Company would otherwise seek to develop or commercialize.

3. Summary of Significant Accounting Policies

Use of Estimates

Preparation of the consolidated financial statements in accordance with GAAP requires the Company to make estimates and assumptions that impact the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period in the consolidated financial statements and accompanying notes. The Company’s significant estimates include revenue recognition, stock-based compensation expense, the value of the warrant liability, the resolution of uncertain tax positions, income tax valuation allowances, recovery of long-lived assets and accruals for research and development costs. Actual results could differ from those estimates.

Concentration of Credit Risk

As of December 31, 2015, the Company held all of its cash in demand deposit accounts at a single major financial institution. While the cash in these accounts exceeds federally insured limits management believes that no material credit or market risk exposure exists due to the high quality of the institution. The Company has not experienced any losses on such accounts.

Cash

Cash consists of cash on deposit with a major financial institution.

Accounts Receivable

Trade accounts receivable are recorded net of allowances for doubtful accounts. Estimates of allowances for doubtful accounts are determined based on historical payment patterns and individual customer circumstances. The accounts receivable and allowance for doubtful accounts were zero at December 31, 2015 and December 31, 2014.

Property and Equipment, net

Property and equipment are stated at historical cost and depreciated over their useful lives, which is three years, using the straight-line method.

Cancer Prevention Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

3. Summary of Significant Accounting Policies - (continued)

Deferred Financing Costs

As of December 31, 2015, deferred financing costs consisted of $268,449 associated with potential financing transactions. These deferred financing costs will be recorded as an offset to the proceeds received upon completion of the transaction. If a financing transaction is not completed, the corresponding financing costs will be expensed in the period in which the Company elects to abort the financing.

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. There were no impairments of long-lived assets during the years ended December 31, 2015 and 2014.

Accrued Research and Development Costs

The Company records accrued liabilities for estimated costs of research and development activities conducted by third-party service providers, which include the conduct of preclinical studies and clinical trials, and contract manufacturing activities. The Company records the estimated costs of research and development activities based upon the estimated amount of services provided but not yet invoiced, and includes these costs in accrued liabilities in the balance sheets and within research and development expense in the statements of operations. These estimated costs are a significant component of the Company’s research and development expenses. The Company accrues for these costs based on factors such as estimates of the work completed and in accordance with agreements established with its third-party service providers under the service agreements. The Company makes significant judgments and estimates in determining the accrued liabilities balance in each reporting period. As actual costs become known, the Company adjusts its accrued liabilities. The Company has not experienced any material differences between accrued costs and actual costs incurred. However, the status and timing of actual services performed, number of patients enrolled, and the rate of patient enrollments may vary from the Company’s estimates, resulting in adjustments to expense in future periods. Changes in these estimates that result in material changes to the Company’s accruals could materially affect the Company’s results of operations.

Income Taxes

The Company accounts for income taxes under the liability method. Under the liability method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities, using the enacted tax rates and laws expected to be in effect when the differences are expected to reverse. A valuation allowance is established against net deferred tax assets when it is more likely than not that the Company will not be able to use the net deferred tax assets in the future. As of December 31, 2015 and 2014, the Company has provided a full valuation allowance for all net deferred tax assets due to their realization being considered remote in the near term.

The Company accounts for uncertain tax positions taken or expected to be taken in a tax return using the more-likely-than-not threshold for consolidated financial statement recognition and measurement. The amount of unrecognized tax benefits (UTB) is adjusted as appropriate for changes in facts and circumstances, such as significant amendments to existing tax law, new regulations or interpretations by the taxing authorities, new information obtained during a tax examination, the expiration of the statute of limitations, or resolution of an examination. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense.

Cancer Prevention Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

3. Summary of Significant Accounting Policies - (continued)

Revenue Recognition

The Company generates revenue from collaboration agreements for the development and commercialization of its products. Collaboration agreements may include non-refundable upfront fees, partial or complete reimbursement of research and development costs, contingent consideration payments based on the achievement of defined collaboration objectives, and royalties on sales of commercialized products. The Company’s performance obligations under its collaborations include obligations to provide research and development services and supply related research and development materials. Amounts related to research and development funding are recognized as the related services or activities are performed, in accordance with the contract terms. Payments may be made to the Company based on the number of full-time equivalent researchers assigned to the collaboration project and the related research and development expenses incurred. Amounts from sales of research and development materials are recognized when: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the price to the buyer is fixed and determinable and (iv) collectability is reasonably assured.

The terms of the Company’s collaborative research, development and commercialization agreements often contain multiple elements, or deliverables, which may include (i) grants of licenses, or options to obtain licenses, to the Company’s intellectual property, (ii) research and development services, and/or (iii) drug product manufacturing.

To determine the units of accounting under a multiple-element arrangement, management evaluates certain separation criteria, including whether the deliverables have stand-alone value, based on the relevant facts and circumstances for each arrangement. Management then estimates the selling price for each unit of accounting and allocates the arrangement consideration to each unit utilizing the relative selling price method. The allocated consideration for each unit of accounting is recognized over the related obligation period in accordance with the applicable revenue recognition criteria.

If there are deliverables in an arrangement that are not separable from other aspects of the contractual relationship, they are treated as a combined unit of accounting, with the allocated revenue for the combined unit recognized in a manner consistent with the revenue recognition applicable to the final deliverable in the combined unit. Payments received prior to satisfying the relevant revenue recognition criteria are recorded as deferred revenue in the accompanying balance sheets and recognized as revenue when the related revenue recognition criteria are met.

In certain instances, the Company receives non-refundable, up-front payments when licensing the Company’s intellectual property, which often occurs in conjunction with a research and development agreement. When management believes that the license to the Company’s intellectual property has stand-alone value, the Company recognizes revenue attributed to the license upon delivery provided there are no future performance requirements for use of the license. When management believes that the license to the Company’s intellectual property does not have stand-alone value, the Company recognizes revenue attributed to the license on a straight-line basis over the contractual or estimated performance period. When the performance period is not specifically identifiable from the agreement, the Company estimates the performance period based upon provisions contained within the agreement, such as the duration of the research or development term.

The Company’s agreements may provide for non-refundable milestone payments. The Company recognizes revenue that is contingent upon the achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. A milestone is considered substantive when the consideration payable to the Company for such milestone (i) is consistent with the Company’s performance necessary to achieve the milestone or the increase in value to the collaboration resulting from the Company’s performance, (ii) relates solely to the Company’s past performance and (iii) is reasonable relative to all of the other deliverables and payments within the arrangement. In making this assessment, the Company considers all facts

Cancer Prevention Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

3. Summary of Significant Accounting Policies - (continued)

and circumstances relevant to the arrangement, including factors such as the scientific, regulatory, commercial and other risks that must be overcome to achieve the milestone, the level of effort and investment required to achieve the milestone and whether any portion of the milestone consideration is related to future performance or deliverables.

For payments payable on achievement of milestones that do not meet all of the conditions to be considered substantive, the Company recognizes a portion of the payment as revenue when the specific milestone is achieved, and the contingency is removed, based on the applicable percentage earned of the estimated research or development effort, or other performance obligations that have elapsed, to the total estimated research and/or development effort attributable to the milestone. In other cases, when a non-substantive milestone payment is attributed to the Company’s future research or development obligations, the Company recognizes the revenue on a straight-line basis, or other appropriate method, over the estimated remaining research or development effort. Other contingent event-based payments for which payment is either contingent solely upon the passage of time or the result of the Company’s partner's or collaborator's performance are recognized when earned.

The Company periodically reviews the estimated performance periods under each of the Company’s agreements that provide for non-refundable up-front payments, license fees or milestone payments. The Company adjusts the periods over which revenue should be recognized when appropriate to reflect changes in assumptions relating to the estimated performance periods. The Company could accelerate revenue recognition in the event of early termination of programs or if the Company’s expectations change. Alternatively, the Company could decelerate revenue recognition if programs are extended or delayed. While such changes to the Company’s estimates have no impact on the Company’s reported cash flows, the amount of revenue recorded in future periods could be materially impacted.

Grant revenue is earned when expenditures relating to the projects under these awards are incurred or when contingencies related to the grant are relieved.

Research and Development Expenses

Research and development expenses include those related to the development of the Company’s lead compounds, including purchase and manufacturing of drug product, services of contract and clinical research organizations, consulting services, salaries and benefits and travel-related expenses and milestone payments made under collaboration agreements. Research and development expenses also consist of fees for clinical trials, insurance, information technology, drug transportation and facilities costs, analytical services, basic research, and investigator-sponsored trials. Research and development costs are expensed as incurred. In certain instances, the Company enters into agreements with third parties for research and development activities, where they may prepay fees for services at initiation of the contract. Such payments are recorded as prepaid assets and charged to research and development expense over the period of time the contracted research and development activities are performed. Other types of arrangements with third parties may be fixed-fee or fee-for-service, and may include monthly payments or payments upon the completion of milestones or receipt of deliverables.

Patent Costs

The Company has no historical data to support a probable future economic benefit for the arising patent applications, filing, and prosecution costs. Therefore, patent costs are expensed as incurred. Should the Company experience a legal cost to defend a patent in the future, that cost would be capitalized only when it is part of the cost of retaining and obtaining the future economic benefit of the patent. Costs related to an unsuccessful outcome would be expensed.

Fair Value Measurements

Fair value accounting is applied for financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least

Cancer Prevention Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

3. Summary of Significant Accounting Policies - (continued)

annually). The carrying values of cash, prepaid expenses and other current assets, deferred financing costs, accounts payable, and accrued expenses approximate fair value due to their liquidity and short-term nature.

Stock-Based Compensation

The Company recognizes expense for employee stock-based payments based on the fair value of awards on the date of grant. The fair value of each employee stock option is estimated on the date of grant using the Black-Scholes option pricing model. The determination of the fair value of stock-based payment awards utilizing the Black-Scholes option pricing model is affected by the fair value of the Company’s stock price and a number of assumptions, including volatility, expected term, risk-free interest rate, and dividend yield. The Company recognizes compensation cost for stock-based payment awards with service conditions that have a graded vesting schedule based on the accelerated recognition method under ASC 718, over the requisite service period as if the award was, in substance, a multiple award. If the actual forfeitures differ from the Company’s estimates, compensation expense is adjusted. Performance-based awards vest and are expensed over the performance period when the related performance goal is probable of being achieved.

For stock-based payments to non-employee consultants, the fair value of the stock-based consideration issued is recognized at fair value over the service period, which is generally the vesting period. In such cases, the amount recognized is revalued for each reporting period as the awards vest. If the award contains performance conditions, the measurement date of the award is the earlier of the date at which a commitment for performance by the non-employee is reached or the date at which performance is reached. A performance commitment is reached when performance by the non-employee is probable because of sufficiently large disincentives for non-performance.

Net Loss Per Share

The Company determines basic loss per share and diluted loss per share in accordance with the provisions of ASC 260, Earnings per Share. Basic net loss per share is calculated by dividing net loss by the weighted-average common shares outstanding. Diluted net loss per share is calculated by dividing net loss by the weighted-average common shares outstanding during the period using the treasury stock method or the two-class method, whichever is more dilutive. The potentially dilutive stock options issued under the 2010 Equity Incentive Plan (see Note 8), the Series A-1 and A-2 Convertible Preferred Stock (see Note 6), and Warrants (see Note 7) were not considered in the computation of diluted net loss per share because they would be anti-dilutive.

The following table provides a reconciliation of the numerator and denominator used in computing basic and diluted net loss per share:

	For the years ended December 31
	2015	2014
Numerator:
Net Loss	$(5,681,214)	$(6,001,593)
Denominator:
Weighted-average common shares outstanding – basic and diluted	2,512,937	2,459,322

Cancer Prevention Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

3. Summary of Significant Accounting Policies - (continued)

The following outstanding options, restricted stock grants, warrants and preferred stock were excluded from the computation of diluted net loss per share for the periods presented because their effect would have been anti-dilutive:

	For the years ended December 31
	2015	2014
Options to purchase common stock	803,885	605,735
Unvested restricted stock grants	15,839	41,689
Convertible preferred stock (as converted)	2,164,243	2,164,243
Convertible preferred stock warrants (as converted)	317,364	317,364
Common stock warrant	124,787	124,787
Total	3,426,118	3,253,818

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. The Company is required to record all components of comprehensive loss in the financial statements in the period in which they are recognized. Net income (loss) and other comprehensive loss, including foreign currency translation adjustments and unrealized gains and losses on investments, are reported, net of their related tax effect, to arrive at a comprehensive loss. For the years ended December 31, 2015 and 2014, comprehensive loss was equal to the net loss.

Recent Accounting Standards

In November 2015, the FASB issued Accounting Standards Update No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes (ASU 2015-17). Current GAAP requires entities to separate deferred tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. To simplify the presentation of deferred income taxes, the amendments in ASU 2015-17 require that deferred tax liabilities and assets be classified as noncurrent in the statement of financial position. For public companies the amendments in this update are effective for financial statements issued for interim and annual periods beginning on or after December 15, 2016, and early adoption is permitted for all entities as of the beginning of an interim or annual reporting period. The Company does not believe the adoption of this standard will have a significant impact on the Company’s consolidated financial statements.

In April 2015, the FASB issued Accounting Standards Update No. 2015-08, Interest — Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs (ASU 2015-03). ASU 2015-03 simplifies the presentation of debt issuance costs by requiring that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. For public companies, the amendments in this update are effective for financial statements issued for interim and annual periods beginning on or after December 15, 2015. This update will affect the Company’s presentation of debt issuance costs in future reporting periods.

In August 2014, the FASB issued Accounting Standards Update No. 2014-15, Going Concern (ASU 2014-15). ASU 2014-15 provides GAAP guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The standard will be effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early application is permitted for annual or interim reporting periods for which the financial statements have not previously been issued. The Company does not believe the adoption of this standard will have a significant impact on the Company’s consolidated financial statements.

Cancer Prevention Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

3. Summary of Significant Accounting Policies - (continued)

In June 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2014-10, Development Stage Companies (ASU 2014-10). ASU 2014-10 removes the definition of a development stage entity from Topic 915, thereby removing the distinction between development stage entities and other reporting entities from US GAAP. In addition, the amendments eliminate the requirements for development stage entities to (1) present inception-to-date information on the statements of operations, cash flows, and shareholder’s equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. The amendments also clarify that the guidance in Topic 275, Risks and Uncertainties, is applicable to entities that have not commenced planned principal operations. Finally, the amendment removes the discussion of a development stage entity’s criteria for exemption under ASC 810 designation of a variable interest entity. This new guidance is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2014, and early adoption is permitted for financial statements that are not ready for issuance. The Company early adopted the provisions for the years ended December 31, 2015 and 2014, as permitted under the guidance, which are reflected in these consolidated financial statements.

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (ASU 2014-09). ASU 2014-09 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. In August 2015, the FASB issued Accounting Standards Update No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date (ASU 2015-14) to defer by one year the effective dates of its new revenue recognition standard for public and nonpublic entities. As a result, this guidance will be effective for public companies for interim and annual periods beginning on or after December 15, 2017. Public companies are permitted to adopt the standard as early as the original public entity effective date of interim and annual periods beginning on or after December 15, 2016; early adoption prior to that date is not be permitted. Entities have the option of using either a full retrospective or a modified approach to adopt the guidance. This update could impact the timing and amounts of revenue recognized. The Company is currently evaluating the effect that implementation of this update will have on its consolidated financial position and results of operations upon adoption.

4. Fair Value of Financial Instruments

Fair value measurements used by the Company for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements are based on the premise that fair value represents an exit price representing the amount that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the following three-tier fair value hierarchy has been used in determining the inputs used in measuring fair value:

•	Level 1 — Pricing inputs are based on quoted prices in active markets for identical assets or liabilities on the reporting date.
•	Level 2 — Pricing inputs are based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Cancer Prevention Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

4. Fair Value of Financial Instruments - (continued)

•	Level 3 — Pricing inputs are generally unobservable and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require management’s judgment or estimation of assumptions that market participants would use in pricing the assets or liabilities. The fair values are therefore determined using factors that involve considerable judgment and interpretations, including but not limited to private and public company comparables, third-party appraisals, discounted cash flow models, and fund manager estimates. Financial instruments in this category generally include the Company’s liabilities for its common stock warrants and preferred stock warrants (see Note 7).

The following table provides information about the Company’s financial instruments measured at fair value on a recurring basis at December 31, 2015 and 2014:

	Balance at December 31, 2015	Level 1	Level 2	Level 3	Balance at December 31, 2014	Level 1	Level 2	Level 3
Liabilities:
Preferred stock warrants	$1,535,139	$—	$—	$1,535,139	$614,485	$—	$—	$614,485
Common stock warrants	1,020,982	—	—	1,020,982	234,035	—	—	234,035
	$2,556,121	$—	$—	$2,556,121	$848,520	$—	$—	$848,520

The Company used an option pricing model and other valuation models for measuring the fair value of its Level 3 common stock warrants and preferred stock warrants (see Note 7). Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the years ended December 31, 2015 and 2014. A reconciliation of the beginning and ending warrant liabilities measured at fair value on a recurring basis using Level 3 inputs is as follows:

	Year Ended December 31
	2015	2014
Beginning warrant liability balance	$848,520	$654,002
Additions	—	—
Exercises	—	—
Fair value (gains) losses	1,707,601	194,518
Ending warrant liability balance	$2,556,121	$848,520

There are no other financial instruments subject to fair value measurement on a recurring basis.

5. Property and Equipment

Property and equipment consists of the following:

	Estimated Useful Life	Year Ended December 31
		2015	2014
Property and equipment	3 years	$18,544	$18,544
Less: accumulated depreciation		(9,269)	(3,180)
Total property and equipment		$9,275	$15,364

Depreciation expense was $6,089 and $3,180 for the years ended December 31, 2015 and 2014, respectively.

Cancer Prevention Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

6. Convertible Preferred Stock

Pursuant to the Company’s amended and restated certificate of incorporation, the Company is authorized to issue up to 15,000,000 shares of its Preferred Stock at December 31, 2015, of which 7,300,000 shares are designated as Series A-1 Preferred Stock, 6,000,000 are designated as Series A-2 Preferred Stock, and 1,700,000 shares are undesignated.

In September 2012, the Company issued 1,113,743 shares of Series A-1 Preferred Stock as a result of the conversion of $4,716,023 of convertible notes issued in prior periods, plus accrued interest. In November and December 2012, the Company sold an aggregate of 376,200 shares of Series A-2 Preferred stock for gross proceeds of $1,881,000, less costs associated with the offering of $10,420. From July through October 2013, the Company sold 674,300 shares of Series A-2 Preferred Stock for gross proceeds of $3,371,500, less costs associated with the offering of $90,423.

The value of the Series A-1 Preferred Stock and Series A-2 Preferred Stock (collectively, the Convertible Preferred Stock) is recorded at the amount initially received on the date of issuance less issuance costs, and adjusted for the accretion of issuance costs into accumulated deficit at such time that it becomes probable that the Convertible Preferred Stock will be redeemed.

In the event of a liquidation of the Company (Liquidation Event), the holders of the Convertible Preferred Stock are entitled to receive preference to any distributions of the assets of the Company. The Convertible Preferred Stock’s liquidation distribution is equal to the original purchase price of the shares plus any dividends declared but unpaid subject to antidilution adjustments. In the event of a Liquidation Event, payment of dividends, or share redemption, all holders of Convertible Preferred Stock share ratably in the distribution of the assets of the Company. A Liquidation Event is considered to occur upon any reorganization, merger, consolidation, sale, or capital stock transfer, whereby the stockholders of record prior to the transaction will immediately, after the transaction, hold less than 50% of the voting power of the surviving entity.

The Convertible Preferred Stock has been recorded outside of equity because the terms of the Liquidation Event are not solely within the company’s control and do not allow for subordinate equity holders to receive the same level of consideration as the Convertible Preferred Stock holders.

The Convertible Preferred Stock shares are convertible into the Company’s common stock based on their original issue price, subject to certain anti-dilution adjustments, excluding any accrued but unpaid dividends. The shares of Convertible Preferred Stock may convert into the Company’s common stock at any time at the option of the holder at the then-applicable conversion rate. The Convertible Preferred Stock will automatically be converted into the Company’s common stock, at the then-applicable conversion rate, as of the earlier of a specific vote or written consent or agreement of a majority of the Convertible Preferred Stock holders, or the closing of a firm commitment underwritten public offering resulting in a per share sales price of at least four times the adjusted original issuance price of the Convertible Preferred Stock and gross proceeds to the Company of at least $20 million.

The Series A-1 and Series A-2 Preferred Stock conversion prices are subject to adjustment if after September 17, 2012 the Company sells or issues any shares of common stock at a price less than the original Series A-1 or Series A-2 Preferred Stock issuance price, respectively. The Series A-1 and Series A-2 Preferred Stock conversion prices are also adjusted to account for any reclassifications, exchanges, substitutions, reorganizations, mergers, stock splits, or dividends. None of these conversion price adjustments have occurred as of December 31, 2015. As of December 31, 2015, the Series A-1 and Series A-2 Preferred Stock convert to common stock on a 1-for-1 basis.

The Company’s Convertible Preferred Stock does not accrue dividends but has rights to dividends on the same basis with any other cash or stock dividend paid or issued to holders of the Company’s common stock when and if declared by the board of directors.

Cancer Prevention Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

6. Convertible Preferred Stock - (continued)

The Convertible Preferred Stock holders are also entitled to the number of votes equal to the number of shares of common stock into which the Convertible Preferred Stock shares are convertible. As long as there are any shares of Convertible Preferred Stock outstanding, a majority of the Convertible Preferred Stock holders have to approve amendments or changes to the Company’s certificate of incorporation or bylaws that change or alter the powers or preference of the Convertible Preferred Stock holders.

The Company determined that each series of Convertible Preferred Stock should be considered an “equity host” for purposes of evaluating potential embedded features for separate accounting. Therefore, the conversion options embedded in the Convertible Preferred Stock do not require bifurcation and separate accounting as derivative liabilities. The Company’s accounting policy follows the “whole instrument approach” when making this determination, which compares an individual feature against the entire preferred stock instrument that includes that feature.

7. Warrants

Common Stock Warrants

In May 2009, the Company entered into an exclusive license agreement for certain intellectual property assets with the University of Arizona (the University) (see Note 11). As consideration for entering into this agreement, the Company granted the University a fully vested warrant (the University Warrant) to acquire 3,525,262 Class A LLC Units of the Company for $0.0085 per share. The University Warrant was subsequently converted into a fully vested warrant to purchase 124,787 shares of the Company’s common stock with an exercise price of $0.2404 per share. The University Warrant expires in May 2019 and at that time it can be put back to the Company at the option of the University for cash equal to the then fair value of the Company’s common stock less the exercise price of the University Warrant at the date of the put (See Note 15). The University Warrant has been accounted for as a mandatorily redeemable financial instrument at fair value due to the cash redemption feature. At December 31, 2015 and 2014, the fair value of the University Warrant liability was $1,020,982 and $234,035, respectively. Changes to the fair value of the Company’s common stock warrants resulted in a fair value loss of $786,947 and $95,279 in the years ended December 31, 2015 and 2014 respectively.

The fair value of the University Warrant was estimated using an option pricing model, considering the Company’s capital structure and liquidation preferences, as probability weighted for potential financing outcomes. The valuation model utilized inputs including volatility, risk-free interest rate, an expected term, the implied enterprise value of the Company, and probability weighting (Level 3 inputs).

As of December 31, 2015, none of the common stock warrants issued had been exercised and all were exercisable.

Preferred Stock Warrants

Warrants outstanding for the purchase of the Company’s Convertible Preferred Stock at December 31 are as follows:

	Expiration Dates	Exercise Price	Shares
Series			2015	2014
Series A-1	August 2019 – March 2021	$4.8422	317,364	317,364

The Company accounts for warrants exercisable into Convertible Preferred Stock as liabilities at fair value because the redemption of the underlying Convertible Preferred Stock is outside the control of the Company. At December 31, 2015 and December 31, 2014, the fair value of the Preferred Warrant liability was $1,535,139 and $614,485, respectively. Changes to the fair value of the Company’s preferred stock warrants resulted in a fair value loss of $920,654 and $99,239 in the years ended December 31, 2015 and 2014 respectively.

Cancer Prevention Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

7. Warrants - (continued)

The fair value of the Preferred Stock Warrants was estimated using an option pricing model, considering the Company’s capital structure and liquidation preferences, as probability weighted for potential financing outcomes. The valuation model utilized inputs including volatility, risk-free interest rate, an expected term, the implied enterprise value of the Company, and probability weighting (Level 3 inputs).

As of December 31, 2015, none of the Convertible Preferred Stock warrants issued had been exercised and all were exercisable.

8. Stockholders’ Deficit

Common Stock

Each share of the Company’s common stock is entitled to one vote. All shares of common stock rank equally as to voting and all other matters. The shares of common stock have no preemptive or conversion rights, no redemption or sinking fund provisions, no liability for further call or assessment, and are not entitled to cumulative voting rights. Subject to the prior rights of holders of the Company’s Convertible Preferred Stock, the holders of the Company’s common stock are entitled to share ratably in any dividends and in any assets remaining upon liquidation after satisfaction of the rights of the holders of the Company’s Convertible Preferred Stock.

In June 2009, the Company granted 5,287,893 unvested Class B Units of the LLC, representing profit interests, to the Company’s Chief Executive Officer. The Class B Incentive Units were subsequently converted in January 2010 into 187,182 shares of the Company’s common stock, with voting rights. The fair value of the award was measured as of the grant date and has been treated as compensation. The award is subject to a repurchase right, whereby for a period of 90 days after the termination date of this individual’s service, the Company may repurchase up to the number of unvested shares for $0.001 per share. 5,200 shares of the award vested upon issuance, and 57,194 shares were subject to service-based vesting conditions whereby the shares vested over 11 quarters commencing with the quarter ended June 30, 2009. 124,788 shares were subject to performance-based vesting conditions whereby 62,394 shares vested upon the closing of a bridge financing in excess of $1.0 million (milestone 1), and 62,394 shares vested upon the closing of another financing round or receipt of funding deemed sufficient to accomplish the Company’s business objectives, as determined by the Company’s Board of Directors (milestone 2).

During the year ending December 31, 2014, 62,394 shares vested and related compensation expense of $13,805 was recorded due to the achievement of milestone 2. As of December 31, 2015 and 2014, all 187,182 shares under the grant were vested and no longer subject to the repurchase feature.

2010 Equity Incentive Plan

The Company has established the 2010 Equity Incentive Plan (the 2010 Plan), which includes incentive and nonqualified stock options, stock appreciation rights, and restricted stock to be granted to directors, officers, employees, consultants and others. The maximum number of shares reserved for issuance under the 2010 Plan was 1,100,000 at December 31, 2015 and 2014. The Board of Directors establishes the terms and conditions of all stock awards, subject to the 2010 Plan and applicable provisions of the Internal Revenue Code. The exercise price of options and restricted stock granted under the 2010 Plan is generally equal to the estimated fair value of the Company’s stock at the grant date, as determined by the Company’s Board of Directors. The vesting period of options and restricted stock grants are established by the Board of Directors but typically ranges between three and four years; however, participants may exercise their options prior to vesting as provided for in the 2010 Plan. Unvested shares issued for options exercised early or restricted stock may be subject to a repurchase option by the Company if the participant terminates at the original exercise or issuance price. Options under the 2010 Plan generally expire in ten years. The 2010 Plan terminates on July 17, 2024.

Cancer Prevention Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

8. Stockholders’ Deficit - (continued)

A summary of the 2010 Plan’s stock option activity is as follows:

	Plan Options Outstanding	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Balance at January 1, 2014	470,035	$0.40	7.20
Options granted	136,100	1.30
Options exercised	(400)	1.30
Balance at December 31, 2014	605,735	$0.60	6.91	$815,231
Options granted	204,150	4.00
Options forfeited and expired	(6,000)	1.75
Balance at December 31, 2015	803,885	$1.46	6.83	$5,540,387
Vested and expected to vest at December 31, 2015	803,885	$1.46	6.83	$5,540,387
Exercisable at December 31, 2015	562,905	$0.66	5.76	$4,331,090
Available for grant at December 31, 2015	112,954

The Black-Scholes option pricing model was used in estimating the fair value of stock options at the grant date. The Black-Scholes valuation model requires the Company to make certain estimates and assumptions, including assumptions related to the expected price volatility of the Company’s stock, the period under which the options will be outstanding, the rate of return on risk-free investments, and the expected dividend yield for the Company’s stock.

The weighted-average Black-Scholes assumptions used to calculate the fair value of options granted during the year ended December 31, 2015, were as follows:

	Employee	Non-Employee
Expected volatility	92.62%	95.29%
Expected dividend yield	0.00%	0.00%
Expected term (in years)	7.48	10.00
Risk-free interest rate	1.99%	2.23%

The weighted-average Black-Scholes assumptions used to calculate the fair value of options granted during the year ended December 31, 2014, were as follows:

	Employee	Non-Employee
Expected volatility	105.44%	96.08%
Expected dividend yield	0.00%	0.00%
Expected term (in years)	5.70	10.00
Risk-free interest rate	1.94%	2.52%

The weighted-average valuation assumptions were determined as follows:

•	Weighted-average risk-free interest rate: the Company bases the risk-free interest rate on the interest rate payable on US Treasury securities in effect at the time of grant for a period that is commensurate with the assumed expected option term.
•	Expected term of options: the expected term of options represents the period of time options are expected to be outstanding. The expected term of the options granted is derived from the “simplified” method as described in Staff Accounting Bulletin (SAB) 107 relating to ASC 718.

Cancer Prevention Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

8. Stockholders’ Deficit - (continued)

•	Expected stock price volatility: the expected volatility is based on historical volatilities of similar entities within the Company's industry that were commensurate with the Company's expected term assumption as described in SAB 107.
•	Expected dividend yield: The estimate for annual dividends is 0% because the Company has not historically paid a dividend and does not expect to do so for the foreseeable future.

The weighted-average grant date fair value of stock options granted during 2015 was $3.20 per share for options granted to employees and $3.53 for options granted to non-employees. The weighted-average grant date fair value of stock options granted during 2014 was $1.05 per share for options granted to employees and $1.15 for options granted to non-employees.

Stock-based compensation expense related to stock options and restricted stock grants amounted to the following:

	Year Ended December 31
	2015	2014
Research and development	$150,583	$61,362
General and administrative	298,810	73,722
Total	$449,393	$135,084

The allocation between research and development and general and administrative expense was based on the department and services performed by the employee or non-employee.

In July 2014, the Company granted 10,000 shares of restricted common stock to a non-employee of the Company and 20,000 shares of restricted common stock to an employee of the Company, both grants vesting in equal portions over the next 36 months. All the restricted common stock awards are subject to a forfeiture buy-back provision, at no cost to the Company, in the event service is terminated. The repurchase feature did not impact the classification of this award within equity because the contingent events triggering a repurchase were not considered probable.

During the year ending December 31, 2015, 9,996 of these shares vested and related compensation expense of $47,644 was recognized. During the year ending December 31, 2014, 55,086 shares vested and related compensation expense of $29,180 was recognized.

The restricted stock fair value is equal to the underlying common stock fair market value. For restricted stock grants to employees, the fair value remains static and is multiplied by the total shares granted, and is then amortized over the vesting period.

The restricted stock grants to consultants are revalued against the underlying common stock fair market value at each vesting tranche or marked to market. The fair value changes as the common stock value changes. The expense is amortized over the vesting period.

A summary of the 2010 Plan’s restricted stock award activity is as follows:

Restricted Stock Outstanding
Unvested at December 31, 2013	50,921
Granted	30,000
Vested	(55,086)
Unvested at December 31, 2014	25,835
Vested	(9,996)
Unvested at December 31, 2015	15,839

Cancer Prevention Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

8. Stockholders’ Deficit - (continued)

As of December 31, 2015, total unrecognized compensation cost related to 2010 Plan stock-based compensation awards (options and restricted stock) was $535,769, which is expected to be recognized over a weighted-average period of 0.76 years.

9. Grants

Arizona Commerce Authority Innovation Grant

The Company received an Arizona Innovation Challenge Grant from the Arizona Commerce Authority, a quasi-governmental agency on July 12, 2012. Payments from this grant had been recorded as deferred grant revenue due to repayment restrictions associated with the grant. On July 12, 2015, the repayment restrictions expired and the Company recognized this $229,875 grant as revenue.

10. Collaboration Arrangements

Tillotts Pharma AG

On December 27, 2013, the Company entered into a co-development and licensing agreement with Tillotts Pharma AG, a public pharmaceutical company in Switzerland (Tillotts), whereby the Company licensed to Tillotts exclusive European and Japanese rights to co-develop and commercialize the combination of CPP-1X/sulindac for the treatment of familial adenomatous polyposis (FAP), an orphan disease, and other gastrointestinal conditions.

Under the terms of the Tillotts Agreement, Tillotts was obligated to pay the Company an $8 million upfront payment as well as milestone payments for European and Japanese development programs under a co-development framework. The potential milestone payments, in excess of $100 million, include drug development milestone payments and one-time sales milestone payments upon attainment of annual net sales levels. The drug development milestones include: (i) the dates that total patient enrollment reaches certain percentages of the target enrollment, and (ii) upon receipt of European Union and Japanese regulatory approvals. Tillotts is also obligated to pay the Company royalties ranging from mid-single to low-double digit percentages of annual net sales (subject to reduction in any country where there is not a valid patent claim or regulatory exclusivity or where there are competing products). Upon certain extraordinary events, Tillotts is entitled to terminate the license agreement in which case the Company would be required to repay Tillotts certain earned fees, including for development milestones, royalties, and sales milestones. The amount that might be subject to repayment is calculated based on a formula that subtracts 50% of actual development costs as well as certain post-termination wind-down expenses. The Company re-calculates the amount subject to repayment each reporting period to determine if any revenues received from Tillotts should be deferred.

The Company is responsible for product development, including the Company’s ongoing FAP Phase 3 clinical trial, as well as regulatory approval activities. Tillotts agreed to assume regulatory activities and marketing in Europe and Japan if it elects to continue with the arrangement after an interim data analysis of the FAP Phase 3 clinical trial data, at which point an additional non-refundable, non-creditable continued development fee would be due to us.

The Company is accounting for the agreement as a multiple element arrangement. Pursuant to the accounting guidance for revenue recognition for multiple-element arrangements, the Company determined that it is obligated to deliver two non-contingent deliverables related to the Tillotts Agreement. These deliverables are (i) the grant of a non-assignable license to patents and related proprietary information to develop, market and sell products utilizing the combination of CPP-1X/sulindac for the treatment of familial adenomatous polyposis (FAP) in Japan and Europe, and (ii) performance of certain product development and regulatory services related to the development of the licensed products. The Tillotts Agreement provides for no general right of return for any non-contingent deliverable. The services deliverable meets the separation criteria, however the license deliverable has no value outside of the collaboration, therefore it does not meet the separation criteria and is recognized as a combined unit of accounting with the services deliverable. The

Cancer Prevention Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

10. Collaboration Arrangements - (continued)

Company has concluded that all of the drug development milestones pursuant to its collaboration arrangement are substantive. Accordingly, in accordance with FASB ASC Topic 605-28, Revenue Recognition — Milestone Method, revenue from the drug development milestone payments will be recognized in its entirety upon successful accomplishment of the milestone, assuming all other revenue recognition criteria are met. Revenue from commercial milestone payments will be accounted for as royalties and recorded as revenue upon achievement of the milestone, assuming all other revenue recognition criteria are met. The Company uses the best estimate of selling price to allocate consideration received among the separate units of accounting.

Revenue related to the upfront license fee is recognized on a straight-line basis over the license period, which expires on the later of (i) the date of expiration of the last-to-expire of all licensed patents, or (ii) the date of expiration of data or market exclusivity of products being sold under the license. Currently the license period is estimated to expire on June 30, 2030.

On January 24, 2014, the Company received the upfront non-refundable license fee of $8 million. For the years ended December 31, 2015 and December 31, 2014, the Company recognized $3,484,728 and $484,728, respectively, in collaboration revenue from this agreement. In the amount recognized during the year ended December 31, 2015, $3.0 million represents two substantive milestones of $1.5 million each related to patient enrollment targets achieved during the period. As of December 31, 2015, $7,030,545 was recorded as deferred revenue on the balance sheet.

The expected recognition of the deferred collaboration revenue from the license fee is as follows:

2016	484,728
2017	484,728
2018	484,728
2019	484,728
2020	484,728
2021 and beyond	4,606,905
$7,030,545

National Cancer Institute

In November 2012, the Company entered into an agreement to supply DFMO to the Division of Cancer Prevention of the National Cancer Institute (NCI) for use in a clinical trial to be conducted to study the use of DFMO in treating cancer. In return for providing the DFMO for this study free of charge, the Company will be provided the data generated from these trials for use in its own regulatory filings with the FDA in addition to a right to obtain an exclusive license to any patents or intellectual property generated from the results of this clinical trial.

SWOG

In February 2011, the Company entered into an agreement with SWOG (formerly The Southwest Oncology Group) Clinical Trials Initiative for the purpose of conducting a Phase III clinical trial to study the prevention and recurrence of high-risk adenomas and colorectal cancers using DFMO. The Company is responsible for supplying DFMO to all patients in the clinical trial at no cost. Additionally, the Company is obligated to pay SWOG up to $137,500 upon meeting certain milestones. These milestone payments are recorded as research and development expense. The first payment of $13,750 to cover administrative costs was paid in 2011. No additional payments were made from 2011 through the year ended December 31, 2014. In April, 2015 the second payment totaling $22,500 was made upon the enrollment of the first patient in the trial.

Cancer Prevention Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

11. Commitments and Contingencies

Legal Matters

The Company’s industry is characterized by frequent claims and litigation, including claims regarding intellectual property and product liability. As a result, the Company may be subject to various legal proceedings from time to time. The results of any future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources, and other factors. Management is not aware of any pending or threatened litigation.

License Agreement with the University of Arizona

In May 2009, the Company entered into a license agreement with the Arizona Board of Regents of the University of Arizona (the University) and, via an Inter-institutional Agreement, the Regents of the University of California on behalf of the University of California, Irvine, to in-license certain patents, provisional patents, clinical trial data, and other intellectual property related to the chemoprevention of cancer, the prevention of polyps and other technologies. The University has the right to administer the joint patent rights held between it and the University of California. The license agreement gives the Company exclusive rights to commercialize products based on this intellectual property. In exchange for this intellectual property, the Company paid the University a nonrefundable license fee of $5,000, agreed to reimburse the University for patent costs, pay annual licensing fees ranging from $5,000 to $25,000 over the next ten years, and granted the University a warrant to acquire equity shares of the Company (see Note 7) with an initial fair value of $19,538. The Company also agreed to pay the University additional milestone payments totaling up to $90,000 upon the achievement of certain research, development and regulatory milestones.

Future milestone payments are considered to be contingent consideration and will be accrued when probable of being paid. At December 31, 2015 and 2014, no milestone payments were probable of being paid.

Contract Manufacturing

The Company does not own any manufacturing facilities and rely exclusively on third-party manufacturers to produce, package and store the Company’s product candidates. Currently, the Company has a manufacturing and supply agreement with Sanofi-Aventis, under which it is the Company’s exclusive supplier to manufacture the products used in the Company’s current clinical trials or that the Company commercializes using eflornithine for the treatment and/or prevention of cancer. The agreement contains provisions that require commercial minimum purchase amounts to be determined in the future (based on “Commercial Demand Forecasts” and minimum batch size projections; this is subject to adjustment upon mutual agreement of both parties). The minimum commercial supply commitment is also contingent on the first Regulatory Approval of the Company’s product and then based on rolling forecasts. Forecasts such as these are inherently difficult to make with definitive accuracy. While the Company believes the future agreed-to minimum commercial supply purchase amounts based on the forecasts are reasonable taking into account the information currently available to us, they involve significant elements of subjective judgment and analysis and no assurance can be given as to their attainability. If the Company fails to meet the Company’s minimums, Sanofi-Aventis has the right to terminate its exclusivity obligations, which will in turn eliminate the Company’s obligation to use Sanofi exclusively.

Operating Leases

The Company leases offices in Tucson, Arizona. On August 12, 2015, the Company signed a lease agreement to expand its current space by an additional 1,443 square feet for a total of 4,410 square feet and to extend the lease period to September 30, 2017. From October 1, 2015, the monthly lease payment will increase from $4,945 to $7,350 per month. Future minimum lease payments under this lease are $156,996 through September 2017.

Total rent expense for all operating leases was $70,702 and $42,891 for the years ended December 31, 2015 and 2014, respectively.

Cancer Prevention Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

12. Income Taxes

The components of the income tax expense (benefit) for income taxes for the years 2015 and 2014 are as follows:

	2015	2014
Federal	$59,456	$(10,675)
State	(58,784)	50
Current	672	(10,625)
Deferred	—	—
Income tax benefit	$672	$(10,625)

The Company’s actual income tax expense (benefit) for the years 2015 and 2014 differs from the expected amount computed by applying the statutory federal income tax rate of 34% to the loss before income taxes as follows:

	2015	2014
Computed tax benefit at US statutory rate of 34%	$(1,931,384)	$(2,036,895)
State taxes, net of federal benefit	(145,649)	(206,821)
Other permanent items	92,711	35,968
Provision to return reconciliation	(13,721)	37,936
Other	(53,821)	(10,675)
Change in valuation allowance	2,052,536	2,169,862
	$672	$(10,625)

Deferred tax assets and liabilities comprise the following:

	2015	2014
Deferred tax assets:
Net operating loss carryforwards	$4,062,671	$5,338,649
Deferred revenue	2,627,033	86,451
Warrant valuation adjustment	907,088	262,718
Stock-based compensation	121,079	51,721
Other	115,889	40,665
	7,833,760	5,780,204
Deferred tax liabilities:
Depreciation	(1,219)	(199)
	7,832,541	5,780,005
Valuation allowance	(7,832,541)	(5,780,005)
Deferred tax asset (liability), net	$—	$—

At December 31, 2015, the Company has estimated federal and state net operating loss (NOL) carryforwards of $10,863,683 and $10,963,111 for federal and state income tax purposes, respectively. The Company’s federal and state NOLs begin to expire in 2030 and 2016, respectively. For financial reporting purposes, a valuation allowance of $7,832,541 and $5,780,005 at December 31, 2015 and 2014, respectively, has been established to offset deferred tax assets. The December 31, 2015 increase in the valuation allowance of $2,052,536 was due primarily to the recognition of deferred revenue for tax purposes, less the utilization of operating loss carryforwards. The December 31, 2014 increase in the valuation allowance of $2,169,862 was due primarily to increased operating losses. The Company has established a full valuation allowance against the deferred tax assets. Past and subsequent equity offerings by the Company, and other transactions that have an impact on the Company’s ownership structure, may trigger Sections 382 and 383 provisions of the Internal

Cancer Prevention Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

12. Income Taxes - (continued)

Revenue Code which place special limitations on the usage of net operating losses and credits following ownership changes. Such limitations may limit or eliminate the potential future tax benefit to be realized by the Company from its accumulated NOLs.

The Company files income tax returns in the United States and Arizona, with varying statutes of limitations. As of December 31, 2015, the earliest tax year still subject to examination is 2010 for both US federal and state purposes.

As of December 31, 2015 and 2014, the Company had unrecognized tax benefits of $77,577 and $136,411, respectively.

A reconciliation of the beginning and ending amount of unrecognized tax benefit is as follows:

	2015	2014
Balance at January 1	$136,411	$136,411
Increases:
Tax positions in current period	—	—
Tax positions in prior period	—	—
Decreases:
Tax positions in prior period	—	—
Lapse of statute of limitations	(58,834)	—
Settlements	—	—
Balance at December 31	$77,577	$136,411

As of December 31, 2015 and 2014, there are unrecognized tax benefits of $77,577 and $136,411, respectively, that if recognized would affect the annual effective tax rate. The Company expects $77,577 of the unrecognized tax benefits to reverse in the year ending December 31, 2016 due to a lapse of the statute of limitations on income tax credits.

The Company recognized $672 and $164 in interest and penalties for the years ended December 31, 2015 and 2014, respectively. For the year ended December 31, 2014, the Company realized a tax benefit of $10,839 related to the expiration of penalties for which a reserve had previously been recorded. The Company had $22,770 and $22,148 accrued for the payment of interest and penalties at December 31, 2015 and 2014, respectively. No interest or penalties were paid for the years ended December 31, 2015 and 2014.

13. Related Parties

A member of the Company’s Board of Directors who is also an investor in the Company has been compensated for his role as a consultant to the Company. Through December 31, 2015, 80,505 shares of restricted common stock have been granted to this individual, of which 75,224 shares have vested. A total of 5,281 shares are unvested as of December 31, 2015. Compensation expense related to the vested shares was $16,349 and $13,430 for the years ended December 31, 2015 and 2014, respectively.

14. Defined Contribution Plan

Effective January 1, 2013, the Company established a defined contribution plan (the 401(k) Plan) under Internal Revenue Code section 401(k). All employees are eligible for participation in the 401(k) Plan one month after their hire date. The Company made discretionary contributions to the 401(k) Plan of $55,989 and $58,802 for the years ended December 31, 2015 and 2014, respectively.

15. Subsequent Events

The Company evaluates events occurring subsequent to the end of the year and recognizes such events that are material in the consolidated financial statements. In the preparation of the accompanying consolidated

Cancer Prevention Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

15. Subsequent Events - (continued)

financial statements, the Company has evaluated subsequent events through February 2, 2016, the date the consolidated financial statements were available to be issued.

University Warrant modification

On January 8, 2016, the Company modified the terms of the University Warrant to extend the maturity date from May 2016 to May 2019, and to extend the date on which they may be put back to the Company from March 2016 to March 2019 (See Note 7).

Sucampo Transactions

On January 9, 2016, the Company entered into a strategic alliance for the development and commercialization of CPP-1X/sul combination (the “Product”) with Sucampo AG, a wholly owned subsidiary of Sucampo Pharmaceuticals, Inc., a global biopharmaceutical company (“Sucampo”). Contemporaneously, Sucampo purchased from the Company a convertible note for $5,000,000 (the “Sucampo Note”). The Sucampo Note bears interest at the rate of 5% per annum and matures on January 31, 2019 unless earlier converted or prepaid. The Sucampo Note is automatically convertible at a discount into the Company’s securities, subject to certain limitations, in the event the Company consummates a future financing with aggregate proceeds of at least $10,000,000 (exclusive of any Sucampo investment), whether through a public or a private offering (a “Qualified Financing”). At the Company’s discretion, Sucampo has agreed to purchase up to $5,000,000 of the Company’s securities (“Sucampo Additional Investment”) on the same terms and conditions as the other investors in a Qualified Financing or if a Qualified Financing has not occurred before the completion of a futility analysis of our ongoing Phase 3 clinical trial for FAP, Sucampo is obligated, subject to the satisfaction of certain conditions by the Company, to purchase an additional convertible note of $5,000,000 under the same terms and conditions as the Sucampo Note, except that the maturity date of such note shall be the third anniversary of the issuance date of such note.

Sucampo has the option to obtain an exclusive license of the Product in North America. Sucampo is required to pay total option fees of $7,500,000, of which $3,000,000 was paid in January 2016. Sucampo will pay the Company up to an aggregate of $190,000,000 in license fees and upon the achievement of specified milestones, and the Company and Sucampo will share equally in the adjusted net profits from the sale of the Product. The Company is required to pay a financial agency fee of 5% for any funds received from Sucampo, excluding investments in public offerings, for the first two years of the arrangement up to a maximum fee of $500,000. To date, the Company has paid $400,000 of this financial agency fee.

Bridge Financing

Between January 11, 2016 and January 15, 2016, the Company entered into a convertible note and warrant purchase agreement with existing investors and raised aggregate gross proceeds of $2,255,000 through the issuance of convertible notes (the “Bridge Notes”) maturing January 2018 and warrants exercisable for shares of the Company’s common stock (the “Bridge Warrants”). The Bridge Notes automatically convert into shares of the Company’s common stock at a conversion price equal to the per share price of the Company’s common stock in the event of an initial public offering (“IPO”) or a change in control. The number of shares for which the Bridge Warrants are exercisable is equal to 30% of the principal of the Bridge Notes divided by the exercise price of (a) the per share purchase price of the Company’s common stock issued in the event of an IPO, or (b) $6.00 if there is no IPO.

Reverse Stock Split

On January 29, 2016, the Company’s Board of Directors and stockholders approved an amendment to the Company’s amended and restated certificate of incorporation with respect to a 1-for-5 reverse stock split of the Company’s issued and outstanding common stock and preferred stock, which stock split become effective on February 1, 2016. All issued and outstanding share and per share amounts included in the accompanying financial statements have been adjusted to reflect this reverse stock split for all periods presented.

1,923,076 Shares
Common Stock

Prospectus

Aegis Capital Corp	Maxim Group LLC

Through and including           , 2016 (25 days after commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
Information not required in prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by Cancer Prevention Pharmaceuticals, Inc. (the “Registrant”) in connection with the sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission (“SEC”) registration fee, the FINRA filing fee and the NYSE MKT listing fee.

Amount to be paid
SEC registration fee	$3,641
FINRA filing fee	6,500
NYSE MKT listing fee	60,000
Blue sky qualification fees and expenses	12,500
Printing and engraving expenses	75,000
Legal fees and expenses	375,000
Accounting fees and expenses	225,000
Transfer agent and registrar fees and expenses	12,000
Miscellaneous expenses	130,359
Total	$900,000

Item 14. Indemnification of Directors and Officers.

The Registrant incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws, each of which will become effective immediately prior to the closing of this offering, provide for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;
•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or redemption of shares; or
•	breach of a director’s duty of loyalty to the corporation or its stockholders.

The Registrant’s amended and restated certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered into indemnity agreements with each of its directors and executive officers, that require the Registrant to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as an officer, director, employee or agent of the Registrant or any of its affiliated enterprises. Under these agreements, the Registrant is not required to provide indemnification for certain matters, including:

•	indemnification beyond that permitted by the Delaware General Corporation Law;
•	indemnification for any proceeding with respect to the unlawful payment of remuneration to the director or officer;
•	indemnification for certain proceedings involving a final judgment that the director or officer is required to disgorge profits from the purchase or sale of the Registrant’s stock;
•	indemnification for proceedings involving a final judgment that the director’s or officer’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct or a breach of his or her duty of loyalty, but only to the extent of such specific determination;
•	indemnification for proceedings or claims brought by an officer or director against us or any of the Registrant’s directors, officers, employees or agents, except for claims to establish a right of indemnification or proceedings or claims approved by the Registrant’s board of directors or required by law;
•	indemnification for settlements the director or officer enters into without the Registrant’s consent; or
•	indemnification in violation of any undertaking required by the Securities Act or in any registration statement filed by the Registrant.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Except as otherwise disclosed under the heading “Legal Proceedings” in the “Business” section of this registration statement, there is at present no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

The Registrant plans to enter into an underwriting agreement which provides that the underwriters are obligated, under some circumstances, to indemnify the Registrant’s directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Item 15. Recent sales of unregistered securities.

The following sets forth information regarding all unregistered securities sold by the Registrant within the past three (3) years:

(1) Between January 26, 2016 and January 15, 2016, the Registrant entered issued and sold to investors convertible notes in the aggregate principal amount of $2,255 million and warrants exercisable for such number of shares of common stock as equals the quotient obtained by dividing 30% of the principal amount of the note by the per share price of the Registrant’s common stock in its initial public offering of $6.00 per share if the initial public offering is not consummated (the “Issue Price”). The exercise price is equal to the Issue Price.

(2) On January 9, 2016, the Registrant issued to an investor a convertible note in the principal amount of $5.0 million in connection with a strategic alliance.

(3) From March 29, 2012 to date, the Registrant issued to its employees, directors, and consultants an aggregate of 182,761 shares of restricted common stock under the 2010 Equity Incentive Plan (the “2010 Equity Incentive Plan”).

(4) From September 27, 2012 to date, the Registrant granted stock options under the 2010 Equity Incentive Plan to purchase an aggregate of 417,506 shares of common stock (net of cancellations) to its employees, directors, and consultants, having exercise prices ranging from $1.10 to $4.00 per share. 400 shares of common stock were issued pursuant to option exercises.

(5) On September 17, 2012, all lenders holding convertible promissory notes converted the outstanding principal and accrued interest owed to them into 1,113,743 shares of Series A-1 Preferred Stock. Upon the closing of this offering, these shares will convert into 1,113,743 shares of common stock. The issuance of Series A-1 Preferred Stock qualified for exemption under Section 3(a)(9) of the Securities Act.

(6) From November 19, 2012 through October 3, 2013, the Registrant issued and sold to investors an aggregate of 1,050,500 shares of its Series A-2 Preferred Stock, having a price of $5.00 per share, for aggregate consideration of $5,252,500. Upon the closing of this offering, these shares will convert into 1,050,500 shares of common stock.

The offers, sales and issuances of the securities described in paragraphs (3) and (4) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were the Registrant’s employees, directors or bona fide consultants and received the securities under the 2010 Equity Incentive Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about the Registrant.

The offers, sales and issuances of the securities described in paragraph (4) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and Rule 506 promulgated under Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and had adequate access, through employment, business or other relationships, to information about the Registrant.

Item 16. Exhibits and financial statement schedules.

(a) Exhibits.

Exhibit number	Description of document
1.1**	Form of Underwriting Agreement
3.1*	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect filed on September 14, 2012
3.2*	Bylaws of the Registrant, as currently in effect
3.3*	Certificate of Amendment to the Amended and Restated Certificate of Incorporation effective as of September 28, 2012
3.4*	Certificate of Amendment to the Amended and Restated Certificate of Incorporation effective as of April 2, 2014
3.5**	Certificate of Amendment to the Amended and Restated Certificate of Incorporation effective as of February 1, 2016
3.6**	Form of Second Amended and Restated Certificate of Incorporation to become effective upon the closing of this offering
3.7**	Form of Amended and Restated Bylaws to become effective upon the closing of this offering
4.1*	Form of Common Stock Certificate of the Registrant
4.2+*	Cancer Prevention Pharmaceuticals, Inc. 2010 Equity Incentive Plan
4.3+*	Form of Stock Option Agreement, Notice of Exercise and Stock Option Grant Notice under the 2010 Equity Incentive Plan
4.4*	Form of Warrant ($2.0 Million Financing)
4.5*	Form of Convertible Promissory Note ($2.0 Million Financing)
4.6*	Form of Warrant ($2.5 Million Financing)
4.7*	Form of Convertible Promissory Note ($2.0 Million Financing)
4.8*	Warrant issued to the University of Arizona and Conversion Letter
4.9*	Stockholders Agreement (2009 Financing)
4.10+**	Cancer Prevention Pharmaceuticals, Inc. 2016 Equity Incentive Plan
4.11+**	Form of Stock Option Agreement, Notice of Exercise and Stock Option Grant Notice under the 2016 Equity Incentive Plan
4.12+*	First Amendment to 2010 Equity Incentive Plan
4.13+*	Second Amendment to 2010 Equity Incentive Plan
4.14+*	Third Amendment to 2010 Equity Incentive Plan
4.15**	Amendment to Warrant issued to the University of Arizona
4.16**	Form of Warrant (Bridge Financing)
4.17**	Form of Convertible Promissory Note (Bridge Financing)
4.18**	Form of Convertible Promissory Note (Sucampo)
4.19**	Form of Representatives’ Warrant

Exhibit number	Description of document
5.1**	Opinion of Gracin & Marlow, LLP
10.1*	Form of Indemnification Agreement by and between the Registrant and its directors and officers
10.2*	Form of Note and Warrant Purchase Agreement ($2.0 Million financing)
10.3*	Form of Convertible Promissory Note and Note Purchase Agreement Modification Agreement
10.4*	Form of Modification to Convertible Promissory Note
10.5+*	Employment Agreement with Jeffrey Jacob, effective January 24, 2011
10.6+*	Amendment to Employment Agreement with Jeffrey Jacob effective September 2, 2013
10.7+*	Employment Agreement with Christopher Richied effective February 1, 2013
10.8+*	Amendment to Employment Agreement with Christopher Richied effective September 2, 2013
10.9+*	Employment Agreement with Eugene Gerner, Ph.D. effective August 1, 2012
10.10+*	Amendment to Employment Agreement with Eugene Gerner, Ph.D. effective February 11, 2014
10.11*	Form of Series A-2 Preferred Stock Purchase Agreement September 2012
10.12*	Form of Investors’ Rights Agreement September 2012
10.13*	Amendment to Investors Right’s Agreement dated September 27, 2012
10.14*	Form of Voting Agreement September 2012
10.15*	Amendment to Voting Agreement dated September 27, 2012
10.16*	Form of Right of First Refusal and Co-Sale Agreement September 2012
10.17*	Amendment to Right of First Refusal and Co-Sale Agreement dated September 27, 2012
10.18*	Form of Series A-2 Preferred Stock Purchase Agreement November 2012
10.19*	Form of Amended Series A-2 Preferred Stock Purchase Agreement July 2013
10.20#*	Pharmaceutical Product Co-Development and License Agreement between Cancer Prevention Pharmaceuticals, Inc. and Tillotts Pharma AG dated December 27, 2013
10.21*	Amendment to the Pharmaceutical Product Co-Development and License Agreement between Cancer Prevention Pharmaceuticals, Inc. and Tillotts Pharma AG effective as of March 31, 2014
10.22*	Agreement between Cancer Prevention Pharmaceuticals, Inc. and SWOG effective as of February 22, 2014
10.23#*	Product Manufacturing and Supply Agreement between Cancer Prevention Pharmaceuticals, LLC and Sanofi-Aventis Canada, Inc. dated June 30, 2009
10.24*	First Amendment to Product Manufacturing and Supply Agreement between Cancer Prevention Pharmaceuticals, LLC and Sanofi-Aventis Canada, Inc. dated September 3, 2009
10.25*	Assignment, Assumption and Second Amendment to Product Manufacturing and Supply Agreement by and among Cancer Prevention Pharmaceuticals, LLC, Sanofi-Aventis Canada, Inc. dated February 29, 2012
10.26#*	Master Development Agreement between Cancer Prevention Pharmaceuticals, Inc. and Sanofi-Aventis Canada, Inc. dated November 9, 2012
10.27*	Amended and Restated License Agreement between Regents of The University of Arizona and Cancer Prevention Pharmaceuticals, Inc. effective December 19, 2013
10.28*	First Amendment to the Amended and Restated Exclusive License Agreement between The Regents of The University of Arizona and Cancer Prevention Pharmaceuticals, Inc. dated as of August 12, 2015
10.29**	Form of Note and Warrant Purchase Agreement (Bridge Financing)
10.30**	Securities Purchase Agreement dated as of January 9, 2016 by and between Cancer Prevention Pharmaceuticals, Inc., Sucampo AG and Sucampo Pharmaceuticals, Inc.

Exhibit number	Description of document
10.31#**	Option and Collaboration Agreement dated January 9, 2016 by and between Cancer Prevention Pharmaceuticals, Inc. and Sucampo AG
10.32+**	Employment Agreement with Jeffrey Jacob effective January 1, 2016
10.33+**	Employment Agreement with Christopher Richied effective January 1, 2016
10.34+**	Cancer Prevention Pharmaceuticals, Inc. 2016 Employee Stock Purchase Plan
21.1*	Subsidiaries of Cancer Prevention Pharmaceuticals, Inc.
23.1**	Consent of Mayer Hoffman McCann P.C., an Independent Registered Public Accounting Firm
23.2**	Consent of Gracin & Marlow, LLP. Reference is made to Exhibit 5.1
23.3**	Consent of GFK (f/k/a Bridgehead International)
24.1*	Power of Attorney (included on the signature page of this Registration Statement)

+	Indicates management contract or compensatory plan.
*	Previously filed.
**	Filed herewith.
#	The Registrant has sought confidential treatment with respect to certain portions of this exhibit which has been submitted separately to the Securities and Exchange Commission.

The exhibits filed with this registration statement are listed in the Exhibit Index hereto, which is incorporated by reference herein.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(f)	The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)	The undersigned registrant hereby undertakes that:
(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucson, State of Arizona, on the 2nd day of February, 2016.

CANCER PREVENTION PHARMACEUTICALS, INC.

By:	/s/ Jeffrey Jacob Name: Jeffrey Jacob Title: Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeffrey Jacob Jeffrey Jacob	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	February 2, 2016
/s/ Christopher Richied Christopher Richied	Chief Financial Officer (Principal Financial and Accounting Officer)	February 2, 2016
* Eugene Gerner, Ph.D.	Member of the Board of Directors	February 2, 2016
* Richard Love	Member of the Board of Directors	February 2, 2016
* Daniel Donovan	Member of the Board of Directors	February 2, 2016
* Jon Saxe	Member of the Board of Directors	February 2, 2016
*By:	/s/ Jeffrey Jacob Jeffrey Jacob Attorney-in-Fact

EXHIBIT INDEX

Exhibit number	Description of document
1.1**	Form of Underwriting Agreement
3.1*	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect filed on September 14, 2012
3.2*	Bylaws of the Registrant, as currently in effect
3.3*	Certificate of Amendment to the Amended and Restated Certificate of Incorporation effective as of September 28, 2012
3.4*	Certificate of Amendment to the Amended and Restated Certificate of Incorporation effective as of April 2, 2014
3.5**	Certificate of Amendment to the Amended and Restated Certificate of Incorporation effective as of February 1, 2016
3.6**	Form of Second Amended and Restated Certificate of Incorporation to become effective upon the closing of this offering
3.7**	Form of Amended and Restated Bylaws to become effective upon the closing of this offering
4.1*	Form of Common Stock Certificate of the Registrant
4.2+*	Cancer Prevention Pharmaceuticals, Inc. 2010 Equity Incentive Plan
4.3+*	Form of Stock Option Agreement, Notice of Exercise and Stock Option Grant Notice under the 2010 Equity Incentive Plan
4.4*	Form of Warrant ($2.0 Million Financing)
4.5*	Form of Convertible Promissory Note ($2.0 Million Financing)
4.6*	Form of Warrant ($2.5 Million Financing)
4.7*	Form of Convertible Promissory Note ($2.5 Million Financing)
4.8*	Warrant issued to the University of Arizona and Conversion Letter
4.9*	Stockholders Agreement (2009 Financing)
4.10+**	Cancer Prevention Pharmaceuticals, Inc. 2016 Equity Incentive Plan
4.11+**	Form of Stock Option Agreement, Notice of Exercise and Stock Option Grant Notice under the 2016 Equity Incentive Plan
4.12+*	First Amendment to 2010 Equity Incentive Plan
4.13+*	Second Amendment to 2010 Equity Incentive Plan
4.14+*	Third Amendment to 2010 Equity Incentive Plan
4.15**	Amendment to Warrant issued to the University of Arizona
4.16**	Form of Warrant (Bridge Financing)
4.17**	Form of Convertible Promissory Note (Bridge Financing)
4.18**	Form of Convertible Promissory Note (Sucampo)
4.19**	Form of Representatives’ Warrant
5.1**	Opinion of Gracin & Marlow, LLP
10.1*	Form of Indemnification Agreement by and between the Registrant and its directors and officers
10.2*	Form of Note and Warrant Purchase Agreement ($2.0 Million financing)
10.3*	Form of Convertible Promissory Note and Note Purchase Agreement Modification Agreement
10.4*	Form of Modification to Convertible Promissory Note
10.5+*	Employment Agreement with Jeffrey Jacob, effective January 24, 2011
10.6+*	Amendment to Employment Agreement with Jeffrey Jacob effective September 2, 2013
10.7+*	Employment Agreement with Christopher Richied effective February 1, 2013
10.8+*	Amendment to Employment Agreement with Christopher Richied effective September 2, 2013
10.9+*	Employment Agreement with Eugene Gerner, Ph.D. effective August 1, 2012
10.10+*	Amendment to Employment Agreement with Eugene Gerner, Ph.D. effective February 11, 2014
10.11*	Form of Series A-2 Preferred Stock Purchase Agreement September 2012

Exhibit number	Description of document
10.12*	Form of Investors’ Rights Agreement September 2012
10.13*	Amendment to Investors’ Rights Agreement dated September 27, 2012
10.14*	Form of Voting Agreement September 2012
10.15*	Amendment to Voting Agreement dated September 27, 2012
10.16*	Form of Right of First Refusal and Co-Sale Agreement September 2012
10.17*	Amendment to Right of First Refusal and Co-Sale Agreement dated September 27, 2012
10.18*	Form of Series A-2 Preferred Stock Purchase Agreement November 2012
10.19*	Form of Amended Series A-2 Preferred Stock Purchase Agreement July 2013
10.20#*	Pharmaceutical Product Co-Development and License Agreement between Cancer Prevention Pharmaceuticals, Inc. and Tillotts Pharma AG dated December 27, 2013
10.21*	Amendment to the Pharmaceutical Product Co-Development and License Agreement between Cancer Prevention Pharmaceuticals, Inc. and Tillotts Pharma AG effective as of March 31, 2014
10.22*	Agreement between Cancer Prevention Pharmaceuticals, Inc. and SWOG effective as of February 22, 2014
10.23#*	Product Manufacturing and Supply Agreement between Cancer Prevention Pharmaceuticals, LLC and Sanofi-Aventis Canada, Inc. dated June 30, 2009
10.24*	First Amendment to Product Manufacturing and Supply Agreement between Cancer Prevention Pharmaceuticals, LLC and Sanofi-Aventis Canada, Inc. dated September 3, 2009
10.25*	Assignment, Assumption and Second Amendment to Product Manufacturing and Supply Agreement by and among Cancer Prevention Pharmaceuticals, LLC, Sanofi-Aventis Canada, Inc. dated February 29, 2012
10.26#*	Master Development Agreement between Cancer Prevention Pharmaceuticals, Inc. and Sanofi-Aventis Canada, Inc. dated November 9, 2012
10.27*	Amended and Restated License Agreement between Regents of The University of Arizona and Cancer Prevention Pharmaceuticals, Inc. effective December 19, 2013
10.28*	First Amendment to the Amended and Restated Exclusive License Agreement between The Regents of The University of Arizona and Cancer Prevention Pharmaceuticals, Inc. dated as of August 12, 2015
10.29**	Form of Note and Warrant Purchase Agreement (Bridge Financing)
10.30**	Securities Purchase Agreement dated as of January 9, 2016 by and between Cancer Prevention Pharmaceuticals, Inc., Sucampo AG and Sucampo Pharmaceuticals, Inc.
10.31#**	Option and Collaboration Agreement dated January 9, 2016 by and between Cancer Prevention Pharmaceuticals, Inc. and Sucampo AG
10.32+**	Employment Agreement with Jeffrey Jacob effective January 1, 2016
10.33+**	Employment Agreement with Christopher Richied effective January 1, 2016
10.34+**	Cancer Prevention Pharmaceuticals, Inc. 2016 Employee Stock Purchase Plan
21.1*	Subsidiaries of Cancer Prevention Pharmaceuticals, Inc.
23.1**	Consent of Mayer Hoffman McCann P.C., an Independent Registered Public Accounting Firm
23.2**	Consent of Gracin & Marlow, LLP. Reference is made to Exhibit 5.1
23.3**	Consent of GFK (f/k/a Bridgehead International)
24.1*	Power of Attorney (included on the signature page of this Registration Statement)

+	Indicates management contract or compensatory plan.
*	Previously filed.
**	Filed herewith.
#	The Registrant has sought confidential treatment with respect to certain portions of this exhibit which has been submitted separately to the Securities and Exchange Commission.